Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-190842;
333-190842-01; 333-190842-02;
333-190842-03; 333-190842-04;
and 333-190842-05

PROSPECTUS

Quiksilver, Inc.

QS Wholesale, Inc.

Offer to Exchange

$225,000,000 aggregate principal amount of 10.000% Senior Notes due 2020

(CUSIPs 74840D AC4 and U7487D AB1)

for

$225,000,000 aggregate principal amount of 10.000% Senior Notes due 2020

(CUSIP 74840D AB6)

that have been registered under the Securities Act of 1933, as amended

The exchange offer will expire at 5:00 p.m., New York City time, on November 7, 2013, unless we extend or earlier terminate the exchange offer.

Quiksilver, Inc. and QS Wholesale, Inc. (together, the “Issuers”) hereby offer, on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange up to $225,000,000 aggregate outstanding principal amount of their 10.000% Senior Notes due 2020 that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), which we refer to as the “new notes,” for a like aggregate principal amount of their outstanding 10.000% Senior Notes due 2020, which we refer to as the “old notes.”

Terms of the exchange offer:

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On the terms and subject to the conditions of the exchange offer, we will exchange new notes for all outstanding old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•

The terms of the new notes are substantially identical to those of the old notes, except that the transfer restrictions, registration rights and special interest provisions relating to the old notes will not apply to the new notes.

•

The exchange of old notes for new notes will not be a taxable transaction for United States federal income tax purposes, but you should see the discussion under the heading “Material United States Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the exchange offer.

•

The Issuers issued the old notes in a transaction not requiring registration under the Securities Act, and as a result, the transfer of the old notes is restricted under the securities laws. We are making the exchange offer to satisfy your registration rights as a holder of old notes.

There is no established trading market for the new notes or the old notes.

Each broker-dealer that receives new notes in exchange for old notes that were acquired for its own account as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than old notes acquired directly from the Issuers). Under the registration rights agreement the Issuers have agreed that, for a period up to the earlier of (i) 180 days after the date on which the registration statement of which this prospectus forms a part is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver this prospectus in connection with market-making or other trading activities, the Issuers will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

        See “Risk Factors” beginning on page 23 for a discussion of risks you should consider prior to tendering your outstanding old notes for exchange.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 9, 2013

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to give any information to you or to make any representation other than those contained in this prospectus in connection with the exchange offer and, if given or made, such information or representation must not be relied upon as having been authorized by us. We are not making an offer to exchange the new notes in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the cover of this prospectus or the date of any document incorporated by reference, as applicable.

This prospectus contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All such summaries are qualified in their entirety by this reference. This prospectus also incorporates business and financial information about the Company that is not included in or delivered with this prospectus. Copies of documents referred to in this prospectus and such business and financial information, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to us. Requests for documents or other additional information should be directed to Quiksilver, Inc., 15202 Graham Street, Huntington Beach, California 92649, Attention: General Counsel, Telephone: (714) 889-2200. To obtain timely delivery of documents or information, we must receive your request no later than five (5) business days before the expiration date of the exchange offer.

The terms “Quiksilver,” the “Company,” “we,” “our” and “us” refer to Quiksilver, Inc. and all of its consolidated subsidiaries collectively, including QS Wholesale, Inc., in each case, except as otherwise specified or the context otherwise requires and the terms “Issuers” and “Issuer” refer to Quiksilver, Inc. and QS Wholesale, Inc. collectively and individually, as applicable, and not to any of their subsidiaries. The 10.000% Senior Notes due 2020 are sometimes referred to herein as the “notes,” which term, except with respect to discussion of income tax consequences and unless the context otherwise requires, includes the new notes and the old notes.

i

“Fiscal 2008,” “fiscal 2009,” “fiscal 2010,” “fiscal 2011,” “fiscal 2012” and “fiscal 2013” mean the 12-month periods ended October 31, 2008, 2009, 2010, 2011, 2012 and 2013, respectively.

References to “euros,” “Euros” or “€” are to the lawful currency of the European Economic and Monetary Union and references to “U.S. dollars,” “dollars” or “$” are to the lawful currency of the United States.

This prospectus contains some of our trademarks and trade names. See “Business—Trademarks, Licensing Agreements and Patents.” All other trademarks or trade names of any other company appearing in this prospectus belong to their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

MARKET AND INDUSTRY DATA

Certain market and industry data contained or incorporated by reference in this prospectus have been obtained from third party sources that we believe to be reliable. Market estimates are calculated by using independent industry publications, government publications and third party forecasts in conjunction with our assumptions about our markets. We have not independently verified such third party information and cannot assure you of its accuracy or completeness. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus, including the documents incorporated by reference herein, contains “forward-looking” statements within the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are often, but not always, identified by words such as: “anticipate,” “intend,” “plan,” “potential,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “outlook,” “strategy,” “future,” “likely,” “may,” “should,” “could,” “will” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements we make regarding:

•	current or future volatility in certain economies, credit markets and future market conditions;

•	our belief that we have sufficient liquidity to fund our business operations during the next twelve months; and

•	our expectations regarding the implementation of our recently announced multi-year Profit Improvement Plan.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	our ability to execute our mission and strategies;

•	our ability to achieve the financial results that we anticipate;

•	our ability to successfully implement our multi-year Profit Improvement Plan;

•	our ability to effectively transition our supply chain and certain other business processes to a global scope;

•	future expenditures for capital projects, including the ongoing implementation of our global enterprise-wide reporting system;

•	increases in production costs and raw materials and disruptions in the supply chains for these materials;

•	deterioration of global economic conditions and credit and capital markets;

•	potential non-cash asset impairment charges for goodwill or other assets;

•	our ability to continue to maintain our brand image and reputation;

•	foreign currency exchange rate fluctuations;

•	our ability to remain compliant with our debt covenants;

•	payments due on contractual commitments and other debt obligations;

•	changes in political, social and economic conditions and local regulations, particularly in Europe and Asia;

•	the occurrence of hostilities or catastrophic events;

•	changes in customer demand; and

•

disruptions to our computer systems and software, as well as natural events such as severe weather, fires, floods and earthquakes or man-made or other disruptions of our operating systems, structures or equipment.

Any or all forward-looking statements in this prospectus, the documents incorporated by reference herein and in any other public filings or statements we make (including statements about future financial performance) are necessarily dependent on assumptions, data and methods that may be incorrect or imprecise, and there can be no assurance that such statements will be realized. In that regard, certain important factors, among others and in addition to the matters discussed in this prospectus and in reports and documents filed by us with the SEC, could cause actual results and other matters to differ materially from those discussed in such forward-looking statements. A detailed description of certain of these factors is included under the heading “Risk Factors” in this prospectus, as well as in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These risk factors should be considered in conjunction with any discussion of operations or results by us or our representatives, including any forward-looking discussion, as well as any comments contained in press releases, presentations to securities analysts or investors or other communications by us.

Any forward-looking statement made by us in this prospectus, the documents incorporated by reference herein and in any other public filings or statements we make (including statements about future financial performance) is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

SUMMARY

This summary contains basic information about the Issuers and the exchange offer and highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that is important to you and that you should consider. For a more complete understanding of the Issuers and this exchange offer, you should read this prospectus, including any information incorporated by reference into this prospectus, in its entirety. Investing in the notes involves risks, including without limitation the risks that are described in this prospectus under the heading “Risk Factors.”

The Company

We are one of the world’s leading outdoor sports lifestyle companies. We design, develop and distribute branded apparel, footwear, accessories and related products. Our three core brands, Quiksilver, Roxy and DC, are synonymous with the heritage and culture of surfing, snowboarding and skateboarding. Our brands, inspired by the passion for outdoor action sports, represent an action sports lifestyle for young-minded people who connect with our boardriding culture and heritage. Our products combine decades of brand heritage, authenticity and design experience with the latest technical performance innovations available in the marketplace. Our mission is to build authentic, active brands into significant sustainable successes. In May 2013, we announced the framework for our multi-year Profit Improvement Plan, which over the next three years we believe will meaningfully improve the competitive position of our core brands, grow sales and significantly improve our operating efficiency and profitability.

The Quiksilver brand was founded in 1969 in Torquay, Australia. We began operations in 1976 making boardshorts for surfers in California for distribution in the United States under a license agreement with the Quiksilver brand founders. Our product offering expanded in the 1980s as we expanded our distribution channels. After going public in 1986 and purchasing the rights to the Quiksilver brand in the United States, we further expanded our product offerings and began to diversify. In 1991, we acquired the European licensee of Quiksilver and introduced Roxy, our surf brand for women. We also expanded demographically in the 1990s by adding products for boys and girls, and we introduced our proprietary Boardriders retail store concept that displays the heritage and products of Quiksilver and Roxy. In 2000, we acquired the international Quiksilver and Roxy trademarks, and in 2002, we acquired our licensees in Australia and Japan in order to control our core brands on a global basis. In 2004, we acquired DC to expand our presence in skateboarding.

Today, our business is highly diversified by brand, product, geography and distribution channel. The three core brands in our product portfolio are:

A leading men’s global action sports brand with over a 40-year heritage rooted in surfing, technical innovation and authenticity. Quiksilver is the largest global brand inspired by the boardriding lifestyle which offers performance and technically superior apparel and accessories for young-minded people who aspire to our boardriding culture and heritage. We have grown our Quiksilver brand from its origins as a boardshort line for young men to include a wide range of athletic apparel and accessories, including boardshorts, walk shorts, tops, bottoms, sandals, technical outerwear and accessories.

A leading women’s global action sports brand founded in the surfing and snowboarding lifestyle. Roxy offers a wide range of surf- and snowboarding- inspired collections, including sportswear, swimwear, sandals, technical outerwear and other action sports apparel and accessories. Roxy is inspired by the beach, mountain, fitness and training lifestyle and is one of the few global action sports brands exclusively focused on active females.

A leading global skateboarding and motocross inspired action sports brand specializing in performance skateboard shoes, sandals and apparel for young men. DC targets the alternative action sports lifestyle and its product line includes footwear, T-shirts, walk shorts, winterwear, caps and accessories.

For the twelve months ended July 31, 2013, we generated net revenues of $1.9 billion, net loss from continuing operations attributable to Quiksilver, Inc. of $57.1 million and Adjusted EBITDA of $102.8 million. For a definition of Adjusted EBITDA, which is a non-GAAP financial measure, and a reconciliation of net loss from continuing operations attributable to Quiksilver, Inc. to Adjusted EBITDA, see footnote (3) to the table under “—Summary Historical Consolidated Financial and Other Data.” Our global headquarters is in Huntington Beach, California. Our common stock is listed on the New York Stock Exchange under the symbol “ZQK” and as of September 24, 2013 we had an equity market value of approximately $1.2 billion.

Multi-Year Profit Improvement Plan

In January 2013, we hired Andy Mooney as President and Chief Executive Officer. Mr. Mooney brought with him over 30 years of experience in building consumer brands, developing worldwide marketing strategies and driving global growth. Prior to joining Quiksilver, Mr. Mooney spent 11 years as Chairman of the Consumer Products division at Disney and 20 years at Nike, most recently serving as Chief Marketing Officer, responsible for worldwide marketing strategies for the Nike and Jordan brands. While at Disney’s Consumer Products division, Mr. Mooney guided a significant turnaround in profitability for its business.

On May 16, 2013, we announced a multi-year Profit Improvement Plan designed to accelerate the Company’s three fundamental strategies of strengthening our brands, growing sales and improving operational efficiencies. Our new strategy is designed to focus the Company on its three core brands, globalize key functions and reduce our cost structure. Our previous organizational structure, which was decentralized with each of our Americas segment, Europe, Middle East and Africa (“EMEA”) segment and Asia/Pacific (“APAC”) segment operating primarily independently, created a fragmented enterprise with regional brand inconsistencies, suboptimal coordination and limited our ability to take advantage of our global scale. In response to these challenges, our senior management team, with the assistance from outside consultants, completed a thorough review of our global operations to determine the best path for sustainable cost savings and profitable growth. The resulting Profit Improvement Plan is already being implemented, with focus on:

Brand Strength

•	Clarifying the positioning of our three flagship brands (Quiksilver, Roxy and DC);

•	Divesting certain non-core brands;

•	Globalizing product design and merchandising; and

•	Licensing of secondary or peripheral product categories.

Sales Growth

•	Reprioritizing our marketing investments to emphasize in-store and print marketing along with digital and social media;

•	Continued investment in emerging markets and e-commerce; and

•	Improving sales execution.

Operational Efficiencies

•	Optimizing our supply chain;

•	Reducing our product styles by over 30%;

•	Improving selling, general and administrative expense (“SG&A”) by at least 300 basis points;

•	Centralizing global responsibility for key functions, including product design, supply chain, marketing, retail stores, licensing and administrative functions; and

•	Closing underperforming retail stores.

We expect that the plan, when fully implemented by the end of our fiscal year 2016, will increase our Adjusted EBITDA by approximately $150 million over our fiscal year 2012 Adjusted EBITDA. Of this increase, approximately 50% is expected to come from supply chain optimization and the rest is expected to be primarily comprised of corporate overhead reductions, licensing opportunities, improved pricing management, along with modest net revenue growth. The key factors we expect to drive this improvement are:

New Management Team and Centralized Organizational Structure. In addition to Mr. Mooney, we have added several key executives, as well as expanded the roles of existing executives to newly created global positions, designed to centralize our core global business processes under the leadership of experienced, world-class executives each with functional expertise in their area of responsibility. The following table highlights the key members of our newly-expanded management team:

Name	Title	Joined	Previous Experience
Andy Mooney	President and Chief Executive Officer	2013	Nike (20 years); Disney (10 years)

Pierre Agnes	Global Head of Apparel	1988	Quiksilver (25 years)

Nicholas Drake	Chief Marketing Officer	2013	TBWIA\Chiat\Day Los Angeles (4 years); Adidas (6 years)

Charlie Exon	General Counsel and Chief Administrative Officer	2000	Quiksilver (13 years)

Steve Finney	Head of Retail / e-Commerce North America	2013	Disney (21 years)

Tom Hartge	Global Head of Footwear	2013	Nike (24 years); Patagonia (2 years)

Pam Lifford	Global Licensing	2013	Disney (11 years)

Kasey Mazzone	Global Head of Supply Chain	2013	Gap (2 years); Levi’s (13 years); American Eagle (3 years); Lands End (3 years)

Carol Scherman	Global EVP Human Resources	2006	Quiksilver (7 years)

Richard Shields	Chief Financial Officer	2012	Oakley (7 years); AST (9 years)

These changes represent an ongoing evolution away from our historical organizational structure where design, development, marketing, supply chain, e-commerce and retail operations were each regionally-based towards a new centralized structure in which core functions with global scope will have central leadership, resulting in greater efficiency, reduced headcount and fewer redundant processes. We plan to maintain regional responsibility for local execution of wholesale sales and customer support.

Focus on Three Core Brands. We intend to increase our focus and resources deployed to our three flagship brands, Quiksilver, Roxy and DC. We have already taken steps to reduce our brand portfolio from 11 brands to our three core brands, with the closure of the VSTR brand and exit of the Summer Teeth brand. We will consider strategic alternatives for our other peripheral brands. Additionally, we have recently clarified the brand positioning and gender focus of our core brands, with Quiksilver now focusing exclusively on men’s surf and snow, Roxy, our flagship brand for women, focusing on surf and snow, and DC refocused on its core heritage in skateboarding. This refinement will allow us to further drive sales and consumer awareness for each of the brands while reducing overlap across our brands. As part of this strategy, we have exited the Quiksilver women’s business and discontinued skateboarding lines at Quiksilver and Roxy. Within each of these brands, we will further focus on brand defining product categories (e.g. boardshorts at Quiksilver, swimsuits at Roxy and skate footwear at DC), while evaluating licensing opportunities for select peripheral product categories.

Operational Efficiencies. We intend to improve our operational efficiencies across four areas of focus:

Supply Chain Optimization

We have detailed plans to undertake specific initiatives designed to optimize our supply chain, contributing approximately $75 million of potential cost of goods savings and reduced general and administrative costs. These initiatives include:

•	Demand Aggregation: Moving away from regional design/sourcing in local markets towards global product design and purchase orders, providing benefits of global scale

•	Style Rationalization: Reducing annual style counts currently being designed by at least 30%

•	Vendor Consolidation: Reducing vendor count from over 620 to less than 230, increasing average order size and utilizing more vendors across multiple brands

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Strategic Sourcing: Shifting sourcing towards higher value countries, right-sizing our Asia sourcing operations and reducing our dependence on China, which currently accounts for approximately 55% of purchases

Product Design

We plan to rationalize our global design team and transition from 21 local design centers to two global design Centers of Excellence, one in California and one in France. In order to allow for global idea sharing, these global design Centers of Excellence will coordinate amongst our employees and drive more efficient operations. In addition, we plan to reduce our design calendar from 66 weeks to 52 weeks and remove approximately 60% of the steps involved in our product design process that we no longer feel are necessary. We will also increase design focus on brand-defining “must-win” categories for each brand, improve alignment of our design teams with our supply chain and increase our percentage of global styles.

Sales Efficiency

We believe there is a significant opportunity to improve our sales efficiency across each of our channels. In our wholesale segment, we plan to use a single sales team to support all brands, redeploy marketing funds to point of sale support, accelerate investment in fast growing emerging markets, and improve governance over product pricing. In our retail operations, we will focus on closing underperforming locations, improving store labor scheduling, improving buying and merchandising processes and utilizing in-store technology to support e-commerce orders. In addition, we plan to leverage our e-commerce platform to grow sales by implementing a new backend fulfillment system, improving linkage to social media and mobile technology, and aligning global marketing messages on our websites to present consistent brand messaging.

Licensing

We believe that a significant licensing opportunity exists for our peripheral categories, which are not typically sold through our core wholesale channels. These categories are time and cost intensive to design, source, market and distribute in-house and currently account for an immaterial portion of our net revenues. We believe licensees would be able to operate these categories more efficiently, generating greater sales and strengthening our brands globally. We therefore plan to partner with third-party providers to offer these products, with Quiksilver to maintain approval over quality, design and distribution. Targeted license categories could include kids, eyewear, watches, gloves, bags and small accessories.

Reinvest in Demand Creation. As part of our multi-year Profit Improvement Plan, we plan to shift a majority of our marketing spend away from athletes and events, and towards traditional demand creation (in-store and print marketing along with digital and social media). In fiscal 2012, approximately 15% of our marketing budget was spent on traditional demand creation, while approximately 85% was spent on athletes, events, and the marketing team supporting these activities. We plan to deemphasize athletes and events, where we believe the return on marketing investment has been relatively low, and instead reprioritize traditional demand creation, shifting the proportion of our marketing budget spend on demand creation to approximately 70%, while reducing the investment in athletes and events. Additionally, we plan to reallocate a meaningful portion of our SG&A savings resulting from our multi-year Profit Improvement Plan to increase marketing spending. We believe a more targeted marketing approach will enable us to drive sales growth more efficiently.

Competitive Strengths

We believe the following competitive strengths position us to execute our strategic transformation and will drive our future growth:

Three Iconic, Global Action Sports Brands. Our three core brands represent an authentic lifestyle connection for young-minded people who aspire to our boardriding culture and heritage. Quiksilver is a leading men’s global action sports brand with over a 40-year heritage rooted in surfing, technical innovation and authenticity. Founded in 1969 in Australia as a boardshort brand for surfers, Quiksilver currently develops a broad range of innovative and technically superior apparel and accessories inspired by the boardriding lifestyle. Similarly, Roxy is a leading women’s global action sports brand founded in the surfing and snowboarding lifestyles and offers surf- and snowboarding- inspired collections including sportswear, swimwear, sandals, technical outerwear and other action sports apparel and accessories. DC is a leading global skateboarding and motocross inspired action sports brand specializing in performance skateboard shoes, sandals and apparel for young men. DC targets the alternative action sports lifestyle and we believe its brand image is well-positioned within the global outdoor youth market, with consumer appeal beyond its skateboarding base. Each of our core brands has demonstrated leadership within its target segment and extendibility across apparel, footwear and accessories on a global basis.

Globally Diversified Business Model. The following charts depict our diversified business model based on net revenues for the twelve months ended July 31, 2013 by brand, geography and distribution channel. The product chart is based on fiscal 2012 net revenues.

•	By brand: Our three core brands, Quiksilver, Roxy and DC, offer authentic and technical products with significant scale and are targeted at separate customers.

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By product: We offer a broad product range. Within apparel, we offer a range of products from boardshorts and technical outerwear to full lines of tops and bottoms. Within footwear, we offer performance skateboard shoes, sandals and casual shoes. We vary our products somewhat by region while maintaining global brand integrity and design consistency, making them globally recognizable and locally relevant.

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By geography: Our products are sold in over 90 countries worldwide, with a majority of our revenue and earnings generated outside of the United States. Our businesses in emerging markets, such as Brazil, China and Russia, also contribute to growth and profitability and represent key growth opportunities for us.

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By channel: We are primarily a wholesale portfolio of brands with approximately 70% of our products sold through our wholesale channels and approximately 30% through our own retail stores and via e-commerce. We distribute our products through approximately 48,000 doors worldwide. Our largest wholesale customer represented approximately 3% of our net revenues during fiscal 2012 and the majority of our customers are small independent surf, skate and snow shops. As of July 31, 2013, we operated 632 Company-owned retail stores, as well as dedicated e-commerce sites for each of our core brands.

Recent Refinancing Enhances Liquidity Profile and Extends Maturities. We recently amended and restated our existing asset-based revolving credit facility for our Americas operations with a new five-year, $230 million asset-based revolving credit facility, which provides us with an improved liquidity profile and extends the maturity of the credit facility to 2018. By strengthening our balance sheet and extending our debt maturities, including as a result of the Recent Notes Offering described below and the use of proceeds therefrom, we believe we will have the financial flexibility to focus on executing our multi-year Profit Improvement Plan.

Experienced Management Team with Deep Industry Experience. Under our new organizational structure, our business is run by global heads of functional areas including, product design, marketing, supply chain, sales execution and administration. Our management team is led by Andy Mooney, who has over 30 years of experience in building consumer brands, developing worldwide marketing strategies and driving global growth. Prior to joining Quiksilver, Mr. Mooney spent 11 years at Disney Consumer Products and 20 years at Nike. The remainder of our senior executive team has substantial expertise and experience in managing successful global apparel and footwear companies.

Business Strategy

We believe we have significant opportunities to grow our net revenues and improve our profitability as we implement our strategic transformation. Our long-term business strategies include:

Strengthening Brands. We believe we can further strengthen our brand portfolio by increasing focus and resources on our core brands, Quiksilver, Roxy and DC. By narrowing our brand portfolio from 11 brands to our three core brands, reducing style counts and focusing each of our brands in the marketplace, we believe we have the opportunity to produce fewer, but better products that have a clear and consistent brand message.

Growing Sales. Under our multi-year Profit Improvement Plan, we expect to grow net revenues from fiscal 2012 to 2016 by a compounded annual growth rate of approximately 2.5%. We have several initiatives that we believe will drive revenue growth:

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Invest in demand creation: We plan to reallocate a meaningful portion of our current marketing spending to demand creation. In addition, we plan to redeploy a portion of the SG&A savings expected from our multi-year Profit Improvement Plan to increase our marketing spend by an extra 2.5% of net sales.

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Improve sales efficiency: We believe that we have an opportunity to improve sales efficiency across each of our channels. In our wholesale segment, we plan to use a single sales team to support all brands, become more disciplined in our use and approval of discounts and redeploy marketing funds to point of sale support. In our retail operations, we will focus on continuing to close underperforming locations, improving store labor scheduling, improving buying and merchandising processes and utilizing in-store technology to support e-commerce orders. In addition, we plan to implement several e-commerce initiatives, including better aligning each of our websites with our global marketing messages in order to present our brands consistently.

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Expansion in Brazil, China and Russia: We plan to accelerate investments in those regions where we believe we have a significant opportunity to rapidly grow and gain market share, including Brazil, China and Russia.

Driving Operational Efficiencies. We believe that our multi-year Profit Improvement Plan provides us with a meaningful opportunity to improve our profitability and increase our operating margins. As we centralize our organization, we expect meaningful savings from reducing redundancies across geographies, including, but not limited to, headcount reductions, reducing overall style count and transforming from a brand-oriented to a customer account-oriented wholesale model. Once completed in fiscal 2016, we believe our multi-year Profit Improvement Plan will drive our operating margins to approximately 13% of net revenues which is more in line with our peer group. We believe our plan has the opportunity to increase our Adjusted EBITDA by approximately $150 million by the end of fiscal 2016.

•	Through supply chain optimization, we expect to achieve approximately $75 million of potential cost of goods sold savings and reduced general and administrative costs.

•

Through centralizing global product design, sales efficiencies, licensing opportunities, improved pricing management, headcount, corporate overhead and other selling, general and administrative cost reductions, we plan to realize approximately $75 million in additional Adjusted EBITDA, net of the reinvestments we plan to make in demand creation, compared with our fiscal 2012 results.

Improve Operating Cash Flow Generation. We believe our multi-year Profit Improvement Plan provides a significant opportunity to improve operating cash flow generation. We have moderate maintenance capital expenditure requirements, which we believe will result in strong cash conversion as our profitability improves over time. Additionally, we are focused on improving our operating cash flow generation through divesting peripheral brands, licensing peripheral product categories, improving inventory turnover, and centralizing treasury operations.

New Asset-Based Credit Facility

On May 24, 2013, we amended and restated our existing asset-based revolving credit facility for our Americas operations (the “Americas Credit Facility”). The new asset-based revolving credit facility (the “ABL Credit Facility”) increased the maximum borrowing capacity to $230 million, expanded the perimeter to include our operations in the United States, Canada, Japan and Australia, and extended the maturity of the credit facility to 2018. We used a portion of the initial borrowings under the ABL Credit Facility to repay all amounts outstanding under our then existing asset-based revolving credit facility for our Americas operations and our then existing credit facility for our APAC operations ($78.8 million and $14.0 million, respectively).

For more information regarding the ABL Credit Facility, see “Description of Certain Other Indebtedness.”

Recent Notes Offering

On July 16, 2013, the Issuers issued (i) $280,000,000 aggregate principal amount of their 7.875% Senior Secured Notes due 2018 (the “Existing Senior Secured Notes”) pursuant to the indenture, dated as of July 16, 2013, by and among the Issuers, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee and as collateral agent, and (ii) $225,000,000 aggregate principal amount of the old notes pursuant to the indenture, dated as of July 16, 2013, by and among the Issuers, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Recent Notes Offering”). The following table summarizes the sources and uses of funds in connection with Recent Notes Offering and the ABL Credit Facility described above under “—New Asset-Based Credit Facility.” You should read the following together with the information above under “—New Asset-Based Credit Facility” and in “Description of Certain Other Indebtedness.”

Sources	Amount	Uses	Amount
(Dollars in millions)
ABL Credit Facility(1)	$24.8	Repay Americas Credit Facility(1)	$78.8
Existing Senior Secured Notes(2)	278.6	Repay APAC Credit Facility(1)	14.0
Old Notes(3)	222.2	Repay Americas Term Loan(4)	14.0
		Redeem Redeemed Notes(4)	409.2
		Estimated fees and expenses(5)	9.6

Total Sources	$525.6	Total Uses	$525.6

(1)	We entered into the ABL Credit Facility on May 24, 2013 and borrowed an aggregate principal amount of $93 million thereunder, which replaced all borrowings then outstanding under the Americas Credit Facility and our credit facility for our APAC operations (the “APAC Credit Facility”). We used a portion of the proceeds from the Recent Notes Offering to reduce the amount of borrowings under the ABL Credit Facility outstanding at the time of the closing of the Recent Notes Offering. The actual amount outstanding under the ABL Credit Facility after the closing of the Recent Notes Offering may differ from the amount reflected in the table above due to our normal working capital fluctuations. The ABL Credit Facility has a five-year maturity and provides for aggregate revolving borrowings in multiple jurisdictions up to $230 million, subject to sub-limits for borrowers in each jurisdiction and customary borrowing base limitations, and includes an option to expand the aggregate commitments by up to an additional $125 million on certain conditions. For a more detailed description of the ABL Credit Facility, see “Description of Certain Other Indebtedness.”

(2)	Reflects the gross proceeds from the sale of the Existing Senior Secured Notes, issued at a price of 99.483%.
(3)	Reflects the gross proceeds from the sale of the old notes, issued at a price of 98.757%.
(4)	We used approximately $14.0 million of the net proceeds from the Recent Notes Offering to repay in full and terminate our term loan for our Americas’ operations (the “Americas Term Loan”) as of July 16, 2013 and approximately $409.2 million of the net proceeds from the Recent Notes Offering to redeem all of Quiksilver, Inc.’s outstanding 6.875% Senior Notes due 2015 (the “Redeemed Notes”) as of August 15, 2013.
(5)	Reflects the fees and expenses paid by us in connection with the Recent Notes Offering and the use of the proceeds therefrom, including placement and underwriting discounts, professional fees and other transaction costs and expenses. Does not include fees and expenses incurred in connection with our entry into the ABL Credit Facility on May 24, 2013.

Issuer Information

Quiksilver, Inc., incorporated under the laws of the State of Delaware, is a publicly traded company with common stock listed on the New York Stock Exchange under the symbol “ZQK.” QS Wholesale, Inc., incorporated under the laws of the State of California, is a wholly-owned subsidiary of Quiksilver, Inc. Our executive offices are located at 15202 Graham Street, Huntington Beach, California 92649, and our telephone number is (714) 889-2200. Our website is www.quiksilverinc.com. However, the information on our website is not part of this prospectus.

Organizational Structure

The following chart illustrates our simplified organizational structure as of the date of this prospectus, after giving effect to this exchange offer:

Not all of the subsidiaries of Quiksilver, Inc. will guarantee the new notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, such non-guarantor subsidiaries will pay the holders of their debt (including their guarantees of other debt) and their trade creditors before they will be able to distribute any of their assets to the Issuers or the guarantors of the new notes. For the twelve months ended July 31, 2013, our non-guarantor subsidiaries had net revenues of approximately $1,182.4 million, which represented approximately 61% of our consolidated net revenues, and net income from continuing operations of approximately $24.3 million, compared to our $57.1 million consolidated net loss from continuing operations attributable to Quiksilver, Inc., and Adjusted EBITDA of approximately $80.7 million, which represented approximately 78% of our Adjusted EBITDA, and, as of July 31, 2013, our non-guarantor subsidiaries had total assets of approximately $1,241.6 million, which represented approximately 57% of our consolidated total assets. The foregoing consolidated amounts are inclusive of the results of operations and financial position of Quiksilver, Inc., the entity at which we incur all of our corporate level expenses. If such consolidated amounts excluded Quiksilver, Inc., the non-guarantor subsidiaries would have represented approximately 61% of both the net income from continuing operations attributable to all of Quiksilver, Inc.’s subsidiaries as a group and the Adjusted EBITDA of such group for the twelve months ended July 31, 2013.

Summary Description of the Exchange Offer

We are offering to exchange up to $225,000,000 aggregate outstanding principal amount of the new notes for a like aggregate principal amount of the old notes, as described below. The “The Exchange Offer; Registration Rights Agreement,” section in this prospectus contains a more complete description of the terms and conditions of the exchange offer.

Old Notes	10.000% Senior Notes due 2020, which the Issuers issued on July 16, 2013. The old notes were issued under the indenture, dated as of July 16, 2013, by and among the Issuers, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

New Notes	10.000% Senior Notes due 2020, the issuance of which has been registered under the Securities Act. The form and the terms of the new notes are substantially identical to those of the old notes, except that the transfer restrictions, registration rights and special interest provisions relating to the old notes do not apply to the new notes.

Exchange Offer for Notes	The Issuers are offering to issue up to $225,000,000 aggregate principal amount of new notes in exchange for a like principal amount of old notes to satisfy our obligations under the registration rights agreement that the Issuers entered into when the old notes were issued in a transaction consummated in reliance upon the exemptions from registration provided by Rule 144A and Regulation S under the Securities Act.

Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on November 7, 2013, unless we extend or earlier terminate the exchange offer. By tendering your old notes, you represent to us that:

•	any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

•

at the time of the commencement of the exchange offer, neither you nor, to your knowledge, anyone receiving new notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes in violation of the Securities Act;

•	you are neither our “affiliate,” as defined in Rule 405 under the Securities Act, nor a broker-dealer tendering old notes acquired directly from the Issuers for your own account;

•

if you are a broker-dealer that will receive the new notes in exchange for old notes that were acquired for your own account as a result of market-making or other trading activities, you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes you receive; for further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution”; and

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution, as defined in the Securities Act, of the new notes.

Withdrawal; Non-Acceptance	You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on November 7, 2013, unless we extend or earlier terminate the exchange offer. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company (“DTC”), any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered old notes, see “The Exchange Offer; Registration Rights Agreement—Terms of the Exchange Offer; Period for Tendering Old Notes” and “The Exchange Offer; Registration Rights Agreement—Withdrawal Rights.”

Conditions to the Exchange Offer	We are not required to accept for exchange or to issue new notes in exchange for any old notes, and we may terminate or amend the exchange offer, if any of the following events occur prior to the expiration of the exchange offer:

•	the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC;

•

an action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our or the guarantors’ ability to proceed with the exchange offer;

•	we do not receive all the governmental approvals that we believe are necessary to consummate the exchange offer; or

•	there has been proposed, adopted, or enacted any law, statute, rule or regulation that, in our reasonable judgment, would materially impair our ability to consummate the exchange offer.

We may waive any of the above conditions in our reasonable discretion. See the discussion below under the caption “The Exchange Offer; Registration Rights Agreement—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old Notes	Unless you comply with the procedure described below under the caption “The Exchange Offer; Registration Rights Agreement—Guaranteed Delivery Procedures,” you must do one of the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer:

•	tender your old notes by sending (i) the certificates for your old notes (in proper form for transfer), (ii) a properly completed and duly executed letter of transmittal and (iii) all other documents required by the letter of transmittal to Wells Fargo Bank, National Association, as exchange agent, at one of the addresses listed below under the caption “The Exchange Offer; Registration Rights Agreement—Exchange Agent”; or

•

tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, or an agent’s message instead of the letter of transmittal, to the exchange agent. For a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, Wells Fargo Bank, National Association, as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC prior to the expiration or termination of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, see the discussion below under the caption “Book Entry, Delivery and Form.” As used in this prospectus, the term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

Guaranteed Delivery Procedures	If you are a registered holder of old notes and wish to tender your old notes in the exchange offer, but:

•	the old notes are not immediately available;

•	time will not permit your old notes or other required documents to reach the exchange agent before the expiration or termination of the exchange offer; or

•	the procedure for book-entry transfer cannot be completed prior to the expiration or termination of the exchange offer;

then you may tender old notes by following the procedures described below under the caption “The Exchange Offer; Registration Rights Agreement—Guaranteed Delivery Procedures.

Special Procedures for Beneficial Owners

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender them on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name, or obtain a properly completed bond power from the person in whose name the old notes are registered.

Material United States Federal Income Tax Considerations	The exchange of old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion below under the caption “Material United States Federal Income Tax Considerations” for more information regarding the United States federal income tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent	Wells Fargo Bank, National Association is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption, “The Exchange Offer; Registration Rights Agreement—Exchange Agent.”

Resales	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the new notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the new notes; and

•	you are neither an affiliate of ours nor a broker-dealer tendering old notes acquired directly from the Issuers for your own account.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in, the distribution of new notes:

•	you cannot rely on the applicable interpretations of the staff of the SEC;

•	you will not be entitled to tender your old notes in the exchange offer; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale or other transfer of the new notes issued in the exchange offer, including information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes. Furthermore, any broker-dealer that acquired any of its old notes directly from the Issuers:

•

may not rely on the applicable interpretation of the staff of the SEC’s position contained in Morgan Stanley & Co. Incorporated, SEC no-action letter (publicly available June 5, 1991) and Exxon Capital Holdings Corp., SEC no-action letter (publicly available May 13, 1988), as interpreted in Shearman & Sterling, SEC no-action letter (publicly available July 2, 1993) and similar no-action letters; and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Broker-Dealers	Each broker-dealer that receives new notes in exchange for old notes that were acquired for its own account as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than old notes acquired directly from the Issuers). Under the registration rights agreement, the Issuers have agreed that for a period of up to the earlier of (i) 180 days after the date on which the registration statement of which this prospectus forms a part is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver this prospectus in connection with market-making or other trading activities, the Issuers will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” beginning on page 153 for more information.

Registration Rights Agreement for the Old Notes	When the Issuers issued the old notes on July 16, 2013, the Issuers entered into a registration rights agreement with the guarantors and the initial purchasers of the old notes party thereto. Under the terms of the registration rights agreement, the Issuers and the guarantors agreed to:

•	file the exchange offer registration statement with the SEC on or prior to February 11, 2014;

•	use commercially reasonable efforts to cause the exchange offer registration statement to be declared effective no later than May 12, 2014;

•

use commercially reasonable efforts to cause the exchange offer to be consummated on the earliest practicable date after the exchange offer registration statement is declared effective, but in no event later than 30 business days after the effective date of the exchange offer registration statement;

•

use commercially reasonable efforts to file a shelf registration statement for the resale of the old notes if we cannot effect an exchange offer within the time periods listed above and in certain other circumstances; and

•

if we fail to meet our registration obligations under the registration rights agreement, we will pay special interest at a rate of 0.25% per annum for the first 90-day period immediately following the occurrence of such default, to be increased by an additional 0.25% per annum with respect to each subsequent 90-day period until all such defaults have been cured, up to a maximum special interest rate of 1.0% per annum.

Consequences of Not Exchanging Old Notes

If you do not exchange your old notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. In general, you may offer or sell your old notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not intend to register the old notes under the Securities Act, and holders of old notes that do not exchange old notes for new notes in the exchange offer will no longer have registration rights with respect to the old notes except in the limited circumstances provided in the registration rights agreement. Under some circumstances, as described in the registration rights agreement, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell new notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the old notes by such holders. For more information regarding the consequences of not tendering your old notes and our obligations to file a shelf registration statement, see “The Exchange Offer; Registration Rights Agreement—Consequences of Exchanging or Failing to Exchange Old Notes” and “The Exchange Offer; Registration Rights Agreement—Registration Rights Agreement.”

Summary Description of the New Notes

The summary below describes the principal terms of the new notes. The terms of the new notes and those of the old notes are substantially identical, except that the transfer restrictions, registration rights and special interest provisions relating to the old notes do not apply to the new notes. Certain of the terms and conditions described below are subject to important limitation and exceptions. The “Description of the New Notes” section of this prospectus contains a more detailed description of the terms and conditions of the new notes. For purposes of this section, references to the “Company” refer only to Quiksilver, Inc. and not to any of its subsidiaries; references to the “Issuers” refer only to Quiksilver, Inc. and QS Wholesale, Inc. collectively and individually, as applicable, and not to any of their subsidiaries; and references to “we,” “us,” and “our” refer to Quiksilver, Inc. and all of its consolidated subsidiaries collectively, including QS Wholesale, Inc.

Issuers	Quiksilver, Inc. and QS Wholesale, Inc.

Notes Offered	$225,000,000 aggregate principal amount of 10.000% Senior Notes due 2020. The Issuers may issue additional notes in the future, subject to compliance with the covenants in the indenture governing the notes.

Maturity	August 1, 2020, unless earlier redeemed or repurchased.

Interest Rate	10.000% per year on the principal amount.

Interest Payment Dates	Interest will be payable semi-annually in arrears on February 1 and August 1 of each year, beginning on February 1, 2014. The new notes will bear interest from the most recent date to which interest has been paid on the old notes. If no interest has been paid on the old notes, holders of new notes will receive interest accruing from July 16, 2013. If your old notes are tendered and accepted for exchange, you will receive interest on the new notes and not on the old notes. Any old notes not tendered or not accepted for exchange will remain outstanding and will continue to accrue interest according to their terms.

Denominations	Each new note will have a minimum denomination of $2,000 or integral multiples of $1,000 in excess thereof.

Form and Terms	The form and terms of the new notes will be the same as the form and terms of the old notes except that:

•	the new notes will bear a different CUSIP number from the old notes;

•	the new notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

•	you will not be entitled to any exchange or registration rights with respect to the new notes, and the new notes will not provide for special interest in connection with registration defaults.

The new notes will evidence the same debt as the old notes. They will be entitled to the benefits of the indenture governing the notes and will be treated under the indenture as a single class with the old notes.

Guarantees	The new notes will be unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of the Company’s existing and future domestic restricted subsidiaries (other than QS Wholesale, Inc.) that guarantees any indebtedness of the Issuers or any of the Company’s restricted subsidiaries, or is an obligor under the ABL Credit Facility.

Ranking	The new notes and the related guarantees will be unsecured senior obligations. Accordingly, they will:

•	rank equally in right of payment to all of the Issuers’ and the guarantors’ existing and future senior unsecured debt;

•	rank senior in right of payment to the Issuers’ and the guarantors’ future debt, if any, that is expressly subordinated in right of payment to the new notes and the related guarantees;

•

be effectively subordinated to the Issuers’ and the guarantors’ secured indebtedness, including indebtedness under the ABL Credit Facility and the Existing Senior Secured Notes, to the extent of the value of the collateral securing such indebtedness; and

•

be structurally subordinated to all of the existing and future liabilities, including trade payables, of any of the Company’s subsidiaries (other than QS Wholesale, Inc.) that do not guarantee the new notes.

As of July 31, 2013:

•

the Issuers and the guarantors had approximately $287.6 million of secured indebtedness (including $278.6 million of the Existing Senior Secured Notes) and would have been able to borrow at least $99.4 million of additional secured indebtedness under the ABL Credit Facility, all of which secured indebtedness would be effectively senior to the new notes to the extent of the value of the collateral securing such indebtedness;

•

the non-guarantor subsidiaries had approximately $574.2 million of total indebtedness and other liabilities (excluding intercompany liabilities), including the Existing Boardriders Notes and trade payables; and

•

the Issuers and the guarantors had guarantees outstanding in respect of $265.3 million of Existing Boardriders Notes, which guarantees would rank equal in right of payment with the new notes and related guarantees (except that the Existing Boardriders Notes were issued by Boardriders S.A., a subsidiary that will not guarantee the new notes, and are guaranteed by other European and Asian subsidiaries that will not guarantee the new notes).

Not all of the subsidiaries of Quiksilver, Inc. will guarantee the new notes. For the twelve months ended July 31, 2013, our non-guarantor subsidiaries had net revenues of approximately $1,182.4 million, which represented approximately 61% of our consolidated net revenues, net income from continuing operations of approximately $24.3 million, compared to our $57.1 million consolidated net loss from continuing operations attributable to Quiksilver, Inc., and Adjusted EBITDA of approximately $80.7 million, which represented approximately 78% of our Adjusted EBITDA, and, as of July 31, 2013, our non-guarantor subsidiaries had total assets of approximately $1,241.6 million, which represented approximately 57% of our consolidated total assets. The foregoing consolidated amounts are inclusive of the results of operations and financial position of Quiksilver, Inc., the entity at which we incur all of our corporate level expenses. If such consolidated amounts excluded Quiksilver, Inc., the non-guarantor subsidiaries would have represented approximately 61% of both the net income from continuing operations attributable to all of Quiksilver, Inc.’s subsidiaries as a group and the Adjusted EBITDA of such group for the twelve months ended July 31, 2013.

Repurchase Upon Change of Control	If either of the Issuers undergoes a “change of control” (as defined in this prospectus under “Description of the New Notes—Change of Control”), subject to certain conditions, you will have the option to require the Issuers to purchase all or any portion of your new notes for cash. The change of control purchase price will be 101% of the principal amount of the new notes to be purchased plus accrued and unpaid interest to, but excluding, the change of control purchase date.

Optional Redemption	On or after August 1, 2016 and prior to the maturity date, the Issuers may redeem some or all of the new notes at any time at the redemption prices described in “Description of the New Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Before August 1, 2016, the Issuers may redeem some or all of the new notes at any time at a redemption price of 100% of the principal amount of the new notes redeemed, plus a “make-whole” premium as described under “Description of the New Notes—Optional Redemption” and accrued and unpaid interest, if any, to, but excluding, the redemption date.

Before August 1, 2016, the Issuers may redeem up to 35% of the aggregate principal amount of the new notes with the proceeds from certain equity offerings at the redemption price described in “Description of the New Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Asset Sale Proceeds	If we sell assets under certain circumstances, we may be required to offer to purchase the new notes from holders at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest thereon. See “Description of the New Notes—Certain Covenants—Limitation on Asset Sales.”

Certain Covenants	The Issuers will issue the new notes under the indenture, dated as of July 16, 2013, by and among the Issuers, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee. The indenture, among other things, restricts the ability of the Issuers and the Company’s restricted subsidiaries to:

•	incur additional debt and guarantees;

•	pay distributions or dividends and repurchase stock;

•	make other restricted payments, including without limitation, certain restricted investments;

•	create liens;

•	transfer or sell assets;

•	enter into agreements that restrict dividends from subsidiaries;

•	engage in transactions with affiliates; and

•	enter into mergers, consolidations or sales of all or substantially all of the assets of the Issuers.

These covenants are subject to a number of important exceptions, limitations and qualifications that are described under “Description of the New Notes—Certain Covenants.” Many of these covenants will be suspended before the notes mature if the specified rating agencies both assign the notes investment grade ratings in the future and no default exists under the indenture.

No Prior Market; No Listing	The new notes will be a new issue of securities for which there is currently no market. The new notes will not be listed on any national securities exchange or included on any automated dealer quotation system. Accordingly, we cannot assure you that a liquid market for the new notes will develop or be maintained.

Trustee	Wells Fargo Bank, National Association.

Risk Factors	You should refer to the section entitled “Risk Factors,” beginning on page 23, as well as the other information included in or incorporated by reference into this prospectus for a discussion of certain risks involved in investing in the notes and tendering your old notes in the exchange offer.

Summary Historical Consolidated Financial and Other Data

The following table presents our summary historical consolidated financial and other data as of July 31, 2013, for the nine months ended July 31, 2013 and 2012, as of and for the years ended October 31, 2012, 2011 and 2010, and for the twelve months ended July 31, 2013. The summary historical consolidated financial and other data as of October 31, 2012 and 2011 and for the years ended October 31, 2012, 2011 and 2010 have been derived from our audited historical consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial and other data as of October 31, 2010 has been derived from our audited historical financial statements not included in this prospectus. The summary historical consolidated financial and other data as of July 31, 2013, and for the nine months ended July 31, 2013 and 2012, have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. The unaudited historical financial data for the twelve months ended July 31, 2013 has been derived by adding our historical financial data for the year ended October 31, 2012 to our historical financial data for the nine months ended July 31, 2013 and subtracting our historical financial data for the nine months ended July 31, 2012. Results for the nine months ended July 31, 2013 are not necessarily indicative of the results to be expected for the full year or for any other period. The unaudited interim summary historical consolidated financial data reflect all adjustments, consisting only of normal and recurring adjustments, which are, in the opinion of management, necessary to present fairly the financial data for the interim periods.

The summary historical consolidated financial and other data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes included elsewhere in this prospectus.

	For the Twelve Months Ended July 31,	For the Nine Months Ended July 31,		For the Year Ended October 31,
	2013(1)	2013(1)	2012(1)	2012(1)	2011(1)	2010(1)(2)
	(Dollars in thousands)
Consolidated Statement of Operations Data:
Revenues, net	$1,944,496	$1,385,530	$1,454,273	$2,013,239	$1,953,061	$1,837,620
Cost of goods sold	1,012,119	709,912	730,686	1,032,893	929,227	870,372

Gross profit	932,377	675,618	723,587	980,346	1,023,834	967,248
Selling, general and administrative expense	895,973	660,042	680,213	916,144	895,949	832,066
Asset impairments	17,330	10,652	556	7,234	86,373	11,657

Operating income/(loss)	19,074	4,924	42,818	56,968	41,512	123,525
Interest expense, net	66,350	50,991	45,464	60,823	73,808	114,109
Foreign currency loss/(gain)	7,661	4,629	(4,701)	(1,669)	(111)	(5,917)
Provision/(benefit) for income taxes	2,966	10,322	14,913	7,557	(14,315)	23,433
Less: net loss/(income) attributable to non-controlling interest	809	(435)	(2,257)	(1,013)	(3,388)	(3,414)

Net loss from continuing operations attributable to Quiksilver, Inc.	(57,094)	(61,453)	(15,115)	(10,756)	(21,258)	(11,514)
Income from discontinued operations attributable to Quiksilver, Inc., net of tax	—	—	—	—	—	1,830

Net loss attributable to Quiksilver, Inc.	$(57,094)	$(61,453)	$(15,115)	$(10,756)	$(21,258)	$(9,684)

Consolidated Statement of Cash Flows Data:
Net cash (used in)/provided by operating activities	$(9,175)	$(12,517)	$(16,881)	$(13,539)	$54,149	$203,482
Net cash (used in)/provided by investing activities	(459,239)	(448,533)	(56,294)	(67,000)	(82,622)	9,571
Net cash provided by/(used in) financing activities	443,455	481,429	58,907	20,933	23,159	(182,761)

Other Financial and Operating Data:
Capital expenditures	$58,270	$39,366	$47,177	$66,081	$89,590	$47,797
Depreciation and amortization	51,813	38,018	39,437	53,232	55,259	53,861
Rent expense	129,402	93,777	99,331	134,956	127,384	126,867
EBITDA(3)	64,035	37,878	84,699	110,856	93,494	179,889
Adjusted EBITDA(3)	102,840	64,725	102,527	140,642	194,281	204,377

	As of July 31, 2013		As of October 31,
	Actual	As Adjusted(5)	2012	2011	2010
	(Dollars in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents(4)	$471,550	$62,383	$41,823	$109,753	$120,593
Total assets	2,192,527	1,784,360	1,718,240	1,764,223	1,696,121
Total debt(4)	1,259,414	850,247	757,969	747,686	728,773
Quiksilver, Inc. stockholders’ equity	533,420	533,420	583,310	610,098	610,368

	For the Twelve Months Ended July 31, 2013
	(Dollars in thousands)
	Actual	As Adjusted
As Adjusted Financial Data(5):
Cash interest expense	$59,601	$72,595

(1)	For all periods presented, non-cash asset impairments include retail store asset impairments. Additionally, fiscal 2011 includes a goodwill impairment charge of $74 million.
(2)	Fiscal 2010 reflects the operations of Rossignol and Cleveland Golf as discontinued operations.
(3)	EBITDA is defined as net income or loss from continuing operations attributable to Quiksilver, Inc. before (i) interest expense, (ii) provision for or benefit of income taxes and (iii) depreciation and amortization. Adjusted EBITDA is defined as net income or loss from continuing operations attributable to Quiksilver, Inc. before (i) interest expense, (ii) provision for or benefit of income taxes, (iii) depreciation and amortization, (iv) non-cash stock-based compensation expense and (v) non-cash asset impairments. EBITDA and Adjusted EBITDA are not defined under generally accepted accounting principles (“GAAP”), and may not be comparable to similarly titled measures reported by other companies. We use EBITDA and Adjusted EBITDA, along with GAAP measures, as a measure of profitability because EBITDA and Adjusted EBITDA help us to compare our performance on a consistent basis by removing from our operating results the impact of our capital structure, the effect of operating in different tax jurisdictions, the impact of our asset base, which can differ depending on the book value of assets, the accounting methods used to compute depreciation and amortization, the existence or timing of asset impairments and the effect of non-cash stock-based compensation expense. We believe EBITDA is useful to investors as it is a widely used measure of performance and the adjustments we make to EBITDA to arrive at Adjusted EBITDA provide further clarity on our profitability. We remove the effect of non-cash stock-based compensation from Adjusted EBITDA which can vary based on share price, share price volatility and expected life of the equity instruments we grant. In addition, this stock-based compensation expense does not result in cash payments by us. We remove the effect of non-cash asset impairments from Adjusted EBITDA for the same reason that we remove depreciation and amortization as it is part of the impact of our asset base. Adjusted EBITDA has limitations as a profitability measure in that it does not include the interest expense on our debts, our provisions for income taxes, the effect of our expenditures for capital assets and certain intangible assets, the effect of non-cash stock-based compensation expense and the effect of asset impairments.

The following is a reconciliation of our net loss from continuing operations attributable to Quiksilver, Inc. to EBITDA and Adjusted EBITDA:

	For the Twelve Months Ended July 31,	For the Nine Months Ended July 31,		For the Year Ended October 31,
	2013	2013	2012	2012	2011	2010
	(Dollars in thousands)
Net loss from continuing operations attributable to Quiksilver, Inc.	$(57,094)	$(61,453)	$(15,115)	$(10,756)	$(21,258)	$(11,514)
Provision/(benefit) for income taxes	2,966	10,322	14,913	7,557	(14,315)	23,433
Interest expense, net	66,350	50,991	45,464	60,823	73,808	114,109
Depreciation and amortization	51,813	38,018	39,437	53,232	55,259	53,861

EBITDA	$64,035	$37,878	$84,699	$110,856	$93,494	$179,889

Non-cash stock-based compensation expense	21,475	16,195	17,272	22,552	14,414	12,831
Non-cash asset impairments	17,330	10,652	556	7,234	86,373	11,657

Adjusted EBITDA	$102,840	$64,725	$102,527	$140,642	$194,281	$204,377

(4)	Cash and cash equivalents consists of cash and cash equivalents as well as restricted cash of $409 million directly related to the debt to be redeemed. Total debt consists of long term debt, including current portion, debt to be redeemed and lines of credit.
(5)	As adjusted to give effect to the Recent Notes Offering and the use of the net proceeds therefrom as described under “—Recent Notes Offering” and (ii) our entry into the ABL Credit Facility as described under “—New Asset-Based Credit Facility.”

RISK FACTORS

Investing in the notes involves a high degree of risk. You should carefully consider the risks and all the other information contained in, and incorporated by reference into, this prospectus before making a decision as to whether to exchange your old notes in the exchange offer. See “Incorporation By Reference; Where You Can Find More Information.”

Risks Related to Our Business

Unfavorable economic conditions could have a material adverse effect on our business, results of operations and financial condition.

The apparel, footwear and accessories industries have historically been subject to substantial cyclical variations. Our financial performance has been, and may continue to be, negatively affected by unfavorable economic conditions. Continued or further recessionary economic conditions, uncertainty concerning the euro, unemployment in the Euro zone, or other macro economic factors may have an adverse impact on our sales volumes, pricing levels and profitability. As domestic and international economic conditions change, trends in discretionary consumer spending become unpredictable and subject to reductions due to uncertainties about the future. When consumers reduce discretionary spending, purchases of specialty apparel and footwear, like our products, tend to decline which may result in reduced orders from retailers for our products, order cancellations, and/or unanticipated discounts. A continuation of the general reduction in consumer discretionary spending in the domestic and international economies, as well as the impact of tight credit markets on us, our suppliers, other vendors or customers, could have a material adverse effect on our results of operations and financial condition.

The apparel, footwear and accessories industries are each highly competitive, and if we fail to compete effectively, we could lose our market position.

The apparel, footwear and accessories industries are each highly competitive. We compete against a number of domestic and international designers, manufacturers, retailers and distributors of apparel, footwear and accessories. In order to compete effectively, we must (1) maintain the image of our brands and our reputation for authenticity in our core boardriding markets; (2) be flexible and innovative in responding to rapidly changing market demands on the basis of brand image, style, performance and quality; and (3) offer consumers a wide variety of high quality products at competitive prices.

The purchasing decisions of consumers are highly subjective and can be influenced by many factors, such as brand image, marketing programs and product design. A small number of our global competitors enjoy substantial competitive advantages, including greater financial resources for competitive activities, such as sales, marketing, strategic acquisitions and athlete endorsements. The number of our direct competitors and the intensity of competition may increase as we expand into other product lines or as other companies expand into our product lines. Our competitors may enter into business combinations or alliances that strengthen their competitive positions or prevent us from taking advantage of such combinations or alliances. Our competitors also may be able to respond more quickly and effectively than we can to new or changing opportunities, standards or consumer preferences. In addition, if our sponsored athletes terminate their relationships with us and endorse the products of our competitors, we may be unable to obtain endorsements from other comparable athletes. If we fail to retain our competitive position, our sales could decline significantly which would have a material adverse impact on our results of operations, financial condition and liquidity.

If we are unable to develop innovative and stylish products in response to rapid changes in consumer demands and fashion trends, we may suffer a decline in our revenues and market share.

The apparel, footwear and accessories industries are subject to rapidly changing consumer demands based on fashion trends and performance features. Our success depends, in part, on our ability to anticipate, gauge and respond to these changing consumer preferences in a timely manner while preserving the authenticity and image of our brands and the quality of our products.

As is typical with new products, market acceptance of new designs and products we may introduce is subject to uncertainty. In addition, we generally make decisions regarding product designs months in advance of the time when consumer acceptance can be measured. If trends shift away from our products, or if we misjudge the market for our product lines, we may be faced with significant amounts of unsold inventory or other conditions which could have a material adverse effect on our results of operations and financial condition.

The failure of new product designs or new product lines to gain market acceptance could also adversely affect our business and the image of our brands. Achieving market acceptance for new products may also require substantial marketing efforts and expenditures to expand consumer demand. These requirements could strain our management, financial and operational resources. If we do not continue to develop stylish and innovative products that provide better design and performance attributes than the products of our competitors, or if our future product lines misjudge consumer demands, we may lose consumer loyalty, which could result in a decline in our revenues and market share.

Our business could be harmed if we fail to maintain proper inventory levels.

We maintain an inventory of selected products that we anticipate will be in high demand. We may be unable to sell the products we have ordered in advance from manufacturers or that we have in our inventory. Inventory levels in excess of customer demand may result in inventory write-downs or the sale of excess inventory at discounted or closeout prices. These events could significantly harm our operating results and impair the image of our brands. Conversely, if we underestimate consumer demand for our products or if our manufacturers fail to supply quality products in a timely manner, we may experience inventory shortages, which might result in unfilled orders, negatively impact customer relationships, diminish brand loyalty and result in lost revenues, any of which could harm our business.

Our recently announced multi-year Profit Improvement Plan may not be successful in improving our results of operations or financial condition.

In May 2013, we announced a new multi-year Profit Improvement Plan designed to improve upon our fiscal 2012 Adjusted EBITDA results by an estimated $150 million when fully implemented in 2016. The plan includes certain changes in our strategic focus, senior management, operational processes and organizational structure and calls for further supply chain optimization, reduction of corporate overhead, divestiture of certain non-core brands, licensing of certain product categories, reprioritization of marketing investments, revenue growth and improved pricing management. It may take longer than anticipated to generate the expected benefits from these changes and there can be no guarantee that these changes will result in improved operating results. If we are not successful in implementing these changes and executing the plan in a timely and efficient manner, we may not realize the benefits that we expect. Additionally, as we work to globalize certain business processes, changes in existing processes may result in unforeseen issues and complications that could have an adverse impact on our results of operations and financial condition.

Our business could be harmed if we fail to execute our internal plans to transition our supply chain and certain other business processes to global scope.

We are in the process of transitioning our supply chain and certain other business processes to global scope. If our globalization efforts fail to produce planned efficiencies, or the transition is not managed effectively, we may experience excess inventories, inventory shortage, lost revenues, or increased costs. Any business disruption arising from our globalization efforts, or our failure to effectively execute our internal plans for globalization, could adversely impact our results of operations and financial condition.

Our business could be harmed if we are unable to accurately forecast demand for our products.

To ensure adequate inventory supply, we forecast inventory needs and place orders with our manufacturers before firm orders are placed by our customers. If we fail to accurately forecast customer demand, we may experience excess inventory levels or a shortage of product to deliver to our customers. Inventory levels in excess of customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would have an adverse effect on gross margin. In addition, if we underestimate the demand for our products, our manufacturers may not be able to produce products to meet our customer requirements, and this could result in delays in the shipment of our products and our ability to satisfy customer demand, as well as damage to our reputation and customer relationships. A failure to accurately predict the level of demand for our products could cause a decline in revenue and adversely impact our results of operations and financial condition.

The demand for our products is seasonal and is dependent upon several unpredictable factors.

Consumer demand for our products can fluctuate significantly from quarter to quarter and year to year. Consumer demand is dependent on many factors, including customer acceptance of our product designs, fashion trends, economic conditions, changes in consumer spending, weather patterns during peak selling periods, and numerous other factors beyond our control. The seasonality of our business and/or misjudgment in consumer demands could have a material adverse effect on our financial condition and results of operations.

Our industry is subject to pricing pressures that may adversely impact our financial performance.

We source many of our products offshore because manufacturing costs, particularly labor costs, are generally less than in the United States. Many of our competitors also source their products offshore, possibly at lower costs than we can, and they may use these cost savings to reduce prices. To remain competitive, we may be forced to adjust our prices from time to time in response to these pricing pressures. As a result, our financial performance may be negatively affected if we are forced to reduce our prices while not able to reduce production costs or our production costs increase and we are unable to proportionately increase our prices. Any inability on our part to effectively respond to changing prices and sourcing costs could have a material adverse impact on our results of operations, financial condition and liquidity.

Fluctuations in the cost and availability of raw materials, labor, and transportation could cause manufacturing delays and increase our costs.

The prices of the fabrics used to manufacture our products depend largely on the market prices for the raw materials used to produce them, particularly cotton. The price and availability of such raw materials may fluctuate significantly, depending on many factors, including crop yields and weather patterns. In addition, the cost of labor at many of our third-party manufacturers has been increasing significantly with the growth of the middle class in certain developing countries. The cost of logistics and transportation has been increasing as well, in large part due to the increase in the price of oil. Any fluctuations in the cost and availability of any of our raw materials or other sourcing costs could have a material adverse effect on our gross margins and our ability to meet consumer demands.

Factors affecting international commerce and our international operations may seriously harm our financial condition.

We generate the majority of our revenues from outside of the United States, and we anticipate that revenue from our international operations could account for an increasingly larger portion of our revenue in the future. Our international operations are directly related to, and dependent on, the volume of international trade and foreign market conditions. International commerce and our international operations are subject to many risks, including:

•	recessions in foreign economies;

•	fluctuations in foreign currency exchange rates;

•	the adoption and expansion of trade restrictions;

•	limitations on repatriation of earnings;

•	difficulties in protecting our intellectual property or enforcing our intellectual property rights under the laws of other countries;

•	longer receivables collection periods and greater difficulty in collecting accounts receivable;

•	social, political and economic instability;

•	unexpected changes in regulatory requirements;

•	fluctuations in foreign tax rates;

•	tariffs and other trade barriers; and

•	U.S. government licensing requirements for exports.

The occurrence or consequences of any of these risks may restrict our ability to operate in the affected regions and decrease the profitability of our international operations, which may harm our financial condition.

We have established, and may continue to establish, joint ventures in various foreign territories with independent third party business partners to distribute and sell Quiksilver, Roxy, DC and other branded products in such territories. These joint ventures are subject to substantial risks and liabilities associated with their operations, as well as the risk that our relationships with our joint venture partners do not succeed in the manner that we anticipate. If our joint venture operations, or our relationships with our joint venture partners, are not successful, our results of operations and financial condition may be adversely affected.

In addition, as we continue to expand our overseas operations, we are subject to certain U.S. laws, including the Foreign Corrupt Practices Act, in addition to the laws of the foreign countries in which we operate. We must use all commercially reasonable efforts to ensure our employees comply with these laws. If any of our overseas operations, or our employees or agents, violates such laws, we could become subject to sanctions or other penalties that could negatively affect our reputation, business and operating results.

Uncertainty of changing international trade regulations and quotas on imports of textiles and apparel may adversely affect our business.

Quotas, duties or tariffs may have a material adverse effect on our business, financial condition and results of operations. We currently import raw materials and/or finished garments into the majority of countries in which we sell our products. Substantially all of our import operations are subject to customs duties.

In addition, the countries in which our products are manufactured or into which they are imported may from time to time impose new quotas, duties, tariffs, requirements as to where raw materials must be purchased, new workplace regulations or other restrictions on our imports, or otherwise adversely modify existing restrictions. Adverse changes in these costs and restrictions could harm our business.

We rely on third-party manufacturers and problems with, or loss of, our suppliers or raw materials could harm our business and results of operations.

Substantially all of our products are produced by independent manufacturers. We face the risk that these third-party manufacturers with whom we contract to produce our products may not produce and deliver our products on a timely basis, or at all. We cannot be certain that we will not experience operational difficulties with our manufacturers, such as reductions in the availability of production capacity, errors in complying with product specifications and regulatory and customer requirements, insufficient quality control, failures to meet production deadlines, increases in materials and manufacturing costs or other business interruptions or failures due to deteriorating economies. The failure of any manufacturer to perform to our expectations could result in supply shortages or delays for certain products and harm our business. Our business may also be harmed by material increases to our cost of goods as a result of increasing labor costs, which manufacturers have recently faced.

The capacity of our manufacturers to manufacture our products also is dependent, in part, upon the availability of raw materials. Our manufacturers may experience shortages of raw materials, which could result in delays in deliveries of our products by our manufacturers or increased costs to us. Any shortage of raw materials or inability of a manufacturer to manufacture or ship our products in a timely manner, or at all, could impair our ability to ship orders of our products in a cost-efficient, timely manner and could cause us to miss the delivery requirements of our customers. As a result, we could experience cancellations of orders, refusals to accept deliveries or reductions in our prices and margins, any of which could harm our financial performance and results of operations.

Labor disruptions at our suppliers, manufacturers, common carriers or ports may adversely affect our business.

Our business depends on our ability to source and distribute products in a timely manner. As a result, we rely on the timely and free flow of goods through open and operational ports worldwide and on a consistent basis from our suppliers and manufacturers. Labor disputes at various ports, our common carriers, or at our suppliers or manufacturers create significant risks for our business, particularly if these disputes result in work slowdowns, lockouts, strikes or other disruptions during our peak importing or manufacturing seasons, and could have an adverse effect on our business, potentially resulting in cancelled orders by customers, unanticipated inventory accumulation or shortages and an adverse impact on our results of operations and financial condition.

Our business could suffer if we lose key management or are unable to attract and retain the talent required for our business.

Our performance is significantly impacted by the efforts and abilities of our senior management team. If we lose the services of one or more of our key executives, we may not be able to successfully manage our business or achieve our business objectives. If we are unable to recruit and retain qualified management personnel in a timely manner our results of operations and financial condition could suffer.

We lease retail stores, office space, and distribution center facilities under operating leases, and if we terminate such leases prior to their contractual expiration, we could be liable for substantial payments for remaining lease liabilities.

We operate in excess of 600 retail stores, as well as various offices, showrooms, and distribution centers, under non-cancelable operating leases. We have, at times, closed certain underperforming stores prior to the termination of their related lease agreements. As a result, we have incurred mutually negotiated lease termination costs with landlords. We may close additional underperforming stores, or other leased facilities, prior to the termination of their related lease agreements in the future. Consequently, we may incur substantial lease termination payments that could decrease our profitability, reduce our cash balances or amounts available under credit facilities, and thereby have an adverse effect on our business, financial condition, and results of operations.

Our success is dependent on our ability to protect our worldwide intellectual property rights, and our inability to enforce these rights could harm our business.

Our success depends to a significant degree upon our ability to protect and preserve our intellectual property, including copyrights, trademarks, patents, service marks, trade dress, trade secrets and similar intellectual property. We rely on the intellectual property, patent, trademark and copyright laws of the United States and other countries to protect our proprietary rights. However, we may be unable to prevent third parties from using our intellectual property without our authorization, particularly in those countries where the laws do not protect our proprietary rights as fully as in the United States. The use of our intellectual property or similar intellectual property by others could reduce or eliminate any competitive advantage we have developed, causing us to lose sales or otherwise harm our business. From time to time, we resort to litigation to protect these rights, and these proceedings can be burdensome and costly and we may not prevail.

We have obtained some U.S. and foreign trademarks, patents and service mark registrations, and have applied for additional ones, but cannot guarantee that any of our pending applications will be approved by the applicable governmental authorities. The loss of trademarks, patents and service marks, or the loss of the exclusive use of our trademarks, patents and service marks, could have a material adverse effect on our business, financial condition and results of operations. Accordingly, we devote substantial resources to the establishment and protection of our trademarks, patents and service marks on a worldwide basis and continue to evaluate the registration of additional trademarks, patents and service marks, as appropriate. There can be no assurance that our actions taken to establish and protect our trademarks, patents and service marks will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as violations of their trademark, patent or other proprietary rights.

We may be subject to claims that our products have infringed upon the intellectual property rights of others, which may cause us to incur unexpected costs or prevent us from selling our products.

We cannot be certain that our products do not and will not infringe the intellectual property rights of others. We may be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the intellectual property rights of third parties by us or our customers in connection with their use of our products. Any such claims, whether or not meritorious, could result in costly litigation and divert the efforts of our personnel. Moreover, should we be found liable for infringement, we may be required to enter into licensing agreements (if available on acceptable terms or at all) or to pay damages and cease making or selling certain products. Moreover, we may need to redesign, discontinue or rename some of our products to avoid future infringement liability. Any of the foregoing could cause us to incur significant costs and prevent us from manufacturing or selling our products.

If we are unable to maintain our endorsements by professional athletes, our ability to market and sell our products may be harmed.

A valuable element of our marketing strategy has been to obtain endorsements from prominent athletes, which contribute to the authenticity and image of our brands. We believe that this strategy has been an effective means of gaining brand exposure worldwide and creating broad appeal for our products. We cannot be certain that we will be able to maintain our existing relationships with these individuals in the future or that we will be able to attract new athletes to endorse our products. We also are subject to risks related to the selection of athletes whom we choose to endorse our products. We may select athletes who are unable to perform at expected levels or who are not sufficiently marketable. In addition, negative publicity concerning any of our athletes could harm our brand and adversely impact our business. If we are unable in the future to secure prominent athletes and arrange athlete endorsements of our products on terms we deem to be reasonable, we may be required to modify our marketing platform and to rely more heavily on other forms of marketing and promotion, which may not prove to be effective. In any event, our inability to obtain endorsements from professional athletes could adversely affect our ability to market and sell our products, resulting in loss of revenues and a loss of profitability.

Difficulties in implementing our new global Enterprise Resource Planning system and other technologies could impact our ability to design, produce and ship our products on a timely basis.

We are in the process of implementing the SAP Apparel and Footwear Solution in addition to certain peripheral technologies as our core operational and financial system (together, “ERP”). The ongoing implementation of the ERP is a key part of our continuing efforts to manage our business more effectively by eliminating redundancies and enhancing our overall cost structure and margin performance. Difficulties in implementing SAP and integrating peripheral technologies to this new ERP have impacted and may continue to impact our ability to design, produce and ship our products on a timely basis. For example, during our second quarter of fiscal 2013, we experienced an unexpected delay in transitioning our European operations to our new

ERP, which resulted in cancelled customer orders, discounted product sales to prevent further customer cancellations and lower revenues for that period. See “—Failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could adversely affect our business.”

We rely significantly on information technology and any failure, inadequacy, interruption or security lapse of that technology could harm our ability to effectively operate our business.

Our ability to effectively manage and maintain our supply chain, and to ship products to customers and invoice them on a timely basis depends significantly on several key information systems. The failure of these systems to operate effectively or to integrate with other systems, or a breach in security of these systems could cause delays in product fulfillment and reduced efficiency of our operations, and it could require significant capital investments to remediate any such failure, problem or breach.

In addition, hackers and data thieves are increasingly sophisticated and operate large scale and complex automated attacks. Despite security measures that we and our third party vendors have in place, any breach of our or our third party service providers’ networks may result in the loss of valuable business data, our customers’ or employees’ personal information or a disruption of our business, which could give rise to unwanted media attention, damage our customer relationships and reputation and result in lost sales, fines or lawsuits. In addition, we must comply with increasingly complex regulatory standards enacted to protect this business and personal data. Any inability to maintain compliance with these regulatory standards could expose us to risks of litigation and liability, and adversely impact our results of operations and financial condition.

Changes in foreign currency exchange rates could affect our reported revenues and costs.

We are exposed to gains and losses resulting from fluctuations in foreign currency exchange rates relating to certain sales, royalty income, and product purchases of our international subsidiaries that are denominated in currencies other than their functional currencies. We are also exposed to foreign currency gains and losses resulting from U.S. transactions that are not denominated in U.S. dollars and to the current volatility and uncertainty concerning the euro. If we are unsuccessful in hedging these potential losses, our operating results could be negatively impacted and our cash flows could be significantly reduced. In some cases, as part of our risk management strategies, we may choose not to hedge such risks. If we misjudge these risks, there could be a material adverse effect on our operating results and financial position.

Furthermore, we are exposed to gains and losses resulting from the effect that fluctuations in foreign currency exchange rates have on the reported results in our consolidated financial statements due to the translation of the statements of operations and balance sheets of our international subsidiaries into U.S. dollars. We may (but generally do not) use foreign currency exchange contracts to hedge the profit and loss effects of this translation effect because such exposures are generally non-cash in nature and because accounting rules would require us to mark these contracts to fair value in the statement of operations at the end of each financial reporting period. We translate our revenues and expenses at average exchange rates during the period. As a result, the reported revenues and expenses of our international subsidiaries would decrease if the U.S. dollar increased in value in relation to other currencies, including the euro, Australian dollar or Japanese yen.

Future sales of our common stock in the public market, or the issuance of other equity securities, may adversely affect the market price of our common stock and the value of our debt securities.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of our common stock, debt securities, or both. We cannot predict the effect that future sales of our common stock or other equity-related securities, including the exercise and/or sale of the equity securities held by entities affiliated with Rhône Capital LLC, would have on the market price of our common stock or the value of our debt securities.

Employment related matters may affect our profitability.

As of July 31, 2013, we had no unionized employees, but certain French employees are represented by workers’ councils. As we have little control over union activities, we could face difficulties in the future should our workforce become unionized. There can be no assurance that we will not experience work stoppages or other labor problems in the future with our non-unionized employees or employees represented by workers’ councils.

The effects of war, acts of terrorism, natural disasters or other unforeseen wide-scale events could have a material adverse effect on our operating results and financial condition.

The continued threat of terrorism and associated heightened security measures and military actions in response to acts of terrorism has disrupted commerce and has intensified uncertainties in the U.S. and international economies. Any further acts of terrorism, a future war, or a widespread natural or other disaster, such as the earthquake and resulting tsunami and radioactivity issues in Japan, may disrupt commerce, undermine consumer confidence and lead to a further downturn in the U.S. or international economies, which could negatively impact our revenues. Furthermore, an act of terrorism or war, or the threat thereof, or any natural or other disaster that results in unforeseen interruptions of commerce, could negatively impact our business by interfering with our ability to obtain products from our manufacturers.

Failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could adversely affect our business.

We are required to document and test our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”). As a result, we have incurred and expect to continue to incur substantial expenses to comply with SOX 404 requirements. If, for any reason, our SOX 404 compliance efforts fail to result in an unqualified opinion regarding the effectiveness of our internal controls, we could be subject to regulatory scrutiny and a loss of public confidence, which could have a material adverse effect on our business, stock price and ability to attract credit. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to: (1) accurately report our financial performance on a timely basis, which could cause a decline in our stock price and adversely affect our ability to raise capital, our results of operations and our financial condition; and (2) appropriately manage or control our operations, which could adversely impact our results of operations.

During the quarter ended April 30, 2013, we expanded the implementation of a new ERP system in our EMEA segment. The new ERP system was purchased from a leading internationally respected software provider of enterprise software solutions, SAP. The implementation of SAP represented a material change in our internal controls over financial reporting.

We are reviewing and evaluating the design of key controls in SAP and the accuracy of the data conversion that is taking place during its implementation, and thus far have not uncovered a control deficiency or combination of control deficiencies that we believe meet the definition of a material weakness in internal control over financial reporting. Although we believe internal controls will be maintained or enhanced by SAP, we have not completed our testing of the operating effectiveness of all key controls in the new system. As such, there is a risk such control deficiencies may exist that have not yet been identified and that could constitute, individually or in combination, a material weakness. We will continue to evaluate the operating effectiveness of related key controls during subsequent periods.

If our goodwill becomes impaired, we may be required to record a significant charge to our earnings.

We may be required to record future impairments of goodwill to the extent the fair value of any of our reporting units is less than its carrying value. As of October 31, 2012, the fair value of the Americas reporting unit substantially exceeded its carrying value. The fair values of the EMEA and APAC reporting units exceeded their carrying values by 6% and 5%, respectively. Our estimates of fair value are based on assumptions about future cash flows of each reporting unit, discount rates applied to these cash flows and current market estimates of value. Based on the uncertainty of future revenue growth rates, gross profit performance, and other assumptions used to estimate goodwill recoverability, future reductions in our expected cash flows could cause a material non-cash impairment charge of goodwill, which could have a material adverse effect on our results of operations and financial condition.

Risks Related to Our Indebtedness and the Notes

Our debt obligations could limit our flexibility in managing our business and expose us to certain risks.

Our degree of leverage may have negative consequences to us, including the following:

•	we may have difficulty satisfying our obligations with respect to our indebtedness, and, if we fail to comply with these requirements, an event of default could result;

•

we may be required to dedicate a substantial portion of our cash flow from operations to required interest and, where applicable, principal payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general corporate activities;

•	covenants relating to our indebtedness may limit our ability to obtain additional financing for working capital, capital expenditures and other general corporate activities;

•

we may be subject to credit reductions and other changes in our business relationships with our suppliers, vendors and customers if they perceive that we would be unable to pay our debts to them in a timely manner;

•

we have short term lines of credit in our EMEA segment that are subject to periodic review and renewal, and we may be unable to extend these lines at terms favorable to us, requiring the use of cash on hand or available credit; and

•	we may be placed at a competitive disadvantage against any less leveraged competitors.

Not all of our subsidiaries will guarantee the notes, and your right to receive payment on the notes will be structurally subordinated to the liabilities of our non-guarantor subsidiaries.

Not all of our subsidiaries will be required to guarantee the notes. For example, foreign subsidiaries and certain immaterial subsidiaries will not guarantee the notes. Creditors of our non-guarantor subsidiaries (including trade creditors) will generally be entitled to payment from the assets of those subsidiaries before those assets can be distributed for the benefit of noteholders. As a result, the notes will be structurally subordinated to the prior payment of all of the existing and future debt and other liabilities (including trade payables) of our non-guarantor subsidiaries. The debt of our non-guarantor subsidiaries includes, among other debt, €200 million aggregate principal amount of 8.875% senior notes due 2017 issued by Boardriders S.A. and guaranteed by the Issuers, the guarantors of the notes and certain other non-guarantor subsidiaries (the “Existing Boardriders Notes”). In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to the Issuers or the guarantors of the notes. As of July 31, 2013, our non-guarantor subsidiaries had total liabilities (excluding intercompany liabilities) of approximately $574.2 million, including $265.3 million of Existing Boardriders Notes and trade payables, and total assets of approximately $1,241.6 million, which represented approximately 57% of our consolidated total assets. In addition, for the twelve months ended July 31, 2013, our non-guarantor subsidiaries had net revenues of approximately $1,182.4 million, which represented approximately 61% of our consolidated net revenues, net income from continuing operations of approximately $24.3 million, compared to our $57.1 million consolidated net loss from continuing operations attributable to Quiksilver, Inc., and Adjusted EBITDA of approximately $80.7 million, which represented approximately 78% of our Adjusted EBITDA. The foregoing consolidated amounts are inclusive of the results of operations and financial position of Quiksilver,

Inc., the entity at which we incur all of our corporate level expenses. If such consolidated amounts excluded Quiksilver, Inc., the non-guarantor subsidiaries would have represented approximately 61% of both the net income from continuing operations attributable to all of Quiksilver, Inc.’s subsidiaries as a group and the Adjusted EBITDA of such group for the twelve months ended July 31, 2013.

The Issuers’ ability to service and repay the notes will be dependent on the cash flow generated by our subsidiaries (other than QS Wholesale, Inc.).

Repayment of the notes will depend on our subsidiaries’ (other than QS Wholesale, Inc.) generation of cash flow and our subsidiaries’ ability to make such cash available to the Issuers, by dividend, debt repayment or otherwise. Unless they are guarantors, our subsidiaries (other than QS Wholesale, Inc.) will not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries (other than QS Wholesale, Inc.) may not be able to, or may not be permitted to, make distributions or debt repayments to enable the Issuers to make payments in respect of the notes. Each such subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit the Issuers’ ability to obtain cash from them. While our credit agreements and the indentures governing the Existing Boardriders Notes, the Existing Senior Secured Notes and the notes limit the ability of our guarantor subsidiaries to incur consensual encumbrances that include restrictions on their ability to pay dividends or make other intercompany payments to the Issuers, these limitations are subject to certain qualifications and exceptions. In the event that the Issuers do not receive sufficient cash from our subsidiaries, the Issuers will be unable to make required principal, premium, if any, and interest payments on the notes.

We may incur substantially more debt, including secured debt, or take other actions which may affect our ability to satisfy our obligations under the notes.

The indenture governing the notes allows us to incur additional indebtedness, including secured debt. Such additional indebtedness may be substantial. Our ability to recapitalize, incur additional debt and take a number of other actions that are not prohibited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, and may also require us to dedicate a substantial portion of our cash flow from operations to payments on our other indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures. In addition, if the Issuers or any of the guarantors incurs any additional indebtedness that ranks equal to the notes, the holders of that debt will be able to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of the Issuers. If the subsidiaries of Quiksilver, Inc. (other than QS Wholesale, Inc.) that are not guaranteeing the notes incur any indebtedness, all of such debt will be structurally senior to the notes and guarantees, and the holders of that debt will benefit prior to the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of any such entity.

The notes will be unsecured obligations of the Issuers and the guarantors and are effectively subordinated to our secured debt to the extent of the collateral securing such indebtedness.

The notes will be the general unsecured obligations of the Issuers and the guarantors. Holders of our existing and future secured indebtedness, including our revolving credit facilities and the Existing Senior Secured Notes, will have claims that are senior to your claims as a holder of the notes, to the extent of the value of the assets securing such other indebtedness. The notes will be effectively subordinated to existing secured financings and any other secured indebtedness incurred by us, including indebtedness under the ABL Credit Facility and the Existing Senior Secured Notes. As a result, in the event of any distribution or payment of our assets in any bankruptcy, liquidation or dissolution, holders of secured indebtedness will have a prior claim to those assets that constitute their collateral. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay all amounts due on the notes.

As of July 31, 2013, after giving effect to the redemption of the Redeemed Notes, the Issuers and the guarantors had approximately $509.8 million of outstanding consolidated indebtedness, $287.6 million of which would have been secured indebtedness. In addition, as of July 31, 2013, the ABL Credit Facility would have permitted additional borrowings by QS Wholesale, Inc. and certain guarantors of up to at least $99.4 million, all of which would have been secured. All of the secured debt would be effectively senior to the notes to the extent of the value of the collateral securing such indebtedness.

The agreements governing our debt, including the notes, contain various covenants that impose restrictions on us that may affect our ability to operate our business and the Issuers’ ability to make payments on the notes.

The notes and the agreements, including indentures, governing our other indebtedness impose, and future financing agreements are likely to impose, operating and financial restrictions on our activities. These restrictions require us to comply with or maintain certain financial tests and ratios. In addition, the agreements limit or prohibit our ability to, among other things:

•	incur additional debt and guarantees;

•	pay distributions or dividends and repurchase stock;

•	make other restricted payments, including without limitation, certain restricted investments;

•	create liens;

•	enter into agreements that restrict dividends from subsidiaries;

•	engage in transactions with affiliates; and

•	enter into mergers, consolidations or sales of substantially all of our assets.

These restrictions on our ability to operate our business could seriously harm our business by, among other things, limiting our ability to take advantage of financing, merger and acquisition and other corporate opportunities. See “Description of Certain Other Indebtedness” and “Description of the New Notes.”

Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity of the debt under these agreements and to foreclose upon any collateral securing the debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the indentures. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. We cannot assure you that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements or that we will be able to refinance our debt on terms acceptable to us, or at all.

If we default on our obligations under our other indebtedness, the Issuers may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under the ABL Credit Facility, that is not waived by the required lenders, could result in the Issuers’ inability to pay principal, premium and additional amounts, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including the ABL Credit Facility), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our existing credit facilities could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we may seek protection under the bankruptcy code.

If our future operating performance declines to the extent that we are unable to meet our financial covenants under the ABL Credit Facility, we may need to request waivers from the required lenders under the ABL Credit Facility to avoid being in default. If we are unable to obtain a waiver from the lenders, we would be in default under the ABL Credit Facility, the lenders could exercise their rights as described above, and we may seek protection under the bankruptcy code. See “Description of Certain Other Indebtedness” and “Description of the New Notes.”

Certain restrictive covenants in the indenture governing the notes will be suspended if the notes achieve investment grade ratings.

Most of the restrictive covenants in the indenture governing the notes will not apply for so long as the notes achieve investment grade ratings from Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services, and no default has occurred and is continuing. If these restrictive covenants cease to apply, we may take actions, such as incurring additional debt, making certain investments or making certain dividends or distributions, that would otherwise be prohibited under the indenture. Ratings are given by these rating agencies based upon analyses that include many subjective factors. We cannot assure you that the notes will achieve investment grade ratings, nor can we assure you that investment grade ratings, if granted, will reflect all of the factors that would be important to holders of the notes.

The Issuers may not have the ability to purchase the notes upon the occurrence of a change of control as required by the indenture governing the notes, and our future debt may contain limitations on the Issuers’ ability to make payments upon purchase of the notes.

Holders of the notes will have the right to require the Issuers to purchase the notes upon the occurrence of a change of control as described under “Description of the New Notes.” The Issuers may not have sufficient funds to purchase the notes at such time or have the ability to arrange necessary financing on acceptable terms.

A change of control may also constitute an event of default under, or result in the acceleration of the maturity of, our then-existing indebtedness. Upon the occurrence of a change of control, the Issuers are also required to offer to purchase the Existing Senior Secured Notes and Boardriders S.A., the issuer of our Existing Boardriders Notes, is also required to offer to purchase the Existing Boardriders Notes. The Issuers’ ability to purchase the notes in cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. In addition, the Issuers and Boardriders S.A. may not have sufficient cash available to offer to repurchase the notes, the Existing Senior Secured Notes and the Existing Boardriders Notes and to repay other indebtedness which become due upon a change of control. A failure by the Issuers to purchase the notes when required would result in an event of default with respect to the notes, which may also result in the acceleration of other indebtedness. The ABL Credit Facility prohibits us from making any cash payments on the purchase of the notes if an event of default exists under such facility or if, after giving effect to such purchase (and any additional indebtedness incurred in connection with such a purchase), we would not be in pro forma compliance with our financial covenants under such facility. See “Description of Certain Other Indebtedness.” Any new credit facility that we may enter into may have similar restrictions or otherwise prohibit the repurchase of the notes. A failure by the Issuers to purchase the notes upon a change of control as required under the terms of the indenture would permit holders of the notes to accelerate our obligations under the indenture. In addition, a default under the indenture could lead to a default under agreements governing our other indebtedness, including the ABL Credit Facility. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

Some significant restructuring transactions may not constitute a change of control, in which case the Issuers would not be obligated to offer to purchase the notes.

Upon the occurrence of a change of control, you have the right to require the Issuers to purchase your notes. However, the change of control provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a change of control requiring the Issuers to purchase the notes. In addition, various transactions might not constitute a change of control under the notes but could constitute a change of control as defined under our other debt. In the event of any such transaction, the holders would not have the right to require the Issuers to purchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

Actual results may vary from forward-looking information included or incorporated by reference in this prospectus and the variations may be material.

We have included or incorporated by reference certain forward-looking information in this prospectus, including without limitation information regarding expected future Adjusted EBITDA and statements about management’s expectations regarding the implementation of our multi-year Profit Improvement Plan. This data reflects our best currently available estimates and projections. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results, and readers of this prospectus are cautioned not to place undue reliance on this prospective financial information.

The assumptions and estimates underlying our prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including the risks described above under “—Risks Related to Our Business.” Accordingly, there can be no assurance that the prospective results are indicative of our future performance or that actual results will not differ materially from those presented in the prospective financial information. Neither our independent registered public accounting firm, nor any other independent registered public accounting firm, has conducted any procedures with respect to the forward-looking information contained herein or expressed any opinion or given any other form of assurance on such information or its achievability, and it assumes no responsibility for such forecasted financial information. In addition, we do not undertake any obligation to update the forward-looking information to reflect events or circumstances after the date of this prospectus.

Trading markets for the notes may not develop.

The notes are new issues of securities with no established trading markets. Trading markets for the notes may not develop or, if developed, such markets may not continue. If no active trading markets develop, you may not be able to resell your notes at their fair market value or at all. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system.

A liquid trading market may not develop for the notes. If a market develops, the notes could trade at prices that may be lower than the initial offering price of the notes. If an active market does not develop or is not maintained, the price and liquidity of the notes may be adversely affected. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

Federal and state statutes allow courts, under specific circumstances, to avoid the notes and the guarantees, to require noteholders to return payments received from the Issuers or the guarantors, and to take other actions detrimental to the noteholders.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the delivery of any guarantees of the notes, including the guarantees by the guarantors entered into upon issuance of the notes and subsidiary guarantees (if any) that may be entered into thereafter under the terms of the indenture governing the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the issuance of the notes and the delivery of guarantees could be avoided (that is, cancelled) as fraudulent transfers or conveyances if a court determined that any of the Issuers, at the time it issued the notes, or any of the guarantors, at the time it delivered the applicable guarantee (in some jurisdictions, a court may focus on when payment became due under the notes or a guarantee),

(I)	issued the notes or provided the applicable guarantee, as the case may be, with the intent of hindering, delaying or defrauding any present or future creditor; or

(II)	(A) received less than reasonably equivalent value or fair consideration for issuing the notes or providing such guarantee, as the case may be, and

(B)(1) was insolvent or rendered insolvent by reason of such issuance or provision,

(2) was engaged in a business or transaction for which such Issuer’s or such guarantor’s remaining assets constituted unreasonably small capital, or

(3) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured.

A court would likely find that an Issuer or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or the applicable guarantee if such Issuer or guarantor did not benefit directly or indirectly from the issuance of the notes or such guarantee. If the notes or guarantees were avoided or limited under fraudulent transfer or other laws, any claim you may make against the Issuers or the guarantors for amounts payable on the notes or guarantees would be unenforceable to the extent of such avoidance or limitation. As a general matter, subject to the standards noted above, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

We cannot be certain as to the standards a court would use to determine whether an Issuer or a guarantor was solvent at the relevant time or, if applicable in a particular jurisdiction, when payment became due under the notes or a guarantee. Regardless of the actual standard applied by the court, we cannot be certain that the issuance of the notes or a guarantee would not be avoided.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an Issuer or a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the value of its property, at a fair valuation;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

To the extent that a court avoids or otherwise finds unenforceable for any other reason the notes or a guarantee, your claims against the relevant Issuer or guarantor would be eliminated or limited. In addition, the court might direct you to repay any amounts already received from such Issuer or guarantor. Further, the avoidance of the notes or a related guarantee could result in an event of default with respect to our other debt that could result in acceleration of such debt.

In certain circumstances, a court may subordinate claims in respect of the notes or a guarantee to all other debts of an Issuer or a guarantor, or take other actions detrimental to the noteholders, based on equitable or other grounds. We cannot be certain as to the standards that a court might apply and whether it might find such subordination or other actions appropriate.

If a guarantee were legally challenged, such guarantee could also be subject to the claim that, since the guarantee was incurred for the Issuers’ benefit, and only indirectly for the benefit of the guarantor, the obligations of the guarantor were incurred for less than fair consideration. A court could thus avoid the obligations under the guarantee. Although each guarantee will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, that provision may not be effective to protect those guarantees from being avoided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.

Even if the guarantees of the notes remain in force, the remaining amount due and collectible under the guarantee may not be sufficient to pay the notes in full when due.

Risks Related to the Exchange Offer

Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer and may have reduced liquidity after the exchange offer.

If you do not exchange your old notes in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to your old notes. The restrictions on transfer of your old notes arise because the Issuers issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act.

Furthermore, we have not conditioned the exchange offer on receipt of any minimum or maximum principal amount of old notes. As old notes are tendered and accepted in the exchange offer, the principal amount of remaining outstanding old notes will decrease. This decrease could reduce the liquidity of the trading market for the old notes. We cannot assure you of the liquidity, or even the continuation, of the trading market for the outstanding old notes following the exchange offer.

For further information regarding the consequences of not tendering your old notes in the exchange offer, see the discussions below under the captions “The Exchange Offer; Registration Rights Agreement—Consequences of Exchanging or Failing to Exchange Old Notes” and “Material United States Federal Income Tax Considerations.”

You must comply with the exchange offer procedures to receive new notes.

Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following before the expiration date (or within the time periods specified in the guaranteed delivery procedures, if applicable):

•

certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent’s account at DTC, New York, New York as a depository, including an agent’s message, as defined in this prospectus, if the tendering holder does not deliver a letter of transmittal;

•

a complete and signed letter of transmittal, or facsimile copy, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message in place of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the necessary documents to be timely received by the exchange agent. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered, or that are tendered but not accepted for exchange, will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and will no longer have the registration and other rights under the registration rights agreement. See “The Exchange Offer; Registration Rights Agreement—Procedures for Tendering Old Notes” and “The Exchange Offer; Registration Rights Agreement—Consequences of Exchanging or Failing to Exchange Old Notes.”

Some holders who exchange their old notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities. If you are deemed to have received restricted securities, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

In addition, a broker-dealer that purchased old notes for its own account as part of market-making or trading activities must deliver a prospectus meeting the requirements of the Securities Act when it sells new notes it receives in the exchange offer. Our obligation to make this prospectus available to broker-dealers is limited. We cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their new notes.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement that was executed in connection with the sale of the old notes. We will not receive any proceeds from the exchange offer. You will receive, in exchange for the old notes tendered by you and accepted by us in the exchange offer, new notes in the same principal amount. The old notes surrendered in exchange for the new notes will be retired and will not result in any increase in our outstanding debt. Any tendered but unaccepted old notes will be returned to you and will remain outstanding.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the nine months ended July 31, 2013 and the years ended October 31, 2012, 2011, 2010, 2009 and 2008, respectively:

	For the Nine Months Ended July 31,	For the Year Ended October 31,
	2013	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges(1)	(2)	(2)	(2)	1.1x	(2)	2.5x

(1)	For purposes of determining the ratio of earnings to fixed charges, “earnings” are defined as earnings before income from equity investments plus fixed charges. “Fixed charges” consist of total interest expense, whether capitalized or expensed, amortization of issuance costs and the estimated interest component of rent expense.
(2)	Earnings were inadequate to cover fixed charges by $50.7 million for the nine months ended July 31, 2013 and by $2.2 million, $32.2 million and $3.6 million for fiscal 2012, 2011 and 2009, respectively.

CAPITALIZATION

The following table sets forth our cash position and capitalization as of July 31, 2013.

You should read the information in this table in conjunction with “Management’s Discussions and Analysis of Financial Condition and Results of Operations,” “Description of Certain Other Indebtedness” and our historical consolidated financial statements and related notes for the fiscal year ended October 31, 2012 and for the nine months ended July 31, 2013 included elsewhere in this prospectus.

As of July 31, 2013(1)
(Dollars in millions)
Cash and cash equivalents(2)	$62.4

Lines of credit:
EMEA lines of credit(3)	$35.6
Long-term debt:
ABL Credit Facility	39.6
Existing Boardriders Notes	265.3
Existing Senior Secured Notes(4)	278.6
Old Notes(5)	222.2
Capital lease obligations and other borrowings	9.1

Total long-term debt	850.3

Equity:
Total Quiksilver, Inc. stockholders’ equity	533.4
Non-controlling interest	19.4

Total equity	552.8

Total capitalization	$1,403.1

(1)	As adjusted to give effect to the redemption of the Redeemed Notes. On July 16, 2013, we used a portion of the net proceeds from the Recent Notes Offering to irrevocably deposit with the trustee for the Redeemed Notes an amount sufficient to redeem all of the Redeemed Notes, including accrued interest (approximately $409.2 million). Such amount is reflected in our July 31, 2013 balance sheet as “Debt to be Redeemed” and “Restricted Cash.” The redemption of the Redeemed Notes was completed on August 15, 2013. See Note 9, “Debt”, to our condensed consolidated financial statements included elsewhere in this prospectus for additional details.
(2)	Our cash and cash equivalents balance was approximately $42 million as of October 31, 2012.
(3)	As of July 31, 2013, there were $29 million in letters of credit outstanding under the EMEA lines of credit. The EMEA lines of credit had additional availability of approximately $44 million for direct borrowings and $57 million for letters of credit as of July 31, 2013.
(4)	Reflects the gross proceeds from the sale of the Existing Senior Notes, issued at a price of 99.483%.
(5)	Reflects the gross proceeds from the sale of the old notes, issued at a price of 98.757%.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The selected historical consolidated financial information as of October 31, 2012 and 2011, and for the years ended October 31, 2012, 2011 and 2010 has been derived from our audited historical consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial information as of October 31, 2010, 2009 and 2008, and for the years ended October 31, 2009 and 2008 has been derived from our audited historical consolidated financial statements not included in this prospectus. The selected historical consolidated financial information as of July 31, 2013 and for the nine months ended July 31, 2013 and 2012, has been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. The historical consolidated financial information for the twelve months ended July 31, 2013 has been derived by adding our historical consolidated financial information for the year ended October 31, 2012 to our historical consolidated financial information for the nine months ended July 31, 2013 and subtracting our historical consolidated financial information for the nine months ended July 31, 2012. Results for the nine months ended July 31, 2013 are not necessarily indicative of the results to be expected for the full year or for any other periods. The unaudited interim selected historical consolidated financial information reflect all adjustments, consisting only of normal and recurring adjustments, which are, in the opinion of our management, necessary to present fairly the interim periods.

The selected historical consolidated financial information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes included elsewhere in this prospectus.

	For the Twelve Months Ended July 31,	For the Nine Months Ended July 31,		For the Year Ended October 31,
	2013(1)	2013(1)	2012(1)	2012(1)	2011(1)	2010(1)(2)	2009(1)(2)	2008(1)(2)
	(Dollars in thousands)
Consolidated Statement of Operations Data:
Revenues, net	$1,944,496	$1,385,530	$1,454,273	$2,013,239	$1,953,061	$1,837,620	$1,977,526	$2,264,636
Cost of goods sold	1,012,119	709,912	730,686	1,032,893	929,227	870,372	1,046,495	1,144,050

Gross profit	932,377	675,618	723,587	980,346	1,023,834	967,248	931,031	1,120,586
Selling, general and administrative expense	895,973	660,042	680,213	916,144	895,949	832,066	851,746	915,933
Asset impairments	17,330	10,652	556	7,234	86,373	11,657	10,737	65,797

Operating income/(loss)	19,074	4,924	42,818	56,968	41,512	123,525	68,548	138,856
Interest expense, net	66,350	50,991	45,464	60,823	73,808	114,109	63,924	45,327
Foreign currency loss/(gain)	7,661	4,629	(4,701)	(1,669)	(111)	(5,917)	8,633	(5,761)
Provision/(benefit) for income taxes	2,966	10,322	14,913	7,557	(14,315)	23,433	66,667	33,027
Less: net loss/(income) attributable to non-controlling interest	809	(435)	(2,257)	(1,013)	(3,388)	(3,414)	(2,926)	(690)

Net (loss)/income from continuing operations attributable to Quiksilver, Inc.	(57,094)	(61,453)	(15,115)	(10,756)	(21,258)	(11,514)	(73,215)	65,544
Income/(loss) from discontinued operations attributable to Quiksilver, Inc., net of tax	—	—	—	—	—	1,830	(118,827)	(291,809)

Net loss attributable to Quiksilver, Inc.	$(57,094)	$(61,453)	$(15,115)	$(10,756)	$(21,258)	$(9,684)	$(192,042)	$(226,265)

Consolidated Statement of Cash Flows Data:
Net cash (used in)/provided by operating activities	$(9,175)	$(12,517)	$(16,881)	$(13,539)	$54,149	$203,482	$206,168	$72,162
Net cash (used in)/provided by investing activities	(459,239)	(448,533)	(56,294)	(67,000)	(82,622)	9,571	(32,716)	(64,739)
Net cash provided by/(used in) financing activities	443,455	481,429	58,907	20,933	23,159	(182,761)	(116,015)	(32,980)

	For the Twelve Months Ended July 31,	For the Nine Months Ended July 31,		For the Year Ended October 31,
	2013(1)	2013(1)	2012(1)	2012(1)	2011(1)	2010(1)(2)	2009(1)(2)	2008(1)(2)
	(Dollars in thousands)
Other Financial and Operating Data:
Capital expenditures	$58,270	$39,366	$47,177	$66,081	$89,590	$47,797	$55,151	$90,948
Depreciation and amortization	51,813	38,018	39,437	53,232	55,259	53,861	55,004	57,231
Rent expense	129,402	93,777	99,331	134,956	127,384	126,867	119,150	120,677
EBITDA(3)	64,035	37,878	84,699	110,856	93,494	179,889	112,380	201,129
Adjusted EBITDA(3)	102,840	64,725	102,527	140,642	194,281	204,377	131,532	278,945

	As of July 31, 2013		As of October 31,
	Actual	As Adjusted(5)	2012	2011	2010	2009	2008
	(Dollars in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents(4)	$471,550	$62,383	$41,823	$109,753	$120,593	$99,516	$53,042
Total assets	2,192,527	1,784,360	1,718,240	1,764,223	1,696,121	1,852,608	2,170,265
Total debt(4)	1,259,414	850,247	757,969	747,686	728,773	1,039,253	1,060,318
Quiksilver, Inc. stockholders’ equity	533,420	533,420	583,310	610,098	610,368	456,595	599,966

	For the Twelve Months Ended July 31, 2013
	(Dollars in thousands)
	Actual	As Adjusted
As Adjusted Financial Data(5):
Cash interest expense	$59,601	$72,595

(1)	For all periods presented, non-cash asset impairments include retail store asset impairments. Additionally, fiscal 2011 and fiscal 2008 include goodwill impairment charges of $74 million and $55 million, respectively.
(2)	Fiscal 2010, 2009 and 2008 reflect the operations of Rossignol and Cleveland Golf as discontinued operations.
(3)	EBITDA is defined as net income or loss from continuing operations attributable to Quiksilver, Inc. before (i) interest expense, (ii) provision for or benefit of income taxes and (iii) depreciation and amortization. Adjusted EBITDA is defined as net income or loss from continuing operations attributable to Quiksilver, Inc. before (i) interest expense, (ii) provision for or benefit of income taxes, (iii) depreciation and amortization, (iv) non-cash stock-based compensation expense and (v) non-cash asset impairments. EBITDA and Adjusted EBITDA are not defined under GAAP, and may not be comparable to similarly titled measures reported by other companies. We use EBITDA and Adjusted EBITDA, along with GAAP measures, as a measure of profitability because EBITDA and Adjusted EBITDA help us to compare our performance on a consistent basis by removing from our operating results the impact of our capital structure, the effect of operating in different tax jurisdictions, the impact of our asset base, which can differ depending on the book value of assets, the accounting methods used to compute depreciation and amortization, the existence or timing of asset impairments and the effect of non-cash stock-based compensation expense. We believe EBITDA is useful to investors as it is a widely used measure of performance and the adjustments we make to EBITDA to arrive at Adjusted EBITDA provide further clarity on our profitability. We remove the effect of non-cash stock-based compensation from Adjusted EBITDA which can vary based on share price, share price volatility and expected life of the equity instruments we grant. In addition, this stock-based compensation expense does not result in cash payments by us. We remove the effect of non-cash asset impairments from Adjusted EBITDA for the same reason that we remove depreciation and amortization as it is part of the impact of our asset base. Adjusted EBITDA has limitations as a profitability measure in that it does not include the interest expense on our debts, our provisions for income taxes, the effect of our expenditures for capital assets and certain intangible assets, the effect of non-cash stock-based compensation expense and the effect of asset impairments.

The following is a reconciliation of our net (loss)/income from continuing operations attributable to Quiksilver, Inc. to EBITDA and Adjusted EBITDA:

	For the Twelve Months Ended July 31,	For the Nine Months Ended July 31,		For the Year Ended October 31,
	2013	2013	2012	2012	2011	2010	2009	2008
	(Dollars in thousands)
Net (loss)/income from continuing operations attributable to Quiksilver, Inc.	$(57,094)	$(61,453)	$(15,115)	$(10,756)	$(21,258)	$(11,514)	$(73,215)	$65,544
Provision/(benefit) for income taxes	2,966	10,322	14,913	7,557	(14,315)	23,433	66,667	33,027
Interest expense, net	66,350	50,991	45,464	60,823	73,808	114,109	63,924	45,327
Depreciation and amortization	51,813	38,018	39,437	53,232	55,259	53,861	55,004	57,231

EBITDA	$64,035	$37,878	$84,699	$110,856	$93,494	$179,889	$112,380	$201,129

Non-cash stock-based compensation expense	21,475	16,195	17,272	22,552	14,414	12,831	8,415	12,019
Non-cash asset impairments	17,330	10,652	556	7,234	86,373	11,657	10,737	65,797

Adjusted EBITDA	$102,840	$64,725	$102,527	$140,642	$194,281	$204,377	$131,532	$278,945

(4)	Cash and cash equivalents consists of cash and cash equivalents as well as restricted cash of $409 million directly related to the debt to be redeemed. Total debt consists of long term debt, including current portion, debt to be redeemed and lines of credit.
(5)	As adjusted to give effect to (i) the Recent Notes Offering and the use of the net proceeds therefrom as described under “Summary—Recent Notes Offering” and (ii) our entry into the ABL Credit Facility as described under “Summary—New Asset-Based Credit Facility.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read together with our consolidated financial statements and related notes and “Risk Factors,” which are included elsewhere in this prospectus.

Business Overview

Quiksilver is one of the world’s leading outdoor sports lifestyle companies. We design, develop and distribute a diversified mix of branded apparel, footwear, accessories and related products. Our brands, inspired by the passion for outdoor action sports, represent a casual lifestyle for young-minded people who connect with our boardriding culture and heritage. Our Quiksilver, Roxy and DC brands are synonymous with the heritage and culture of surfing, skateboarding and snowboarding. Our products combine decades of brand heritage, authenticity and design experience with the latest technical performance innovations available in the marketplace.

Our products are sold in over 90 countries through a wide range of distribution points, including wholesale accounts (surf shops, skate shops, snow shops, specialty stores, and select department stores), 632 Company-owned retail stores as of July 31, 2013, as well as via licensed stores and our e-commerce websites. We have four operating segments consisting of the Americas, EMEA and APAC, each of which sells a full range of our products, as well as Corporate Operations. Our Americas segment includes revenues primarily from the United States, Canada, Brazil and Mexico. Our EMEA segment includes revenues primarily from continental Europe, the United Kingdom, Russia and South Africa. Our APAC segment includes revenues primarily from Australia, Japan, New Zealand and Indonesia. Royalties earned from various licensees in other international territories are categorized in Corporate Operations, along with revenues from sourcing services to our licensees. For information regarding the revenues, operating income/(loss), and identifiable assets attributable to our operating segments, see Note 3, “Segment Information,” to our condensed consolidated financial statements included elsewhere in this prospectus. In fiscal 2012, more than 60% of our net revenues were generated outside of the United States.

Results of Operations

The following table sets forth selected statement of operations data expressed as a percentage of net revenues for the fiscal years and interim periods indicated. The discussion that follows should be read in conjunction with the table:

	Nine Months Ended July 31,		Year Ended October 31,
	2013	2012	2012	2011	2010
Statements of Operations data
Revenues, net	100.0%	100.0%	100.0%	100.0%	100.0%
Gross margin	48.8	49.8	48.7	52.4	52.6
Selling, general and administrative expense	47.6	46.8	45.5	45.9	45.3
Asset impairments	0.8	0.0	0.4	4.4	0.6

Operating income	0.4	2.9	2.8	2.1	6.7
Interest expense	3.7	3.1	3.0	3.8	6.2
Foreign currency loss/(gain)	0.3	(0.3)	(0.1)	(0.1)	(0.3)

(Loss)/Income before provision for income taxes	(3.7)	0.1	(0.1)	(1.6)	0.8
Other data
Adjusted EBITDA(1)	4.7%	7.1%	7.0%	9.9%	11.1%

(1)	For a definition of Adjusted EBITDA and a reconciliation of net (loss)/income from continuing operations attributable to Quiksilver, Inc. to Adjusted EBITDA, see footnote (3) to the table under “Selected Historical Consolidated Financial Information.”

Nine Months Ended July 31, 2013 Compared to Nine Months Ended July 31, 2012

Revenues, net

Revenues, net—By Segment

The following table presents consolidated net revenues (in millions) by segment in historical currency (as reported) for the nine months ended July 31, 2013 and 2012:

Net Revenues by Segment in Historical Currency (as reported):

	Americas	EMEA	APAC	Corporate	Total
First Nine Months 2013	$683	$500	$200	$3	$1,386
First Nine Months 2012	713	519	220	3	1,454
% decrease	(4)%	(4)%	(9)%		(5)%

Net revenues (in millions) by segment in constant currency for the nine months ended July 31, 2013 and 2012 were as follows:

Net Revenues by Segment in Constant Currency (current year exchange rates):

	Americas	EMEA	APAC	Corporate	Total
First Nine Months 2013	$683	$500	$200	$3	$1,386
First Nine Months 2012	708	521	208	3	1,440
% decrease	(4)%	(4)%	(4)%		(4)%

On an as reported basis, total net revenues for the nine months ended July 31, 2013 decreased 5% to $1.39 billion from $1.45 billion in the comparable period of the prior year. Net revenues declined in the single-digits on a percentage basis across all three regional segments.

Net revenues in our Americas segment declined across our Quiksilver and DC brands, and also within our wholesale and retail channels. The net revenue decrease in the Americas was primarily due to lower net revenues in our Company-owned retail stores due to 15 net store closures since the end of the third quarter of fiscal 2012 and increased markdown allowances and sales discounts to wholesale customers to assist the sell-through of inventory in this channel.

Net revenues in our EMEA segment decreased across our Quiksilver and Roxy brands, particularly within the wholesale channel. These decreases were partially offset by continued growth in our e-commerce channel and, to a lesser extent, growth in net revenues of our DC brand. The $18 million decline in net revenues in the EMEA segment during the first nine months of fiscal 2013 was focused within Spain and France where net revenues declined in the high-teens and high-single digits on a percentage basis, respectively, consistent with the continuing economic difficulties in those countries. These decreases were partially offset by net revenue growth in Russia, the United Kingdom and Germany.

Net revenues in the APAC segment decreased primarily due to a $12 million unfavorable foreign currency impact from the weakening of the Japanese yen and Australian dollar versus the U.S. dollar. The remaining decrease in APAC segment net revenues came from our Quiksilver and Roxy brands as well as in our wholesale and retail channels. These decreases were partially offset by continued growth within our DC brand and our e-commerce channel. Net revenues from Australia and New Zealand declined in the high-teens on a percentage basis versus the prior year. These declines were partially offset by net revenue growth in other APAC countries.

Net revenues in our emerging markets, which include Brazil, Mexico, Russia, Taiwan, Korea, China and Indonesia increased by 11% versus the prior year (16% in constant currency).

Revenues, net—By Brand

Net revenues by brand (in millions), in both historical and constant currency, for the first half of fiscal 2013 and 2012 were as follows:

Net Revenues by Brand in Historical Currency (as reported):

	Quiksilver	Roxy	DC	Other	Total
First Nine Months 2013	$533	$375	$404	$73	$1,386
First Nine Months 2012	592	393	407	62	1,454
% (decrease)/increase	(10)%	(5)%	(1)%	18%	(5)%

Net Revenues by Brand in Constant Currency (current year exchange rates):

	Quiksilver	Roxy	DC	Other	Total
First Nine Months 2013	$533	$375	$404	$73	$1,386
First Nine Months 2012	586	388	404	62	1,440
% (decrease)/increase	(9)%	(3)%	0%	18%	(4)%

Quiksilver brand net revenues decreased 10% on an as reported basis during the first nine months of fiscal 2013 compared to the prior year period. This decrease was primarily due to a low-double digit percentage decline in wholesale channel net revenues and a high-single digit percentage decline in retail channel net revenues. The wholesale and retail net revenue decreases were spread across all three regional segments, but were most significant in the EMEA and APAC segments.

Roxy brand net revenues decreased 5% on an as reported basis due to a low-single digit percentage decline in the wholesale channel and a high-single digit percentage decline in the retail channel. The wholesale decrease was focused in the EMEA and APAC segments, partially offset by high-single digit percentage growth in the Americas segment. The retail decrease was focused in the APAC and Americas segments.

DC brand net revenues decreased slightly on an as reported basis with growth in the APAC and EMEA segments offset by a low-single digit percentage decline in the Americas segment, particularly within the wholesale channel. The DC brand experienced significant growth within the retail and e-commerce channels across all three regional segments.

Revenues, net—By Channel

Net revenues by channel (in millions), in both historical and constant currency, for the nine months ended July 31, 2013 and 2012 were as follows:

Net Revenues by Channel in Historical Currency (as reported):

	Wholesale	Retail	E-com	Total
First Nine Months 2013	$958	$341	$87	$1,386
First Nine Months 2012	1,040	349	65	1,454
% (decrease)/increase	(8)%	(2)%	34%	(5)%

Net Revenues by Channel in Constant Currency (current year exchange rates):

	Wholesale	Retail	E-com	Total
First Nine Months 2013	$958	$341	$87	$1,386
First Nine Months 2012	1,030	345	65	1,440
% (decrease)/increase	(7)%	(1)%	35%	(4)%

Wholesale net revenues decreased 8% on an as reported basis in the first nine months of fiscal 2013 versus the prior year period. Wholesale net revenues declined in all three regional segments and across all three core brands, but most significantly in the Quiksilver brand and EMEA segment.

Retail net revenues decreased 2% on an as reported basis versus the prior year period. Retail net revenues decreased in the high-single digits on a percentage basis in the Americas and APAC segments, partially offset by low-single digit percentage growth in the EMEA segment. Retail net revenues in the Americas segment decreased primarily due to operating 15 net fewer retail stores at the end of the third quarter of fiscal 2013 compared to fiscal 2012. Net revenues of the Quiksilver and Roxy brands declined in the high-single digits on a percentage basis, partially offset by strong growth in the DC brand. Retail same-store sales declined 1% for the nine months ended July 31, 2013.

E-commerce net revenues increased 34% versus the prior year period. E-commerce net revenues increased in all three regional segments and across all three core brands, but was largely focused in EMEA and APAC, as we expanded our online business within these segments.

Gross Profit

Gross profit decreased to $676 million in the first nine months of fiscal 2013 from $724 million in the comparable period of the prior year. Gross margin decreased to 48.8% in the first nine months of fiscal 2013 from 49.8% in the prior year period. This decrease was primarily due to increased sales discounts relating to the DC brand in the Americas wholesale channel.

Gross margin by segment for the nine months ended July 31, 2013 and 2012 was as follows:

	2013	2012	Basis Point Change
Americas	42.2%	43.8%	(160)bp
EMEA	56.8%	57.6%	(80)bp
APAC	51.6%	51.5%	10 bp
Consolidated	48.48%	49.8%	(100)bp

The gross margin decreases in our Americas and EMEA segments were primarily the result of increased sales discounts in our wholesale channel, especially related to DC in the Americas segment and Quiksilver in the EMEA segment. Our APAC segment gross margin increased primarily as a result of improved full-price selling within our retail channel, particularly within the Roxy brand. These increases were partially offset by increased discounting related to the DC brand within the wholesale channel.

Selling, General and Administrative Expense

SG&A for the first nine months of fiscal 2013 decreased $20 million, or 3%, to $660 million from $680 million in the comparable period of the prior year. This decrease was primarily attributable to the favorable impact of our expense reduction efforts implemented in the past year (approximately $27 million) and reduced employee compensation (approximately $19 million). These decreases were partially offset by an increase in employee severance and other restructuring costs (approximately $13 million), increased direct selling expenses (approximately $4 million) primarily associated with the continuing growth of our e-commerce business, and higher bad debt expenses (approximately $5 million) driven primarily by a credit in the prior year.

SG&A by segment (in millions) as reported for the nine months ended July 31, 2013 and 2012 was as follows:

	2013		2012
	$	% of Net Revenues	$	% of Net Revenues	$ Change	Basis Point Change
Americas	252	36.9%	271	38.0%	(19)	(110)bp
EMEA	253	50.6%	250	48.2%	3	240bp
APAC	109	54.4%	115	52.2%	(6)	220bp
Corporate Operations	46		44		2

Consolidated	660	47.6%	680	46.8%	(20)	80bp

Asset Impairments

Asset impairment charges were $11 million in the nine months ended July 31, 2013, compared to $1 million in the prior year period. Impairment charges were related to certain underperforming retail stores, discontinued brands and trademarks associated with those brands.

Non-Operating Expenses

Interest expense for the nine months ended July 31, 2013 was $51 million, compared to $45 million in the comparable period of the prior year. Interest expense for fiscal 2013 includes a $3 million write-off of debt issuance costs related to our senior notes due April 2015 that were redeemed in August 2013 (see Note 9, “Commitments and Contingencies,” to our condensed consolidated financial statements included elsewhere in this prospectus).

Our foreign currency loss amounted to $5 million for the nine months ended July 31, 2013 compared to a gain of $5 million in the comparable period of the prior year. This loss resulted primarily from the foreign currency exchange effect of revaluing certain non-euro denominated assets of our European subsidiaries.

Our income tax expense for the nine months ended July 31, 2013 was $10 million compared to $15 million in the comparable period of the prior year. Although we incurred a net loss during the first nine months of fiscal 2013 and 2012, we incurred income tax expense as we were unable to record tax benefits against the losses in certain jurisdictions.

Net Loss Attributable to Quiksilver, Inc.

Our net loss attributable to Quiksilver, Inc. for the nine months ended July 31, 2013 was $61 million or $0.37 per share, compared to $15 million, or $0.09 per share, in the comparable period of the prior year.

Adjusted EBITDA

Adjusted EBITDA decreased to $65 million in the nine months ended July 31, 2013 compared to $103 million in the comparable period of the prior year. This decrease was primarily due to the net revenue and gross margin declines, partially offset by SG&A reductions. For a definition of Adjusted EBITDA and a reconciliation of net (loss)/income from continuing operations attributable to Quiksilver, Inc. to Adjusted EBITDA, see footnote (3) to the table under “Selected Historical Consolidated Financial Information.”

Multi-Year Profit Improvement Plan

In May 2013, we announced a multi-year Profit Improvement Plan designed to accelerate our three fundamental strategies of strengthening brands, growing sales and driving operational efficiencies. The plan’s initiatives focus on prioritizing our three core brands, globalizing key functions and reducing our cost structure.

Important elements of the multi-year Profit Improvement Plan include:

•	clarifying the positioning of our three flagship brands (Quiksilver, Roxy and DC);

•	divesting certain non-core brands;

•	globalizing product design and merchandising;

•	licensing of secondary or peripheral product categories;

•	reprioritizing our marketing investments to emphasize in-store and print marketing along with digital and social media;

•	continued investment in emerging markets and e-commerce;

•	improving sales execution;

•	optimizing our supply chain;

•	reducing our product styles by over 30%;

•	centralizing global responsibility for key functions, including product design, supply chain, marketing, retail stores, licensing and administrative functions; and

•	closing underperforming retail stores.

We expect that the plan, when fully implemented in 2016, could improve Adjusted EBITDA by approximately $150 million, of which approximately one-half will come from supply chain optimization and the other half primarily from corporate overhead reductions, licensing opportunities, net revenue growth and improved pricing management, compared with 2012 results. We believe we have made meaningful progress on the plan during the third quarter of fiscal 2013.

Fiscal 2012 Compared to Fiscal 2011

Revenues, net

Revenues, net—By Segment

The following table presents consolidated net revenues (in millions) by segment in historical currency for each of fiscal 2012 and 2011:

	Americas	EMEA	APAC	Corporate	Total
Fiscal 2012	$992	$711	$307	$3	$2,013
Fiscal 2011	914	761	272	5	1,953
% increase/(decrease)	8%	(7%)	13%		3%

Our net revenues for fiscal 2012 were $2.01 billion, up 3% from $1.95 billion in fiscal 2011. The $60 million increase in net revenues in fiscal 2012 was driven by a $78 million increase in our Americas segment and a $35 million increase in our APAC segment, partially offset by a $50 million decline in our EMEA segment. The decline in net revenues in our EMEA segment in fiscal 2012 was almost entirely due to unfavorable changes in foreign currency exchange rates between fiscal 2012 and fiscal 2011. Absent changes in foreign currency exchange rates, EMEA net revenues increased just under 1% in fiscal 2012. A more detailed discussion of net revenue changes by segment, brand and channel as adjusted for changes in foreign currency exchange rates (i.e., in constant currency) is set forth below.

We use constant currency measurements to better understand actual growth rates in our foreign operations. Constant currency measurements remove the impact of foreign currency exchange rate fluctuations from period to period. Constant currency is calculated by taking the ending foreign currency exchange rate (for balance sheet items) or the average foreign currency exchange rate (for income statement items) used in translation for the current period and applying that same rate to the prior period.

The following table presents consolidated net revenues (in millions) by segment in constant currency for each of fiscal 2012 and 2011:

	Americas	EMEA	APAC	Corporate	Total
Fiscal 2012	$992	$711	$307	$3	$2,013
Fiscal 2011	904	706	273	5	1,888
% increase	10%	1%	12%		7%

In constant currency, net revenues increased 7% compared to the prior year. Net revenues in the Americas segment increased 10% versus the prior year due to low double-digit percentage growth across all three core brands (Quiksilver, Roxy and DC) and growth across all three distribution channels, particularly within the wholesale channel. Net revenues in the EMEA segment increased 1% versus the prior year with low double-digit percentage growth in DC revenues largely offset by high-single digit percentage declines in Quiksilver and Roxy revenues. Growth in the e-commerce and retail channels within EMEA were offset by a decline in the wholesale channel. Net revenues declined a combined 12% in constant currency within the wholesale and retail channels in the United Kingdom and Spain due to the negative economic circumstances in those countries. These declines were offset by significant e-commerce net revenue growth, partially due to an acquisition in the United Kingdom, as well as net revenue growth in Russia and Germany. Net revenues in the APAC segment increased 12% due to strong growth across all three core brands as well as in the wholesale and retail distribution channels. Net revenue growth in emerging markets, particularly Indonesia and South Korea, contributed significantly to the APAC net revenue growth.

Revenues, net—By Brand

Net revenues by brand (in millions), in both historical and constant currency, for each of fiscal 2012 and 2011 were as follows:

Net Revenue by Brand in Historical Currency (as reported):

	Quiksilver	DC	Roxy	Other	Total
Fiscal 2012	$794	$594	$524	$101	$2,013
Fiscal 2011	806	545	519	83	1,953
% (decrease)/increase	(1)%	9%	1%	21%	3%

Net Revenue by Brand in Constant Currency (current year exchange rates):

	Quiksilver	DC	Roxy	Other	Total
Fiscal 2012	$794	$594	$524	$101	$2,013
Fiscal 2011	773	530	503	82	1,888
% increase	3%	12%	4%	24%	7%

Quiksilver brand net revenues decreased 1% on an as reported basis due to a significant decline in EMEA wholesale revenues. In constant currency, Quiksilver brand net revenues increased 3% with low double-digit percentage growth in the Americas and APAC segments partially offset by a high single-digit percentage decrease in the EMEA segment. By channel, Quiksilver net revenues increased in both the retail and e-commerce channels and decreased slightly in the wholesale channel. DC brand net revenues increased 9% on an as reported basis and 12% in constant currency with double-digit percentage growth across all regional segments and distribution channels. Roxy brand net revenues increased 1% on an as reported basis and 4% in constant currency with strong growth in the Americas and APAC segments partially offset by a mid-single digit percentage decrease in the EMEA segment. Roxy net revenues grew in each distribution channel during fiscal 2012. Net revenues from our other brands increased over 20% due to expanded distribution of these much smaller brands.

Revenues, net—By Channel

Net revenues by channel (in millions), in both historical and constant currency, for each of fiscal 2012 and 2011 were as follows:

Net Revenue by Channel in Historical Currency (as reported):

	Wholesale	Retail	E-com	Total
Fiscal 2012	$1,472	$454	$87	$2,013
Fiscal 2011	$1,480	$439	$34	$1,953
% (decrease)/increase	(0)%	3%	155%	3%

Net Revenue by Channel in Constant Currency (current year exchange rates):

	Wholesale	Retail	E-com	Total
Fiscal 2012	$1,472	$454	$87	$2,013
Fiscal 2011	$1,429	$425	$34	$1,888
% increase	3%	7%	155%	7%

Wholesale net revenues decreased slightly on an as reported basis and increased 3% in constant currency in fiscal 2012 versus the prior year. Wholesale net revenues in our Americas and APAC segments increased in the high single-digits on a percentage basis versus the prior year, partially offset by a high single-digit percentage decrease in our EMEA segment. Significant economic difficulties in Europe have resulted in the loss of many small accounts and increased discounting in our EMEA segment. Retail net revenues increased 3% on an as reported basis and 7% in constant currency versus the prior year. Retail net revenues increased in all three regional segments when measured in constant currency. EMEA retail decreased slightly on an as reported basis due to unfavorable changes in foreign currency exchange rates. E-commerce net revenues increased over 150% versus the prior year due to significant growth in each of our online platforms, particularly within the EMEA segment through both organic and non-organic growth.

Gross Profit

Gross profit decreased to $980 million in fiscal 2012 from $1.02 billion in fiscal 2011. Gross margin decreased to 48.7% of net revenues in fiscal 2012 from 52.4% in the prior year, a decrease of 370 basis points. We experienced gross margin decreases across all three of our regional segments during fiscal 2012, primarily due to increased clearance sales at lower margins within our wholesale channel compared to last year (240 basis points), increased discounting within our retail channel (80 basis points), and the impact of changes in the geographical composition of our net revenues. We experienced net revenue growth in our Americas and APAC segments, but experienced a net revenue decrease in EMEA, which is historically our highest gross profit segment. Gross margin as a percentage of net revenues by regional segment for each of fiscal 2012 and 2011 was as follows:

	2012	2011	Basis Point Change
Americas	43.3%	46.5%	(320)bp
EMEA	55.4%	59.6%	(420)bp
APAC	51.1%	53.1%	(200)bp
Consolidated	48.7%	52.4%	(370)bp

The increased level of clearance sales in our wholesale channel and the higher level of discounting in our retail channel were driven by our decision to more aggressively liquidate excess prior season inventory in fiscal 2012, particularly in the fourth quarter. The level of excess prior season inventory was attributable to the revenue shortfall in EMEA versus our internal plans, retail store inventory rebalancing in the Americas, and slower inventory sell through than we anticipated for earlier seasons. The clearance sales within our wholesale channel were at lower margins than in fiscal 2011. As of October 31, 2012, prior season inventory was approximately 7% of total inventory, which was generally consistent with historical levels as of fiscal year-end. Due to the current economic difficulties in Europe, we believe that discounting within both the wholesale and retail channels may continue to impact our year over year gross margin comparisons in the EMEA segment. The relative level of discounted sales can be driven by a number of factors, including customer acceptance of our product designs, our projections of consumer demand, fashion trends, economic conditions, and changes in consumer spending, all of which are inherently difficult to anticipate. As a result of these factors, the level of discounted sales can fluctuate significantly from quarter to quarter.

Selling, General and Administrative Expense

Selling, general and administrative expenses (“SG&A”) increased $20 million, or 2%, to $916 million in fiscal 2012 compared to $896 million in fiscal 2011. The increase in SG&A was primarily due to higher e-commerce expenses associated with the expansion of our online business and higher non-cash stock compensation expenses within our Corporate Operations segment, partially offset by reductions in marketing and other expense savings measures across all regions. Within APAC, the increase in SG&A was attributable to higher retail, selling and marketing expenses associated with the opening of new retail stores and growth in our emerging markets. SG&A by segment (in millions) as reported for fiscal 2012 and 2011 was as follows:

	2012		2011
	$	% of Net Revenues	$	% of Net Revenues	$ Change	Basis Point Change
Americas	362	36.5%	361	39.5%	1	(300)bp
EMEA	338	47.5%	340	44.7%	(2)	280bp
APAC	157	51.2%	148	54.3%	9	(310)bp
Corporate Operations	59		47		12

Consolidated	916	45.5%	896	45.9%	20	(40)bp

As a percentage of net revenues, SG&A improved by 40 basis points to 45.5% in fiscal 2012 compared to 45.9% in fiscal 2011. SG&A improved approximately 300 basis points in each of the Americas and APAC segments primarily due to net revenue growth outpacing SG&A growth in fiscal 2012. SG&A deleveraged 280 basis points in EMEA as the 1% reduction in SG&A expense was less than the 7% decrease in net revenues.

Asset Impairments

Asset impairment charges were $7 million in fiscal 2012 compared to $86 million in fiscal 2011. Impairment charges in fiscal 2012 were primarily related to our decision to close certain retail stores. Impairment charges for fiscal 2011 were primarily due to a $74 million goodwill impairment charge recorded in APAC due to the natural disasters that occurred in the region and their resulting impact on our business, as well as $12 million of impairment charges for certain retail stores.

Non-operating Expenses

Net interest expense decreased to $61 million in fiscal 2012 compared to $74 million in fiscal 2011 primarily as a result of the decline in our total non-cash interest expense. Non-cash interest expense decreased from $19 million in fiscal 2011 to $4 million in the current year, primarily due to a $14 million write-off of deferred debt issuance costs in fiscal 2011 associated with our European term loans that were paid off during the prior year upon the issuance of our 8.875% senior notes due 2017 issued by Boardriders S.A. (the “Existing Boardriders Notes”).

Our foreign currency gain amounted to $1.7 million in fiscal 2012 compared to $0.1 million in fiscal 2011. The current year gain resulted primarily from the foreign currency exchange effect of certain U.S. dollar denominated liabilities of our foreign subsidiaries.

Our income tax expense was $8 million in fiscal 2012 compared to a tax benefit of $14 million in fiscal 2011. Although we incurred a net loss during fiscal 2012, we incurred income tax expense of $8 million for the year as we were unable to benefit from the losses in certain jurisdictions where we have recorded valuation allowances. We also increased our gross deferred tax asset and valuation allowance relating to foreign net operating loss carryovers by approximately $82 million relating to a net operating loss incurred in a tax jurisdiction where we do not incur significant taxes. After valuation allowance, the impact of this additional net deferred tax asset resulted in a tax benefit of approximately $3 million in fiscal 2012.

Net Loss attributable to Quiksilver, Inc.

Our net loss attributable to Quiksilver, Inc. in fiscal 2012 was $11 million, or $0.07 per share on a diluted basis, compared to $21 million, or $0.13 per share on a diluted basis for fiscal 2011.

Adjusted EBITDA

Adjusted EBITDA decreased 28% to $141 million in fiscal 2012 compared to $194 million in fiscal 2011 primarily due to the gross profit margin decrease noted above. For a definition of Adjusted EBITDA and a reconciliation of net (loss)/income from continuing operations attributable to Quiksilver, Inc. to Adjusted EBITDA, see footnote (3) to the table under “Selected Historical Consolidated Financial Information.”

Fiscal 2011 Compared to Fiscal 2010

Revenues, net

Our total net revenues increased 6% in fiscal 2011 to $1,953 million from $1,838 million in fiscal 2010. In constant currency, net revenues increased 3% compared to the prior year. The following table presents net revenues (in millions) by segment in historical currency for fiscal 2011 and 2010:

	Americas	EMEA	APAC	Corporate	Total
Fiscal 2011	$914	$761	$272	$5	$1,953
Fiscal 2010	843	729	261	5	1,838
% increase	8%	4%	5%		6%

Revenues in the Americas increased 8% to $914 million for fiscal 2011 from $843 million in the prior year, while EMEA revenues increased 4% to $761 million from $729 million and APAC revenues increased 5% to $272 million from $261 million for those same periods. The increase in Americas’ net revenues came primarily from DC and Quiksilver brand revenues, while Roxy brand revenues were consistent with the prior year. The increase in DC brand revenues came primarily from our footwear product category and, to a lesser extent, our accessories product category. The increase in Quiksilver brand revenues came primarily from our accessories product category and, to a lesser extent, our footwear and apparel product categories. Roxy brand revenues experienced growth in our accessories and footwear product categories, which was offset by a decrease in our apparel product category.

The following table presents net revenues (in millions) by segment in constant currency for fiscal 2011 and 2010:

	Americas	EMEA	APAC	Corporate	Total
Fiscal 2011	$914	$761	$272	$5	$1,953
Fiscal 2010	843	754	295	5	1,896
% increase/(decrease)	8%	1%	(8)%		3%

EMEA net revenues increased 1% in constant currency. The currency adjusted increase in EMEA came primarily from growth in DC brand revenues, partially offset by modest declines in our Roxy brand revenues and, to a lesser extent, Quiksilver brand revenues. The increase in DC brand revenues came primarily from growth in our apparel product category and, to a lesser extent, our accessories and footwear product categories. The decrease in Roxy brand revenues was generally from our apparel product category and, to a lesser extent, our accessories product category, partially offset by growth in our footwear product category. The decrease in Quiksilver brand revenues was primarily from our accessories product category and, to a lesser extent, our footwear product category, partially offset by slight growth in our apparel product category. APAC’s net revenues decreased 8% in constant currency. The currency adjusted decrease in APAC revenues came primarily from Roxy brand revenues and, to a lesser extent, Quiksilver brand revenues, partially offset by strong growth in DC brand revenues.

Net revenues by brand (in millions) in historical currency for each of fiscal 2011 and 2010 were as follows:

	Quiksilver	DC	Roxy	Other	Total
Fiscal 2011	$806	$545	$519	$83	$1,953
Fiscal 2010	770	471	528	69	1,838
% increase/(decrease)	5%	16%	(2)%	20%	6%

Gross Profit

Gross profit increased to $1.02 billion in fiscal 2011 from $967 million in the prior year. Gross margin decreased slightly to 52.4% of net revenues in fiscal 2011 from 52.6% in the prior year.

Gross margin as a percentage of net revenues by regional segment for each of fiscal 2011 and 2010 was as follows:

	2011	2010	Basis Point Change
Americas	46.5%	46.3%	20bp
EMEA	59.6%	59.8%	(20)bp
APAC	53.1%	54.2%	(110)bp
Consolidated	52.4%	52.6%	(20)bp

Gross margin in the Americas segment increased 20 basis points to 46.5% from 46.3% in the prior year. EMEA gross margin decreased 20 basis points to 59.6% from 59.8%. APAC gross margin decreased 110 basis points to 53.1% from 54.2%. The increase in Americas’ gross margin was primarily the result of a greater percentage of retail versus wholesale sales, including e-commerce sales. Our retail gross margins are typically higher than our wholesale gross margins. Our EMEA gross margin decreased primarily as a result of a smaller percentage of retail versus wholesale sales, as we operated fewer retail stores throughout EMEA during fiscal 2011. In APAC, the gross margin decrease was primarily due to a smaller percentage of retail versus wholesale sales, partially offset by continued margin improvements at retail in Japan, although such improvements were somewhat muted due to the impact of the natural disasters that occurred in that market.

Selling, General and Administrative Expense

Our SG&A increased 8% in fiscal 2011 to $896 million from $832 million in fiscal 2010. As a percentage of net revenues, SG&A increased to 45.9% of revenues in fiscal 2011 compared to 45.3% in fiscal 2010. SG&A by segment for fiscal 2011 and 2010 was as follows:

	2011		2010
	$	% of Net Revenues	$	% of Net Revenues	$ Change	Basis Point Change
Americas	361	39.5%	325	38.5%	36	100bp
EMEA	340	44.7%	340	46.7%	0	(200)bp
APAC	148	54.3%	128	49.2%	20	510bp
Corporate Operations	47		39		8

Consolidated	896	45.9%	832	45.3%	64	60bp

In the Americas, SG&A expenses increased 11% to $361 million in fiscal 2011 from $325 million in fiscal 2010. SG&A as a percentage of revenues increased to 39.5% compared to 38.5% in the prior year. The increase in SG&A as a percentage of revenues in the Americas was primarily due to additional spending to support growth initiatives, including marketing, retail and e-commerce expenses. In EMEA, SG&A was unchanged at $340 million. SG&A as a percentage of revenues decreased to 44.7% compared to 46.7% in the prior year. The decrease in SG&A as a percentage of revenues in EMEA was primarily due to lower retail store expenses resulting from fewer retail stores. EMEA’s SG&A decreased 3% in constant currency. In APAC, SG&A increased 15% to $148 million from $128 million for those same periods. SG&A as a percentage of revenues increased to 54.3% compared to 49.2% in the prior year. In APAC, the increase in SG&A as a percentage of revenues was primarily the result of lower revenues and, to a lesser extent, the cost of operating additional retail stores. APAC’s SG&A increased 2% in constant currency.

Asset Impairments

Asset impairment charges were $86 million in fiscal 2011 compared to $12 million in fiscal 2010. The impairment charges for fiscal 2011 were primarily due to a $74 million goodwill impairment charge recorded in APAC due to the natural disasters that occurred in the region and their resulting impact on our business, and $12 million of impairment charges for certain retail stores. The impairment charge in fiscal 2010 relates to certain retail stores.

Non-operating Expenses

Net interest expense decreased to $74 million in fiscal 2011 compared to $114 million in fiscal 2010 primarily as a result of the decline in our total non-cash interest expense. Non-cash interest expense decreased from $57 million in fiscal 2010, including a $33 million write-off in conjunction with the repayment of the senior secured term loans which were held by entities affiliated with Rhône Capital LLC, to $19 million in fiscal 2011, which included a $14 million write-off in conjunction with the payoff of our European term loans in December 2010 upon the issuance of our Existing Boardriders Notes.

Our foreign currency gain amounted to $0.1 million in fiscal 2011 compared to $6 million in fiscal 2010. The gain in fiscal 2011 resulted primarily from the foreign currency exchange effect of certain U.S. dollar denominated liabilities of our foreign subsidiaries.

Our income tax benefit was $14 million in fiscal 2011 compared to tax expense of $23 million in fiscal 2010. During fiscal 2011, we recorded a tax benefit of approximately $69 million upon the settlement of certain tax positions previously provided for under Accounting Standards Codification Topic 740. This was partially offset by an increase to tax expense to establish a valuation allowance of approximately $19 million against deferred tax assets in APAC. As a result of the APAC valuation allowance, and the valuation allowance previously established in the U.S., no tax benefits were recognized for losses in those tax jurisdictions in fiscal 2011.

Net Loss attributable to Quiksilver, Inc.

Our net loss attributable to Quiksilver, Inc. in fiscal 2011 was $21 million, or $0.13 per share on a diluted basis, compared to $12 million, or $0.09 per share on a diluted basis for fiscal 2010.

Adjusted EBITDA

Adjusted EBITDA decreased 5% to $194 million in fiscal 2011 compared to $204 million in fiscal 2010. For a definition of Adjusted EBITDA and a reconciliation of net (loss)/income from continuing operations attributable to Quiksilver, Inc. to Adjusted EBITDA, see footnote (3) to the table under “Selected Historical Consolidated Financial Information.”

Financial Position, Capital Resources and Liquidity

The following table shows our cash, working capital and total indebtedness as of the dates indicated:

in millions	July 31, 2013	October 31, 2012	July 31, 2012	October 31, 2011
Cash and cash equivalents	$62	$42	$82	$110
Restricted Cash	409	—	—	—
Working capital	583	549	542	581
Total indebtedness	1,259	758	783	748

We believe that our cash flows from operations, together with our existing credit facilities and cash on hand will be adequate to fund our capital requirements for at least the next twelve months. See “Debt Structure” below for a description of the various debt agreements comprising our total indebtedness.

Operating Cash Flows

Operating activities used cash of $13 million during the nine months ended July 31, 2013 compared to $17 million in the comparable period of the prior year. We used cash of $14 million in operating activities in fiscal 2012 compared to cash provided of $54 million in fiscal 2011. This $68 million change was primarily due to a $65 million decrease in net income from operations before non-cash charges in fiscal 2012 compared to fiscal 2011. In addition, operating cash flows declined $3 million from changes in operating assets and liabilities as detailed in our cash flow statement.

Working Capital—Trade Accounts Receivable and Inventories

Two of the primary components of our working capital and near-term sources of cash at any point in time are trade accounts receivable and inventories.

Our net trade accounts receivable decreased 4% to $418 million at July 31, 2013 compared to $434 million at October 31, 2012 due to the typical seasonality of our business. Compared to July 31, 2012, our net trade accounts receivable increased by 5% and our average days sales outstanding (“DSO”) increased 6%. The increase in DSO was driven by the timing of customer payments, longer credit terms granted to certain wholesale customers, and the net revenue decrease during the first nine months of fiscal 2013.

Our net inventories increased 16% to $399 million at July 31, 2013 compared to $345 million at October 31, 2012. Compared to July 31, 2012, net inventories increased 2% and inventory days on hand increased 5%. These increases were primarily due to the net revenue decline in the wholesale channel during the first nine months of fiscal 2013, resulting in slightly higher ending inventories than planned. Inventory from prior seasons was 9% of total inventory at July 31, 2013 compared to 16% at July 31, 2012. We do not currently expect the clearance of these inventories to have a material impact on our year over year gross margin comparisons for the fourth quarter of fiscal 2013.

A comparison of the balances of these items as of October 31, 2012 and 2011, in both historical and constant currency, is as follows:

	October 31		%Change
in millions	2012	2011
Trade accounts receivable, historical currency	$434	$397	9%
Trade accounts receivable, constant currency	434	381	14%
Average days sales outstanding(1)(2)	85	78	9%
Inventories, historical currency	345	348	(1%)
Inventories, constant currency	345	333	4%
Inventory days on hand(1)(3)	103	119	(14)%

(1)	Average days sales outstanding and inventory on hand are presented based on historical currency only.
(2)	Computed as net accounts receivable as of the balance sheet date, excluding value added taxes, divided by the result obtained by dividing fiscal 2012 fourth quarter net wholesale revenues by 90 days.
(3)	Computed as net inventory as of the balance sheet date divided by the result obtained by dividing fiscal 2012 fourth quarter cost of goods sold by 90 days.

The 9% increase in trade accounts receivable as of October 31, 2012 compared to October 31, 2011 was primarily due to the increases in net revenues in the Americas and APAC. Days sales outstanding (“DSO”) was flat in the Americas and increased in both APAC and EMEA. The increase in DSO was driven by the timing of customer payments at year end and longer credit terms granted to certain wholesale customers. Total net inventory declined $3 million as of October 31, 2012 compared to October 31, 2011 and inventory days on hand decreased by 16 days year over year primarily due to the increased clearance sales that occurred during the fourth quarter of fiscal 2012.

Capital Expenditures

Capital expenditures totaled $39 million for the nine months ended July 31, 2013 compared to $47 million in the comparable period of the prior year. These investments include our ongoing enterprise-wide reporting system (SAP) and investments in company-owned stores. Capital expenditures were $66 million in fiscal 2012 compared to $90 million in fiscal 2011. These investments include Company-owned stores and ongoing investments in computer and warehouse equipment, including a new ERP system. In fiscal 2013, capital expenditures are expected to be of a similar nature and are not expected to exceed $60 million. We intend to fund these expenditures from operating cash flows and availability on our credit facilities.

Debt Structure

We generally finance our working capital needs and capital investments with operating cash flows and bank revolving lines of credit. Multiple banks in the United States, Europe and Australia make these lines of credit available to us. Term loans are also used to supplement these lines of credit and are typically used to finance long-term assets. Our debt structure at July 31, 2013 includes short-term lines of credit and long-term debt as follows:

In millions	U.S. Dollar	Non U.S. Dollar	Total
ABL Credit Facility	22	18	40
EMEA lines of credit	—	36	36
8.875% senior notes due 2017	—	265	265
7.875% senior secured notes due 2018	279	—	279
10.000% senior notes due 2020	222	—	222
Capital lease obligations and other borrowings	6	3	9

Total	$529	$322	$851

As of July 31, 2013, our credit facilities allowed for total cash borrowings and letters of credit of $351 million. The total maximum borrowings and actual availability fluctuate with the amount of assets comprising the borrowing base under certain of the credit facilities. At July 31, 2013, we had a total of $75 million of direct borrowings and $66 million in letters of credit outstanding. As of July 31, 2013, the effective availability for borrowings remaining under our credit facilities was $152 million, $108 million of which could also be used for letters of credit in the United States and APAC. In addition to the $152 million of effective availability for borrowings, we also had $57 million in additional capacity for letters of credit in EMEA as of July 31, 2013. A description of each of our credit arrangements in the table above follows:

ABL Credit Facility:

On May 24, 2013, we entered into an Amended and Restated Credit Agreement with Bank of America, N.A., and the lenders and other agents party thereto (the “ABL Credit Facility”), which amended and restated our previous $200 million asset-based credit facility for our Americas’ operations (the “Americas Credit Facility”). The ABL Credit Facility encompasses certain entities within both our Americas and APAC segments. Under the ABL Credit Facility, our borrowings are limited to the lesser of (i) $230 million in aggregate, with sublimits for specific subsidiaries (with an option to expand the aggregate commitments by up to an additional $125 million on certain conditions) and (ii) a borrowing base calculated upon designated percentages of eligible accounts receivable, eligible inventory and, in the case of U.S. and Canadian borrowers, certain eligible credit card receivables. The ABL Credit Facility includes a $145 million total sublimit for letters of credit, with smaller sublimits applicable to specific entities. The ABL Credit Facility has a term of five years. The ABL Credit Facility is guaranteed by Quiksilver, Inc. and our U.S., Canadian, Australian and Japanese subsidiaries (other than immaterial subsidiaries), except that our Canadian, Australian and Japanese subsidiaries do not guarantee the obligations of the U.S. loan parties. The obligations under the ABL Credit Facility are, subject to certain exceptions, generally secured by (i) a first priority security interest in our U.S., Canadian, Australian and Japanese inventory and accounts receivable, (ii) a security interest in substantially all of our other U.S., Canadian, Australian and Japanese personal property (which security interest is a second priority security interest in the case of the U.S. loan parties) and (iii) a pledge of the shares of certain of our subsidiaries, except that the assets of our Canadian, Australian and Japanese subsidiaries do not secure the obligations of the U.S. loan parties. See “Summary—New Asset-Based Credit Facility.”

EMEA Lines of Credit:

We have various lines of credit from several banks in Europe that provide up to $80 million of available capacity for borrowings and an additional $86 million of available capacity for letters of credit. At July 31, 2013, there were $36 million of direct borrowings (at an average borrowing rate of 1%) and $29 million in letters of credit outstanding under these lines of credit.

8.875% Senior Notes Due 2017:

In December 2010, Boardriders S.A., our wholly-owned subsidiary, issued the Existing Boardriders Notes, which bear a coupon interest rate of 8.875% and are due December 15, 2017. The Existing Boardriders Notes were issued at par value in a private offering that was exempt from the registration requirements of the Securities Act. The Existing Boardriders Notes were offered within the United States only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and outside the United States only to non-U.S. investors in accordance with Regulation S under the Securities Act. The Existing Boardriders Notes will not be registered under the Securities Act or the securities laws of any other jurisdiction.

The Existing Boardriders Notes are general senior obligations and are fully and unconditionally guaranteed on a senior unsecured basis by Quiksilver, Inc. and certain of its current and future U.S. and non-U.S. subsidiaries, subject to certain exceptions. We may redeem some or all of the Existing Boardriders Notes at fixed redemption prices as set forth in the indenture related to such Existing Boardriders Notes. The Existing Boardriders Notes indenture includes covenants that limit our ability to, among other things: incur additional debt; pay dividends on our capital stock or repurchase our capital stock; make certain investments; enter into certain types of transactions with affiliates; cause our restricted subsidiaries to pay dividends or make other payments to Quiksilver, Inc.; use assets as security in other transactions; and sell certain assets or merge with or into other companies. As of July 31, 2013, we were in compliance with these covenants.

We used the proceeds from the Existing Boardriders Notes to repay our then existing European term loans and to pay related fees and expenses. As a result, we recognized non-cash, non-operating charges during the fiscal year ended October 31, 2011 of approximately $14 million, included in interest expense, to write-off the deferred debt issuance costs related to such term loans. We capitalized approximately $6 million of debt issuance costs associated with the issuance of the Existing Boardriders Notes, which are being amortized into interest expense over the seven-year term of the Existing Boardriders Notes.

7.875% Senior Secured Notes due 2018 and 10.000% Senior Notes due 2020

On July 16, 2013, the Issuers issued (i) $280 million aggregate principal amount of the Existing Senior Secured Notes, and (ii) $225 million aggregate principal amount of the old notes. The Existing Senior Secured Notes will mature on August 1, 2018 and bear interest at the rate of 7.875% per annum. The old notes will mature on August 1, 2020 and bear interest at the rate of 10.000% per annum.

The public offering price of the Existing Senior Secured Notes was 99.483% of the principal amount and the public offering price of the old notes was 98.757% of the principal amount. The Issuers received net proceeds from the offering of such notes of approximately $493 million after deducting initial purchaser discounts, but before offering expenses. We used a portion of the net proceeds to irrevocably deposit with the trustee for Quiksilver, Inc.’s senior notes due in 2015 (“2015 notes”) an amount sufficient to redeem all of the 2015 notes, including accrued interest ($409 million). Such amount is reflected in our July 31, 2013 balance sheet as “Debt to be Redeemed” and “Restricted Cash.” The redemption of the 2015 notes was completed on August 15, 2013. We also used portions of the net proceeds to repay in full and terminate the Americas Term Loan, to pay down a portion of the then outstanding amounts under the ABL Credit Facility and to pay related fees and expenses. Overall, we had approximately $9 million in unamortized debt issuance costs related to the notes included in prepaid expenses and other assets as of July 31, 2013.

The Existing Senior Secured Notes and the old notes are general senior obligations of the Issuers and are fully and unconditionally guaranteed on a senior basis by certain of Quiksilver, Inc.’s current and future U.S. subsidiaries. The Existing Senior Secured Notes and the related guarantees are secured by (1) a second-priority security interest in the current assets of the Issuers and the guarantors, together with all related general intangibles (excluding intellectual property rights) and other property related to such assets, including the proceeds thereof, which assets secure the ABL Credit Facility on a first-priority basis; and (2) a first-priority security interest in substantially all other property (including intellectual property rights) of the Issuers and the guarantors and a first-priority pledge of 100% of the equity interests of certain subsidiaries directly owned by the Issuers and the guarantors (but excluding equity interests of applicable foreign subsidiaries of the Issuers and the guarantors possessing more than 65% of the total combined voting power of all classes of equity interests of such applicable foreign subsidiaries entitled to vote) and the proceeds of the foregoing. The old notes are not secured.

We may redeem some or all of the Existing Senior Secured Notes and the old notes at fixed redemption prices as set forth in the indentures related to such notes.

The indentures related to the Existing Senior Secured Notes and the old notes include covenants that limit our ability to, among other things: incur additional debt; issue certain preferred shares; pay dividends on our capital stock or repurchase capital stock; make certain investments; enter into certain types of transactions with affiliates; cause our restricted subsidiaries to pay dividends or make other payments to us; use assets as security in other transactions; and sell certain assets or merge with or into other companies. As of July 31, 2013, we were in compliance with these covenants.

We also had approximately $9 million in capital leases and other borrowings as of July 31, 2013.

Net cash provided by financing activities totaled $481 million in the nine months ended July 31, 2013 compared to $59 million in the comparable period of the prior year. This includes the impact of the issuance of our new senior notes and senior secured notes, but does not reflect the repayment of our original senior notes. This repayment took place subsequent to the end of our third quarter and resulted in cash used in financing activities of $400 million. Our financing activities provided cash of $21 million in fiscal 2012 compared to $23 million in fiscal 2011. In fiscal 2012, net cash provided by net borrowings on our various credit facilities was $30 million compared to $25 million in fiscal 2011. These net borrowings were used to finance working capital needs. In fiscal 2012, we also purchased additional ownership in one of our non-controlled entities for $11 million.

Income Taxes

As of July 31, 2013, our liability for uncertain tax positions, exclusive of interest and penalties, was approximately $11 million. If our positions are favorably sustained by the relevant taxing authority, approximately $10 million, excluding interest and penalties, of uncertain tax position liabilities would favorably impact our effective tax rate in future periods.

Contractual Obligations and Commitments

We lease certain land and buildings under non-cancelable operating leases. The leases expire at various dates through 2029, excluding renewals at our option, and contain various provisions for rental adjustments including, in certain cases, adjustments based on increases in the Consumer Price Index. The leases generally contain renewal provisions for varying periods of time. We also have long-term debt related to business acquisitions.

Our significant contractual obligations and commitments as of October 31, 2012 are summarized in the following table:

	Payments Due by Period
In millions	One Year	Two to Three Years	Four to Five Years	After Five Years	Total
Operating lease obligations	$102	$160	$99	$99	$460
Long-term debt obligations(1)	37	461	1	259	758
Professional athlete sponsorships(2)	29	34	15	—	78
Certain other obligations(3)	88	4	3	—	95

	$256	$659	$118	$358	$1,391

(1)	Represents all long-term debt obligations, including capital leases of $11 million. Excludes required interest payments. See Note 7, “Lines of Credit and Long-term Debt”, to our consolidated financial statements included elsewhere in this prospectus for interest terms.

(2)	We establish relationships with professional athletes in order to promote our products and brands. We have entered into endorsement agreements with professional athletes in sports such as surfing, skateboarding, snowboarding, BMX and motocross. Many of these contracts provide incentives for magazine exposure and competitive victories while wearing or using our products. It is not possible to determine the amounts we may be required to pay under these agreements as they are subject to many variables. The amounts listed are the approximate amounts of minimum obligations required to be paid under these contracts. The estimated maximum amount that could be paid under existing contracts is approximately $105 million and would assume that all bonuses, victories, etc. are achieved during a five-year period. The actual amounts paid under these agreements may be higher or lower than the amounts listed as a result of the variable nature of these obligations.
(3)	Certain other obligations include approximately $86 million of contractual letters of credit with maturity dates of less than one year (see Note 7, “Lines of Credit and Long-term Debt”, to our consolidated financial statements included elsewhere in this prospectus for additional details) and approximately $9 million related to our French profit sharing plan (see Note 13, “Employee Plans”, to our consolidated financial statements included elsewhere in this prospectus for additional details). We also enter into unconditional purchase obligations with various suppliers of goods and services in the normal course of operations through purchase orders or other documentation. Such unconditional purchase obligations are generally outstanding for periods of less than a year and are settled by cash payments upon delivery of goods and services and are not reflected in this line item. We have approximately $18 million of tax contingencies related to Accounting Standards Codification Topic 740, “Income Taxes.” See Note 12, “Income Taxes”, to our consolidated financial statements included elsewhere in this prospectus for our complete income taxes disclosure. Based on the uncertainty of the timing of these contingencies, these amounts have not been included in this line item.

Other than as described above under “ABL Credit Facility” and “7.875% Senior Secured Notes due 2018 and 10.000% Senior Notes due 2020,” there have been no material changes outside the ordinary course of business in our contractual obligations since October 31, 2012.

Off Balance Sheet Arrangements

Other than certain obligations and commitments described in the table above, we did not have any material off balance sheet arrangements as of July 31, 2013.

Inflation

Inflation has been modest during the years covered by this prospectus, resulting in an insignificant impact on our sales and profits.

New Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-05, “Presentation of Comprehensive Income.” ASU 2011-05 requires the components of net income and other comprehensive income to be either presented in one continuous statement, referred to as the statement of comprehensive income, or in two separate, but consecutive statements. An entity is also required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. While the new guidance changes the presentation of comprehensive income, there are no changes to the components that are recognized in net income or other comprehensive income under current accounting guidance. This new guidance is effective for us beginning November 1, 2012 and requires retrospective application. As this guidance only amends the presentation of the components of comprehensive income, the adoption did not have an impact on our consolidated financial position or results of operations.

In September 2011, the FASB issued ASU 2011-08, “Testing Goodwill for Impairment.” ASU 2011-08 allows entities testing goodwill for impairment the option of performing a qualitative assessment to determine the likelihood of goodwill impairment and whether it is necessary to perform the two-step impairment test currently required. The updated guidance is effective for us on November 1, 2012. The adoption of this standard did not have a material impact on our consolidated financial position or results of operations.

In February 2013, the FASB issued ASU 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” ASU 2013-02 requires presentation, either on the face of the financial statements or in the notes, of amounts reclassified out of accumulated other comprehensive income by component and by net income line item. This new guidance is effective on a prospective basis for us on November 1, 2013. As this guidance only impacts the presentation and disclosure of amounts reclassified out of accumulated other comprehensive income, the adoption will not have an impact on our consolidated financial position or results of operations.

Critical Accounting Policies

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. To prepare these financial statements, we must make estimates and assumptions that affect the reported amounts of assets and liabilities. These estimates also affect our reported revenues and expenses. Judgments must also be made about the disclosure of contingent liabilities. Actual results could be significantly different from these estimates. We believe that the following discussion addresses the accounting policies that are necessary to understand and evaluate our reported financial results.

Revenue Recognition

Revenues are recognized when the risk of ownership and title passes to our customers. Generally, we extend credit to our customers and do not require collateral. Our sales agreements with our customers do not provide for any rights of return. However, we do approve returns on a case-by-case basis at our sole discretion to protect our brands and our image. We provide allowances for estimated returns when revenues are recorded, and related losses have historically been within our expectations. If returns are higher than our estimates, our results of operations would be adversely affected.

Accounts Receivable

Throughout the year, we perform credit evaluations of our customers, and we adjust credit limits based on payment history and the customer’s current creditworthiness. We continuously monitor our collections and maintain a reserve for estimated credit losses based on our historical experience and any specific customer collection issues that have been identified. We also use insurance on certain classes of receivables in our EMEA segment. Historically, our losses have been consistent with our estimates, but there can be no assurance that we will continue to experience the same credit loss rates that we have experienced in the past. It is not uncommon for some of our customers to have financial difficulties from time to time. This is normal given the wide variety of our account base, which includes small surf shops, medium-sized retail chains, and some large department store chains. Unforeseen, material financial difficulties of our customers could have an adverse impact on our results of operations.

Inventories

We value inventories at the cost to purchase and/or manufacture the product or the current estimated market value of the inventory, whichever is lower. We regularly review our inventory quantities on hand, and adjust inventory values for excess and obsolete inventory based primarily on estimated forecasts of product demand and market value. Demand for our products could fluctuate significantly. The demand for our products could be negatively affected by many factors, including the following:

•	weakening economic conditions;

•	product quality and pricing;

•	changes in consumer preferences;

•	reduced customer confidence; and

•	unseasonable weather.

Our estimates of product demand and/or market value could be inaccurate, which could result in an understated or overstated provision required for excess and obsolete inventory.

Long-Lived Assets

We acquire tangible and intangible assets in the normal course of our business. We evaluate the recoverability of the carrying amount of these long-lived assets (including fixed assets, trademarks, licenses and other amortizable intangibles) whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when the carrying value exceeds the undiscounted future cash flows estimated to result from the use and eventual disposition of the asset. Impairments are recognized in operating earnings. We use our best judgment based on the most current facts and circumstances regarding our business when applying these impairment rules to determine the timing of the impairment tests, the undiscounted cash flows used to assess impairments, and the fair value of a potentially impaired asset. Changes in assumptions used could have a significant impact on our assessment of recoverability.

Goodwill

We evaluate the recoverability of goodwill at least annually based on a two-step impairment test. The first step compares the fair value of each reporting unit with its carrying amount, including goodwill. We have three reporting units under which we evaluate goodwill for impairment, the Americas, EMEA and APAC. We estimate the fair value of our reporting units using a combination of a discounted cash flow approach and market approach. Material assumptions in our test for impairment include future cash flows of each reporting unit, discount rates applied to these cash flows and current market estimates of value. The discount rates used approximate our cost of capital. Future cash flows assume varying degrees of future growth in each reporting unit’s business. If the carrying amount exceeds fair value under the first step of our goodwill impairment test, then the second step of the impairment test is performed to measure the amount of any impairment loss.

As of October 31, 2012, the fair value of our Americas reporting unit substantially exceeded its carrying value. The fair values of our EMEA and APAC reporting units exceeded their carrying values by 6% and 5%, respectively. Goodwill amounted to $191 million for EMEA and $6 million for APAC as of October 31, 2012. No goodwill impairments have been recorded in fiscal 2013 or 2012.

We recorded a goodwill impairment charge of approximately $74 million in 2011 due to the natural disasters that occurred in several of our markets within our APAC reporting unit during the first half of fiscal 2011 and their resulting impact on our business.

Based on the uncertainty of future growth rates and other assumptions used to estimate goodwill recoverability in our reporting units, future reductions in our expected cash flows for a reporting unit could cause a material impairment of goodwill.

Income Taxes

Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is established for the expected future consequences of temporary differences in the financial reporting and tax bases of assets and liabilities. We consider future taxable income and ongoing prudent and feasible tax planning strategies in assessing the value of our deferred tax assets. If we determine that it is more likely than not that these assets will not be realized, we would reduce the value of these assets to their expected realizable value by recording a valuation allowance, thereby decreasing net income. Evaluating the value of these assets is necessarily based on our judgment. If we subsequently determine that the deferred tax assets for which a valuation allowance had been recorded would, in our judgment, be realized in the future, the valuation allowance would be reduced, thereby increasing net income in the period when that determination was made.

We adhere to the authoritative guidance included in Accounting Standards Codification Topic 740, “Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in the financial statements. This guidance provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits of the tax position. We recognize accrued interest and penalties related to unrecognized tax benefits as a component of our provision for income taxes. The application of this guidance can create significant variability in our tax rate from period to period based upon changes in or adjustments to our uncertain tax positions.

Stock-Based Compensation Expense

We recognize compensation expense for all stock-based payments net of an estimated forfeiture rate and only recognize compensation cost for those shares expected to vest using the graded vested method over the requisite service period of the award. For option valuation, we determine the fair value at the grant date using the Black-Scholes option-pricing model which requires the input of certain assumptions, including the expected life of the stock-based payment awards, stock price volatility and interest rates. For performance based equity awards with stock price contingencies, we determine the fair value using a Monte-Carlo simulation, which creates a normal distribution of future stock prices, which is then used to value the awards based on their individual terms.

Foreign Currency Translation

A significant portion of our revenues are generated in Europe, where we operate with the euro as our primary functional currency, and a smaller portion of our revenues are generated in APAC, where we operate with the Australian dollar and Japanese yen as our primary functional currencies. Our European revenues in the United Kingdom are denominated in British pounds, and substantial portions of our EMEA and APAC product is sourced in U.S. dollars, both of which result in exposure to gains and losses that could occur from fluctuations in foreign currency exchange rates. Revenues and expenses that are denominated in foreign currencies are translated using the average exchange rate for the period. Assets and liabilities are translated at the rate of exchange on the balance sheet date. Gains and losses from assets and liabilities denominated in a currency other than the functional currency of the entity on which they reside are generally recognized currently in our statement of operations. Gains and losses from translation of foreign subsidiary financial statements into U.S. dollars are included in accumulated other comprehensive income or loss.

As part of our overall strategy to manage our level of exposure to the risk of fluctuations in foreign currency exchange rates, we enter into foreign currency exchange contracts generally in the form of forward contracts. For all contracts that qualify as cash flow hedges, we record the changes in the fair value of the derivative contracts in other comprehensive income or loss.

BUSINESS

Overview

We are one of the world’s leading outdoor sports lifestyle companies. We design, develop and distribute branded apparel, footwear, accessories and related products. Our three core brands, Quiksilver, Roxy and DC, are synonymous with the heritage and culture of surfing, snowboarding and skateboarding. Our brands, inspired by the passion for outdoor action sports, represent an action sports lifestyle for young-minded people who connect with our boardriding culture and heritage. Our products combine decades of brand heritage, authenticity and design experience with the latest technical performance innovations available in the marketplace. Our mission is to build authentic, active brands into significant sustainable successes. In May 2013, we announced the framework for our multi-year Profit Improvement Plan, which over the next three years we believe will meaningfully improve the competitive position of our core brands, grow sales and significantly improve our operating efficiency and profitability.

The Quiksilver brand was founded in 1969 in Torquay, Australia. We began operations in 1976 making boardshorts for surfers in California for distribution in the United States under a license agreement with the Quiksilver brand founders. Our product offering expanded in the 1980s as we expanded our distribution channels. After going public in 1986 and purchasing the rights to the Quiksilver brand in the United States, we further expanded our product offerings and began to diversify. In 1991, we acquired the European licensee of Quiksilver and introduced Roxy, our surf brand for women. We also expanded demographically in the 1990s by adding products for boys and girls, and we introduced our proprietary Boardriders retail store concept that displays the heritage and products of Quiksilver and Roxy. In 2000, we acquired the international Quiksilver and Roxy trademarks, and in 2002, we acquired our licensees in Australia and Japan in order to control our core brands on a global basis. In 2004, we acquired DC to expand our presence in skateboarding.

Today, our business is highly diversified by brand, product, geography and distribution channel. The three core brands in our product portfolio are:

A leading men’s global action sports brand with over a 40-year heritage rooted in surfing, technical innovation and authenticity. Quiksilver is the largest global brand inspired by the boardriding lifestyle which offers performance and technically superior apparel and accessories for young-minded people who aspire to our boardriding culture and heritage. We have grown our Quiksilver brand from its origins as a boardshort line for young men to include a wide range of athletic apparel and accessories, including boardshorts, walk shorts, tops, bottoms, sandals, technical outerwear and accessories.

A leading women’s global action sports brand founded in the surfing and snowboarding lifestyle. Roxy offers a wide range of surf- and snowboarding- inspired collections, including sportswear, swimwear, sandals, technical outerwear and other action sports apparel and accessories. Roxy is inspired by the beach, mountain, fitness and training lifestyle and is one of the few global action sports brands exclusively focused on active females.

A leading global skateboarding and motocross inspired action sports brand specializing in performance skateboard shoes, sandals and apparel for young men. DC targets the alternative action sports lifestyle and its product line includes footwear, T-shirts, walk shorts, winterwear, caps and accessories.

For the twelve months ended July 31, 2013, we generated net revenues of $1.9 billion, net loss from continuing operations attributable to Quiksilver, Inc. of $57.1 million and Adjusted EBITDA of $102.8 million. For a definition of Adjusted EBITDA, which is a non-GAAP financial measure, and a reconciliation of net (loss)/income from continuing operations attributable to Quiksilver, Inc. to Adjusted EBITDA, see footnote (3) to the table under “Selected Historical Consolidated Financial Information.” Our global headquarters is in Huntington Beach, California. Our common stock is listed on the New York Stock Exchange under the symbol “ZQK” and as of September 24, 2013 we had an equity market value of approximately $1.2 billion.

Brands

Our brands target the action sports lifestyle and broader outdoor market. Quiksilver and Roxy are leading brands rooted in surfing and are also prominent in snowboarding. DC’s reputation is based in skateboarding but it is also popular in BMX, motocross and snowboarding. We have also developed a portfolio of other smaller brands inspired by surfing, skateboarding and snowboarding.

Net revenues by brand as a percentage of total net revenues for each of the last three fiscal years were as follows:

	2012	2011	2010
Quiksilver	39%	41%	42%
DC	30%	28%	26%
Roxy	26%	27%	29%
Other Brands	5%	4%	3%

Total	100%	100%	100%

Quiksilver

We have grown our Quiksilver brand from its origins in 1976 as a line of boardshorts to include a full range of products for men, young men and boys inspired by surfing and boardriding sports.

DC

We have grown our DC brand, which we acquired in 2004, from its origins as a line of technical skateboarding shoes to include a full range of products for men and children inspired by skateboarding, motocross, BMX, rally car and snowboarding.

Roxy

Our Roxy brand, introduced in 1991, includes a full range of products for young women and children inspired by surfing, beach and boardriding sports.

Other Brands

We have also developed, licensed or acquired several other brands, including, but not limited to, Hawk, a Tony Hawk-inspired line targeted at the skateboarding market, Lib Technologies and Gnu, which are targeted at the core snowboarding market, and several small surf-inspired brands.

Distribution Channels

We sell our products in over 90 countries around the world through wholesale customers, our own retail stores and via e-commerce. Net revenues by distribution channel as a percentage of total net revenues for each of the last three fiscal years were as follows:

	2012	2011	2010
Wholesale	73%	76%	75%
Retail	23%	22%	24%
E-commerce	4%	2%	1%

Total	100%	100%	100%

Our wholesale revenues are spread over a large and diversified customer base. During fiscal 2012, approximately 16% of our consolidated net revenues were from our ten largest customers, and our largest customer accounted for approximately 3% of such revenues. In the wholesale channel, our products are sold in major markets by over 300 independent sales representatives in addition to our employee sales staff. In smaller markets, we use over 150 local distributors. Our independent sales representatives are generally compensated on a commission basis. We employ retail merchandise coordinators who travel between specified retail locations of our wholesale customers to further improve the presentation of our product and build our brand image at the retail level.

We believe that the integrity and success of our brands is dependent, in part, upon our careful selection of appropriate retailers to support our brands in the wholesale sales channel. A foundation of our business is the distribution of our products through surf shops, skateboard shops, snowboard shops and our own proprietary retail concept stores, where the environment communicates our brand and culture. Our distribution channels serve as a base of legitimacy and long-term loyalty to our brands. Most of our wholesale accounts stand alone or are part of small chains. Our products are also distributed through active lifestyle specialty chains. This category includes chains in the United States such as Zumiez, Tilly’s, Famous Footwear, and Journeys, chains in Europe such as Go Sport, Intersport and Sport 2000, and chains in the Asia/Pacific region such as City Beach and Murasaki Sports. Limited collections of our products are distributed through department stores, including Macy’s in the United States, Galeries Lafayette in France, and El Corte Ingles in Spain.

Our products are found in approximately 48,000 store locations throughout the world.

For a discussion regarding our retail distribution channel, please see “Retail Concepts” below.

We also operate several e-commerce websites that sell our products throughout the world and provide online content for our customers regarding our brands, athletes, events and the lifestyle associated with our brands.

Geographical Sales

Our sales are globally diversified. Net revenues in our Americas segment are primarily generated from the United States, Canada, Brazil and Mexico. Net revenues in our EMEA segment are primarily generated from continental Europe, the United Kingdom, and South Africa. Net revenues from our APAC segment are primarily generated from Australia, Japan, New Zealand and Indonesia. The following table summarizes our net revenues by country as a percentage of total net revenues (excluding licensees) for each of the last three fiscal years:

	2012	2011	2010
United States	39%	35%	34%
France	11%	11%	11%
Australia/New Zealand	8%	7%	8%
Spain	6%	7%	8%
Canada	6%	6%	6%
Japan	5%	5%	5%
United Kingdom	4%	3%	3%
Brazil	3%	3%	3%
Germany	3%	3%	2%
All other countries	15%	20%	20%

Total	100%	100%	100%

We generally sell our apparel, footwear, accessories and related products to wholesale customers on a net-30 to net-60 day basis in the Americas, and on a net-30 to net-90 day basis in EMEA and APAC depending on the country, product category, and whether we sell directly to retailers in the country or to a distributor. Some customers are required to pay for product upon delivery. We generally do not reimburse our customers for marketing expenses or guarantee margins to our customers. A limited amount of product is offered on consignment within APAC and EMEA.

For additional information regarding our operating segments, please see Note 14, “Segment and Geographic Information”, to our consolidated financial statements included elsewhere in this prospectus.

Product Categories

We offer a combination of apparel, footwear, accessories and related products within each of our core brands. Net revenues by major product category as a percentage of total net revenues for each of the last three fiscal years were as follows:

	2012	2011	2010
Apparel	63%	61%	64%
Footwear	24%	23%	21%
Accessories and related products	13%	16%	15%

Total	100%	100%	100%

Typical retail selling prices of some of our primary products on a segment basis are as follows:

	Americas	EMEA	APAC
	(USD)	(Euros)	(AUD)
T-shirt	22	25	35
Walking Short	54	53	59
Snowboard Jacket	192	133	243
Skate Shoe	72	61	76

Seasonality

Although our products are generally available throughout the year, demand for different categories of products changes in different seasons of the year. Sales of shorts, short-sleeve shirts, t-shirts and swimwear are higher during the spring and summer seasons. Sales of pants, long-sleeve shirts, fleece, jackets, sweaters and technical outerwear are higher during the fall and holiday seasons. Our sales fluctuate from quarter to quarter due to these seasonal consumer demand patterns as well as the effect that the Christmas and holiday seasons have on consumer spending. Net revenues (in millions) by quarter for each of the last three fiscal years were as follows:

	2012		2011		2010
1st Quarter	$450	22%	$427	22%	$433	24%
2nd Quarter	492	24%	478	24%	468	25%
3rd Quarter	512	26%	503	26%	442	24%
4th Quarter	559	28%	545	28%	495	27%

	$2,013	100%	$1,953	100%	$1,838	100%

Retail Concepts

We believe retail stores are an important component of our overall global growth strategy. We operate a combination of our proprietary, multi-brand Boardriders Club stores as well as Quiksilver, Roxy and DC brand stores that feature a broad selection of products from our core brands and, at times, a limited selection of products from our other brands. The proprietary design of our stores demonstrates our history, authenticity and commitment to surfing and other boardriding sports. In addition to our core brand stores, we operate 123 factory outlet stores specifically designed to sell discounted and prior season products in the normal course of business. At times, we may also have a limited number of other brand stores that serve to test different retail strategies than those featured by our core brand stores. In various territories, we also operate Quiksilver and Roxy shops primarily within larger department stores. These “shop in shops” require a much smaller initial investment and are typically smaller than a traditional retail store while having many of the same operational characteristics.

As of July 31, 2013, we owned 632 stores in various markets, detailed as follows by format and segment:

July 31, 2013
Format:
Full-price stores	282
Shop-in-shops / Indonesian counters	220
Factory outlets	130

Total	632

Segment:
EMEA	273
APAC	259
Americas	100

Total	632

In addition to the Company-owned stores noted above, we also had licensed 232 stores to independent retailers in various countries as of July 31, 2013.

Future Season Orders

At the end of July 2013, our backlog totaled $254 million compared to $227 million at such date in the prior year. Our backlog depends upon a number of factors and fluctuates based upon the timing of trade shows, sales meetings, the length and timing of various international selling seasons, changes in foreign currency exchange rates, decisions regarding brand distribution and product samples, market conditions, and other factors. The timing of shipments also fluctuates from year to year based upon the production of goods, our ability to distribute our products in a timely manner, and customer requests for timing of product delivery. As a consequence, a comparison of backlog from season to season is not necessarily meaningful and may not be indicative of eventual shipments or forecasted revenues.

Segment Information

We have four operating segments consisting of the Americas, EMEA and APAC, each of which sells a full range of our products, as well as Corporate Operations. Our Americas segment, consisting of North, South and Central America, includes revenues primarily from the U.S., Canada, Brazil and Mexico. Our EMEA segment, consisting of Europe, the Middle East and Africa, includes revenues primarily from continental Europe, the United Kingdom, and South Africa. Our APAC segment, consisting of Australia, New Zealand, and Asia, includes revenues primarily from Australia, Japan, New Zealand and Indonesia. Royalties earned from various licensees in other international territories are categorized in Corporate Operations, along with revenues from sourcing services to our licensees. For information regarding the revenues, operating income (loss) and identifiable assets attributable to our operating segments, see Note 14, “Segment and Geographic Information”, to our consolidated financial statements included elsewhere in this prospectus.

Product Design and Development

Our apparel, footwear, accessories and related products are designed to support the positioning of our brands. Creative design, innovative fabrics and quality of workmanship are emphasized. Our design and merchandising teams create seasonal product ranges for each of our brands. These design groups constantly monitor local and global fashion trends. We believe our most valuable input comes from our own managers, employees, sponsored athletes and independent sales representatives who are actively involved in surfing, skateboarding, snowboarding and other sports in our core market. This connection with our core market continues to be the inspiration for our products and is key to our reputation for distinct and authentic design. Our design centers in Huntington Beach, California and St. Jean de Luz, France develop and share designs, merchandising themes, and concepts that are globally consistent while reflecting local adaptations for differences in geography, culture and taste.

Production and Raw Materials

Our apparel, footwear, accessories and related products are generally sourced from a variety of suppliers principally in China, Korea, India, Vietnam and other parts of the Far East and, to a lesser extent, in Mexico, Turkey, Portugal and other foreign countries. After being imported, many of these products require embellishments such as screenprinting, dyeing, washing or embroidery.

During fiscal 2012, no single supplier of finished goods accounted for more than 8% of our consolidated production. Our largest raw material supplier accounted for 26% of our expenditures for raw materials during fiscal 2012, however, our raw materials expenditures comprised less than 1% of our consolidated production costs. We believe that numerous finished goods and raw materials suppliers are available to provide additional capacity on an as-needed basis and that we enjoy favorable on-going relationships with these suppliers. However, shortages of raw materials or labor pricing pressures can result in delays in deliveries of our products by our suppliers or in increased costs to us.

We retain independent buying agents, primarily in China, India, and Vietnam, to assist us in selecting and overseeing the majority of our independent third party manufacturing and sourcing of finished goods, fabrics, blanks and other products. These agents monitor duties and other trade regulations and perform some of our quality control functions. As of October 31, 2012, we also had approximately 300 employees primarily in China, Vietnam and India, that are involved in sourcing and quality control functions to assist us in monitoring and coordinating our overseas production. By having employees in regions where we source our products, we enhance our ability to monitor factories to ensure their compliance with our standards of manufacturing practices. Our policies require every factory to comply with a code of conduct relating to factory working conditions and the treatment of workers involved in the manufacture of products.

Although we continue to explore new sourcing opportunities for finished goods and raw materials, we believe we have established solid working relationships over many years with vendors who are financially stable and reputable, and who understand our product quality and delivery standards. We research, test and add, as needed, alternate and/or back-up suppliers. However, in the event of any unanticipated substantial disruption of our relationships with, or performance by, key existing suppliers and/or contractors, there could be a short-term adverse effect on our operations.

A portion of our finished goods and raw materials must be committed to and purchased prior to the receipt of customer orders. If we overestimate the demand for a particular product, excess production can generally be distributed in our factory outlet stores or through secondary wholesale distribution channels. If we overestimate the purchase of a particular raw material, it can generally be used in garments for subsequent seasons or in garments for distribution through our factory outlet stores or secondary wholesale distribution channels.

Imports and Import Restrictions

We import finished goods and raw materials for our domestic operations under multilateral and bilateral trade agreements between the U.S. and a number of foreign countries, including India and China. These agreements impose duties on the products that are imported into the U.S. from the affected countries. In Europe, we operate in the European Union (“EU”) within which there are few trade barriers. We also operate under constraints imposed on imports of finished goods and raw materials from outside the EU, including quotas and duty charges.

Promotion and Advertising

The strength of our brands is based upon decades of active involvement in surf, skate and snow sports that have established our legitimacy. We sponsor athletes who use our products in outdoor sports, such as surfing, skateboarding, snowboarding, skiing, BMX and motocross. Our brands have become closely identified not only with the underlying sports they represent, but also with the lifestyle that is associated with those who are active in such sports. Accordingly, our advertising efforts are focused on promoting these activities and related lifestyle in addition to advertising specific products. As these sports and lifestyles have grown in popularity globally, the visibility of our brands has increased.

We sponsor leading athletes in surfing, skateboarding, snowboarding and motorsports. These include such well-known personalities as Dane Reynolds, Kelly Slater, Ken Block, Rob Dyrdek, Tony Hawk, Torah Bright, and Travis Pastrana, among many others. Along with these athletes, many of whom have achieved world champion status in their individual sports, we also sponsor up- and-coming professionals and amateurs. We believe that these athletes legitimize the performance of our products, maintain an authentic connection with the core users of our products, and create a general aspiration to the lifestyle that these athletes represent.

Our brand messages are communicated through advertising, social media, editorial content and other programming in both core and mainstream media. Through our various entertainment initiatives, we bring our lifestyle message to an even broader audience through television, films, social media, online video (such as DC’s Gymkhana series on YouTube), books and co-sponsored events and products.

Trademarks, Licensing Agreements and Patents

Trademarks

We own the “Quiksilver” and “Roxy” trademarks and the related mountain and wave and heart logos in virtually every country in the world. Other trademarks we own include “DCSHOECOUSA”, the “DC Star” logo, “Hawk”, “Lib Tech”, and “Gnu”, among others.

We apply for and register our trademarks throughout the world, mainly for use on apparel, footwear, accessories and related products, as well as for retail services. We believe our trademarks and our other intellectual property are crucial to the successful marketing and sale of our products, and we attempt to vigorously prosecute and defend our rights throughout the world. Because of the success of our trademarks, we also maintain global anti-counterfeiting programs to protect our brands.

Licensing Agreements and Patents

We own rights throughout the world to use and license the Quiksilver and Roxy trademarks in apparel, footwear and related accessory product classifications. We also own rights throughout the world to use and license the DC related trademarks for the footwear, apparel and accessory products that we distribute under such brand. We directly operate all of the global Quiksilver and Roxy businesses with the exception of licensees in certain countries.

We license our Hawk brand in the United States to Kohl’s Stores, Inc., a department store chain with over 1,100 stores. Under the Kohl’s’ license agreement, Kohl’s has the exclusive right to manufacture and sell Hawk branded apparel and some related products in its U.S. stores and through its website. We receive royalties from Kohl’s based upon sales of Hawk branded products. Under the license agreement, we are responsible for product design, and Kohl’s manages sourcing, distribution, marketing and all other functions relating to the Hawk brand. The term of the current license agreement expires in fiscal 2015 and Kohl’s has two remaining five-year extensions, exercisable at its option. We retain the right to manufacture and sell Hawk branded products outside of the United States.

Our patent portfolio contains patents and applications primarily related to wetsuits, skate shoes, watches, boardshorts, snowboards and snowboard boots.

Competition

We face competition from many global lifestyle brands and companies such as Nike, VF Corp., PPR, Vans, Reebok, North Face, Billabong, Hurley, Rip Curl, Volcom, Etnies, and Tom’s Shoes, as well as other regional and local brands that compete with us for market share and floor space with our wholesale customers.

In addition to brand competition, we face distribution channel competition. Our retail stores compete with multi-brand wholesale accounts, as well as vertical retail brands such as Hollister, Gap, and Abercrombie & Fitch, and retail stores of our brand competitors such as Nike stores, Billabong stores, and Vans stores, among others. We also face competition from non-branded retailers such as H&M, Zara and Forever 21.

Our retail stores and e-commerce websites also compete with the e-commerce websites of our wholesale accounts, competitive brands, and online-only competitors such as Amazon, e-Bay, and many other global, regional, and local e-commerce businesses.

Some of our competitors are significantly larger than we are and may have substantially greater resources than we have.

We compete primarily on the basis of successful brand management, product design, product quality, pricing, service and delivery. To remain competitive, we must:

•	maintain our reputation for authenticity in the core boardriding and outdoor sports lifestyle markets;

•	continue to develop and respond to global fashion and lifestyle trends in our markets;

•	create innovative, high quality and stylish products at appropriate price points;

•	convey our outdoor sports lifestyle messages to consumers worldwide; and

•	source and deliver products on time to our wholesale customers.

Employees

At July 31, 2013, we had approximately 6,700 full-time equivalent employees, consisting of approximately 2,500 in the Americas, approximately 2,500 in EMEA and approximately 1,700 in APAC. None of these employees are represented by trade unions. Certain French employees are represented by workers’ councils who negotiate with management on behalf of the employees. Management is generally required to share its plans with the workers’ councils, to the extent that these plans affect the represented employees. We have never experienced a work stoppage and consider our working relationships with our employees and the workers’ councils to be good.

Environmental Matters

Some of our facilities and operations have been or are subject to various federal, state and local environmental laws and regulations which govern, among other things, the use and storage of hazardous materials, the storage and disposal of solid and hazardous wastes, the discharge of pollutants into the air, water and land, and the cleanup of contamination. Some of our third party manufacturing partners use, among other things, inks and dyes, and produce related by-products and wastes. We have acquired businesses and properties in the past, and may do so again in the future. In the event we or our predecessors fail or have failed to comply with environmental laws, or cause or have caused a release of hazardous substances or other environmental damage, whether at our sites or elsewhere, we could incur fines, penalties or other liabilities arising out of such noncompliance, releases or environmental damage. Compliance with and liabilities under environmental laws and regulations did not have a significant impact on our capital expenditures, results of operations or competitive position during the last three fiscal years.

Properties

As of July 31, 2013, our principal facilities in excess of 40,000 square feet were as follows:

Location	Principal Use	Square Footage	Lease Expiration
Huntington Beach, CA	Offices	223,000	2029	*
Huntington Beach, CA	Offices	120,000	2034	*
Huntington Beach, CA	Offices	102,000	2023	*
Mira Loma, CA	Distribution center	683,000	2027	*
St. Jean de Luz, France	Offices	151,000	N/A	**
St. Jean de Luz, France	Distribution center	127,000	N/A	**
Rives, France	Distribution center	206,000	2016
Torquay, Australia	Offices	54,000	2024	*
Geelong, Australia	Distribution center	81,000	2038	*
Geelong, Australia	Distribution center	134,000	2039	*

*	Includes extension periods exercisable at our option.
**	These locations are owned.

As of July 31, 2013, we operated 100 retail stores in the Americas, 273 retail stores in EMEA, and 259 retail stores in APAC on leased premises. The leases for our facilities, including retail stores, required aggregate annual rentals of approximately $129 million in the twelve months ended July 31, 2013. We anticipate that we will be able to extend those leases that expire in the near future on terms satisfactory to us, or, if necessary, locate substitute facilities on acceptable terms. We believe that our corporate, distribution and retail leased facilities are suitable and adequate to meet our current needs.

Legal Proceedings

We are involved from time to time in legal claims involving trademarks, intellectual property, licensing, employment matters, compliance, contracts and other matters incidental to our business. We believe the resolution of any such matter currently threatened or pending will not have a material adverse effect on our financial condition, results of operations or liquidity.

MANAGEMENT

Our current executive officers and directors are as follows:

Name	Age	Position
Andrew P. Mooney	58	Chief Executive Officer, President and Director
Robert B. McKnight, Jr.	60	Executive Chairman and Director
Richard Shields	56	Chief Financial Officer
Charles S. Exon	64	Chief Administrative Officer, Secretary and General Counsel
Pierre Agnes	49	Global Head of Apparel and President—Quiksilver Europe
Robert Colby	41	President—Quiksilver Americas
William M. Barnum, Jr.	59	Director
Joseph F. Berardino	62	Director
Michael A. Clarke	49	Director
James G. Ellis	66	Director
M. Steven Langman	51	Director
Robert L. Mettler	73	Director
Andrew W. Sweet	42	Director

Andrew P. Mooney has served as our President and Chief Executive Officer since January 2013. Prior to joining Quiksilver, he served as Chairman (2003-2011) and as President (2000-2003) of the Disney Consumer Products division of The Walt Disney Company. From 1980 to 2000, Mr. Mooney held a variety of positions with Nike, Inc., including Chief Marketing Officer from 1998 to 2000, General Manager; Apparel from 1999 to 2000, and General Manager; Equipment from 1995 to 1998. He started with Nike in 1980 as the Chief Financial Officer of Nike UK. Prior to joining Nike, Mr. Mooney was a financial analyst for Perkins Diesel Engines from 1978 to 1980 and worked as an accountant for Cameron Iron Works from 1975 to 1978 and Uniroyal Tire and Rubber from 1974 to 1975. Mr. Mooney is currently Joint Chairman of TRC Family Entertainment Limited, and also serves on the board of directors of shopkick, Inc. and Fuhu, Inc., each a private company. He also serves as an adviser for Out Fit 7 Limited and as Chairman of Los Angeles Team Mentoring. Mr. Mooney was awarded an Honorary Doctorate of Business Administration in 2008 by Queen Margaret University, Edinburgh.

Robert B. McKnight, Jr., co-founded Quiksilver in 1976 and currently serves as our Executive Chairman. Mr. McKnight served as Chairman of the Board from 1976 until January 2013 when the Executive Chairman position was created to add operational responsibilities to the Chairman’s role. Mr. McKnight served as Chief Executive Officer from August 1991 to January 2013. He also served as our President from 1979 through July 1991 and from February 2008 to January 2013. Mr. McKnight received a B.S. degree in Business Administration from the University of Southern California. Mr. McKnight also serves on the board of directors of Jones Trading Institutional Services, LLC, a private company.

Richard Shields has served as our Chief Financial Officer since May 2012. Prior to joining Quiksilver, Mr. Shields served as Chief Financial Officer of Oakley, Inc., a global designer, manufacturer and distributor of performance eyewear, as well as apparel, footwear and accessories, from 2005 to May 2012. Mr. Shields has also served as the Chief Financial Officer of Southwest Water Company from 2002-2005, Day Software from 2001-2002, Winfire from 1999-2001, Frames N Lens Optical from 1996-1999, and in various financial capacities with AST Research and Taco Bell Corporation between 1985-1996. Mr. Shields was with Price Waterhouse from 1982-1985. He received a B.A. from Eastern Washington University and an MBA from the University of Notre Dame.

Charles S. Exon has served as our Chief Administrative Officer since February 2008 and as Secretary and General Counsel since August 2000. Mr. Exon previously served as Executive Vice President, Business & Legal Affairs from August 2000 to February 2008 and as a member of our board of directors from November 2005 to January 2013. Prior to joining Quiksilver, Mr. Exon practiced law, the last seven years as a partner with the firm of Hewitt & McGuire, LLP. Mr. Exon received a B.A. in English from the University of Missouri, a M.A. in Communications from Stanford University and a J.D. from the University of Southern California.

Pierre Agnes has served as our Global Head of Apparel since March 2013, and as President of Quiksilver Europe since June 2005. Prior to that, he served as Managing Director of Quiksilver Europe since December 2003. Between 1992 and 2002, Mr. Agnes founded and operated Omareef Europe, a licensee of Quiksilver for wetsuits and eyewear that we purchased in November 2002. Mr. Agnes originally joined Quiksilver in 1988, first as team manager, and later in various capacities throughout our European marketing operations.

Robert Colby has served as our President of Quiksilver Americas since November 2011, and prior to that he served as the Senior Vice President and Chief Operating Officer of our Americas segment between May 2010 and November 2011. Prior to May 2010, he served as our Americas segment Senior Vice President, Operations from April 2009. From 2002 to 2007, Mr. Colby also served in various capacities with us, including Senior Vice President and General Manager, Latin America, Senior Vice President, Business Development and Vice President, Entertainment. Prior to rejoining the Company in 2009, Mr. Colby was the Chief Operating Officer of Ever, LLC, a Los Angeles-based apparel company from July 2007 to December 2008, and the owner and founder of Loanmarket.net, a web-based trading exchange for real-estate secured debt from December 2008 to October 2009. Mr. Colby received a B.A. from the University of California Santa Barbara and an M.B.A. from the University of Southern California.

William M. Barnum, Jr. has served as a member of our board of directors since 1991 and currently serves as a director of several private companies, and has been a Managing Member of Brentwood Associates, a Los Angeles based venture capital and private equity investment firm since 1986. Prior to that, Mr. Barnum held several positions at Morgan Stanley & Co. Mr. Barnum graduated from Stanford University in 1976 with a B.A. in Economics and from the Stanford Graduate School of Business and Stanford Law School in 1981 with an M.B.A. and J.D. Mr. Barnum also serves on the board of directors of Zumiez, Inc., an action sports specialty retailer.

Joseph F. Berardino has served as a member of our board of directors since 2011 and currently serves as a Managing Director at Alvarez & Marsal, a global professional services firm. Prior to joining Alvarez & Marsal in October 2008, Mr. Berardino was Chairman of the Board of Profectus BioSciences, a biotechnology company, from 2004 until September 2008, and served as its Chief Executive Officer from October 2005 until January 2008. He previously served as Vice-Chairman of Sciens Capital Management, a New York-based alternative asset management firm from 2004 to September 2005 and prior to his tenure at Sciens, he served as Chief Executive Officer of Andersen Worldwide, a global accounting and consulting firm. Mr. Berardino graduated from Fairfield University with a B.S. in Accounting and has been a Certified Public Accountant since 1975 (inactive). Mr. Berardino also serves on the board of directors of ValueVision Media, Inc., an interactive retailer via TV, internet and mobile.

Michael A. Clarke has served as a member of our board of directors since 2013 and served as chief executive officer of Premier Foods Plc., a branded food company in the United Kingdom from August 2011 until June 2013. Prior to joining Premier Foods, Mr. Clarke was President of Kraft Foods Europe from January 2009 until August 2011 and held several positions with The Coca-Cola Company from 1996 to 2008, including President-Northwest Europe from 2005 to 2008, President-South Pacific & Korea from 2000 to 2005 and Senior Vice President-Minute Maid International from 1996 to 2000. Mr. Clarke also has held a variety of positions with Reebok International Ltd. (1991 to 1996), served in senior financial roles with Acer Consulting (Far East) Ltd., consulting engineers, and as a chartered accountant with Deloitte. Mr. Clarke graduated from the University of Cape Town with a Bachelor of Commerce. Mr. Clarke also serves on the board of directors of Wolseley Plc., a distributor of plumbing and heating products.

James G. Ellis has served as a member of our board of directors since 2009 and currently serves as the Dean of the Marshall School of Business at the University of Southern California and holder of the Robert R. Dockson Dean’s Chair in Business Administration. Prior to his appointment as Dean in April 2007, Mr. Ellis was the Vice

Provost, Globalization, for USC and prior to that he was Vice Dean, External Relations. Mr. Ellis has been a professor in the Marketing Department of the Marshall School of Business since 1997. From 1990 to 1997, he served as Chairman and CEO of Port O’Call Pasadena, an upscale home accessory retailer and was President and CEO of American Porsche Design from 1985 to 1990. Mr. Ellis graduated from the University of New Mexico with a B.B.A. and from Harvard Business School with an M.B.A. Mr. Ellis also serves on the board of directors of Fixed Income Funds and Investment Company of America, both investment funds of The Capital Group, a private company.

M. Steven Langman has served as a member of our board of directors since 2009. Mr. Langman co-founded Rhône, a private equity firm, in 1996 and since that time has served as Managing Director. Prior to 1996, Mr. Langman was Managing Director of Lazard Frères & Co. LLC where he specialized in mergers and acquisitions, working in both London and New York. Mr. Langman joined Lazard in 1987. Before joining Lazard, he worked in the mergers and acquisition group of Goldman, Sachs & Co. Mr. Langman also currently serves on the boards of private companies in which Rhône or its controlled funds hold interests. Mr. Langman received a B.A. with highest honors from the University of North Carolina at Chapel Hill and an MSc from the London School of Economics.

Robert L. Mettler has served as a member of our board of directors since 2010 and held various executive positions at Macy’s, Inc. between 2000 and his retirement in January 2009. From 2000 to 2002 he served as President and Chief Operating Officer of Macy’s West, and from 2002 to 2008, he served as Chairman and Chief Executive Officer of Macy’s West. Most recently, Mr. Mettler was the President of Special Projects at Macy’s, Inc. between 2008 and his retirement in 2009. Prior to joining Macy’s, Mr. Mettler held various executive positions in the retail industry, including President of Merchandising—Full Line Stores of Sears, Roebuck and Co. from 1996 to 2000, President of Apparel and Home Fashions of Sears from 1993 to 1996, and President and Chief Executive Officer of Robinson’s May Company from 1987 to 1993. Mr. Mettler graduated from the University of Virginia with a B.A. in economics. Mr. Mettler also serves on the Board of Directors of Jones Apparel Group, Inc. and Stein Mart, Inc.

Andrew W. Sweet has served as a member of our board of directors since 2009 and is a Managing Director of Rhône, a private equity firm, which he joined in 1996. Prior to joining Rhône, he worked in the mergers and acquisitions group of Lazard Frères & Co. LLC. Mr. Sweet also currently serves on the boards of private companies in which Rhône or its controlled funds hold interests. He graduated from Colgate University in 1993.

The board of directors of QS Wholesale, Inc. consists of Mr. Shields and Mr. Exon.

Our executive officers are appointed by the board of directors and serve until their successors have been duly appointed and qualified, unless sooner removed.

RELATED PARTY TRANSACTIONS

European Office Leases

One of our European subsidiaries leases office space in Soorts-Hossegor and Capbreton, France from SCI Anepia, an entity owned by Pierre Agnes, our Quiksilver Europe-President, and his wife. The Hossegor lease is for a 9-year term expiring on November 17, 2015. The current annual rent is €282,882 (approximately $367,747 at an assumed exchange rate of 1.3 dollars per euro). The Capbreton lease is also for a term of 9 years expiring on February 1, 2019. The current annual rent is €175,341 (approximately $227,943 at an assumed exchange rate of 1.3 dollars per euro). From November 1, 2011 through October 31, 2012, we paid SCI Anepia an aggregate of €458,223 (approximately $595,690 at an assumed exchange rate of 1.3 dollars per euro) under these leases. We believe these leases are on terms no less favorable to us than those that are available from persons not affiliated with us.

Rhône Warrant and Registration Rights Agreement

On July 31, 2009, we, along with our Quiksilver Americas, Inc. subsidiary, as borrower, entered into a Credit Agreement with Rhône Group L.L.C. (“Rhône Group”), as administrative agent, and Romolo Holdings C.V., Triton SPV L.P., Triton Onshore SPV L.P., Triton Offshore SPV L.P. and Triton Coinvestment SPV L.P., as the lenders (the “Rhône Lenders”), providing for a senior secured term loan facility to Quiksilver Americas in an aggregate principal amount of $125,000,000 (the “U.S. term facility”). Also on July 31, 2009, we, along with our Mountain & Wave S.à.r.l. subsidiary (“Quiksilver Europe”), as borrower, entered into a Credit Agreement with Rhône Group, as administrative agent, and the Rhône Lenders, providing for a senior secured term loan facility to Quiksilver Europe in an aggregate principal amount of €20 million (the “European term facility”, together with the U.S. term facility, the “Rhône term loans”). As described below under “Rhône Debt-for-Equity Exchange and Stockholders Agreement,” the Rhône term loans have been repaid in full. Upon the closing of the Rhône term loans in July 2009, Rhône Group received an upfront fee of 3% of the aggregate principal amount of the term facilities and, upon the final payment of the U.S. term facility in October 2010, received an additional aggregate payment of $1,500,000.

In consideration of providing the Rhône term loans we entered into a Warrant and Registration Rights Agreement with Rhône Capital III L.P. (“Rhône Capital III”) and the Rhône Lenders, which are funds affiliated with Rhône Capital III, pursuant to which we issued to the Rhône Lenders warrants to purchase shares of our common stock exercisable for 25,653,831 shares of common stock. The warrants were fully earned and vested upon issuance. The exercise price of the warrants is $1.86 per share and the warrants are exercisable at any time during their seven-year term by paying the exercise price in cash, pursuant to a “cashless exercise” of the warrant or by a combination thereof.

Pursuant to the terms of the Warrant and Registration Rights Agreement, on July 31, 2009, we increased the number of directors constituting our board of directors by two and filled the newly-created directorships with two directors, M. Steven Langman and Andrew W. Sweet, nominated by Triton Onshore SPV L.P. and Triton Coinvestment SPV L.P. (together, the “Appointing Funds”), respectively. Triton Coinvestment SPV L.P.’s right to nominate one director continues until the Rhône Lenders have sold one-third of the shares of common stock issued upon exercise of the warrants (or warrants exercisable for such amount) other than to affiliates of Rhône Capital III, and Triton Onshore SPV L.P.’s right to nominate one director continues until the Rhône Lenders have sold two-thirds of the shares of common stock issuable upon exercise of the warrants (or warrants exercisable for such amount) other than to affiliates of Rhône Capital III.

Messrs. Langman and Sweet are each members of the board of managers of Rhône Group, and hold equity interests in such entity. In addition, Messrs. Langman and Sweet hold limited partnership interests in various investment vehicles which have provided capital to the Rhône Lenders and are members of the board of managers of Rhône Capital L.L.C., which together with its affiliates (including Rhône Capital III), indirectly control such investment vehicles as well as the Rhône Lenders.

The Rhône term loans would have matured on July 30, 2014 and bore interest at 15% per annum. Interest paid with respect to the Rhône term loans totaled $25.3 million for the period from August 2009 to October 2010. Both Rhône term loans were guaranteed by Quiksilver, Inc. and most of our U.S. subsidiaries, and the European term facility was also guaranteed by our subsidiary Quiksilver Deluxe S.à.r.l., a Luxemburg company, and certain of our other foreign subsidiaries. The Rhône term loans were secured primarily by a first or second-priority security interest in substantially all property related to our Americas business.

Under the terms of the Warrant and Registration Rights Agreement, the exercise price and number of common shares issuable upon exercise of the warrants we issued in connection with the Rhône term loans are subject to customary adjustments for certain events. We are required to obtain the consent of Rhône Capital III prior to issuing our common stock (or securities convertible or exchangeable into common stock) at a price per share less than $1.86. To the extent any adjustment to the warrants would result in an issuance of our common stock in excess of 19.99% of the outstanding shares at the time of the issuance of the warrants, the holders would instead be issued upon exercise of the warrants shares of our non-voting Series A Preferred Stock, with the same economic rights (including the right to participate in any change of control) as a share of common stock, other than a fixed dividend rate of 10% per annum, increasing 2% every two quarters up to 18% per annum. Such preferred shares would be automatically converted to common stock upon receipt of approval of our stockholders. The warrants are not transferable (other than to affiliates of Rhône Capital III) and although the common stock issued upon exercise of the warrants is fully transferable (except for any securities law restrictions), the holders agreed not to transfer common stock representing 15% or more of the then outstanding number of shares of our common stock to any one person unless approved by our board of directors.

Under the Warrant and Registration Rights Agreement, the Rhône Lenders have customary demand and piggyback registration rights with respect to the warrants and the underlying shares. Each initial holder of warrants that continue to hold at least 50% of the warrants (or the shares underlying the warrants) initially issued to such holder has additional subscription rights pursuant to the warrants allowing such initial holder to maintain its proportionate, as-if-converted ownership interest in us, if we make a public or private offering of our common stock for cash, subject to certain exclusions.

Rhône Debt-for-Equity Exchange and Stockholders Agreement

On August 9, 2010, pursuant to an exchange agreement with Rhône Capital III and the Rhône Lenders, we, along with Quiksilver Americas and Quiksilver Europe, exchanged $140 million of the principal balance outstanding under the Rhône term loans for approximately 31.1 million shares of our common stock, which represented an exchange price of $4.50 per share (the “Exchange”). Upon consummation of the Exchange, Rhône Capital III received an aggregate exchange fee of $6,650,000. Following the Exchange, the aggregate balance outstanding under the Rhône term loans was $24.5 million, which was repaid in October 2010.

In connection with the Exchange, we, the Rhône Lenders and Rhône Capital III, entered into a Stockholders Agreement, under which, among other things, Rhône Capital III and the Rhône Lenders are entitled to (i) customary demand and piggyback registration rights with respect to the shares of our common stock issued in the Exchange, (ii) so long as Rhône Capital III and its affiliates collectively continue to own at least 8,333,334 shares of our common stock, preemptive rights to purchase additional shares of our common stock to maintain their respective proportionate ownership interest in us if we make a public or private offering of common stock for cash, subject to certain exclusions, and (iii) certain information rights. Further, under the Stockholders Agreement, each of the Appointing Funds will be entitled to designate a director to our board of directors; provided, that if the Rhône Lenders sell one-third or more of the common stock they received in the Exchange to any persons other than affiliates, then only Triton Onshore SPV L.P. shall be entitled to designate a director pursuant to the Stockholders Agreement, and if the Rhône Lenders sell two-thirds or more of the common stock they received in the Exchange to any persons other than affiliates, then Triton Onshore SPV L.P.’s right to designate a director pursuant to the Stockholders Agreement shall terminate; provided further, however, that for so long as any directors designated by the Appointing Funds pursuant to the Warrant and Registration Rights Agreement serve on the board of directors, then such directors shall be counted as directors designated by the Appointing Funds for purposes of the Stockholders Agreement.

The Stockholders Agreement also provides that the Rhône Lenders are subject to transfer restrictions, subject to certain exceptions, and standstill restrictions. The standstill restrictions provide that, subject to certain exceptions and until Rhône Capital III and its affiliates cease to beneficially own more than 20% of our outstanding common stock on a fully-diluted basis, neither Rhône Capital III nor its affiliates, including the Rhône Lenders, will, without the prior written consent of the independent directors of our board of directors, effect or seek, offer or propose (i) to beneficially own, individually or as part of a “group” (within the meaning of Section 13(d) of the Exchange Act), more than 34.99% of our common stock, (ii) to transact any tender or exchange offer or merger involving us, and (iii) to solicit any proxies or written consents to elect directors to our board of directors (other than any solicitation of proxies to elect any director that they are entitled to designate pursuant to the Stockholders Agreement and the Warrant and Registration Rights Agreement and who has not been nominated by the board of directors and/or elected by our stockholders).

The standstill restrictions do not prevent Rhône Capital III or any of its affiliates, during such time as they beneficially own more than 20% of our outstanding common stock on a fully-diluted basis, from acquiring, either directly or indirectly, (i) the shares of our common stock or Series A preferred stock issuable or issued upon the exercise of the warrants issued under the Warrant and Registration Rights Agreement, (ii) the shares of our common stock, if any, issued pursuant to the preemptive rights provisions of the Stockholders Agreement and the Warrant and Registration Rights Agreement, (iii) certain shares of our common stock issued to the directors designated by the Appointing Funds because of their service on our board of directors or (iv) any common stock or common stock equivalents directly from us or pursuant to a tender or exchange offer made to all of our stockholders.

In addition, the standstill restrictions under the Stockholders Agreement terminate if, at any time during the standstill period, (i) we fail to nominate any director designated by Rhône Capital III and its affiliates pursuant to the Stockholders Agreement or the Warrant and Registration Rights Agreement or fail to vote any of our proxies in favor of any such director, (ii) our stockholders fail to elect any director designated by Rhône Capital III and its affiliates pursuant to the Stockholders Agreement or Warrant and Registration Rights Agreement, (iii) a “change of control” or similar concept shall have occurred under any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which we or any of our subsidiaries is a party or by which we or any of our subsidiaries or any of our properties may be bound, or (iv) Rhône Capital III and its affiliates cease to beneficially own more than 20% of our outstanding common stock on a fully-diluted basis.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

ABL Credit Facility

On May 24, 2013, Quiksilver, Inc., as a guarantor, QS Wholesale, Inc., as lead borrower and a guarantor, and certain of our other U.S., Australian, Canadian and Japanese subsidiaries, as borrowers and guarantors, entered into the ABL Credit Facility with Bank of America, N.A., as administrative agent and co-collateral agent, General Electric Capital Corporation, as co-collateral agent, and other lenders. The ABL Credit Facility amended and restated the Americas Credit Facility and also replaced the APAC Credit Facility.

The amount that may be borrowed under the ABL Credit Facility is limited to the lesser of (i) $160 million in the case of U.S. borrowers (available in U.S. dollars), $25 million in the case of the Australian borrower (available in U.S. dollars and Australian Dollars (with a portion of such commitment also being available in Euros and Pounds Sterling)), $30 million in the case of the Canadian borrower (available in U.S. dollars and Canadian Dollars) and $15 million in the case of the Japanese borrower (available in Japanese Yen) (with the borrowers’ option to increase the aggregate commitments with up to an additional $125 million upon satisfaction of certain conditions) and (ii) a borrowing base calculated based on designated percentages of eligible accounts receivable and eligible inventory of the respective borrowers and, as applicable, the Canadian loan parties, and in the case of the U.S. borrowers and the Canadian loan parties, eligible credit card receivables, less, in each case, customary reserves. The ABL Credit Facility includes a $92.5 million sublimit for U.S. letters of credit, a $12.5 million sublimit for Canadian letters or credit, a $25 million sublimit for Australian letters of credit and a $15 million sublimit for Japanese letters of credit. Outstanding loans generally may be repaid in whole or in part at any time, without penalty, subject to certain customary limitations. The ABL Credit Facility matures on May 23, 2018. As of July 31, 2013, there was $39.6 million outstanding under the ABL Credit Facility. We used a portion of the initial borrowings under the ABL Credit Facility to repay all amounts outstanding under the Americas Credit Facility and the APAC Credit Facility ($78.8 million and $14.0 million, respectively).

In the case of U.S. borrowers, the interest rate applicable to loans incurred under the ABL Credit Facility will be, at the borrowers’ option, either (i) LIBOR Rate, Canadian BA Rate, TIBOR Rate or BBR Rate (each such rate being customarily defined in the ABL Credit Facility) plus, in each case, a spread of 1.75% to 2.25%, or (ii) Prime Rate (as customarily defined with respect to each available currency), plus a spread of 0.75% to 1.25%. The applicable spreads are based upon the average daily excess availability under the ABL Credit Facility.

The ABL Credit Facility is guaranteed by Quiksilver, Inc. and each of the other borrowers and the Canadian loan parties under the ABL Credit Facility and is required to be guaranteed by any future subsidiary of either borrower or Canadian loan party (subject to certain exceptions with respect to, among others, immaterial subsidiaries), except that the Australian, Canadian and Japanese subsidiaries do not guarantee the obligations of the U.S. loan parties. The obligations of the borrowers under the ABL Credit Facility generally are secured by (i) a first-priority security interest in the current assets of the borrowers and the guarantors, together with all general intangibles (excluding intellectual property rights) and other property related to such assets, (ii) a second-priority security interest in substantially all other personal property of the borrowers and guarantors and (iii) a second-priority pledge of the shares of certain wholly-owned direct subsidiaries of a borrower, except that, in each case, the assets of the Australian, Canadian and Japanese subsidiaries do not secure the obligations of the U.S. loan parties.

The ABL Credit Facility contains customary default provisions and provides that, upon the occurrence of an event of default relating to the bankruptcy or insolvency of the borrowers or other subsidiaries, the unpaid balance of the principal and accrued interest under the ABL Credit Facility and all other obligations of the borrowers under the loan documents will become immediately due and payable without any action under the ABL Credit Facility. Upon the occurrence of any other event of default (which would include a default under other material indebtedness), Bank of America may, by written notice, declare the unpaid balance of the principal and accrued interest under the ABL Credit Facility and all other obligations under the loan documents immediately due and payable without any further action.

The ABL Credit Facility also includes certain representations and warranties and restrictive covenants usual for facilities and transactions of this type. The borrowers paid customary agency, arrangement and upfront fees in connection with the ABL Credit Facility.

We used a portion of the net proceeds from the Recent Notes Offering to reduce the amount of borrowings under the ABL Credit Facility outstanding at the time of the closing of the Recent Notes Offering. See “Summary—Recent Notes Offering.”

EMEA Lines of Credit

Certain of our European subsidiaries have various bilateral overdraft and L/C lines of credit from several (presently seven) banks in Europe that provide up to $80 million of available capacity for borrowings and an additional $86 million of available capacity for letters of credit. These facilities are all unsecured, short term (12-24 months) facilities used in connection with the financing of the day-to-day activity of our European subsidiaries. At July 31, 2013, there were $36 million of direct borrowings (at an average borrowing rate of 1%) and $29 million in letters of credit outstanding under these lines of credit.

8.875% Senior Notes Due 2017

In December 2010, Boardriders S.A., our wholly-owned subsidiary, issued €200 million aggregate principal amount of the Existing Boardriders Notes, which bear a coupon interest rate of 8.875% and are due December 15, 2017. The Existing Boardriders Notes were issued at par value in a private offering that was exempt from the registration requirements of the Securities Act. The Existing Boardriders Notes were offered within the United States only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and outside the United States only to non-U.S. investors in accordance with Regulation S under the Securities Act. The Existing Boardriders Notes will not be registered under the Securities Act or the securities laws of any other jurisdiction. The Existing Boardriders Notes are general senior obligations and are fully and unconditionally guaranteed on a senior unsecured basis by Quiksilver, Inc. and certain of its current and future U.S. and non-U.S. subsidiaries, subject to certain exceptions. We may redeem some or all of the Existing Boardriders Notes at fixed redemption prices as set forth in the indenture related to such Existing Boardriders Notes. The Existing Boardriders Notes indenture includes covenants that limit our ability to, among other things: incur additional debt; pay dividends on our capital stock or repurchase our capital stock; make certain investments; enter into certain types of transactions with affiliates; cause our restricted subsidiaries to pay dividends or make other payments to Quiksilver, Inc.; use assets as security in other transactions; and sell certain assets or merge with or into other companies. As of July 31, 2013, we were in compliance with these covenants.

7.875% Senior Secured Notes Due 2018

On July 16, 2013, the Issuers issued $280 million aggregate principal amount of the Existing Senior Secured Notes, which bear a coupon interest rate of 7.875% and are due August 1, 2018. The Existing Senior Secured Notes were issued at 99.483% of the principal amount in a private offering that was exempt from the registration requirements of the Securities Act. The Existing Senior Secured Notes were offered within the United States only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and outside the United States only to non-U.S. investors in accordance with Regulation S under the Securities Act. The Existing Senior Secured Notes will not be registered under the Securities Act or the securities laws of any other jurisdiction. The Existing Senior Secured Notes are general senior obligations and are fully and unconditionally guaranteed on a senior unsecured basis by each of Quiksilver, Inc.’s U.S. subsidiaries (other than QS Wholesale, Inc.) that guarantee any of our debt or is an obligor under the ABL Credit Facility. The Existing Senior Secured Notes and the related guarantees are secured by (1) a second-priority security interest in the current assets of the Issuers and the guarantors, together with all related general intangibles (excluding intellectual property rights) and other property related to such assets, including the proceeds thereof, which assets secure the ABL Credit Facility on a first-priority basis; and (2) a first-priority security interest in substantially all other property (including intellectual property rights) of the Issuers and the guarantors and a first-priority pledge of 100% of the equity interests of certain subsidiaries directly owned by the Issuers and the guarantors (but excluding equity interests of applicable foreign subsidiaries of the Issuers and the guarantors possessing more than 65% of the total combined voting power of all classes of equity interests of such applicable foreign subsidiaries entitled to vote) and the proceeds of the foregoing. We may redeem some or all of the Existing Senior Secured Notes at fixed redemption prices as set forth in the indenture related to such Existing Senior Secured Notes. The Existing Senior Secured Notes indenture includes covenants that limit our ability to, among other things: incur additional debt; pay dividends on our capital stock or repurchase our capital stock; make certain investments; enter into certain types of transactions with affiliates; use assets as security in other transactions; and sell certain assets or merge with or into other companies.

THE EXCHANGE OFFER; REGISTRATION RIGHTS AGREEMENT

Terms of the Exchange Offer; Period for Tendering Old Notes

On the terms and subject to the conditions set forth in this prospectus, we will accept for exchange old notes that are validly tendered prior to the expiration date and not withdrawn as permitted below. When we refer to the term expiration date, we mean 5:00 p.m., New York City time, November 7, 2013. We may, however, extend the period of time that the exchange offer is open or earlier terminate the exchange offer. If we extend the exchange offer, the term expiration date means the latest time and date to which the exchange offer is extended.

As of the date of this prospectus, $225,000,000 aggregate principal amount of old notes are outstanding. We are sending this prospectus, together with the letter of transmittal, to all holders of old notes known to us on the date of this prospectus.

We expressly reserve the right to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any old notes, by giving written notice of an extension to the holders of the old notes as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Old notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000.

We expressly reserve the right to amend or terminate the exchange offer, and not to exchange any old notes, upon the occurrence of any of the conditions to the exchange offer specified under “—Conditions to the Exchange Offer” below. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the offer following notice of the material change. We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. In the case of any extension, we will issue a notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

Your tender to us of old notes as set forth below and our acceptance of old notes will constitute a binding agreement between us and you on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal or, in the case of a book-entry transfer, an agent’s message in place of the letter of transmittal, to Wells Fargo Bank, National Association, as exchange agent, at the address set forth below under “—Exchange Agent” prior to the expiration date. In addition:

•	certificates for old notes must be received by the exchange agent prior to the expiration date, along with the letter of transmittal, or

•

a timely confirmation of a book-entry transfer, which we refer to in this prospectus as a book-entry confirmation, of old notes, if this procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described beginning on page 88 must be received by the exchange agent prior to the expiration date, with the letter of transmittal or an agent’s message in place of the letter of transmittal, or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an Eligible Institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (we refer to each such entity as an “Eligible Institution” in this prospectus). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine, duly executed by the registered holders with the signature thereon guaranteed by an Eligible Institution.

We will make a final and binding determination on all questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Our interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date, including the letter of transmittal and the instructions thereto, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the old notes.

If the letter of transmittal or any old notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

By tendering old notes, you represent to us that, among other things:

•	any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

•

at the time of the commencement of the exchange offer, neither you nor, to your knowledge, anyone receiving new notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes in violation of the Securities Act; and

•	you are neither our “affiliate,” as defined in Rule 405 under the Securities Act, nor a broker-dealer tendering old notes acquired directly from the Issuers for your own account.

In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that such holder is not engaged in and does not intend to engage in a distribution, as defined in the Securities Act, of the new notes.

If you are our “affiliate,” as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired pursuant to the exchange offer, you or any such other person:

•	cannot rely on the applicable interpretations of the staff of the SEC;

•	will not be entitled to tender your old notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes in exchange for old notes that were acquired for its own account as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale or other transfer of the new notes issued in the exchange offer, including information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes.

Furthermore, any broker-dealer that acquired any of its old notes directly from the Issuers:

•

may not rely on the applicable interpretation of the staff of the SEC’s position contained in Morgan Stanley & Co. Incorporated, SEC no-action letter (publicly available June 5, 1991) and Exxon Capital Holdings Corp., SEC no-action letter (publicly available May 13, 1988), as interpreted in Shearman & Sterling, SEC no-action letter (publicly available July 2, 1993) and similar no-action letters; and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Each broker-dealer that receives new notes in exchange for old notes that were acquired for its own account as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than old notes acquired directly from the Issuers). Under the registration rights agreement, the Issuers have agreed that for a period of up to the earlier of (i) 180 days after the date on which the registration statement of which this prospectus forms a part is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver this prospectus in connection with market-making or other trading activities, the Issuers will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes validly tendered and not validly withdrawn prior to the expiration date, unless we terminate the exchange offer. We will issue the new notes promptly after the expiration of the exchange offer. See “—Conditions to the Exchange Offer” below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

The holder of each old note accepted for exchange will receive a new note in a principal amount equal to that of the surrendered old notes. The new notes will bear interest from the most recent date to which interest has been paid on the old notes. If no interest has been paid on the old notes, holders of new notes will receive interest accruing from July 16, 2013. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the old notes.

In all cases, issuance of new notes for old notes that are accepted for exchange will only be made after timely receipt by the exchange agent of the following before the expiration date (or within the time periods specified in the guaranteed delivery procedures, if applicable):

•	certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof; and

•	all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry procedures described below, the non-exchanged old notes will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under “—Exchange Agent” prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program, or ATOP, procedures to tender old notes. Any participant in the book-entry transfer facility may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering old notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Guaranteed Delivery Procedures

If you desire to tender your old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, a tender may be effected if:

•

prior to the expiration date, the exchange agent receives from such Eligible Institution a notice of guaranteed delivery, substantially in the form we provide, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth your name and address, the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange (“NYSE”) trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by such Eligible Institution with the exchange agent; and

•

the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

You may withdraw your tender of old notes at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at the address set forth under “—Exchange Agent.” This notice must specify:

•	the name of the person having tendered the old notes to be withdrawn;

•	the old notes to be withdrawn, including the principal amount of such old notes; and

•	where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, unless such holder is an Eligible Institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

We will make a final and binding determination on all questions as to the validity, form and eligibility, including time of receipt, of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to the holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, the old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to the expiration of the exchange offer:

•	the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC;

•	an action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer;

•	we shall not have received all governmental approvals that we deem necessary to consummate the exchange offer; or

•	there has been proposed, adopted, or enacted any law, statute, rule or regulation that, in our reasonable judgment, would materially impair our ability to consummate the exchange offer.

The conditions stated above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

In addition, we will not accept for exchange any old notes tendered, and we will not issue new notes in exchange for any such old notes, if at such time any stop order by the SEC is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part, or the indenture is no longer qualified under the Trust Indenture Act of 1939, as amended.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

Wells Fargo Bank, National Association, Exchange Agent

By facsimile:

(For Eligible Institutions only):

(612) 667-9825

Confirmation:

(800) 344-5128

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9303-121	MAC N9303-121	Northstar East Building—12th Floor
P.O. Box 1517	6th St & Marquette Avenue	608 Second Avenue South
Minneapolis, MN 55480	Minneapolis, MN 55479	Minneapolis, MN 55402

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

The principal solicitation is being made by mail by Wells Fargo Bank, National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. Costs incurred with third parties directly related to the exchange will be expensed as incurred.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of old notes in the exchange offer unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any potentially applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Old Notes

The information below concerning specific interpretations of and positions taken by the staff of the SEC is not intended to constitute legal advice, and holders should consult their own legal advisors with respect to those matters.

If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your old notes. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. Holders of old notes that do not exchange old notes for new notes in the exchange offer will no longer have any registration rights with respect to their old notes (except in the case of participating broker-dealers as provided in the registration rights agreement).

Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the new notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of new notes, as set forth below. However, any purchaser of new notes who is one of our “affiliates” as defined in Rule 405 under the Securities Act or who intends to participate in the exchange offer for the purpose of distributing the new notes:

•	will not be able to rely on the interpretation of the SEC’s staff;

•	will not be able to tender its old notes in the exchange offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the new notes unless such sale or transfer is made pursuant to an exemption from such requirements. See “Plan of Distribution.”

We do not intend to seek our own interpretation regarding the exchange offer, and there can be no assurance that the SEC’s staff would make a similar determination with respect to the new notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

Each broker-dealer that receives new notes in exchange for old notes that were acquired for its own account as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than old notes acquired directly from the Issuers). Under the registration rights agreement, the Issuers have agreed that for a period of up to the earlier of (i) 180 days after the date on which the registration statement of which this prospectus forms a part is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver this prospectus in connection with market-making or other trading activities, the Issuers will make this prospectus available to any broker-dealer for use in connection with any such resale.

Registration Rights Agreement

We have filed the registration statement of which this prospectus forms a part, which we refer to as the “exchange offer registration statement,” and are conducting the exchange offer in accordance with our obligations under a registration rights agreement (the “registration rights agreement”), dated as of July 16, 2013, among the Issuers, the guarantors and the initial purchasers of the old notes party thereto. Holders of the new notes will not be entitled to any registration rights with respect to the new notes.

The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of the old notes. A copy of the registration rights agreement has been filed as an exhibit to the Current Report on Form 8-K we filed with the SEC on July 16, 2013 and is available from us upon request. See “Incorporation by Reference; Where You Can Find More Information.”

If:

(1)	the Issuers are not required to file the exchange offer registration statement or to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(2)	for any reason the exchange offer registration statement is not declared effective within 300 days after the original issue date of the old notes or the exchange offer is not consummated within 30 business days after the effective date of the registration statement; or

(3)	any holder of Transfer Restricted Securities notifies the Issuers within the specified time period that:

(a)	it is prohibited by law or SEC policy from participating in the exchange offer; or

(b)	in respect of any holder that participates in the exchange offer, it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

(c)	it is a broker-dealer and owns notes acquired directly from the Issuers or an affiliate of the Issuers,

then the Issuers and the guarantors will:

(A)	file with the SEC a shelf registration statement to cover resales of the notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement on or before the earliest of (i) 45 days after the Issuers determine that they are required to file the exchange offer registration statement, (ii) 45 days after the Issuers receive notice from a holder as contemplated by clause (3) above and (iii) 30 days after the date specified for effectiveness of the exchange offer registration statement; and

(B)	use commercially reasonable efforts to cause the shelf registration statement to be declared effective by the SEC no later than 90 days after the date specified for filing of such registration statement.

For purposes of the foregoing, “Transfer Restricted Securities” means each old note until the earliest to occur of:

(1)	the date on which such old note is exchanged in the exchange offer for a new note entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act;

(2)	the date on which such old note has been effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement;

(3)	the date on which such old note is distributed to the public by a broker-dealer pursuant to the “Plan of Distribution” contemplated by the exchange offer registration statement;

(4)	with respect to any holder of an old note, the date immediately following the consummation of the exchange offer if such old note was eligible to be exchanged in the exchange offer and such holder has no other registration rights under the registration rights agreement with respect thereto; and

(5)	the date on which such old note ceases to be outstanding for purposes of the indenture governing the notes.

If:

(1)	any registration statement required by the registration rights agreement is not filed with the SEC on or prior to the date specified for such filing;

(2)	any registration statement required by the registration rights agreement is not declared effective by the SEC on or prior to the date specified for such effectiveness; or

(3)	the exchange offer is not consummated within 30 business days after the date specified for effectiveness of the exchange offer registration statement; or

(4)	any registration statement required by the registration rights agreement is declared effective but thereafter ceases to be effective or usable for its intended purpose (each such event referred to in clauses (1) through (4) above a “Registration Default”), then the interest rate on the Transfer Restricted Securities shall be increased by 0.25% per annum during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such increase exceed 1.00% per annum (any such increase, “Additional Interest”). The Issuers and the guarantors shall in no event be required to pay Additional Interest for more than one Registration Default at any time.

Following the cure of all Registration Defaults, the accrual of Additional Interest will cease.

Holders of old notes will be required to (i) make certain representations to the Issuers (as described in the registration rights agreement) in order to participate in the exchange offer and (ii) deliver certain information to be used in connection with the shelf registration statement and provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement. By acquiring notes, a holder will be deemed to have agreed to indemnify the Issuers and the guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from the Issuers.

All of the old notes and the new notes will be treated as a single class and will vote together under the indenture.

DESCRIPTION OF THE NEW NOTES

The Company and QS Wholesale, Inc., a California corporation and a wholly-owned subsidiary of the Company, will issue the new notes under the indenture (the “Indenture”), dated July 16, 2013, among the Issuers, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The terms of the new notes include those expressly set forth in the Indenture and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Issuers may issue an unlimited principal amount of additional notes having identical terms and conditions as the notes (the “Additional Notes”), provided that the Issuers are in compliance with the covenants contained in the Indenture at the time of such issuance and such issuance is permitted under “Certain Covenants—Limitation on Indebtedness.” Any Additional Notes will be part of the same issue as the notes and will vote on all matters with the holders of the notes. Additional Notes may not be fungible with the notes for U.S. federal income tax purposes.

This description of the new notes is intended to be a useful overview of the material provisions of the new notes and the Indenture. Since this description of the new notes is only a summary, you should refer to the Indenture for a complete description of the obligations of the Issuers and your rights. A copy of the Indenture has been filed as an exhibit to the Current Report on Form 8-K the Company filed with the SEC on July 16, 2013 and is available from us upon request. See “Incorporation by Reference; Where You Can Find More Information.”

You will find the definitions of capitalized terms used in this description under the heading “Certain Definitions.” For purposes of this description, the “Company” refers only to Quiksilver, Inc. and not to any of its Subsidiaries, “QS Wholesale” refers only to QS Wholesale, Inc. and not to any of its Subsidiaries, the “Issuers” refers only to the Company and QS Wholesale and not to any of the Company’s other Subsidiaries and “notes” refers to the new notes and the old notes that remain outstanding following the exchange offer.

The registered holder of a note will be treated as its owner for all purposes. Only registered holders will have rights under the Indenture. Any old notes that remain outstanding after the exchange offer, together with the new notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture.

The New Notes Versus the Old Notes

The new notes will be substantially identical to the old notes except that the transfer restrictions, registration rights and special interest provisions relating to the old notes do not apply to the new notes.

General

The Notes

The notes:

•	will be general senior unsecured obligations of the Issuers;

•	will be limited to an aggregate principal amount of $225,000,000, subject to the Issuers’ ability to issue Additional Notes;

•	mature on August 1, 2020;

•	will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	will be represented by registered notes in global form, but in certain circumstances may be represented by notes in definitive form (see “Book Entry, Delivery and Form”);

•	will be senior in right of payment to all existing and future subordinated Indebtedness of the Issuers;

•	will rank equally in right of payment to any existing and future unsubordinated Indebtedness of the Issuers;

•

will be effectively subordinated to any existing and future secured Indebtedness of the Issuers, including Indebtedness under the ABL Credit Facility and the Senior Secured Notes, to the extent of the value of the assets securing such Indebtedness;

•	will be structurally subordinated to the Indebtedness (including trade payables) of non-guarantor Subsidiaries of the Company (other than QS Wholesale); and

•

will be fully and unconditionally guaranteed on a senior basis by each current or future Domestic Subsidiary of the Company that (a) guarantees any Indebtedness of the Company, QS Wholesale or any Restricted Subsidiary or (b) is an obligor under the ABL Credit Facility or certain other Credit Facilities or the Senior Secured Notes. See “The Notes Guarantees” and “Certain Covenants—Future Subsidiary Guarantors.”

The Notes Guarantees

The Notes Guarantees:

•	will be senior unsecured obligations of the Subsidiary Guarantors;

•

will rank equally in right of payment with all existing and future senior Indebtedness of the Subsidiary Guarantors and senior in right of payment to any existing and future Guarantor Subordinated Obligations; and

•

will be effectively subordinated to any existing and future secured Indebtedness of the Subsidiary Guarantors, including the Indebtedness under the ABL Credit Facility and the Senior Secured Notes, to the extent of the value of the assets securing such Indebtedness.

Interest

Interest on the notes will compound semi-annually and:

•	accrue at the rate of 10.000% per annum;

•	be payable in cash semi-annually in arrear on February 1 and August 1, commencing on February 1, 2014;

•	be payable to the holders of record on the January 15 and July 15 immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

The new notes will bear interest from the most recent date to which interest has been paid on the old notes. If no interest has been paid on the old notes, holders of new notes will receive interest accruing from July 16, 2013. If your old notes are tendered and accepted for exchange, you will receive interest on the new notes and not on the old notes. Any old notes not tendered or not accepted for exchange will remain outstanding and continue to accrue interest according to their terms.

Payments on the Notes; Registrar

Principal of, premium, if any, and interest on the notes will be paid in U.S. dollars. The Issuers will pay principal of, premium, if any, and interest on the notes at the office or agency designated by the Issuers, except that the Issuers may, at their option, pay interest on the notes by check mailed to holders of the notes at their registered address as it appears in the Registrar’s books. The Issuers have initially designated the corporate trust office of the Trustee in Minneapolis, Minnesota to act as the Paying Agent and Registrar for the notes. The Issuers may, however, change the Paying Agent or Registrar without prior notice to the holders of the notes, and either of the Issuers or any of the Restricted Subsidiaries may act as Paying Agent or Registrar.

The Issuers will pay principal of, premium, if any, and interest on, notes in global form registered in the name of or held by a nominee of The Depository Trust Company in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global note; and interest on any definitive note may be paid by check mailed to the person entitled thereto as shown on the register for such definitive note. See “Book Entry, Delivery and Form.”

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Issuers, the Trustee or the Registrar for any registration of transfer or exchange of notes, but the Issuers may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before the mailing of a notice of redemption of notes to be redeemed.

The registered holder of a note will be treated as the owner of it for all purposes.

Optional Redemption

Except as described below, the notes are not redeemable until August 1, 2016. On and after August 1, 2016, the Issuers may redeem the notes, at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

Year	Percentage
2016	107.500%
2017	105.000%
2018	102.500%
2019 and thereafter	100.000%

Prior to August 1, 2016, the Issuers may on any one or more occasions redeem up to 35% of the original principal amount of the notes (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 110.000% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

(1)	at least 65% of the original principal amount of the notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and

(2)	the redemption occurs within 90 days after the closing of such Equity Offering.

Prior to August 1, 2016, the Issuers may redeem the notes, at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the note is registered at the close of business on such record date, and no additional interest will be payable to holders whose notes will be subject to redemption by the Issuers. On and after a redemption date, interest will cease to accrue on notes or portions thereof called for redemption.

In the case of any partial redemption, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal securities exchange, if any, on which the notes are listed or, if the notes are not listed, the requirements of any depositary holding the global certificates representing the notes or, if the notes are not so listed or such exchange prescribes no method of selection and the notes are not held through a depositary or such depositary prescribes no method of selection, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate; provided that with respect to any note, such redemption equals $2,000 or an integral multiple of $1,000 in excess thereof. No notes of $2,000 or less will be redeemed in part and no redemption will result in a holder holding a note of less than $2,000. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.

Notices of any redemption upon any Equity Offering may be given prior to the completion thereof, and any redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the Equity Offering.

The Issuers may at any time, and from time to time, purchase notes in the open market or otherwise, at different market prices, subject to compliance with applicable securities laws.

The Issuers are not required to make mandatory redemption payments or sinking fund payments with respect to the notes.

Ranking

The notes will be senior unsecured Indebtedness of the Issuers, will rank equally in right of payment with all future senior Indebtedness of the Issuers and will be senior in right of payment to all future Subordinated Obligations of the Issuers. The notes will be effectively subordinated to all secured Indebtedness of the Issuers to the extent of the value of the assets securing such Indebtedness. Unsecured Indebtedness of the Issuers is not deemed to be subordinate or junior in right of payment to secured Indebtedness merely because it is unsecured. Moreover, the notes will be structurally subordinated to the liabilities of non-guarantor Subsidiaries of the Company.

As of July 31, 2013:

•

the Issuers and the Subsidiary Guarantors had approximately $287.6 million of secured Indebtedness, including the Senior Secured Notes, and would have been able to borrow at least $99.4 million of additional secured Indebtedness, all of which secured Indebtedness would be effectively senior to the notes, to the extent of the value of the assets securing such Indebtedness;

•

the non-guarantor Subsidiaries had approximately $574.2 million of total Indebtedness and other liabilities (excluding intercompany liabilities), including the Existing Boardriders Notes and trade payables, all of which would be structurally senior to the notes; and

•

the Issuers and the Subsidiary Guarantors had Guarantees outstanding in respect of $265.3 million of Existing Boardriders Notes, which Guarantees would rank equal in right of payment with the notes and the Notes Guarantees (except that the Existing Boardriders Notes were issued by a Subsidiary that will not guarantee the notes and are guaranteed by other European and Asian Subsidiaries that will not guarantee the notes).

For the twelve months ended July 31, 2013, the non-guarantor Subsidiaries represented approximately 61% of the Company’s consolidated net revenues, approximately $24.3 million of net income from continuing operations, compared to our $57.1 million consolidated net loss from continuing operations attributable to Quiksilver, Inc. and approximately 78% of the Company’s Adjusted EBITDA, and, as of July 31, 2013, the non-guarantor Subsidiaries represented approximately 57% of the Company’s consolidated total assets. Claims of creditors of non-guarantor Subsidiaries, including trade creditors, secured creditors and creditors holding Indebtedness and Guarantees issued by those Subsidiaries (if any), and claims of preferred stockholders (if any) of those Subsidiaries generally will have priority with respect to the assets and earnings of those Subsidiaries over the claims of creditors of the Issuers and the Subsidiary Guarantors, including holders of the notes.

Although the Indenture limits the amount of Indebtedness that the Issuers and the Restricted Subsidiaries may Incur, such Indebtedness may be substantial and a material portion of such Indebtedness may be effectively and/or structurally senior to the notes.

Notes Guarantees

The Subsidiary Guarantors will, jointly and severally, fully and unconditionally guarantee, on a senior unsecured basis, the Issuers’ obligations under the notes and all obligations under the Indenture. The Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders in enforcing any rights under the Notes Guarantees. Each Notes Guarantee will rank equally with all other unsubordinated Indebtedness of the applicable Subsidiary Guarantor and will be senior in right of payment to all future Guarantor Subordinated Obligations of the applicable Subsidiary Guarantor. The Notes Guarantees will be effectively subordinated to any secured Indebtedness of the applicable Subsidiary Guarantor to the extent of the value of the assets securing such Indebtedness. Unsecured Indebtedness of the Subsidiary Guarantors is not deemed to be subordinate or junior in right of payment to secured Indebtedness merely because it is unsecured.

Although the Indenture limits the amount of indebtedness that Restricted Subsidiaries may Incur, such indebtedness may be substantial. The obligations of each Subsidiary Guarantor under its Notes Guarantee will be limited as necessary to prevent that Notes Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction to a Person which is not the Company, QS Wholesale or a Restricted Subsidiary (other than a Receivables Entity), such Subsidiary Guarantor will be automatically and unconditionally released and discharged from its obligations under its Notes Guarantee if:

(1)	the sale or other disposition is in compliance with the Indenture, including the covenant “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such sale or other disposition in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time); and

(2)	all the obligations of such Subsidiary Guarantor under the ABL Credit Facility, the Senior Secured Notes and related documentation and any other agreements relating to any other Indebtedness of the Company, QS Wholesale or any Restricted Subsidiary terminate upon consummation of such transaction.

In addition, a Subsidiary Guarantor will be automatically and unconditionally released and discharged from its obligations under the Indenture, its Notes Guarantee and the Registration Rights Agreement if (a) such Subsidiary Guarantor is released from its Guarantees of, and all pledges and security interests granted in connection with, the ABL Credit Facility, the Senior Secured Notes and any other Indebtedness of the Company, QS Wholesale or any of the Restricted Subsidiaries or (b) the Company designates such Subsidiary Guarantor as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture.

Change of Control

If a Change of Control occurs, unless the Issuers have exercised their right to redeem all of the notes as described under “Optional Redemption,” each holder will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, the Issuers will mail a notice (the “Change of Control Offer”) to each holder, with a copy to the Trustee, stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Issuers to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3)	the procedures determined by the Issuers, consistent with the Indenture, that a holder must follow in order to have its notes repurchased.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1)	accept for payment all notes or portions of notes (equal to $2,000 or an integral multiple of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered; and

(3)	deliver or cause to be delivered to the Trustee the notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuers.

The paying agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes validly tendered and not properly withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations described in the Indenture by virtue of the conflict.

The Issuers’ ability to repurchase notes pursuant to a Change of Control Offer may be limited by a number of factors. A Change of Control under the Indenture also would constitute a default under the ABL Credit Facility, and the occurrence of a change of control (as defined in the indentures governing the Existing Boardriders Notes and the Senior Secured Notes) would also require Boardriders to repurchase the Existing Boardriders Notes and the Issuers to repurchase the Senior Secured Notes. In addition, certain events that may constitute a change of control under the ABL Credit Facility and cause a default under such agreement may not constitute a Change of Control under the Indenture. Future Indebtedness of the Company, QS Wholesale and the Company’s other Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuers to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuers. Finally, the Issuers’ ability to pay cash to the holders upon a repurchase of the notes may be limited by the Issuers’ then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of the ABL Credit Facility will (and other Indebtedness may) restrict the Issuers’ prepayment or repurchase of notes before their scheduled maturity. Consequently, if the Company is not able to prepay the ABL Credit Facility and any such other Indebtedness containing similar restrictions or obtain requisite consents, the Issuers will be unable to fulfill their repurchase obligations if holders of notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. A default under the Indenture may result in a cross-default under the ABL Credit Facility, any other Credit Facility, the indentures governing the Existing Boardriders Notes and the Senior Secured Notes, or under the documents and instruments governing any other existing or future Indebtedness.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require the Issuers to make an offer to repurchase the notes as described above.

For purposes of the definition of Change of Control, the definition of Continuing Directors includes directors who were nominated or elected to the Board of Directors of the Company with the approval of a majority of the Continuing Directors who were members of the Board of Directors of the Company at the time of such nomination or election. In San Antonio Fire & Police Pension Fund v. Amylin Pharmaceuticals, Inc. et al. (May 2009), the Delaware Chancery Court issued a decision, based in part on its interpretation of New York law, that raises issues regarding a change of control provision similar to that contained in the Indenture. Among other things, the court held that continuing directors could “approve” (within the meaning and for purposes of the Indenture) a slate of candidates for director nominated by stockholders, without endorsing or recommending them, even though simultaneously recommending and endorsing their own slate. Accordingly, the ability of a holder of notes to require the Issuers to repurchase its notes as a result of a change in the composition of the Board of Directors of the Company may be uncertain.

Certain Covenants

Effectiveness of Covenants

Following the first Business Day on which:

(a)	the notes have an Investment Grade Rating; and

(b)	no Default has occurred and is continuing under the Indenture,

the Issuers and the Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the following subheadings:

•	“—Limitation on Indebtedness,”

•	“—Limitation on Restricted Payments,”

•	“—Limitation on Restrictions on Distributions from Restricted Subsidiaries,”

•	“—Limitation on Sales of Assets and Subsidiary Stock,”

•	“—Limitation on Affiliate Transactions,” and

•	clause (3) under “—Merger and Consolidation”

(collectively, the “Suspended Covenants”). In the event that the Issuers and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of S&P and Moody’s withdraws its ratings or downgrades the ratings assigned to the notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then the Issuers and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants for all periods after that withdrawal, downgrade, Default or Event of Default and, furthermore, compliance with the provisions of the covenant described in “—Limitation on Restricted Payments” with respect to Restricted Payments made after the time of the withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the terms of that covenant as though that covenant had been in effect during the entire period of time from the Issue Date, provided that there will not be deemed to have occurred a Default or Event of Default with respect to that covenant during the time that the Issuers and the Restricted Subsidiaries were not subject to the Suspended Covenants (or after that time based solely on events that occurred during that time). At the time of any such withdrawal, downgrade, Default or Event of Default described in the immediately preceding sentence, all Indebtedness Incurred during the time that the Issuers and the Restricted Subsidiaries were not subject to the Suspended Covenants will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (4) of the second paragraph under “—Limitation on Indebtedness.”

Limitation on Indebtedness

The Company and QS Wholesale will not, and the Company will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company, QS Wholesale or any Restricted Subsidiary may Incur Indebtedness if on the date thereof:

(1)	the Consolidated Coverage Ratio for the Issuers and the Restricted Subsidiaries is at least 2.0 to 1.0; and

(2)	no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or transactions relating to such Incurrence;

provided, further, however, that the amount of Indebtedness that may be Incurred pursuant to the foregoing by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed $50,000,000 at any one time outstanding pursuant to this paragraph.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

(1)	Indebtedness of the Company, QS Wholesale or any Restricted Subsidiary Incurred pursuant to a Credit Facility, together with the principal component of amounts outstanding under Qualified Receivables Transactions, in an aggregate amount up to the greater of (a) $600,000,000 less the aggregate principal amount of repayments with the proceeds from Asset Dispositions that are applied under the Indenture to repay permanently Indebtedness or reduce permanently the revolving commitments under a Credit Facility and (b) the Borrowing Base, and Guarantees of Restricted Subsidiaries in respect of the Indebtedness Incurred pursuant to a Credit Facility under this clause (1);

(2)	Guarantees by the Company, QS Wholesale or any Subsidiary Guarantor of Indebtedness Incurred in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the notes or the Notes Guarantee, as the case may be;

(3)	Indebtedness of either of the Issuers owing to and held by the other Issuer or any Restricted Subsidiary (other than a Receivables Entity) and Indebtedness of a Restricted Subsidiary owing to and held by either of the Issuers or any other Restricted Subsidiary (other than a Receivables Entity); provided, however,

(a)	if either of the Issuers is the obligor on such Indebtedness and the other Issuer or a Subsidiary Guarantor is not the obligee, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes;

(b)	if a Subsidiary Guarantor is the obligor on such Indebtedness and the Company, QS Wholesale or a Subsidiary Guarantor is not the obligee, such Indebtedness constitutes a Guarantor Subordinated Obligation; and

(c)	(i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company, QS Wholesale or a Restricted Subsidiary (other than a Receivables Entity) of the Company, and (ii) any sale or other transfer of any such Indebtedness to a Person other than the Company, QS Wholesale or a Restricted Subsidiary (other than a Receivables Entity) of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company, QS Wholesale or such Restricted Subsidiary, as the case may be.

(4)	(a) Indebtedness represented by the notes issued on the Issue Date and the related Notes Guarantees and the new notes and related guarantees issued in the exchange offer pursuant to the Registration Rights Agreement, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (6), (8), (9), (10) and (11)) outstanding on the Issue Date, (c) any Indebtedness outstanding on the Issue Date under the EMEA Lines of Credit, the Existing Boardriders Notes and any Guarantees thereof, (d) any Indebtedness Incurred with respect to a Qualified Receivables Transaction outstanding on the Issue Date and (e) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) or Incurred pursuant to the first paragraph of this covenant;

(5)

Indebtedness of a Subsidiary Guarantor Incurred and outstanding on the date on which such Subsidiary Guarantor was acquired directly or indirectly by the Company, QS Wholesale or a Restricted Subsidiary and Indebtedness of a Foreign Subsidiary Incurred and outstanding on the date on which such Foreign Subsidiary was acquired directly or indirectly by the Company, QS Wholesale or a Restricted Subsidiary (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Subsidiary Guarantor or Foreign Subsidiary, as the case may be, became a Subsidiary Guarantor or Foreign Subsidiary, as the case may be, or was otherwise acquired by the Company, QS Wholesale or a Restricted Subsidiary or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Subsidiary Guarantor is acquired by the Company, QS Wholesale or such Restricted Subsidiary, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5) or, in the case of an acquisition of a Foreign Subsidiary, such Foreign Subsidiary would have been able to Incur $1.00 of additional Indebtedness pursuant to clause (11) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5);

(6)	Indebtedness under (a) Currency Agreements, Interest Rate Agreements and Commodity Agreements; provided, however, that (i) in the case of Currency Agreements and Commodity Agreements, such Currency Agreements and Commodity Agreements are related to business transactions of the Company, QS Wholesale or the Restricted Subsidiaries entered into in the ordinary course of business or (ii) in the case of Currency Agreements, Interest Rate Agreements and Commodity Agreements, such Currency Agreements, Interest Rate Agreements and Commodity Agreements are entered into for bona fide hedging purposes of the Company, QS Wholesale or the Restricted Subsidiaries (as determined in good faith by the Company) and substantially correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of the Company, QS Wholesale or the Restricted Subsidiaries permitted to be Incurred without violation of the Indenture and (b) Bank Products Obligations related to the ABL Credit Facility;

(7)	the Incurrence by the Company, QS Wholesale or any Subsidiary Guarantor of Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations with respect to assets other than Capital Stock or other Investments, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of the Company, QS Wholesale or such Subsidiary Guarantor, in an aggregate principal amount not to exceed the greater of 4.0% of the Company’s Consolidated Tangible Assets and $50,000,000 outstanding at any one time;

(8)	Indebtedness Incurred in respect of (i) workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company, QS Wholesale or a Restricted Subsidiary in the ordinary course of business and (ii) letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business and including any reimbursement obligation in connection therewith;

(9)	Indebtedness arising from agreements of the Company, QS Wholesale or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, deferred purchase price (to the extent not reflected as a liability on the consolidated financial statements of the Company in accordance with GAAP) or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary in accordance with the terms of the Indenture, other than Guarantees by the Company, QS Wholesale or any Restricted Subsidiary of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary of the Company for the purpose of financing such acquisition, provided that, in the case of a disposition, the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including all cash and non-cash proceeds (the fair market value of which shall be determined in good faith by the Company)) actually received by the Company, QS Wholesale and the Restricted Subsidiaries in connection with such disposition;

(10)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within seven Business Days of Incurrence;

(11)	Indebtedness of Foreign Subsidiaries in an amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, does not exceed the greater of (a) 4.0% of the Company’s Consolidated Tangible Assets and (b) $50,000,000 outstanding at any one time, in each case, less the aggregate principal amount of Indebtedness of a Foreign Subsidiary Incurred (x) pursuant to clause (5) of this covenant and (y) pursuant to clause (4) of this covenant to refinance Indebtedness Incurred pursuant to clause (5) of this covenant;

(12)	Indebtedness of the Company, QS Wholesale or any Restricted Subsidiary to the extent that the net proceeds thereof are used substantially contemporaneously (i) to redeem the notes (and any Additional Notes, if any) in full or (ii) to defease or discharge the notes (and any Additional Notes, if any) in full, in each case, in accordance with the terms of the Indenture;

(13)	Indebtedness of the Company, QS Wholesale or a Subsidiary Guarantor incurred to finance an acquisition, provided that, after giving effect to the Incurrence of such Indebtedness pursuant to this clause (13), either (a) the Company, QS Wholesale or such Subsidiary Guarantor would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant or (b) the Consolidated Coverage Ratio for the Issuers and the Restricted Subsidiaries would not be less than immediately prior to such transaction; and

(14)	in addition to the items referred to in clauses (1) through (13) above, Indebtedness of the Company, QS Wholesale or any Subsidiary Guarantor Incurred after the Issue Date in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (14) and then outstanding, will not exceed the greater of 4.0% of the Company’s Consolidated Tangible Assets and $50,000,000 outstanding at any one time.

Neither of the Issuers will Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of such Issuer unless such Indebtedness will be subordinated to the notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor will Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Notes Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Restricted Subsidiary that is not a Subsidiary Guarantor may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company, QS Wholesale or any Subsidiary Guarantor.

The Company and QS Wholesale will not, directly or indirectly, Incur, or permit any Subsidiary Guarantor to Incur, any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of the Company, QS Wholesale or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also by its terms (or the by the terms of any agreement governing such Indebtedness) made expressly subordinate to the notes, in the case of the Company or QS Wholesale, or the Notes Guarantees, in the case of a Subsidiary Guarantor, to the same extent and the same manner as such Indebtedness is subordinated to other Indebtedness of the Company, QS Wholesale or such Subsidiary Guarantor. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1)	in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, may classify such item of Indebtedness on the date of Incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses, or later classify or reclassify all or a portion of such Indebtedness, in any manner that complies with this covenant; provided that, the Company shall not be able to reclassify Indebtedness initially Incurred on the Issue Date under clause (1) of the second paragraph of this covenant;

(2)	all Indebtedness outstanding on the Issue Date under the ABL Credit Facility or the Senior Secured Notes shall be deemed initially Incurred on the Issue Date under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (4) of the second paragraph of this covenant;

(3)	Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4)	if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(5)	the principal amount of any Disqualified Stock of the Company, QS Wholesale or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6)	Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(7)	the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “—Limitation on Indebtedness” covenant, the Company shall be in Default of this covenant).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company, QS Wholesale or a Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

The Company and QS Wholesale will not, and the Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)	declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company, QS Wholesale or any of the Restricted Subsidiaries) except:

(a)	dividends or distributions payable solely in the Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

(b)	dividends or distributions payable to the Company, QS Wholesale or a Restricted Subsidiary of the Company (and if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis);

(2)	purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company, QS Wholesale or a Restricted Subsidiary of the Company (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3)	purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)	make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a “Restricted Payment”), if at the time the Company, QS Wholesale or such Restricted Subsidiary makes such Restricted Payment:

(a)	a Default shall have occurred and be continuing (or would result therefrom); or

(b)	the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the “—Limitation on Indebtedness” covenant after giving effect, on a pro forma basis, to such Restricted Payment; or

(c)	the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of:

(i)	50% of the Consolidated Net Income for the period (treated as one accounting period) beginning August 1, 2013 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii)	100% of the aggregate Net Cash Proceeds and the fair market value (as determined in good faith by the Company) of non-cash consideration received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company, QS Wholesale or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination);

(iii)	the amount by which Indebtedness of the Company, QS Wholesale or the Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company, QS Wholesale or the Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value (as determined in good faith by the Company) of any other property, distributed by the Company upon such conversion or exchange); and

(iv)	the amount equal to the net reduction in Restricted Investments made by the Company, QS Wholesale or any of the Restricted Subsidiaries in any Person resulting from:

(A)	repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company, QS Wholesale or any Restricted Subsidiary; or

(B)	the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued, in each case, as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company, QS Wholesale or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount, in each case under this clause (iv), was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

The provisions of the preceding paragraph will not prohibit:

(1)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock or Disqualified Stock of the Company, Subordinated Obligations of the Company or QS Wholesale or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company, QS Wholesale or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) within 60 days of such sale; provided, however, that (a) such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or QS Wholesale or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the sale of, Subordinated Obligations of the Company or QS Wholesale within 60 days of such sale or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the sale of Guarantor Subordinated Obligations within 60 days of such sale that, in each case, is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” and that, in each case, constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

(3)

any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company, QS Wholesale or a Restricted Subsidiary made by exchange for or out of the proceeds of the sale of Disqualified Stock of the Company, QS Wholesale or such Restricted Subsidiary, as the case may be, within 60 days of such sale that, in each case, is permitted to be

Incurred pursuant to the covenant described under “—Limitation on Indebtedness” and that, in each case, constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

(4)	so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations of the Company or QS Wholesale or Guarantor Subordinated Obligations of a Subsidiary Guarantor from Net Available Cash to the extent permitted under “—Limitation on Sales of Assets and Subsidiary Stock” below; provided, however, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

(5)	dividends paid within 60 days after the date of declaration if at such date of declaration such dividends would have complied with this provision; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

(6)	so long as no Default or Event of Default has occurred and is continuing,

(a)	the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Company, QS Wholesale or any Restricted Subsidiary of the Company or any parent of the Company held by any existing or former employees or management of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case, in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause will not exceed $5,000,000 in the aggregate during any calendar year and $20,000,000 in the aggregate for all such redemptions and repurchases; provided, however, that the amount of any such repurchase or redemption will be included in subsequent calculations of the amount of Restricted Payments; and

(b)	to the extent permitted by law, loans or advances to employees of the Company or any Subsidiary of the Company the proceeds of which are used to purchase Capital Stock of the Company (other than Disqualified Stock), in an aggregate amount not in excess of $5,000,000 at any one time outstanding; provided, however, that the amount of such loans and advances will be included in subsequent calculations of the amount of Restricted Payments;

(7)	so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”; provided that the payment of such dividends will be excluded in subsequent calculations of the amount of Restricted Payments;

(8)	repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments;

(9)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the “Change of Control” covenant or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “—Limitation on Sales of Assets and Subsidiary Stock” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuers have made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the notes and has completed the repurchase or redemption of all notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer; provided, however, that such payment will be included in subsequent calculations of the amount of Restricted Payments;

(10)	the distribution or payment of Receivables Fees; and

(11)	Restricted Payments in an amount not to exceed $25,000,000; provided that the amount of such Restricted Payments will be excluded in subsequent calculations of the amount of Restricted Payments.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company, QS Wholesale or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and the fair market value of any non-cash Restricted Payment shall be determined by the Company in good faith, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing in the United States if such fair market value is estimated in good faith by the Company to exceed $25,000,000. Not later than the date of making any Restricted Payment in excess of $10,000,000, the Company shall deliver to the Trustee an Officer’s Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant “—Limitation on Restricted Payments” were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Limitation on Liens

The Company and QS Wholesale will not, and the Company will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or permit to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of QS Wholesale and Restricted Subsidiaries), whether owned on the Issue Date or acquired after that date, which Lien secures any Indebtedness, unless contemporaneously with the Incurrence of such Liens effective provision is made to secure the obligations under the Indenture and Indebtedness represented by the notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Notes Guarantee of such Restricted Subsidiary equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured. For the avoidance of doubt, any Lien created for the benefit of the holders of the notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the Lien which led to such creation.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company and QS Wholesale will not, and the Company will not permit any of its Restricted Subsidiaries to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of QS Wholesale or any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligation owed to the Company, QS Wholesale or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2)	make any loans or advances to the Company, QS Wholesale or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company, QS Wholesale or any Restricted Subsidiary to other Indebtedness Incurred by the Company, QS Wholesale or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) transfer any of its property or assets to the Company, QS Wholesale or any Restricted Subsidiary.

The preceding provisions will not prohibit:

(i)	any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including, without limitation, the Indenture, the indentures governing the Existing

Boardriders Notes and the Senior Secured Notes, the ABL Credit Facility and the EMEA Lines of Credit and any related documentation and Hedging Obligations;

(ii)	any encumbrance or restriction with respect to a Foreign Subsidiary pursuant to any agreement relating to Indebtedness Incurred by such Foreign Subsidiary under clause (11) of the second paragraph under “—Limitation on Indebtedness”;

(iii)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by such Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired directly or indirectly by the Company (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of the Company or was acquired directly or indirectly by the Company or in contemplation of the transaction) and outstanding on such date, provided, that any such encumbrance or restriction shall not extend to any assets or property of the Company, QS Wholesale or any other Restricted Subsidiary other than the assets and property so acquired;

(iv)	any encumbrance or restriction with respect to QS Wholesale or a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i), (ii) or (iii) of this paragraph or this clause (iv) or contained in any amendment to an agreement referred to in clause (i), (ii) or (iii) of this paragraph or this clause (iv); provided, however, that the encumbrances and restrictions with respect to QS Wholesale or such Restricted Subsidiary contained in any such agreement or amendment are, in the good faith judgment of the Company, no more restrictive in any material respect than the encumbrances and restrictions with respect to QS Wholesale or such Restricted Subsidiary contained in such agreements referred to in clauses (i), (ii) or (iii) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary, whichever is applicable;

(v)	in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

(a)	that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

(b)	contained in mortgages, pledges or other security agreements permitted under the Indenture securing Indebtedness of the Company, QS Wholesale or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

(c)	pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company, QS Wholesale or any Restricted Subsidiary;

(vi)	(a) purchase money obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(vii)	any Purchase Money Note or other Indebtedness or contractual requirements Incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Company, are necessary to effect such Qualified Receivables Transaction;

(viii)	any restriction with respect to QS Wholesale or a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of QS Wholesale or such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition, subject to, in the case of QS Wholesale, compliance with the provisions of the first paragraph under “—Merger and Consolidation”;

(ix)	any customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(x)	net worth provisions or other customary provisions in leases or subleases and other agreements entered into by the Company, QS Wholesale or any Restricted Subsidiary in the ordinary course of business;

(xi)	encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(xii)	customary restrictions contained in licenses or sublicenses related to, copyrights, patents, trademarks or other intellectual property and other agreements entered into in the ordinary course of business; and

(xiii)	any encumbrance or restriction existing under, by reason of or with respect to Indebtedness of the Company, QS Wholesale or any Restricted Subsidiary not prohibited to be incurred under the Indenture; provided that the encumbrances and restrictions are, in the good faith judgment of the Company, no more restrictive in any material respect than the encumbrances and restrictions contained in the agreements referred to in clause (i) of this paragraph on the Issue Date.

Limitation on Sales of Assets and Subsidiary Stock

The Company and QS Wholesale will not, and the Company will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1)	the Company, QS Wholesale or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Company (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

(2)	except in the case of Permitted Asset Swaps, at least 75% of the consideration from such Asset Disposition received by the Company, QS Wholesale or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company, QS Wholesale or such Restricted Subsidiary, as the case may be, at the option of the Company, QS Wholesale or such Restricted Subsidiary, as the case may be:

(a)	to prepay, repay or purchase notes or other Indebtedness of the Company or QS Wholesale (other than Disqualified Stock or Subordinated Obligations) or Indebtedness of a Wholly Owned Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations of a Wholly Owned Subsidiary) (in each case, other than Indebtedness owed to the Company or an Affiliate of the Company) within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Company, QS Wholesale or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased;

(b)	to acquire Additional Assets or make capital expenditures within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; or

(c)	to do any combination of the foregoing;

provided that pending the final application of any such Net Available Cash in accordance with clause (a), (b) or (c) above, the Company, QS Wholesale and the Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture; provided further that the Company and QS Wholesale will be deemed to have complied with the provision described in clause (b) above if, and to the extent that, within 365 days after the Asset Disposition that generated the Net Available Cash, the Company, QS Wholesale or any Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement to acquire Additional Assets or make such capital expenditures, and that acquisition is thereafter completed or the capital expenditures thereafter made within 180 days after the end of such 365-day period.

Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” On the 366th day after an Asset Disposition (or as extended pursuant to the proviso in the immediately preceding paragraph), if the aggregate amount of Excess Proceeds exceeds $25,000,000 (or its equivalent in another currency), the Issuers (with respect to the notes) and the Company, QS Wholesale or Boardriders, as the case may be (with respect to any Pari Passu Notes (as defined below), as required by such Pari Passu Notes) will be required to make an offer (“Asset Disposition Offer”) to all holders of notes and to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Company, QS Wholesale or Boardriders, as the case may be, to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any Asset Disposition (“Pari Passu Notes”), to purchase the maximum principal amount of notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the notes and Pari Passu Notes plus accrued and unpaid interest to but not including the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable, in each case, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. To the extent that the aggregate amount of notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate principal amount of notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the notes and the Pari Passu Notes will be purchased on a pro rata basis based on the aggregate principal amount of tendered notes and Pari Passu Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset to zero. The Issuers may satisfy the foregoing obligations with respect to any Net Available Cash from an Asset Disposition by making an Asset Disposition Offer with respect to such Net Available Cash prior to the expiration of the relevant 365 days (or such longer period provided above) or with respect to Excess Proceeds of $25,000,000 or less.

The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Issuers will purchase the principal amount of notes and the Company, QS Wholesale or Boardriders, as the case may be, will purchase the principal amount of Pari Passu Notes required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender notes pursuant to the Asset Disposition Offer.

On or before the Asset Disposition Purchase Date, the Company, QS Wholesale or Boardriders, as the case may be, will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of notes and Pari Passu Notes or portions of notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The Company will deliver to the Trustee an Officer’s Certificate stating that such notes or portions thereof were accepted for payment by the Issuers in accordance with the terms of this covenant and, in addition, the Company, QS Wholesale or Boardriders, as the case may be, will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Company, QS Wholesale or the applicable paying agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company, QS Wholesale or Boardriders, as the case may be, for purchase, and the Issuers will promptly issue a new note, and the Trustee, upon delivery of an Officer’s Certificate from the Company, will authenticate and mail or deliver such new note to such holder, in a principal amount equal to any unpurchased portion of the note surrendered; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. In addition, the Company, QS Wholesale or Boardriders, as the case may be, will take any and all other actions, if any, required by the agreements governing the Pari Passu Notes. Any note not so accepted will be promptly mailed or delivered by the Issuers to the holder thereof. The Issuers will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

For the purposes of this covenant, the following will be deemed to be cash:

(1)	the assumption by the transferee of Indebtedness (other than Subordinated Obligations or Disqualified Stock) of the Company or QS Wholesale or Indebtedness of a Wholly Owned Subsidiary (other than Guarantor Subordinated Obligations or Disqualified Stock of any Wholly Owned Subsidiary that is a Subsidiary Guarantor) and the release of the Company, QS Wholesale or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Issuers will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (a) above);

(2)	securities, notes or other obligations or assets received by the Company, QS Wholesale or any Restricted Subsidiary of the Company from the transferee that are converted by the Company, QS Wholesale or such Restricted Subsidiary into cash or Cash Equivalents within 180 days after receipt; and

(3)	any Designated Non-cash Consideration received by the Company, QS Wholesale or any Restricted Subsidiary in such Asset Disposition having an aggregate fair market value (as determined in good faith by the Company), taken together with all other Designated Non-cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (x) $25,000,000 and (y) 2.0% of the Company’s Consolidated Tangible Assets at the time of receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Indenture by virtue of any conflict.

Limitation on Affiliate Transactions

The Company and QS Wholesale will not, and the Company will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $2,500,000 unless:

(1)	the terms of such Affiliate Transaction are no less favorable to the Company, QS Wholesale or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate; and

(2)	in the event such Affiliate Transaction involves an aggregate consideration in excess of $10,000,000, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above).

The preceding paragraph will not apply to:

(1)	any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments;”

(2)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers, directors and employees approved by the Board of Directors of the Company;

(3)	to the extent permitted by law, loans or advances to employees or directors in the ordinary course of business of the Company, QS Wholesale or any of the Restricted Subsidiaries but in any event not to exceed $5,000,000 in the aggregate outstanding at any one time with respect to all loans or advances made since the Issue Date;

(4)	any transaction between the Issuers, between either of the Issuers and a Restricted Subsidiary (other than a Receivables Entity) or between Restricted Subsidiaries (other than a Receivables Entity or Receivables Entities);

(5)	Guarantees issued by the Company, QS Wholesale or a Restricted Subsidiary for the benefit of the Company, QS Wholesale or a Restricted Subsidiary, as the case may be, in accordance with “—Limitation on Indebtedness;”

(6)	the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, employees, officers or directors of the Company, QS Wholesale or any Restricted Subsidiary of the Company in connection with providing services to the Company, QS Wholesale or any Restricted Subsidiary of the Company;

(7)	the performance of obligations of the Company, QS Wholesale or any of the Restricted Subsidiaries under the terms of any agreement to which the Company, QS Wholesale or any of the Restricted Subsidiaries is a party as of or on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms, taken as a whole, are not materially more disadvantageous to the holders of the notes than the terms of the agreements in effect on the Issue Date;

(8)	sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction;

(9)	any transaction with a customer or supplier of the Company, QS Wholesale or a Restricted Subsidiary so long as such transaction is in the ordinary course of business and the terms of such transaction are no less favorable (as determined in good faith by the Company) to the Company, QS Wholesale or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s length dealings with a Person who is not an Affiliate; provided that, if such transaction or a series of related transactions exceeds $5,000,000, the terms of such transaction must be approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board having no personal stake in such transaction; and

(10)	transactions in which the Company, QS Wholesale or any of the Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an independent investment banking, accounting, valuation or appraisal firm of nationally recognized standing in the United States stating that such transaction is fair to the Company, QS Wholesale or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company, QS Wholesale or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company, QS Wholesale or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis.

SEC Reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company will file with the SEC, and make available to the Trustee and the registered holders of the notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein. In the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act information to the Trustee and the holders of the notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein; provided, however, that no certification or attestations concerning the financial statements or disclosure controls or procedures or internal controls that would otherwise be required pursuant to the Sarbanes-Oxley Act of 2002 (or any successor thereto) will be required to be included in or accompany any such financial statements.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of the Company, QS Wholesale and the Restricted Subsidiaries.

Merger and Consolidation

Neither of the Issuers will consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person, unless:

(1)	the resulting, surviving or transferee Person (the “Successor Issuer”) will be a corporation organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Issuer (if not an Issuer) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, all the obligations of such Issuer under the notes and the Indenture;

(2)	immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Issuer or any Subsidiary of the Successor Issuer as a result of such transaction as having been Incurred by the Successor Issuer or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)	immediately after giving effect to such transaction, (a) the Successor Issuer would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the “—Limitation on Indebtedness” covenant or (b) the Consolidated Coverage Ratio for the Successor Issuer would not be less than immediately prior to such transaction;

(4)	each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Notes Guarantee shall apply to such Person’s obligations in respect of the Indenture and the notes and its obligations under the Registration Rights Agreement shall continue to be in effect; and

(5)	the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and such supplemental indenture (if any) comply with the Indenture.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company or QS Wholesale, which properties and assets, if held by the Company or QS Wholesale, as the case may be, instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company or QS Wholesale, as the case may be, on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company or QS Wholesale, as the case may be.

The Successor Issuer will succeed to, and be substituted for, and may exercise every right and power of, the Company or QS Wholesale, as the case may be, under the Indenture, but, in the case of a lease of all or substantially all its assets, the Company or QS Wholesale, as the case may be, will not be released from the obligation to pay the principal of and interest on the notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company or QS Wholesale and (y) the Company or QS Wholesale may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company or QS Wholesale, as the case may be, in another jurisdiction to realize tax or other benefits; provided that, in the case of a Restricted Subsidiary that merges into the Company or QS Wholesale, the Company will not be required to comply with the preceding clause (5).

In addition, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into any Person (other than the Company, QS Wholesale or another Subsidiary Guarantor) and will not permit the conveyance, transfer or lease of all or substantially all of the assets of any Subsidiary Guarantor to any Person (other than to the Company, QS Wholesale or another Subsidiary Guarantor) unless:

(1)

(a) the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States, any State of the United States or the District of Columbia and, in each case, such Person (if not such Subsidiary Guarantor) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor under its Notes Guarantee; (b) immediately after giving effect to such transaction (and treating any

Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary of such Person as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default of Event of Default shall have occurred and be continuing; and (c) the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; or

(2)	the transaction is made in compliance with the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock.”

Future Subsidiary Guarantors

The Indenture provides that the Company will not permit any of its current or future Domestic Subsidiaries (other than QS Wholesale) to either (a) Guarantee the payment of any Indebtedness of the Company, QS Wholesale or any other Restricted Subsidiary or (b) otherwise become an obligor, including as a co-borrower, under a Credit Facility Incurred pursuant to clause (1) of the second paragraph under the covenant described under “—Limitation on Indebtedness,” unless (i) such Domestic Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Notes Guarantee of such Domestic Subsidiary pursuant to which such Domestic Subsidiary will fully and unconditionally Guarantee, on a joint and several basis, all of the obligations of the Issuers and the other Subsidiary Guarantors under the Indenture, including the full and prompt payment of the principal of, premium, if any, and interest on the notes on a senior basis and all other obligations under the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the notes or the Notes Guarantees, as the case may be, any such Guarantee of such Domestic Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Domestic Subsidiary’s Notes Guarantee substantially to the same extent as such Indebtedness is subordinated to the notes; (ii) such Domestic Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights or reimbursement, indemnity or subrogation or any other rights against the Company, QS Wholesale or any other Restricted Subsidiary as a result of any payment by such Domestic Subsidiary under its Notes Guarantee so long as any of the notes remain outstanding; and (iii) such Domestic Subsidiary shall deliver to the Trustee an Opinion of Counsel with respect to corporate matters in connection with its Notes Guarantee, in form and substance reasonably satisfactory to the Trustee.

The foregoing notwithstanding, in the event a Subsidiary Guarantor is released and discharged from all of its obligations (other than contingent indemnification obligations) (1) under Guarantees of Indebtedness and other obligations under a Credit Facility and all other Indebtedness of the Company, QS Wholesale and the Restricted Subsidiaries, and (2) as an obligor, including as a co-borrower, under a Credit Facility, then the Notes Guarantee of such Subsidiary Guarantor shall be automatically and unconditionally released and discharged.

Events of Default

Each of the following is an Event of Default:

(1)	default in any payment of interest on any note or additional interest (as required by the Registration Rights Agreement) on any old note when due, continued for 30 days;

(2)	default in the payment of principal of or premium, if any, on any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise;

(3)	failure by the Company, QS Wholesale or any Subsidiary Guarantor to comply for 60 days after receipt of written notice given by the Trustee or the holders of 25% in principal amount of the outstanding notes of default under any of the obligations, covenants, or agreements of the Company, QS Wholesale or such Subsidiary Guarantor, as applicable, contained in the Indenture or the notes;

(4)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company, QS

Wholesale or any of the Restricted Subsidiaries (or the payment of which is Guaranteed by the Company, QS Wholesale or any of the Restricted Subsidiaries), other than Indebtedness owed to the Company, QS Wholesale or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness (after giving effect to any applicable grace periods) (“payment default”); or

(b)	results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $25,000,000 or more;

(5)	certain events of bankruptcy, insolvency or reorganization of the Company, QS Wholesale or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company, QS Wholesale and the Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”);

(6)	failure by the Company, QS Wholesale or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company, QS Wholesale and the Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $25,000,000 (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”); or

(7)	any Notes Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the latest audited consolidated financial statements for the Company, QS Wholesale and the Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its Notes Guarantee.

If an Event of Default (other than an Event of Default described in clause (5) above) occurs and is continuing, the Trustee by notice to the Issuers, or the holders of at least 25% in principal amount of the outstanding notes by notice to the Issuers and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the notes because an Event of Default described in clause (4) under “Events of Default” has occurred and is continuing, the declaration of acceleration of the notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (4) shall be remedied or cured by the Company, QS Wholesale or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived. If an Event of Default described in clause (5) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

(3)	such holders have offered the Trustee security or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in outstanding principal amount of notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposing to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture and the notes may be amended or supplemented with the consent of the holders of a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes) and, subject to certain exceptions, any past default or non-compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)	reduce the amount of notes whose holders must consent to an amendment;

(2)	reduce the stated rate of or extend the stated time for payment of interest on any note;

(3)	reduce the principal of or extend the Stated Maturity of any note;

(4)	reduce the premium payable upon the redemption or repurchase of any note or change the time at which any note may be redeemed or repurchased as described above under “Optional Redemption,” “Change of Control” or “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock,” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(5)	make any note payable in money other than that stated in the note;

(6)	impair the right of any holder to receive payment of, premium, if any, principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(7)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; or

(8)	except in compliance with the terms thereof, modify the Notes Guarantees in any manner adverse to the holders of the notes, or release any Subsidiary Guarantor from any of its obligations under its Notes Guarantee or the Indenture.

Notwithstanding the foregoing, without the consent of any holder, the Issuers, the Subsidiary Guarantors and the Trustee may amend the Indenture, the notes or a Notes Guarantee to:

(1)	cure any ambiguity, omission, defect or inconsistency; provided that such modification or amendment does not adversely affect the interests of the holders of notes in any material respect; provided, further, that any amendment made solely to conform the provisions of the Indenture to the description of the notes contained in this prospectus will not be deemed to materially adversely affect the interests of the holders of the notes;

(2)	provide for the assumption by a successor corporation of the obligations of the Company, QS Wholesale or any Subsidiary Guarantor under the Indenture in accordance with the covenant described under “Certain Covenants—Merger and Consolidation”;

(3)	provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4)	add Guarantees with respect to the notes or release a Subsidiary Guarantor in accordance with the terms of the Indenture or upon its designation as an Unrestricted Subsidiary; provided, however, that the designation is in accord with the applicable provisions of the Indenture;

(5)	secure the notes;

(6)	evidence and provide for successor trustees;

(7)	add to the covenants of the Company, QS Wholesale or any Subsidiary Guarantor for the benefit of the holders or surrender any right or power conferred upon the Company, QS Wholesale or any Subsidiary Guarantor;

(8)	make any change that does not adversely affect the rights of any holder;

(9)	comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(10)	provide for the issuance of exchange securities which shall have terms substantially identical in all respects to the notes (except that the transfer restrictions contained in the notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding notes, as a single class of securities;

(11)	provide for a reduction in the minimum denominations of the notes; or

(12)	provide for the issuance of Additional Notes.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the Indenture by any holder of notes given in connection with a tender of such holder’s notes will not be rendered invalid by such tender. After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all of the holders, or any defect in the notice will not impair or affect the validity of the amendment.

Defeasance

The Issuers at any time may terminate all of their obligations under the notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. If the Issuers exercise their legal defeasance option, the Notes Guarantees in effect at such time will terminate.

The Issuers at any time may terminate their obligations under covenants described under “Certain Covenants” (other than “Certain Covenants—Merger and Consolidation”), the operation of the cross-default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Notes Guarantee provision described under “Events of Default” above and the limitations contained in clause (3) under “Certain Covenants—Merger and Consolidation” above (“covenant defeasance”).

The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of its covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect to the notes. If the Issuers exercise their covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5) (with respect only to Significant Subsidiaries), (6) or (7) under “Events of default” above or because of the failure of the Company or QS Wholesale to comply with clause (3) under “Certain Covenants—Merger and Consolidation” above.

In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money in U.S. dollars or U.S. dollar-denominated Government Obligations (in the case of U.S. dollar-denominated Government Obligations, sufficient in the opinion of an independent firm of certified public accountants) for the payment of principal, premium, if any, and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders and beneficial owners of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable U.S. federal income tax law.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)	all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year or are to be called for redemption with one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Company, QS Wholesale or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, U.S. dollar-denominated Government Obligations, or a combination of cash in U.S. dollars and U.S. dollar-denominated Government Obligations, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to, but not including, the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company, QS Wholesale or any Subsidiary Guarantor is a party or by which the Company, QS Wholesale or any Subsidiary Guarantor is bound;

(3)	the Company, QS Wholesale or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under the Indenture and not provided for by the deposit required by clause 1(b) above; and

(4)	the Issuers have delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company, QS Wholesale or any of the Subsidiary Guarantors, as such, shall have any liability for any obligations of the Company, QS Wholesale or any of the Subsidiary Guarantors under the notes, the Indenture or the Notes Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder, by accepting a note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Concerning the Trustee

Wells Fargo Bank, National Association is the Trustee under the Indenture and has been appointed by the Issuers as Registrar and Paying Agent with regard to the notes.

Governing Law

The Indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“ABL Administrative Agent” means Bank of America, N.A., as administrative agent under the ABL Credit Facility, and its successors, replacements and/or assigns in such capacity.

“ABL Credit Facility” means the Amended and Restated Credit Agreement dated as of May 24, 2013 by and among, inter alia, QS Wholesale, as lead borrower, and the other borrowers named therein (collectively, the “ABL Borrowers”), the guarantors named therein (the “ABL Guarantors”), the ABL Lenders, the ABL Administrative Agent and the ABL co-collateral agents, as amended, supplemented, restated, modified, renewed, restructured, refunded, replaced, refinanced or otherwise modified in whole or in part from time to time (including any refunding, replacement or refinancing debt facility, commercial paper facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Indebtedness”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original credit agreement or any other credit or other agreement or indenture).

“ABL Lenders” means the financial institutions party from time to time to the ABL Credit Facility and shall include all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” under any ABL Credit Facility.

“ABL Loan Parties” means collectively, the ABL Borrowers, the ABL Guarantors and each other direct or indirect subsidiary or parent of the ABL Borrowers or any of their affiliates that is now or hereafter becomes a party to any ABL Document.

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1)	any property, long-term assets (other than Indebtedness and Capital Stock) or all or substantially all of a company, division, operating unit, segment, business or line of business to be used by the Company, QS Wholesale or a Restricted Subsidiary in a Related Business;

(2)	with respect to an Asset Disposition of current assets, any property or assets (other than cash, Cash Equivalents, Indebtedness and Capital Stock) to be used by the Company, QS Wholesale or a Restricted Subsidiary in a Related Business;

(3)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company, QS Wholesale or a Restricted Subsidiary; or

(4)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (3) and (4), such Restricted Subsidiary is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means, with respect to a note on any redemption date, the excess of (i) the present value on such redemption date of (A) the redemption price of such note on August 1, 2016 (such redemption price being that described in “Optional Redemption” above), plus (B) all required remaining scheduled interest payments due on such note through August 1, 2016, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (ii) the then outstanding principal amount of such note. Calculation of the Applicable Premium will not be a duty or obligation of the Trustee or paying agent.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company, QS Wholesale or any of the Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)	a disposition by a Restricted Subsidiary to the Company or QS Wholesale, by QS Wholesale to the Company, by the Company to QS Wholesale or by the Company, QS Wholesale or a Restricted Subsidiary to a Restricted Subsidiary (other than a Receivables Entity); provided that in the case of a sale by a Restricted Subsidiary to another Restricted Subsidiary, the Company directly or indirectly owns an equal or greater percentage of the Common Stock of the transferee than of the transferor;

(2)	the sale of cash or Cash Equivalents in the ordinary course of business;

(3)	a disposition of inventory in the ordinary course of business;

(4)	a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the Issuers’ and/or the Restricted Subsidiaries’ business and that is disposed of, in each case, in the ordinary course of business;

(5)	transactions permitted under “Certain Covenants—Merger and Consolidation;”

(6)	an issuance of Capital Stock by a Restricted Subsidiary of the Company to the Company, to QS Wholesale or to a Wholly Owned Subsidiary (other than a Receivables Entity);

(7)	for purposes of “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, the making of a Permitted Investment or a disposition permitted under “Certain Covenants—Limitation on Restricted Payments;”

(8)	sales or transfer of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity, or in connection with other types of receivables financing (including the sale or transfer to a financial institution of accounts receivable and related assets);

(9)	dispositions of assets in a single transaction or series of related transactions with an aggregate fair market value (as determined in good faith by the Company) of less than $10,000,000;

(10)	dispositions in connection with Permitted Liens;

(11)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(12)	the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business, which do not materially interfere with the business of the Company, QS Wholesale and the Restricted Subsidiaries;

(13)	foreclosure on assets; and

(14)	any release of claims or rights in the ordinary course of business in connection with the loss or settlement of a bona fide lawsuit, dispute or controversy.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bank Products” means any services or facilities provided to any ABL Loan Party by the ABL Administrative Agent, any ABL Lender or any of their respective Affiliates, excluding credit extensions and Cash Management Services but including, without limitation, on account of (a) Swap Contracts, (b) leasing, and (c) supply chain finance services, (only to the extent that the Issuers and Subsidiary Guarantors and the Person furnishing such services or facilities notify the ABL Administrative Agent in writing that such services or facilities are to be deemed Bank Products under the ABL Credit Facility).

“Bank Products Obligations” means any and all obligations of the Company, QS Wholesale and the Subsidiary Guarantors, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with any Bank Products provided to the Company, QS Wholesale or any Subsidiary Guarantor.

“Board of Directors” means, as to any Person, the board of directors, managers or trustees thereof (or persons performing similar functions) of such Person or any duly authorized committee thereof.

“Boardriders” means Boardriders S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg and an indirect wholly-owned subsidiary of the Company.

“Borrowing Base” means, as of the date of determination, an amount equal to the sum, without duplication of (1) 85% of the net book value of the Issuers’ and the Restricted Subsidiaries’ accounts receivable at such date and (2) 75% of the net book value of the Issuers’ and the Restricted Subsidiaries’ inventories at such date. Net book value shall be determined in accordance with GAAP and shall be that reflected on the most recent available balance sheet (it being understood that the accounts receivable and inventories of an acquired business or Person may be included if such acquisition has been completed on or prior to the date of determination).

“Business Day” means each day that is not a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, partnership interests and limited liability company membership interests, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)	U.S. dollars, pounds sterling, Euros, or, in the case of the Company, QS Wholesale or any Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by any country that is a Member State or the U.S. government or any agency or instrumentality thereof (provided that the full faith and credit of such Member State or the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3)	marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition, having a credit rating of “A” or better from either S&P or Moody’s;

(4)	certificates of deposit, time deposits, Eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by S&P, or “A” or the equivalent thereof by Moody’s, and having combined capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof);

(5)	repurchase obligations for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;

(6)	commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

(7)	interests in any investment company or money market fund which invests substantially all of its assets in instruments of the type specified in clauses (1) through (6) above;

(8)	credit card receivables and debit card receivables so long as such are considered cash equivalents under GAAP and are so reflected on the Company’s balance sheet;

(9)	Indebtedness or Preferred Stock issued by Persons with a rating, at the time of acquisition thereof, of A or higher from S&P or A2 or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(10)	Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated, at the time of acquisition thereof, AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(11)	non-U.S. equivalents of the items described in clauses (2) through (10) above.

“Cash Management Services” means any cash management services or facilities provided to any ABL Loan Party by the ABL Administrative Agent or any ABL Lender or any of their respective Affiliates, including, without limitation: (a) ACH transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit card processing services, (e) purchase cards and (f) credit or debit card products.

“CFC” means (a) a Subsidiary that is a controlled foreign corporation under Section 957 of the Code, (b) a Subsidiary substantially all of whose assets consist of Equity Interests in Subsidiaries described in clause (a) of this definition, or (c) a Subsidiary treated as disregarded for U.S. federal income tax purposes that owns Equity Interests possessing more than 65% of the total combined voting power of all classes of Equity Interests entitled to vote in or of any Subsidiary described in clauses (a) or (b) of this definition.

“Change of Control” means:

(1)	any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent entity); or

(2)	the first day on which a majority of the members of the Board of Directors of the Company (excluding any committee thereof) are not Continuing Directors; or

(3)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company, QS Wholesale and the Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(4)	the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company; or

(5)	QS Wholesale ceases to be a Subsidiary of the Company other than in a transaction which complies with the provisions described under “Certain Covenants—Merger and Consolidation.”

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreement” means in respect of a Person any forward contract, commodity swap agreement, commodity option agreement or other similar agreement relating to, or the value of which is dependent upon, fluctuations in commodity prices as to which such Person is a party or a beneficiary.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

(1)	if the Company, QS Wholesale or any Restricted Subsidiary:

(a)	has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be computed based on (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)	has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2)	if since the beginning of such period the Company, QS Wholesale or any Restricted Subsidiary will have made any Asset Disposition or disposed of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition:

(a)	the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)	Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company, QS Wholesale or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company, QS Wholesale and the continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company, QS Wholesale and the continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)	if since the beginning of such period the Company, QS Wholesale or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4)	if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company, QS Wholesale or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company, QS Wholesale or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Incurrence, discharge, disposition, Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including any pro forma expense and cost reductions and related adjustments calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)	Consolidated Interest Expense;

(2)	Consolidated Income Taxes;

(3)	consolidated depreciation expense;

(4)	consolidated amortization expense or impairment charges recorded in connection with the application of Accounting Standards Codification No. 350 “Intangibles—Goodwill and Other” or Accounting Standards Codification No. 360-10 “Impairment or Disposal of Long-Lived Assets;”

(5)	other non-cash items reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); and

(6)	severance costs, restructuring charges or relocations costs, not to exceed $15,000,000 in any one period.

Notwithstanding the preceding sentence, clauses (2) through (5) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (5) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company or QS Wholesale by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company, QS Wholesale and the Company’s consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1)	interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2)	amortization of debt discount (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

(3)	non-cash interest expense;

(4)	commissions, discounts and other fees and charges owed with respect to letters of credit (to the extent not included in the cost of goods sold in the Company’s consolidated financial statements in accordance with GAAP) and bankers’ acceptance financing;

(5)	the interest expense on Indebtedness of another Person that is Guaranteed by the Company, QS Wholesale or a Restricted Subsidiary of the Company or secured by a Lien on assets of the Company, QS Wholesale or one of the Restricted Subsidiaries if such Person is not current in the payment of principal, interest or premium on such Indebtedness;

(6)	net cash costs associated with Hedging Obligations (including amortization of fees) provided, however, that if Hedging Obligations result in net cash benefits rather than costs, such net cash benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net cash benefits are otherwise reflected in Consolidated Net Income;

(7)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8)	the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Company, QS Wholesale or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined U.S. federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

(9)	Receivable Fees; and

(10)	the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company, QS Wholesale or any Restricted Subsidiary of the Company) in connection with Indebtedness Incurred by such plan or trust; less

(11)	interest income for such period.

For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in the final paragraph of the definition of “Indebtedness,” the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (10) above) relating to any Indebtedness of the Company, QS Wholesale or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company, QS Wholesale or any of the Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company, QS Wholesale and the Company’s consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)	any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

(a)

subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the

Company, QS Wholesale or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b)	the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company, QS Wholesale or a Restricted Subsidiary;

(2)	any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)	subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company, QS Wholesale or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)	any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company, QS Wholesale or the Company’s consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4)	any extraordinary, non-recurring or unusual gain or loss or expense, together with any related provision for taxes;

(5)	the cumulative effect of a change in accounting principles;

(6)	any non-cash asset impairment charge or goodwill impairment charge;

(7)	any non-cash charge related to employee benefit or management compensation plans of the Company, QS Wholesale or any Restricted Subsidiary or any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards for the benefit of the members of the Board of Directors of the Company or employees of the Company, QS Wholesale and the Restricted Subsidiaries (other than, in each case, any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period);

(8)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with the extinguishment of any Indebtedness or Hedging Obligations or other derivative instruments of the Company, QS Wholesale or any of the Restricted Subsidiaries; and

(9)	any non-cash impact attributable to the application of the purchase method of accounting in accordance with GAAP.

“Consolidated Priority Debt Ratio” means, as of any date of determination, the ratio of (x) such portion of Consolidated Total Indebtedness as of that date that either (i) is secured by a Lien on any assets of the Company, QS Wholesale or any Subsidiary Guarantor or (ii) constitutes Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor (including, without limitation, any outstanding Boardriders Notes), to (y) Consolidated EBITDA for the immediately preceding four consecutive completed fiscal quarters for which financial statements of the Company prepared in accordance with GAAP are available, in each case, with such adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are consistent with the adjustment provisions set forth in the definition of “Consolidated Coverage Ratio.”

“Consolidated Tangible Assets” of any Person as of any date means the total amount of assets of such Person and its Restricted Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less (1) Intangible Assets and (2) appropriate adjustments on account of minority interests of other Persons holding equity investments in Restricted Subsidiaries.

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate amount of all Indebtedness of the Company, QS Wholesale and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money, Capitalized Lease Obligations, Attributable Indebtedness and obligations evidenced by bonds, debentures, notes or other similar instruments; provided that the amount of Indebtedness under any revolving credit facility outstanding on such date will be computed based on (i) the average daily balance of such Indebtedness during the immediately preceding four consecutive completed fiscal quarters for which financial statements of the Company prepared in accordance with GAAP are available or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Facility” means one or more debt facilities, commercial paper facilities or indentures with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, debt securities or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances or any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith), or instruments or agreements evidencing any other Indebtedness (including, without limitation, the ABL Credit Facility, the Senior Secured Notes and the EMEA Lines of Credit), in each case, as amended, supplemented, restated, modified, renewed, restructured, refunded, replaced, refinanced or otherwise modified in whole or in part from time to time (including any refunding, replacement or refinancing debt facility, commercial paper facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Indebtedness”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original ABL Credit Facility, Senior Secured Notes or EMEA Lines of Credit, as the case may be, or any other credit or other agreement or indenture).

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value (as determined in good faith by the Company) of non-cash consideration received by the Company, QS Wholesale or any Restricted Subsidiary in connection with an Asset Disposition that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis for such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(3)	is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case, on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the notes or (b) on which there are no notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or QS Wholesale to repurchase such Capital Stock upon the occurrence of a change of control or asset disposition (each defined in a substantially consistent manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company and QS Wholesale with the provisions of the Indenture described under the captions “Change of Control” and “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and such repurchase or redemption complies with “Certain Covenants—Limitation on Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of any political subdivision of the United States other than (i) any CFC or (ii) any Subsidiary of a CFC.

“EMEA Lines of Credit” means, individually and collectively:

(a) credit facilities of Na Pali S.A.S. with (1) BNP Paribas SA under an “acte de découvert” dated August 2, 2011, (2) Banque Populaire Aquitaine Centre Atlantique under a current account agreement (convention de compte courant) dated May 24, 2011, (3) Caisse Régionale du Crédit Agricole Mutuel Pyrénées Gascogne under a global credit agreement (contrat global de crédits de trésorerie) dated August 2, 2012, (4) HSBC under an overdraft facilities agreement (facilité de caisse) dated June 23, 2011, as amended on July 12, 2012, (5) CIC under an overdraft facilities agreement (facilité de caisse confirmée) dated May 19, 2011, and (6) LCL under an overdraft facilities agreement (facilité de caisse) dated May 31, 2011; and

(b) uncommitted letters of credit facilities of Na Pali S.A.S. and Emerald Coast S.A.S. with (1) HSBC dated June 29, 2012, (2) Credit Agricole dated July 30, 2012, (3) Société Générale SA dated March 11, 2011 and (4) CIC dated April 22, 2011;

in each case in clauses (a) and (b), as amended, supplemented, restated, modified, renewed, restructured, refunded, replaced, refinanced or otherwise modified in whole or in part from time to time (including any refunding, replacement or refinancing debt facility, commercial paper facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Indebtedness”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original credit agreement or any other credit or other agreement or indenture).

“Equity Interests” means, with respect to any Person, all of the shares of Capital Stock of (or other ownership or profit interests in) such Person, and all of the warrants or options for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person.

“Equity Offering” means (i) a public offering for cash by the Company of its Capital Stock (other than Disqualified Stock), or options, warrants or rights with respect to its Capital Stock (other than Disqualified Stock), made pursuant to a registration statement that has been declared effective by the SEC, other than public offerings with respect to the Company’s Capital Stock (other than Disqualified Stock), or options, warrants or rights, registered on Form S-4 or S-8 or (ii) a private offering for cash by the Company of its Capital Stock (other than Disqualified Stock), or options, warrants or rights with respect to its Capital Stock (other than Disqualified Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Boardriders Notes” means the 8.875% Senior Notes due 2017 issued by Boardriders.

“Foreign Subsidiary” means each Restricted Subsidiary other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, in the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

“Government Obligations” means securities that are (a) direct obligations of the United States of America or any country that is a Member State for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or any country that is a Member State the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or any country that is a Member State, as the case may be, which, in the case of (a) or (b), are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), or an equivalent financial institution in a Member State as custodian with respect to any such Government Obligations or a specific payment of principal of or interest on any such Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Obligations or the specific payment of principal of or interest on the Government Obligations evidenced by such depositary receipt.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or pay, or to maintain financial statement conditions or otherwise); or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Subordinated Obligation” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Subsidiary Guarantor under its Notes Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement (to the extent such Currency Agreement relates to interest on Indebtedness for borrowed money) or Commodity Agreement.

“holder” means a Person in whose name a note is registered on the Registrar’s books.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)	the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4)	the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

(5)	Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

(6)	the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value (as determined in good faith by the Company) of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8)	the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person;

(9)	to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements, Interest Rate Agreements and Commodity Agreements (the amount of any such obligations to be equal at any time of determination to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and

(10)	to the extent not otherwise included in this definition, the amount then outstanding (i.e., advanced, and received by, and available for use by such Person) under any receivables financing (as set forth in the books and records of such Person and confirmed by the agent, trustee or other representative of the institution or group providing such receivables financing).

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability at such date, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1)	such Indebtedness is the obligation of a Joint Venture that is not a Restricted Subsidiary;

(2)	such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3)	there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a)	the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b)	if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Consolidated Interest Expense to the extent actually paid by the Company, QS Wholesale or the Restricted Subsidiaries.

“Intangible Assets” means, with respect to any Person, all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their carrying value at the Issue Date or the date of acquisition, if acquired subsequent thereto, and all other items which would be treated as intangibles on the consolidated balance sheet of such Person and its Restricted Subsidiaries prepared in accordance with GAAP.

“Interest Rate Agreement” means, with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)	Hedging Obligations, Currency Agreements and Commodity Agreements entered into in the ordinary course of business and in compliance with the Indenture;

(2)	endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)	an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Capital Stock (other than Disqualified Stock) of the Company.

For purposes of “Certain Covenants—Limitation on Restricted Payments,”

(1)	“Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value (as determined in good faith by the Company) of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as determined by the Company in good faith) of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case, as determined in good faith by the Company. If the Company, QS Wholesale or any Restricted Subsidiary of the Company sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value (as determined in good faith by the Company) of the Capital Stock of such Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 by Moody’s and BBB- by S&P and, in the case of a rating of Baa3 by Moody’s and BBB- by S&P, at least a stable outlook; provided, however, that if (a) either Moody’s or S&P changes its rating system, such ratings will be the equivalent ratings after such changes or (b) if S&P or Moody’s or both shall not make a rating of the notes publicly available, the references above to S&P or Moody’s or both, as the case may be, shall be to one or more Nationally Recognized Statistical Rating Organizations, as the case may be, selected by the Company and the references to the ratings categories above shall be to the corresponding rating categories of such Nationally Recognized Statistical Rating Organization(s), as the case may be.

“Issue Date” means July 16, 2013.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, association, partnership or any other entity which, in each case, is not a Subsidiary of the Company, QS Wholesale or any of the Restricted Subsidiaries but in which the Company, QS Wholesale or a Restricted Subsidiary has a direct or indirect equity or similar interest.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Member State” means any country that was a member of the European Union as of December 10, 2010.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Nationally Recognized Statistical Rating Organization” means any “nationally recognized statistical rating organization” registered as such pursuant to Section 15E of the Exchange Act and Rule 17g thereunder.

“Net Available Cash” from an Asset Disposition means cash payments received by the Company, QS Wholesale or any Restricted Subsidiary of the Company (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in such Asset Disposition, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case, net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all U.S. federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Subsidiaries or Joint Ventures as a result of such Asset Disposition; and

(4)	the deduction of appropriate amounts (as determined or reasonably estimated by the seller thereof) to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company, QS Wholesale or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or in respect of any capital contribution, means the cash proceeds of such issuance, sale or capital contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance, sale or capital contribution and net of taxes paid or payable as a result of such issuance, sale or capital contribution (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Recourse Debt” means Indebtedness:

(1)	as to which none of the Company, QS Wholesale or any of the Restricted Subsidiaries (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company, QS Wholesale or any of the Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3)	the explicit terms of which provide that there is no recourse against any of the assets of the Company or any of the Restricted Subsidiaries, except that Standard Securitization Undertakings shall not be considered recourse.

“Notes Guarantee” means, with respect to any Subsidiary Guarantor, any Guarantee of payment of the notes by such Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Notes Guarantee will be in the form prescribed by the Indenture.

“Officer” means, with respect to the Company, QS Wholesale or any Subsidiary Guarantor, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or the Secretary.

“Officer’s Certificate” means a certificate signed by an Officer of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who may be an employee of or counsel to the Company, QS Wholesale or the Trustee.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the notes.

“Permitted Asset Swap” means the purchase and sale or exchange (within a 180-day period) of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company, QS Wholesale or any of the Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

“Permitted Investment” means an Investment by the Company, QS Wholesale or any Restricted Subsidiary in:

(1)	QS Wholesale or a Restricted Subsidiary (other than a Receivables Entity) or a Person which will, upon the making of such Investment, become a Restricted Subsidiary (other than a Receivables Entity); provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2)	another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company, QS Wholesale or a Restricted Subsidiary (other than a Receivables Entity); provided, however, that such Person’s primary business is a Related Business;

(3)	cash and Cash Equivalents;

(4)	receivables owing to the Company, QS Wholesale or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company, QS Wholesale or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel, moving and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	to the extent permitted by law, loans or advances to employees (other than executive officers) made in the ordinary course of business consistent with past practices of the Company, QS Wholesale or such Restricted Subsidiary;

(7)	Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company, QS Wholesale or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(8)	Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock;”

(9)	(i) Investments in existence on the Issue Date or (ii) made pursuant to legally binding commitments in existence on the Issue Date as described in this prospectus;

(10)	Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with “Certain Covenants—Limitation on Indebtedness;”

(11)

Investments by the Company, QS Wholesale or any of the Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed the greater of 3.0% of the Company’s Consolidated Tangible Assets and $40,000,000

outstanding at any one time (with the fair market value (as determined in good faith by the Company) of such Investment being measured at the time made and without giving effect to subsequent changes in value);

(12)	Guarantees issued in accordance with “Certain Covenants—Limitation on Indebtedness;”

(13)	Investments constituting prepayments or credits made to customers or suppliers in the ordinary course of business and consistent with past practice;

(14)	Investments by the Company, QS Wholesale or a Restricted Subsidiary of the Company in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, however, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in Receivables and related assets generated by the Company, QS Wholesale or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;

(15)	Investments in Joint Ventures in an aggregate principal amount not to exceed the greater of 3.0% of the Company’s Consolidated Tangible Assets and $40,000,000 outstanding at any one time;

(16)	Investments to the extent acquired in exchange for the issuance of Capital Stock of the Company (other than Disqualified Stock);

(17)	Investments in and repurchases of the notes or Senior Secured Notes;

(18)	Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons; and

(19)	Investments consisting of purchases and acquisitions of inventory, supplies, materials or equipment.

“Permitted Liens” means, with respect to any Person:

(1)	Liens securing Indebtedness and other obligations under a Credit Facility, including under the ABL Credit Facility, the Senior Secured Notes, the EMEA Lines of Credit and related Hedging Obligations and Bank Products Obligations and Liens on assets of the Company, QS Wholesale or a Subsidiary Guarantor securing Guarantees of Indebtedness and other obligations under a Credit Facility, including under the ABL Credit Facility, the Senior Secured Notes, the EMEA Lines of Credit and related Hedging Obligations and such Bank Products Obligations, in each case, to the extent the Indebtedness is permitted to be Incurred under clause (1) or (6), as applicable, of the second paragraph under “Certain Covenants—Limitation on Indebtedness;”

(2)	Liens securing (a) Indebtedness and related Hedging Obligations of Foreign Subsidiaries permitted to be Incurred under clause (11) of the second paragraph under “Certain Covenants—Limitation on Indebtedness” or (b) any Refinancing Indebtedness Incurred by a Foreign Subsidiary in respect of Indebtedness outstanding on the Issue Date under the EMEA Lines of Credit or the Existing Boardriders Notes, provided that such Liens do not encumber any assets or property of the Company, QS Wholesale or any Subsidiary Guarantor;

(3)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or Government Obligations to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case, Incurred in the ordinary course of business;

(4)	Liens imposed by law, including carriers’, warehousemen’s and mechanics’ Liens, in each case, for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(5)	Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(6)	Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(7)	encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(8)	Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(9)	leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company, QS Wholesale or any of the Restricted Subsidiaries;

(10)	judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(11)	Liens for the purpose of securing the payment (or the refinancing of the payment) of all or a part of the purchase price of, or Capitalized Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that:

(a)	the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property acquired or constructed; and

(b)	such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company, QS Wholesale or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(12)	Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a)	such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the U.S. Federal Reserve Board; and

(b)	such deposit account is not intended by the Company, QS Wholesale or any Restricted Subsidiary to provide collateral to the depository institution;

(13)	Liens arising from Uniform Commercial Code financing statement filings or other methods of protection of interests regarding operating leases entered into by the Company, QS Wholesale and the Restricted Subsidiaries in the ordinary course of business;

(14)	Liens existing on the Issue Date, other than Liens securing the ABL Credit Facility or the Senior Secured Notes;

(15)	Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company, QS Wholesale or any other Restricted Subsidiary;

(16)	Liens on property at the time the Company, QS Wholesale or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company, QS Wholesale or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company, QS Wholesale or any other Restricted Subsidiary;

(17)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company, QS Wholesale or another Restricted Subsidiary (other than a Receivables Entity);

(18)	Liens securing the notes and Notes Guarantees;

(19)	Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(20)	Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods;

(21)	Liens securing Indebtedness in an aggregate principal amount outstanding at any one time not to exceed the greater of 2.0% of the Company’s Consolidated Tangible Assets and $25,000,000;

(22)	any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(23)	Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity or on assets of another Restricted Subsidiary, in each case, Incurred in connection with a Qualified Receivables Transaction;

(24)	Liens securing Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations with respect to assets other than Capital Stock or other Investments to the extent the Indebtedness is permitted to be Incurred under clause (7) of the second paragraph under “Certain Covenants—Limitation on Indebtedness;” and

(25)	Liens securing Indebtedness permitted to be incurred pursuant to the covenant described under “Certain Covenants—Limitation on Indebtedness”; provided that the Consolidated Priority Debt Ratio, calculated on a pro forma basis after giving effect to the incurrence of such Lien, the related Indebtedness and the application of net proceeds therefrom, would be no greater than 3.75 to 1.0.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Company,

QS Wholesale or any Restricted Subsidiary of the Company in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company, QS Wholesale or any of the Restricted Subsidiaries pursuant to which the Company, QS Wholesale or any of the Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company, QS Wholesale or any of the Restricted Subsidiaries) and (2) any other Person, or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Company, QS Wholesale or any of the Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization involving Receivables.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly-Owned Subsidiary (or another Person in which the Company, QS Wholesale or any Restricted Subsidiary of the Company makes an Investment and to which the Company, QS Wholesale or any Restricted Subsidiary of the Company transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a)	is guaranteed by the Company, QS Wholesale or any Restricted Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)	is recourse to or obligates the Company, QS Wholesale or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c)	subjects any property or asset of the Company, QS Wholesale or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)	with which none of the Company, QS Wholesale or any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company, QS Wholesale or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3)	to which none of the Company, QS Wholesale or any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a Qualified Receivables Transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Refinancing Indebtedness” means Indebtedness that is Incurred by the Company, QS Wholesale or any Restricted Subsidiary to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the Issue Date (including any commitments to provide Indebtedness on the Issue Date) or Incurred in compliance with the Indenture (including Indebtedness of the Company or QS Wholesale that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1)	(a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the notes;

(2)	the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)	such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith); and

(4)	if the Indebtedness being extended, refinanced, replaced, defeased or refunded is subordinated in right of payment to the notes or the Notes Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the notes or the Notes Guarantees on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Registration Rights Agreement” means that certain registration rights agreement dated as of the Issue Date by and among the Company, QS Wholesale, the Subsidiary Guarantors and the initial purchasers set forth therein, and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company, QS Wholesale and the other parties thereto, in each case, as such agreements may be amended, supplemented or otherwise modified from time to time.

“Related Business” means any business that is conducted or proposed to be conducted by the Company and the Restricted Subsidiaries on the Issue Date or any business that is a reasonable extension, development or expansion of any of the foregoing or is similar, reasonably related, incidental or ancillary thereto, in each case, as determined in good faith by the Company.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in the business of the Company, QS Wholesale or any of the Restricted Subsidiaries of the Company; provided that any assets received by the Company, QS Wholesale or a Restricted Subsidiary in exchange for assets transferred by the Company, QS Wholesale or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than QS Wholesale or an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company, QS Wholesale or a Restricted Subsidiary of the Company whereby the Company, QS Wholesale or such Restricted Subsidiary transfers such property to a Person and the Company, QS Wholesale or such Restricted Subsidiary leases it from such Person.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Secured Notes” means the 7.875% Senior Secured Notes due 2018 issued by the Issuers on the Issue Date.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company, QS Wholesale or any Restricted Subsidiary of the Company that are reasonably customary in securitization of Receivables transactions.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company or QS Wholesale (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Subsidiary Guarantor” means each current or future Domestic Subsidiary of the Company that (a) Guarantees any Indebtedness of the Company, QS Wholesale or any other Restricted Subsidiary or (b) is an obligor under a Credit Facility Incurred pursuant to clause (1) of the second paragraph under the covenant described under “Certain Covenants—Limitation on Indebtedness.”

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Treasury Rate” means with respect to the notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as officially compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days (but not more than five Business Days) prior to such redemption date (or, if such Statistical Release is no longer published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the redemption date to August 1, 2016; provided, however that if the period from such redemption date to August 1, 2016 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to August 1, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)	all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3)	such designation and the Investment of the Company in such Subsidiary complies with “Certain Covenants—Limitation on Restricted Payments;”

(4)	such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5)	such Subsidiary is a Person with respect to which none of the Company, QS Wholesale or any of the Restricted Subsidiaries has any direct or indirect obligation:

(a)	to subscribe for additional Capital Stock of such Person; or

(b)	to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6)	on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company, QS Wholesale or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness under the first paragraph of the “Certain Covenants—Limitation on Indebtedness” covenant on a pro forma basis taking into account such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares and shares issued to foreign nationals as required under applicable law) is owned by the Company, QS Wholesale or another Wholly Owned Subsidiary.

BOOK ENTRY, DELIVERY AND FORM

The new notes will be issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the exchange agent; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any right of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between DTC participants will be effected under DTC’s procedures and will be settled in same- day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the anticipated material United States federal income tax consequences to a holder of old notes relating to the exchange of old notes for new notes. This summary is based upon United States federal income tax law in effect on the date of this prospectus, which is subject to differing interpretations or change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, partnerships and their partners, and tax-exempt organizations (including private foundations)) or to persons that will hold the new notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. This summary addresses investors who will hold the new notes as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the “Code”). Each prospective investor is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of the purchase, ownership, and disposition of the new notes.

Exchange of old notes for new notes

An exchange of old notes for new notes pursuant to the exchange offer will be ignored for United States federal income tax purposes. Consequently, a holder of old notes will not recognize gain or loss, for United States federal income tax purposes, as a result of exchanging old notes for new notes pursuant to the exchange offer. The holding period of the new notes will be the same as the holding period of the old notes and the tax basis in the new notes will be the same as the adjusted tax basis in the old notes as determined immediately before the exchange. A holder who does not exchange its old notes for new notes pursuant to the exchange offer will not recognize any gain or loss, for United States federal income tax purposes, upon consummation of the exchange offer.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes in exchange for old notes that were acquired for its own account as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities (other than old notes acquired directly from the Issuers). Under the registration rights agreement the Issuers have agreed that, for a period of up to the earlier of (i) 180 days after the date on which the registration statement of which this prospectus forms a part is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver this prospectus in connection with market-making or other trading activities, the Issuers will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market,

•	in negotiated transactions,

•	through the writing of options on the new notes, or

•	a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer who holds old notes acquired for its own account as a result of market-making activities, and who receives new notes in exchange for old notes pursuant to the exchange offer, and any broker or dealer that participates in a distribution of new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes, and any profit of any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of the old notes directly from the Issuers:

•

may not rely on the applicable interpretation of the staff of the SEC’s position contained in Morgan Stanley & Co. Incorporated, SEC no-action letter (publicly available June 5, 1991) and Exxon Capital Holdings Corp., SEC no-action letter (publicly available May 13, 1988), as interpreted in Shearman & Sterling, SEC no-action letter (publicly available July 2, 1993) and similar no-action letters; and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

For a period of up to the earlier of (i) 180 days after the date on which the registration statement of which this prospectus forms a part is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver this prospectus in connection with market-making or other trading activities, the Issuers will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Issuers have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any broker-dealer and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with this exchange offer will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

The financial statements as of October 31, 2012 and 2011, and for each of the three years in the period ended October 31, 2012, included in this Prospectus, and the effectiveness of Quiksilver, Inc.’s internal control over financial reporting incorporated in this Prospectus by reference from the Quiksilver, Inc’s Annual Report on Form 10-K for the year ended October 31, 2012 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing and incorporated herein by reference, respectively. Such financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE; WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-4 that we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the new notes, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our registration statement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including us. These reports, proxy statements and other information can also be read through the Investor Relations section of our website at www.quiksilverinc.com. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment decision with respect to our securities.

We “incorporate by reference” in this prospectus certain information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to the date of this prospectus and prior to the termination of the exchange offer will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which have been filed with the SEC:

•

Our Annual Report on Form 10-K for the year ended October 31, 2012(1) (including information incorporated by reference into such Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed on February 11, 2013);

•	Our Quarterly Reports on Form 10-Q for the quarters ended January 31, 2013, April 30, 2013 and July 31, 2013; and

•

Our Current Reports on Form 8-K filed on November 13, 2012, December 13, 2012, January 4, 2013, February 11, 2013, February 22, 2013, March 20, 2013, April 26, 2013, May 17, 2013, May 29, 2013, July 9, 2013 and July 16, 2013.

(1)	Item 8 of our Annual Report on Form 10-K is not incorporated by reference as it has been updated and is included herein.

We also incorporate by reference all documents we may subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering.

Information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we file with the SEC, unless otherwise specified in such report, is not incorporated by reference in this prospectus, nor are any other documents or information that is deemed to have been “furnished” and not “filed” with the SEC.

We will also provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to:

Quiksilver, Inc.

15202 Graham Street

Huntington Beach, California 92649

Attn: Chief Financial Officer

(714) 889-2200

Except as provided above, no other information, including information on our website, is incorporated by reference in this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Quiksilver, Inc.

Huntington Beach, California

We have audited the accompanying consolidated balance sheets of Quiksilver, Inc. and subsidiaries (the “Company”) as of October 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income/(loss), changes in equity, and cash flows for each of the three years in the period ended October 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 2012 and 2011, and the results of its operations and its cash flows for each of the three years in the period ended October 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of October 31, 2012, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated January 10, 2013, expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Costa Mesa, California

January 10, 2013, except for Notes 18 and 20, as to which the date is August 27, 2013, and Note 19, as to which the date is October 4, 2013.

QUIKSILVER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended October 31, 2012, 2011 and 2010

In thousands, except per share amounts	2012	2011	2010
Revenues, net	$2,013,239	$1,953,061	$1,837,620
Cost of goods sold	1,032,893	929,227	870,372

Gross profit	980,346	1,023,834	967,248
Selling, general and administrative expense	916,144	895,949	832,066
Asset impairments	7,234	86,373	11,657

Operating income	56,968	41,512	123,525
Interest expense, net	60,823	73,808	114,109
Foreign currency gain	(1,669)	(111)	(5,917)

(Loss)/income before provision (benefit) for income taxes	(2,186)	(32,185)	15,333
Provision/(benefit) for income taxes	7,557	(14,315)	23,433

Loss from continuing operations	(9,743)	(17,870)	(8,100)
Income from discontinued operations, net of tax	—	—	1,830

Net loss	(9,743)	(17,870)	(6,270)
Less: net income attributable to non-controlling interest	(1,013)	(3,388)	(3,414)

Net loss attributable to Quiksilver, Inc.	$(10,756)	$(21,258)	$(9,684)

Loss per share from continuing operations attributable to Quiksilver, Inc.	$(0.07)	$(0.13)	$(0.09)

Income per share from discontinued operations attributable to Quiksilver, Inc.	$—	$—	$0.01

Net loss per share attributable to Quiksilver, Inc.	$(0.07)	$(0.13)	$(0.07)

Loss per share from continuing operations attributable to Quiksilver, Inc., assuming dilution	$(0.07)	$(0.13)	$(0.09)

Income per share from discontinued operations attributable to Quiksilver, Inc., assuming dilution	$—	$—	$0.01

Net loss per share attributable to Quiksilver, Inc., assuming dilution	$(0.07)	$(0.13)	$(0.07)

Weighted average common shares outstanding	164,245	162,430	135,334

Weighted average common shares outstanding, assuming dilution	164,245	162,430	135,334

Amounts attributable to Quiksilver, Inc.:
Loss from continuing operations	$(10,756)	$(21,258)	$(11,514)
Income from discontinued operations, net of tax	—	—	1,830

Net loss	$(10,756)	$(21,258)	$(9,684)

See notes to consolidated financial statements.

QUIKSILVER, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

Years Ended October 31, 2012, 2011 and 2010

In thousands	2012	2011	2010
Net loss	$(9,743)	$(17,870)	$(6,270)
Other comprehensive (loss)/income:
Foreign currency translation adjustment	(43,574)	9,295	2,984
Net gain/(loss) on derivative instruments, net of tax provision/(benefit) of $6,435 (2012), $(3,089) (2011), and $7,334 (2010)	13,859	(6,850)	15,302

Comprehensive (loss)/income	(39,458)	(15,425)	12,016
Comprehensive income attributable to non-controlling interest	(1,013)	(3,388)	(3,414)

Comprehensive (loss)/income attributable to Quiksilver, Inc.	$(40,471)	$(18,813)	$8,602

See notes to consolidated financial statements.

QUIKSILVER, INC.

CONSOLIDATED BALANCE SHEETS October 31, 2012 and 2011

In thousands, except share amounts	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$41,823	$109,753
Trade accounts receivable, net	433,743	397,089
Other receivables	32,818	23,190
Income taxes receivable	—	4,265
Inventories	344,746	347,757
Deferred income taxes	26,368	32,808
Prepaid expenses and other current assets	26,371	25,429

Total Current Assets	905,869	940,291
Fixed assets, net	238,313	238,107
Intangible assets, net	139,449	138,143
Goodwill	273,167	268,589
Other assets	47,789	55,814
Deferred income taxes long-term	113,653	123,279

Total assets	$1,718,240	$1,764,223

LIABILITIES AND EQUITY
Current Liabilities:
Lines of credit	$18,147	$18,335
Accounts payable	203,572	203,023
Accrued liabilities	114,891	132,944
Current portion of long-term debt	18,647	4,628
Income taxes payable	1,359	—

Total Current Liabilities	356,616	358,930
Long-term debt, net of current portion	721,175	724,723
Other long-term liabilities	38,213	57,948

Total Liabilities	1,116,004	1,141,601

Commitments and contingencies—Note 9

Equity:
Preferred stock, $.01 par value, authorized shares—5,000,000; issued and outstanding shares—none	—	—
Common stock, $.01 par value, authorized shares—285,000,000; issued shares—169,066,161 (2012) and 168,053,744 (2011)	1,691	1,681
Additional paid-in capital	545,306	531,633
Treasury stock, 2,885,200 shares	(6,778)	(6,778)
Accumulated deficit	(43,321)	(32,565)
Accumulated other comprehensive income	86,412	116,127

Total Quiksilver, Inc. Stockholders’ Equity	583,310	610,098
Non-controlling interest	18,926	12,524

Total Equity	602,236	622,622

Total liabilities and equity	$1,718,240	$1,764,223

See notes to consolidated financial statements.

QUIKSILVER, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

Years Ended October 31, 2012, 2011 and 2010

In thousands	Common Stock		Additional Paid-in Capital	Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive Income	Non- Controlling Interest	Total Equity
	Shares	Amounts
Balance, October 31, 2009	131,484	$1,315	$368,285	$(6,778)	$(1,623)	$95,396	$7,438	$464,033
Exercise of stock options	713	7	2,730	—	—	—	—	2,737
Stock compensation expense	—	—	12,831	—	—	—	—	12,831
Restricted stock	3,050	31	(31)	—	—	—	—	—
Employee stock purchase plan	509	5	897	—	—	—	—	902
Common stock issued in debt-for-equity exchange	31,111	311	131,939	—	—	—	—	132,250
Transactions with non- controlling interest holders	—	—	(3,549)	—	—	—	(1,625)	(5,174)
Net loss and other comprehensive income	—	—	—	—	(9,684)	18,286	3,414	12,016

Balance, October 31, 2010	166,867	$1,669	$513,102	$(6,778)	$(11,307)	$113,682	$9,227	$619,595

Exercise of stock options	756	8	2,956	—	—	—	—	2,964
Stock compensation expense	—	—	14,414	—	—	—	—	14,414
Restricted stock	120	1	(1)	—	—	—	—	—
Employee stock purchase plan	311	3	1,162	—	—	—	—	1,165
Transactions with non- controlling interest holders	—	—	—	—	—	—	(91)	(91)
Net loss and other comprehensive income	—	—	—	—	(21,258)	2,445	3,388	(15,425)

Balance, October 31, 2011	168,054	$1,681	$531,633	$(6,778)	$(32,565)	$116,127	$12,524	$622,622

Exercise of stock options	506	5	1,122	—	—	—	—	1,127
Stock compensation expense	—	—	22,552	—	—	—	—	22,552
Restricted stock	45	—	—	—	—	—	—	—
Employee stock purchase plan	461	5	1,109	—	—	—	—	1,114
Transactions with non- controlling interest holders	—	—	(11,110)	—	—	—	(6,475)	(17,585)
Business acquisitions	—	—	—	—	—	—	11,864	11,864
Net loss and other comprehensive (loss)/income	—	—	—	—	(10,756)	(29,715)	1,013	(39,458)

Balance, October 31, 2012	169,066	$1,691	$545,306	$(6,778)	$(43,321)	$86,412	$18,926	$602,236

See notes to consolidated financial statements.

QUIKSILVER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended October 31, 2012, 2011 and 2010

In thousands	2012	2011	2010
Cash flows from operating activities:
Net loss	$(9,743)	$(17,870)	$(6,270)
Adjustments to reconcile net loss to net cash (used in)/provided by operating activities:
Income from discontinued operations	—	—	(1,830)
Depreciation and amortization	53,232	55,259	53,861
Stock-based compensation	22,552	14,414	12,831
Provision for doubtful accounts	4,594	8,732	15,307
Gain on disposal of fixed assets	(6,366)	(5,822)	(464)
Foreign currency (gain)/loss	(133)	156	(3,078)
Asset impairments	7,234	86,373	11,657
Non-cash interest expense	3,685	19,112	56,695
Equity in earnings	282	(355)	(524)
Deferred income taxes	(8,582)	(28,248)	8,029
Changes in operating assets and liabilities, net of the effects of business acquisitions:
Trade accounts receivable	(53,405)	(33,985)	39,846
Other receivables	(204)	13,827	(15,049)
Inventories	(4,978)	(70,706)	4,505
Prepaid expenses and other current assets	(5,069)	(4,799)	7,103
Other assets	1,752	(4,586)	8,958
Accounts payable	1,964	24,839	15,412
Accrued liabilities and other long-term liabilities	(5,260)	9,320	9,276
Income taxes payable	(15,094)	(11,512)	(16,568)

Cash (used in)/provided by operating activities of continuing operations	(13,539)	54,149	199,697
Cash provided by operating activities of discontinued operations	—	—	3,785

Net cash (used in)/provided by operating activities	(13,539)	54,149	203,482
Cash flows from investing activities:
Capital expenditures	(66,081)	(89,590)	(47,797)
Business acquisitions, net of acquired cash	(9,117)	(5,578)	—
Proceeds from the sale of properties and equipment	8,198	12,546	4,662
Changes in restricted cash	—	—	52,706

Net cash (used in)/provided by investing activities	(67,000)	(82,622)	9,571
Cash flows from financing activities:
Borrowings on lines of credit	15,139	30,070	16,581
Payments on lines of credit	(12,641)	(35,303)	(27,021)
Borrowings on long-term debt	140,035	315,330	59,353
Payments on long-term debt	(112,841)	(284,676)	(220,566)
Stock option exercises and employee stock purchases	2,241	4,129	3,639
Purchase of non-controlling interest	(11,000)	—	(5,174)
Payments of debt and equity issuance costs	—	(6,391)	(9,573)

Net cash provided by/(used in) financing activities	20,933	23,159	(182,761)
Effect of exchange rate changes on cash	(8,324)	(5,526)	(9,215)

Net (decrease)/increase in cash and cash equivalents	(67,930)	(10,840)	21,077
Cash and cash equivalents, beginning of year	109,753	120,593	99,516

Cash and cash equivalents, end of year	$41,823	$109,753	$120,593

Supplementary cash flow information:
Cash paid during the year for:
Interest	$54,788	$47,055	$54,023

Income taxes	$25,733	$20,356	$15,916

Non-cash investing and financing activities:
Capital expenditures accrued at year-end	$6,026	$3,246	$6,681

Common stock issued in debt-for-equity exchange	$—	$—	$132,250

See notes to consolidated financial statements.

QUIKSILVER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended October 31, 2012, 2011 and 2010

Note 1—Significant Accounting Policies

Company Business

Quiksilver, Inc. and its subsidiaries (the “Company”) design, develop and distribute branded apparel, footwear, accessories and related products. The Company’s apparel and footwear brands represent a casual lifestyle for young-minded people that connect with its boardriding culture and heritage. The Company’s Quiksilver, Roxy, DC, Lib Tech and Hawk brands are synonymous with the heritage and culture of surfing, skateboarding and snowboarding. The Company makes snowboarding equipment under its DC, Roxy, Lib Technologies and Gnu labels. The Company’s products are sold in over 90 countries in a wide range of distribution channels, including surf shops, skate shops, snow shops, its proprietary concept stores, other specialty stores and select department stores. Distribution is primarily in the United States, Europe and Australia.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Quiksilver, Inc. and subsidiaries, including QS Wholesale, Inc. and subsidiaries (“Quiksilver Americas”), Pilot, SAS and subsidiaries (“Quiksilver EMEA”) and Quiksilver Australia Pty Ltd. and subsidiaries (“Quiksilver APAC”). Intercompany accounts and transactions have been eliminated in consolidation.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. References to any particular fiscal year refer to the year ended October 31 of that year (for example, “fiscal 2012” refers to the year ended October 31, 2012).

Cash Equivalents

Certificates of deposit and highly liquid short-term investments purchased with original maturities of three months or less are considered cash equivalents. Carrying values approximate fair value.

Inventories

Inventories are valued at the lower of cost (first-in, first-out and moving average, depending on entity) or market. Management regularly reviews the inventory quantities on hand and adjusts inventory values for excess and obsolete inventory based primarily on estimated forecasts of product demand and market value.

Fixed Assets

Furniture and other equipment, computer equipment, manufacturing equipment and buildings are recorded at cost and depreciated on a straight-line basis over their estimated useful lives, which generally range from two to twenty years. Leasehold improvements are recorded at cost and amortized over their estimated useful lives or related lease term, whichever is shorter. Land use rights for certain leased retail locations are amortized to estimated residual value.

Long-Lived Assets

The Company accounts for the impairment and disposition of long-lived assets in accordance with Accounting Standards Codification (“ASC”) 360, “Property, Plant, and Equipment.” In accordance with ASC 360, management assesses potential impairments of its long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when the carrying value exceeds the undiscounted future cash flows estimated to result from the use and eventual disposition of the asset. The Company recorded approximately $7 million in fixed asset impairments related to its retail stores during fiscal 2012 and $12 million in each of fiscal 2011 and 2010, respectively, to write-down the carrying value to their estimated fair values. Fair value is determined using a discounted cash flow model which requires “Level 3” inputs, as defined in ASC 820, “Fair Value Measurements and Disclosures.” On an individual retail store basis, these inputs typically include annual revenue growth assumptions ranging from (15)% to 20% per year depending upon the location, life cycle and current economics of a specific store, as well as modest gross margin and expense improvement assumptions. The impairment charges reduced the carrying amounts of the respective long-lived assets as follows:

	Year Ended October 31,
In thousands	2012	2011	2010
Carrying value of long-lived assets	$7,933	$13,592	$14,865
Less: Impairment charges	(7,234)	(12,228)	(11,657)

Fair value of long-lived assets	$699	$1,364	$3,208

Goodwill and Intangible Assets

The Company accounts for goodwill and intangible assets in accordance with ASC 350, “Intangibles—Goodwill and Other.” Under ASC 350, goodwill and intangible assets with indefinite lives are not amortized but are tested for impairment annually and also in the event of an impairment indicator. The annual impairment test is a fair value test as prescribed by ASC 350 which includes assumptions such as projected annual revenue growth ranging from 0% to 8% per year, annual gross margin improvements ranging from 0 to 230 basis points per year, and SG&A expense improvements ranging from 0 to 310 basis points per year as a percentage of net revenues, and discount rates. No goodwill impairments were recorded in fiscal 2012. However, due to the natural disasters that occurred in the Company’s APAC reporting unit during the first half of fiscal 2011 and their resulting impact on the Company’s business, the Company recorded a goodwill impairment charge of approximately $74 million in fiscal 2011.

As of October 31, 2012, the fair value of the Americas reporting unit substantially exceeded its carrying value. The fair values of the EMEA and APAC reporting units exceeded their carrying values by 6% and 5%, respectively. Goodwill amounted to $191 million for EMEA and $6 million for APAC as of October 31, 2012. Based on the uncertainty of future revenue growth rates, gross profit and expense performance, and other assumptions used to estimate goodwill recoverability in the Company’s reporting units, future reductions in the Company’s expected cash flows for a reporting unit as a result of any variation between projected and actual results could cause a material impairment of goodwill.

Revenue Recognition

Revenues are recognized upon the transfer of title and risk of ownership to customers. Allowances for estimated returns and doubtful accounts are provided when revenues are recorded. Returns and allowances are reported as reductions in revenues, whereas allowances for bad debts are reported as a component of selling, general and administrative expense. Royalty income is recorded as earned. The Company performs ongoing credit evaluations of its customers and generally does not require collateral.

Revenues in the Consolidated Statements of Operations include the following:

	Year Ended October 31,
In thousands	2012	2011	2010
Product sales, net	$1,993,668	$1,926,941	$1,825,807
Royalty income	19,571	26,120	11,813

	$2,013,239	$1,953,061	$1,837,620

Promotion and Advertising

The Company’s promotion and advertising efforts include athlete sponsorships, world-class boardriding contests, websites, magazine advertisements, retail signage, television programs, co-branded products, surf camps, social media and other events. For fiscal 2012, 2011 and 2010, these expenses totaled $111 million, $124 million and $107 million, respectively. Advertising costs are expensed when incurred.

Income Taxes

The Company accounts for income taxes using the asset and liability approach as promulgated by the authoritative guidance included in ASC 740, “Income Taxes.” Deferred income tax assets and liabilities are established for temporary differences between the financial reporting bases and the tax bases of the Company’s assets and liabilities at tax rates expected to be in effect when such assets or liabilities are realized or settled. Deferred income tax assets are reduced by a valuation allowance if, in the judgment of the Company’s management, it is more likely than not that such assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in the financial statements. This guidance provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits of the tax position. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of its provision for income taxes. The application of this guidance can create significant variability in the effective tax rate from period to period based upon changes in or adjustments to the Company’s uncertain tax positions.

Stock-Based Compensation Expense

The Company recognizes compensation expense for all stock-based payments net of an estimated forfeiture rate and only recognizes compensation cost for those shares expected to vest using the graded vested method over the requisite service period of the award. For option valuations, the Company determines the fair value at the grant date using the Black-Scholes option-pricing model which requires the input of certain assumptions, including the expected life of the stock-based payment awards, stock price volatility and interest rates. For performance based equity awards with stock price contingencies, the Company determines the fair value using a Monte-Carlo simulation, which creates a normal distribution of future stock prices, which is then used to value the awards based on their individual terms.

Net Loss per Share

The Company reports basic and diluted earnings per share (“EPS”). Basic EPS is based on the weighted average number of shares outstanding during the period, while diluted EPS additionally includes the dilutive effect of the Company’s outstanding stock options, warrants and shares of restricted stock computed using the treasury stock method.

The table below sets forth the reconciliation of the denominator of each net loss per share calculation:

	Fiscal year ended October 31,
In thousands	2012	2011	2010
Shares used in computing basic net loss per share	164,245	162,430	135,334
Dilutive effect of stock options and restricted stock(1)	—	—	—
Dilutive effect of stock warrants(1)	—	—	—

Shares used in computing diluted net income per share	164,245	162,430	135,334

(1)

For fiscal 2012, 2011 and 2010, the shares used in computing diluted net loss per share do not include 3,103,000,4,887,000, and 4,099,000 dilutive stock options and shares of restricted stock, respectively, nor

11,559,000, 14,732,000, and 12,521,000 dilutive warrant shares respectively, as the effect is anti-dilutive given the Company’s loss. For fiscal 2012, 2011 and 2010, additional stock options outstanding of 10,559,000, 10,862,000, and 11,474,000, respectively, and additional warrant shares outstanding of 14,095,000, 10,922,000, and 13,133,000, respectively, were excluded from the calculation of diluted EPS, as their effect would have been anti-dilutive based on the application of the treasury stock method.

Foreign Currency and Derivatives

The Company’s reporting currency is the U.S. dollar, while Quiksilver EMEA’s functional currency is primarily the euro, and Quiksilver APAC’s functional currencies are primarily the Australian dollar and the Japanese yen. Assets and liabilities of the Company denominated in foreign currencies are translated at the rate of exchange on the balance sheet date. Revenues and expenses are translated using the average exchange rate for the period.

Derivative financial instruments are recognized as either assets or liabilities on the balance sheet and are measured at fair value. The accounting for changes in the fair value of a derivative depends on the use and type of the derivative. The Company’s derivative financial instruments principally consist of foreign currency exchange rate contracts, which the Company uses to manage its exposure to the risk of changes in foreign currency exchange rates. The Company’s objectives are to reduce the volatility of earnings and cash flows associated with changes in foreign currency exchange rates. The Company does not enter into derivative financial instruments for speculative or trading purposes.

Comprehensive Income or Loss

Comprehensive income or loss includes all changes in stockholders’ equity except those resulting from investments by, and distributions to, stockholders. Accordingly, the Company’s Consolidated Statements of Comprehensive Income/(Loss) include its net loss, the foreign currency adjustments that arise from the translation of the financial statements of Quiksilver EMEA, Quiksilver APAC and the foreign entities within the Americas segment into U.S. dollars, and fair value gains and losses on certain derivative instruments.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying value of the Company’s trade accounts receivable and accounts payable approximates fair value due to their short-term nature. For fair value disclosures related to the Company’s cash and debt, see the section above entitled, “Cash Equivalents” and note 7, respectively.

New Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-05, “Presentation of Comprehensive Income.” ASU 2011-05 requires the components of net income and other comprehensive income to be either presented in one continuous statement, referred to as the statement of comprehensive income, or in two separate, but consecutive statements. An entity is also required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. While the new guidance changes the presentation of comprehensive income, there are no changes to the components that are recognized in net income or other comprehensive income under current accounting guidance. This new guidance is effective for the Company beginning November 1, 2012 and requires retrospective application. As this guidance only amends the presentation of the components of comprehensive income, the adoption will not have an impact on the Company’s consolidated financial position or results of operations.

In September 2011, the FASB issued ASU 2011-08, “Testing Goodwill for Impairment.” ASU 2011-08 allows entities testing goodwill for impairment the option of performing a qualitative assessment to determine the likelihood of goodwill impairment and whether it is necessary to perform the two-step impairment test currently required. The updated guidance is effective for the Company on November 1, 2012, however early adoption is permitted. Based on the Company’s evaluation of this ASU, the adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position or results of operations.

Note 2—Business Acquisitions

The Company paid cash of approximately $9 million during fiscal 2012 to expand its e-commerce business and $6 million during fiscal 2011 related to business acquisitions that are not considered material to consolidated results of operations.

Note 3—Allowance for Doubtful Accounts

The allowance for doubtful accounts, which includes bad debts as well as sales returns and allowances, consisted of the following as of the dates indicated:

	Year Ended October 31,
In thousands	2012	2011	2010
Balance, beginning of year	$48,670	$48,043	$47,211
Provision for doubtful accounts	4,594	8,732	15,307
Deductions	(8,117)	(8,105)	(14,475)

Balance, end of year	$45,147	$48,670	$48,043

The provision for doubtful accounts represents charges to selling, general and administrative expense for estimated bad debts, whereas the provision for sales returns and allowances is reported as a reduction of revenues.

Note 4—Inventories, net

Inventories consisted of the following as of the dates indicated:

	October 31,
In thousands	2012	2011
Raw materials	$6,736	$9,130
Work in process	1,969	2,647
Finished goods	336,041	335,980

	$344,746	$347,757

Note 5—Fixed Assets, net

Fixed assets consisted of the following as of the dates indicated:

	October 31,
In thousands	2012	2011
Furniture & other equipment(1)	$158,406	$160,559
Leasehold improvements, gross(1)	137,370	167,149
Computer software & equipment(1)	109,138	107,238
Land use rights	34,953	40,213
Land and buildings(1)	9,459	2,492
Construction in progress(1)	22,428	15,723

	471,754	493,374
Accumulated depreciation and amortization	(233,441)	(255,267)

	$238,313	$238,107

(1)	Certain prior year amounts have been reclassified to “Construction in progress” in order to be consistent with the current year presentation.

During fiscal 2012, 2011 and 2010, the Company recorded approximately $7 million, $12 million and $12 million, respectively, in fixed asset impairments, primarily related to underperforming retail stores. These stores were not generating positive cash flows and are not expected to become profitable in the future. As a result, the Company is working to close these stores as soon as practicable. Any charges associated with future rent commitments, net of expected sublease income, will be charged to future earnings upon store closure.

Note 6—Intangible Assets and Goodwill

A summary of intangible assets as of the dates indicated is as follows:

	October 31,
	2012			2011
In thousands	Gross Amount	Amorti- zation	Net Book Value	Gross Amount	Amorti- zation	Net Book Value
Non-amortizable trademarks	$124,053	$—	$124,053	$123,151	$—	$123,151
Amortizable trademarks	23,543	(10,866)	12,677	20,174	(9,782)	10,392
Amortizable licenses	13,919	(13,803)	116	14,380	(12,822)	1,558
Other amortizable intangibles	8,083	(5,480)	2,603	9,029	(5,987)	3,042

	$169,598	$(30,149)	$139,449	$166,734	$(28,591)	$138,143

The change in non-amortizable trademarks is due primarily to foreign currency exchange fluctuations. Other amortizable intangibles primarily include non-compete agreements, patents and customer relationships. These amortizable intangibles are amortized on a straight-line basis over their estimated useful lives. Certain trademarks and licenses will continue to be amortized using estimated useful lives of 10 to 25 years with no residual values. Intangible amortization expense was approximately $3 million for each of fiscal 2012, 2011, and 2010. Based on the Company’s amortizable intangible assets as of October 31, 2012, annual amortization expense is estimated to be approximately $2 million in fiscal 2013 through fiscal 2017.

Due to the natural disasters that occurred in the Asia/Pacific region and their resulting impact on the Company’s business, the Company remeasured the value of its intangible assets in its APAC segment in fiscal 2011 in accordance with ASC 350. As a result, the Company noted that the carrying value of these assets was in excess of their estimated fair value, and therefore, the Company recorded related goodwill impairment charges of approximately $74 million during fiscal 2011. The fair value of assets was estimated using a combination of a discounted cash flow approach and market approach. The value implied by the test was affected by (1) a reduction in near-term future cash flows expected for the APAC segment, (2) the discount rates which were applied to future cash flows, and (3) current market estimates of value. The projected future cash flows, discount rates applied and current estimates of market value have all been impacted by the aforementioned natural disasters that occurred throughout the Asia/Pacific region, contributing to the estimated decline in value. Goodwill in the APAC segment arose primarily from the acquisition of the Company’s Australian and Japanese distributors and certain Australian retail store locations several years ago.

Goodwill recorded by the Company arose primarily from the acquisitions of Quiksilver EMEA, Quiksilver APAC and DC Shoes, Inc. (see note 14 for information on goodwill by segment). Goodwill increased approximately $5 million during fiscal 2012, primarily due to a small business acquisition by Quiksilver EMEA partially offset by the effect of changes in foreign currency exchange rates. For fiscal 2011, goodwill decreased approximately $64 million, primarily due to the APAC goodwill impairment charge of $74 million partially offset by increases from acquisitions and foreign currency exchange rates.

Note 7—Lines of Credit and Long-term Debt

A summary of lines of credit and long-term debt as of the dates indicated is as follows:

	October 31,
In thousands	2012	2011
APAC Credit Facility	$18,147	$18,335
Americas Credit Facility	46,700	21,042
Americas Term Loan	15,500	18,500
EMEA lines of credit	7,742	2,306
Senior Notes	400,000	400,000
European Senior Notes	258,732	282,925
Capital lease obligations and other borrowings	11,148	4,578

	$757,969	$747,686

At October 31, 2012, the Company’s credit facilities allowed for total maximum cash borrowings and letters of credit of $360 million. The total maximum borrowings and actual availability fluctuate with the amount of assets comprising the borrowing base under certain of the credit facilities. At October 31, 2012, the Company had a total of $73 million of direct borrowings and $86 million in letters of credit outstanding. The amount of availability for borrowings remaining as of October 31, 2012 was $154 million, $71 million of which could also be used for letters of credit in the United States. In addition to the $154 million of availability for borrowings, the Company also had $47 million in additional capacity for letters of credit in EMEA and APAC as of October 31, 2012. A description of each of the Company’s credit arrangements in the table above follows:

APAC Credit Facility:

In September 2011, the Company entered into a new $21 million ($20 million Australian dollars) credit facility specifically for APAC operations. The maturity date of this credit facility is October 31, 2013. Combined with certain remaining uncommitted borrowings, APAC has $31 million of aggregate borrowing capacity. At October 31, 2012, there were $18 million of direct borrowings (at an average interest rate of 5.3%) and $8 million in letters of credit outstanding. This facility contains customary default provisions and restrictive covenants for facilities of its type. As of October 31, 2012, the Company was in compliance with such covenants.

Americas Credit Facility:

In July 2009, the Company entered into a $200 million asset-based credit facility for its Americas’ operations. On August 27, 2010, the Company entered into an amendment to this credit facility (as amended, the

“Americas Credit Facility”). The Americas Credit Facility is a $150 million facility (with the option to expand the facility to $250 million on certain conditions) and the amendment, among other things, extended the maturity date of the Americas Credit Facility to August 27, 2014. The Americas Credit Facility includes a $103 million sublimit for letters of credit and bears interest at a rate of LIBOR plus a margin of 2.5% to 3.0% (currently at 4.4%), depending upon usage. At October 31, 2012, there were $47 million of direct borrowings and $31 million in letters of credit outstanding under the Americas Credit Facility.

The Americas Credit Facility is guaranteed by Quiksilver, Inc. and certain of its domestic and Canadian subsidiaries. The Americas Credit Facility is secured by a first priority interest in the Company’s U.S. and Canadian accounts receivable, inventory, certain intangibles, a second priority interest in substantially all other personal property and a second priority pledge of shares of certain of its domestic subsidiaries. The borrowing base is limited to certain percentages of eligible accounts receivable and inventory from participating subsidiaries. The Americas Credit Facility contains customary default provisions, including cross default provisions against the Americas Term Loan and other material indebtedness, and restrictive covenants for facilities of its type. As of October 31, 2012, the Company was in compliance with such covenants in the Americas Credit Facility and had obtained a waiver for one covenant in the Americas Term Loan where we were not in compliance.

Americas term loan:

In October 2010, the Company entered into a $20 million term loan for its Americas’ operations. The maturity date of this term loan is August 27, 2014. The term loan has minimum principal repayments of $1.5 million due on June 30 and December 31 of each year, until the principal balance is reduced to $14 million. The term loan bears interest at LIBOR plus 5.0% (currently 5.3%). The term loan is guaranteed by Quiksilver, Inc. and secured by a first priority interest in substantially all assets, excluding accounts receivable and inventory, of certain of its domestic subsidiaries and a second priority interest in the accounts receivable and inventory of certain of its domestic subsidiaries, in which the lenders under the Americas Credit Facility have a first-priority security interest. The term loan contains customary default provisions and restrictive covenants for loans of its type. As of October 31, 2012, the Company was in compliance with certain of these covenants and obtained the appropriate waiver for one covenant where we were not in compliance. The balance outstanding on the Americas term loan at October 31, 2012 was $15.5 million.

EMEA lines of credit:

The Company has various lines of credit from several banks in Europe that provide up to $89 million of available capacity for borrowings and an additional $89 million of available capacity for letters of credit. At October 31, 2012, there were $8 million of direct borrowings (at an average borrowing rate of 1%) and $47 million in letters of credit outstanding under these lines of credit.

Senior Notes:

In July 2005, the Company issued the Senior Notes, which bear a coupon interest rate of 6.875%, were issued at par value, and are due April 15, 2015. The Senior Notes are guaranteed on a senior unsecured basis by each of the Company’s domestic subsidiaries that guarantee any of its indebtedness or its subsidiaries’ indebtedness, or are obligors under the Americas Credit Facility (the “Guarantors”). The Company may redeem some or all of the Senior Notes at fixed redemption prices as set forth in the indenture related to such Senior Notes.

The Senior Notes indenture includes covenants that limit the Company’s ability to, among other things: incur additional debt; pay dividends on its capital stock or repurchase its capital stock; make certain investments; enter into certain types of transactions with affiliates; cause its restricted subsidiaries to pay dividends or make other payments to the Company; use assets as security in other transactions; and sell certain assets or merge with or into other companies. If the Company experiences a change of control (as defined in the indenture), it will be required to offer to purchase the Senior Notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest. As of October 31, 2012, the Company was in compliance with these covenants. In addition, the Company has approximately $3 million in unamortized debt issuance costs related to the Senior Notes included in other assets as of October 31, 2012.

European Senior Notes:

In December 2010, the Company issued the European Senior Notes, which bear a coupon interest rate of 8.875% and are due December 15, 2017. The European Senior Notes were issued at par value in a private offering that was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The European Senior Notes were offered within the United States only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and outside the United States only to non-U.S. investors in accordance with Regulation S under the Securities Act. The European Senior Notes will not be registered under the Securities Act or the securities laws of any other jurisdiction.

The European Senior Notes are general senior obligations and are fully and unconditionally guaranteed on a senior unsecured basis by Quiksilver, Inc. and certain of its current and future U.S. and non-U.S. subsidiaries, subject to certain exceptions. The Company may redeem some or all of the European Senior Notes at fixed redemption prices as set forth in the indenture related to such European Senior Notes. The European Senior Notes indenture includes covenants that limit the Company’s ability to, among other things: incur additional debt; pay dividends on its capital stock or repurchase its capital stock; make certain investments; enter into certain types of transactions with affiliates; cause its restricted subsidiaries to pay dividends or make other payments to Quiksilver, Inc.; use assets as security in other transactions; and sell certain assets or merge with or into other companies. As of October 31, 2012, the Company was in compliance with these covenants.

The Company used the proceeds from the European Senior Notes to repay its then existing European term loans and to pay related fees and expenses. As a result, the Company recognized non-cash, non-operating charges during the fiscal year ended October 31, 2011 of approximately $14 million, included in interest expense, to write-off the deferred debt issuance costs related to such term loans. The Company capitalized approximately $6 million of debt issuance costs associated with the issuance of the European Senior Notes, which are being amortized into interest expense over the seven-year term of the European Senior Notes.

In July 2009, the Company entered into the $153 million five-year senior secured term loans with Rhône Capital LLC (“Rhône”). In connection with these term loans, the Company issued warrants to purchase approximately 25.7 million shares of its common stock, representing 19.99% of the outstanding equity of the Company at the time, with an exercise price of $1.86 per share. In June 2010, the Company entered into a debt-for-equity exchange agreement with Rhône. Pursuant to such agreement, a combined total of $140 million of principal balance outstanding under the Rhône senior secured term loans was exchanged for 31.1 million shares of the Company’s common stock, which represents an exchange price of $4.50 per share. The exchange closed in August 2010, which reduced the outstanding balance under the Rhône senior secured term loans to approximately $24 million. Upon closing of the $20 million term loan in its Americas segment, the Company used the proceeds from such term loan, together with cash on hand, to repay the remaining amounts outstanding under the Rhône senior secured term loans. As a result of the debt-for-equity exchange and the subsequent repayment of the remaining amounts outstanding under the Rhône senior secured term loans, the Company recognized approximately $33 million in interest expense during fiscal 2010 to write-off the deferred debt issuance costs capitalized in connection with the issuance of the Rhône senior secured term loans, as well as the debt discount recorded upon the issuance of the warrants associated with such senior secured term loans.

The Company also had approximately $11 million in capital leases and other borrowings as of October 31, 2012.

Principal payments on all long-term debt obligations, including capital leases, are due by fiscal year according to the table below.

In thousands
2013	$36,794
2014	60,934
2015	400,510
2016	999
2017	—
Thereafter	258,732

$757,969

The estimated fair values of the Company’s lines of credit and long-term debt are as follows:

	October 31, 2012
In thousands	Carrying Amount	Fair Value
Lines of credit	$18,147	$18,147
Long-term debt	739,822	737,525

	$757,969	$755,672

The fair value of the Company’s long-term debt is calculated based on the market price of the Company’s publicly traded Senior Notes, the trading price of the Company’s European Senior Notes and the carrying values of the Company’s other debt obligations.

Note 8—Accrued Liabilities

Accrued liabilities consisted of the following as of the dates indicated:

	October 31,
In thousands	2012	2011
Accrued employee compensation and benefits	$57,251	$56,236
Accrued sales and payroll taxes	11,988	14,187
Accrued interest	10,264	10,782
Derivative liability	3,860	12,297
Other liabilities	31,528	39,442

	$114,891	$132,944

Note 9—Commitments and Contingencies

Operating Leases

The Company leases certain land and buildings under long-term operating lease agreements. The following is a schedule of future minimum lease payments by fiscal year required under such leases as of October 31, 2012:

In thousands
2013	$101,720
2014	87,632
2015	71,949
2016	58,536
2017	40,684
Thereafter	99,152

$459,673

Total rent expense was approximately $135 million in fiscal 2012 and $127 million in each of fiscal 2011 and 2010.

Professional Athlete Sponsorships

The Company establishes relationships with professional athletes in order to promote its products and brands. The Company has entered into endorsement agreements with professional athletes in sports such as surfing, skateboarding, snowboarding, BMX and motocross. Many of these contracts provide incentives for magazine exposure and competitive victories while wearing or using the Company’s products. Such expenses are an ordinary part of the Company’s operations and are expensed as incurred. The following is a schedule of future estimated minimum payments required under such endorsement agreements as of October 31, 2012:

In thousands
2013	$29,184
2014	20,610
2015	13,409
2016	8,985
2017	5,679
Thereafter	137

$78,004

Litigation

As part of its global operations, the Company may be involved in legal claims involving trademarks, intellectual property, licensing, employment matters, compliance, contracts and other matters incidental to its business. The Company believes the resolution of any such matter currently threatened or pending will not have a material adverse effect on its financial condition, results of operations or liquidity.

Indemnities and Guarantees

During its normal course of business, the Company has made certain indemnities, commitments and guarantees under which it may be required to make payments in relation to certain transactions. These include (i) intellectual property indemnities to the Company’s customers and licensees in connection with the use, sale and/or license of Company products, (ii) indemnities to various lessors in connection with facility leases for certain claims arising from such facilities or leases, (iii) indemnities to vendors and service providers pertaining to claims based on the negligence or willful misconduct of the Company, and (iv) indemnities involving the accuracy of representations and warranties in certain contracts. The duration of these indemnities, commitments and guarantees varies and, in certain cases, may be indefinite. The majority of these indemnities, commitments and guarantees do not provide for any limitation of the maximum potential for future payments the Company could be obligated to make. The Company has not recorded any liability for these indemnities, commitments and guarantees in the accompanying consolidated balance sheets.

Note 10—Stockholders’ Equity

In March 2000, the Company’s stockholders approved the Company’s 2000 Stock Incentive Plan (the “2000 Plan”), which generally replaced the Company’s previous stock option plans. Under the 2000 Plan as amended, 43,744,836 shares are reserved for issuance over its term, consisting of 12,944,836 shares authorized under predecessor plans plus an additional 30,800,000 shares. The plan was amended in March 2007 to allow for the issuance of restricted stock and restricted stock units. The maximum number of shares that may be reserved for issuance of restricted stock or restricted stock unit awards is 11,100,000. Nonqualified and incentive options may be granted to officers and employees selected by the plan’s administrative committee at an exercise price not less than the fair market value of the underlying shares on the date of grant. Options vest over a period of time, generally three years, as designated by the committee and are subject to such other terms and conditions as the committee determines. The Company issues new shares for stock option exercises and restricted stock grants.

For non-performance based options, the Company uses the Black-Scholes option-pricing model to value stock-based compensation expense. Forfeitures are estimated at the date of grant based on historical rates and reduce the compensation expense recognized. The expected term of options granted is derived from historical data on employee exercises. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. Expected volatility is based on the historical volatility of the Company’s stock. The fair value of each option grant was estimated as of the grant date using the Black-Scholes option-pricing model for the years ended October 31, 2012, 2011, and 2010, assuming risk-free interest rates of 1.1%, 1.9%, and 2.7%, respectively; volatility of 76.5%, 82.4%, and 73.6%, respectively; zero dividend yield; and expected lives of 7.1 years, 5.3 years, and 6.4 years, respectively. The weighted average fair value of options granted was $2.58, $3.39, and $1.04 for the years ended October 31, 2012, 2011, and 2010, respectively. The Company records stock-based compensation expense using the graded vested method over the vesting period, which is generally three years. As of October 31, 2012, the Company had approximately $2 million of unrecognized compensation expense, for non-performance based options, expected to be recognized over a weighted average period of approximately 1.5 years. Compensation expense was included as selling, general and administrative expense for fiscal 2012, 2011, and 2010.

Changes in shares under option, excluding performance based options, are summarized as follows:

	Year Ended October 31,
	2012		2011		2010
In thousands	Shares	Weighted Average Price	Shares	Weighted Average Price	Shares	Weighted Average Price
Outstanding, beg. of year	13,399,381	$4.40	12,731,430	$4.48	15,909,101	$7.32
Granted	375,000	3.66	2,315,000	5.01	4,403,407	3.83
Exercised	(506,329)	2.23	(757,538)	3.92	(713,062)	3.84
Canceled/Forfeited	(942,553)	4.08	(889,511)	7.63	(6,868,016)	10.69

Outstanding, end of year	12,325,499	4.49	13,399,381	4.40	12,731,430	4.48

Exercisable, end of year	7,903,327	4.94	6,042,873	5.64	4,892,680	6.70

The aggregate intrinsic value of options exercised, outstanding and exercisable as of October 31, 2012 is $1 million, $6 million and $4 million, respectively. The weighted average life of options outstanding and exercisable as of October 31, 2012 is 5.2 years and 4.2 years, respectively.

Outstanding stock options, excluding performance based options, at October 31, 2012 consist of the following:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares	Weighted Average Remaining Life	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
		(Years)
$1.04 - $2.34	3,490,755	6.1	$1.97	2,424,005	$1.99
$2.35 - $4.60	2,706,750	7.2	3.07	1,392,489	3.24
$4.61 - $6.64	3,684,156	5.6	5.10	1,642,995	5.11
$6.65 - $8.70	1,074,338	0.3	6.83	1,074,338	6.83
$8.71 - $10.75	962,000	2.0	8.87	962,000	8.87
$10.76 - $16.36	407,500	1.9	13.43	407,500	13.43

	12,325,499	5.2	4.49	7,903,327	4.94

Changes in non-vested shares under option, excluding performance based options, for the year ended October 31, 2012 are as follows:

	Shares	Wtd. Avg. Grant Date Fair Value
Non-vested, beginning of year	7,356,508	$1.81
Granted	375,000	2.58
Vested	(3,176,993)	1.72
Canceled	(132,343)	2.41

Non-vested, end of year	4,422,172	1.92

Of the 4.4 million non-vested shares under option as of October 31, 2012, approximately 4.3 million are expected to vest over their respective lives.

As of October 31, 2012, there were 2,359,606 shares of common stock that were available for future grant. Of these shares, 2,141,295 were available for issuance of restricted stock.

In April 2010, the Company commenced a tender offer for employees and consultants of the Company, other than the Company’s executive officers and members of its board of directors, to exchange some or all of their outstanding eligible stock options to purchase shares of the Company’s common stock for new stock options with a lower exercise price. Eligible stock options were those with an exercise price greater than $7.71 per share and granted prior to October 19, 2008. The terms of the offer were such that an eligible optionee would receive one new stock option for every one and one-half surrendered stock options with an exercise price of $7.72 to $10.64 per share and one new stock option for every two surrendered stock options with an exercise price of $10.65 per share and above. These exchange ratios were designed so that the stock compensation expense associated with the new options to be granted, calculated using the Black-Scholes option-pricing model, was equal to the unrecognized compensation expense on the options to be surrendered. Pursuant to the tender offer, 3,754,352 eligible stock options were surrendered. On May 18, 2010, the Company granted an aggregate of 2,058,007 new stock options in exchange for the eligible stock options surrendered, at an exercise price of $5.08 per share, which was the closing price of the Company’s common stock on that date. The remaining 1,696,345 canceled shares are not eligible for re-grant.

In June 2011, the Company granted performance based options and performance based restricted stock units to certain key employees and executives. In addition to a required service period, the vesting of the options is contingent upon a combination of the Company’s achievement of specified annual performance targets and specified common stock price thresholds, while the vesting of the restricted stock units is contingent upon a required service period as well as the Company’s achievement of a specified common stock price threshold. The Company believes that the granting of these awards serves to further align the interests of its employees and executives with those of its stockholders. Based on the vesting contingencies in the awards, the Company used a Monte-Carlo simulation in order to determine the grant date fair values of the awards. The assumptions used in the Monte-Carlo simulation for the options and restricted stock units included a risk-free interest rate of 3.0% and 1.7%, respectively, volatility of 67.3% and 82.0%, respectively, and zero dividend yield. The exercise price of the performance based options is $4.65. Additionally, the options were assumed to be voluntarily exercised, or canceled if underwater, at the midpoint of vesting and the contractual term. The weighted average fair value of the options was $3.21 and the weighted average fair value of the restricted stock units was $3.88.

In 2012, the Company granted additional performance based restricted stock units. The Company used a Monte-Carlo simulation to determine the grant date fair values of the awards. The assumptions used in the Monte-Carlo simulation for the restricted stock units included risk-free interest rates of 0.7% and 0.6%, volatility of 91.4% and 93.1%, and zero dividend yield. The weighted average fair value of all restricted stock units granted during 2012 was $2.27.

Activity related to performance based options and performance based restricted stock units for the fiscal year ended October 31, 2012 is as follows:

	Performance Options	Performance Restricted Stock Units
Non-vested, October 31, 2011	936,000	7,520,000
Granted	—	1,100,000
Vested	—	—
Canceled	(80,000)	(690,625)

Non-vested, October 31, 2012	856,000	7,929,375

As of October 31, 2012, the Company had approximately $2 million and $5 million of unrecognized compensation expense, net of estimated forfeitures, related to the performance options and the performance restricted stock units, respectively. This unrecognized compensation expense is expected to be recognized over a weighted average period of approximately 2.9 years and 0.8 years, respectively.

In March 2006, the Company’s stockholders approved the 2006 Restricted Stock Plan and in March 2007, the Company’s stockholders approved an amendment to the 2000 Stock Incentive Plan whereby restricted stock and restricted stock units can be issued from such plan. Stock issued under these plans generally vests from three to five years. In March 2010, the Company’s stockholders approved a grant of 3 million shares of restricted stock to a Company sponsored athlete, Kelly Slater. In accordance with the terms of the related restricted stock agreement, 2,400,000 shares have already vested, with the remaining 600,000 shares to vest in April 2013. In March 2011 and 2010, the Company’s stockholders approved amendments to the 2000 Stock Incentive Plan that increased the maximum number of total shares and the maximum number of restricted shares issuable under the plan by 10,000,000 shares and 300,000 shares, respectively.

Changes in restricted stock are as follows:

	Year Ended October 31,
	2012	2011	2010
Outstanding, beginning of year	1,911,669	2,842,004	1,022,003
Granted	105,000	120,000	3,110,000
Vested	(1,155,002)	(1,050,335)	(1,229,998)
Forfeited	(60,000)	—	(60,001)

Outstanding, end of year	801,667	1,911,669	2,842,004

Compensation expense for restricted stock is determined using the intrinsic value method and forfeitures are estimated at the date of grant based on historical rates and reduce the compensation expense recognized. The Company monitors the probability of meeting the restricted stock performance criteria, if any, and will adjust the amortization period as appropriate. As of October 31, 2012, there had been no acceleration of the amortization period. As of October 31, 2012, the Company had approximately $0.5 million of unrecognized compensation expense expected to be recognized over a weighted average period of approximately one year.

The Company began the Quiksilver Employee Stock Purchase Plan (the “ESPP”) in fiscal 2001, which provides a method for employees of the Company to purchase common stock at a 15% discount from fair market value as of the beginning or end of each purchasing period of six months, whichever is lower. The ESPP covers substantially all full-time domestic and Australian employees who have at least five months of service with the Company. Since the adoption of guidance within ASC 718, “Stock Compensation,” compensation expense has been recognized for shares issued under the ESPP. During fiscal 2012, 2011 and 2010, 461,088, 310,700, and 508,592 shares of stock were issued under the plan with proceeds to the Company of approximately $1 million per year.

During fiscal 2012, 2011 and 2010, the Company recognized total compensation expense related to options, restricted stock, performance based options, performance based restricted stock units and ESPP shares of approximately $23 million, $14 million, and $13 million, respectively.

Note 11—Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income include changes in fair value of derivative instruments qualifying as cash flow hedges and foreign currency translation adjustments. The components of accumulated other comprehensive income, net of tax, are as follows:

	October 31,
In thousands	2012	2011
Foreign currency translation adjustment	$80,656	$124,230
Gain/(loss) on cash flow hedges	5,756	(8,103)

	$86,412	$116,127

Note 12—Income Taxes

A summary of the provision for income taxes from continuing operations is as follows:

	Year Ended October 31,
In thousands	2012	2011	2010
Current:
Federal	$263	$512	$(1,502)
State	408	(132)	1,140
Foreign	14,585	13,248	18,090

	15,256	13,628	17,728
Deferred:
Federal	152	(181)	(2,872)
State	322	(33)	(1,087)
Foreign	(8,173)	(27,729)	9,664

	(7,699)	(27,943)	5,705

Provision (benefit) for income taxes	$7,557	$(14,315)	$23,433

A reconciliation of the effective income tax rate to a computed “expected” statutory federal income tax rate is as follows:

	Year Ended October 31,
	2012	2011	2010
Computed “expected” statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	(18.7)	0.4	(10.0)
Foreign tax rate differential	(72.4)	(16.4)	15.7
Foreign tax exempt income	224.6	18.8	(38.2)
Goodwill impairment	—	(76.5)	—
Stock-based compensation	(152.0)	(5.7)	4.2
Uncertain tax positions	76.4	215.5	(3.1)
Valuation allowance	(513.2)	(118.4)	133.1
Other	74.6	(8.2)	16.1

Effective income tax rate	(345.7)%	44.5%	152.8%

The components of net deferred income taxes are as follows:

	October 31,
In thousands	2012	2011
Deferred income tax assets:
Allowance for doubtful accounts	$7,532	$8,431
Unrealized gains and losses	5,541	12,946
Tax loss carry forwards	342,529	253,611
Accruals and other	79,037	70,515

	434,639	345,503

Deferred income tax liabilities:
Depreciation and amortization	(12,909)	(7,041)
Intangibles	(27,218)	(26,310)

	(40,127)	(33,351)

Deferred income taxes	394,512	312,152
Valuation allowance	(254,491)	(156,065)

Net deferred income taxes	$140,021	$156,087

Income/(Loss) before provision for income taxes from continuing operations includes $32 million, ($4) million and $93 million of income/(loss) from foreign jurisdictions for the fiscal years ended October 31, 2012, 2011 and 2010, respectively. The Company does not provide for the U.S. federal, state or additional foreign income tax effects on certain foreign earnings that management intends to permanently reinvest. As of October 31, 2012, foreign earnings earmarked for permanent reinvestment totaled approximately $151 million. Determination of the amount of any unrecognized deferred income tax liability on this temporary difference is not practicable.

As of October 31, 2012, the Company has federal net operating loss carry forwards of approximately $186 million and state net operating loss carry forwards of approximately $207 million, which will expire on various dates through 2032. The company has recorded a valuation allowance against the entire amount of these tax loss carry forwards. In addition, the Company has foreign tax loss carry forwards of approximately $820 million as of October 31, 2012. Approximately $766 million will be carried forward until fully utilized, with the remaining $54 million expiring on various dates through 2032. The Company has recorded a valuation allowance against $360 million of the foreign tax loss carry forwards. As of October 31, 2012, the Company has capital loss carry forwards of approximately $42 million which will expire in 2014. The Company has recorded a valuation allowance against the entire amount of the capital loss carry forwards.

Each reporting period, the Company evaluates the realizability of all of its deferred tax assets in each tax jurisdiction. Due to sustained taxable losses, the Company maintains a valuation allowance against its net deferred tax assets in the United States and in certain jurisdictions in the APAC and Corporate Operations segments.

The following table summarizes the activity related to the Company’s unrecognized tax benefits (excluding interest and penalties and related tax carry forwards):

	Year ended October 31,
In thousands	2012	2011
Balance, beginning of year	$10,401	$144,923
Gross increases related to current year tax positions	1,166	262
Settlements	—	(134,190)
Lapse in statute of limitation	(598)	(545)
Foreign exchange and other	(182)	(49)

Balance, end of year	$10,787	$10,401

If the Company’s positions are sustained by the relevant taxing authority, approximately $10 million (excluding interest and penalties) of uncertain tax position liabilities as of October 31, 2012 would favorably impact the Company’s effective tax rate in future periods.

During fiscal 2011, the Company released approximately $134 million of uncertain tax positions as a result of the positions becoming effectively settled, primarily due to the completion of the Company’s tax audit in France. The settled positions included positions on losses on asset dispositions, intercompany transactions and withholding taxes.

The Company includes interest and penalties related to unrecognized tax benefits in its provision for income taxes in the accompanying consolidated statements of operations, which is included in current tax expense in the summary of income tax provision table shown above. As of October 31, 2012, the Company had recognized a liability for interest and penalties of $7 million.

During the next 12 months, it is reasonably possible that the Company’s liability for uncertain tax positions may change by a significant amount as a result of the resolution or payment of uncertain tax positions related to intercompany transactions between foreign affiliates and certain foreign withholding tax exposures. Conclusion of these matters could result in settlement for different amounts than the Company has accrued as uncertain tax benefits. If a position that the Company concluded was more likely than not is subsequently reversed, the Company would need to accrue and ultimately pay an additional amount. Conversely, the Company could settle positions with the tax authorities for amounts lower than have been accrued or extinguish a position through payment. The Company believes the outcomes which are reasonably possible within the next 12 months range from a reduction of the liability for unrecognized tax benefits of $8 million to an increase of the liability of $2 million, excluding penalties and interest for its existing tax positions.

The Company is generally subject to examination in the United States and its significant foreign tax jurisdictions, including France, Australia and Canada for fiscal 2008 and thereafter.

Note 13—Employee Plans

The Company maintains the Quiksilver 401(k) Employee Savings Plan and Trust (the “401(k) Plan”). This plan is generally available to all domestic employees with six months of service and is funded by employee contributions and periodic discretionary contributions from the Company, which are approved by the Company’s Board of Directors. The Company made contributions of zero, $1 million, and zero to the 401(k) Plan in fiscal 2012, 2011, and 2010 respectively.

Employees of the Company’s French subsidiary, Na Pali SAS, with three months of service are covered under the French Profit Sharing Plan (the “French Profit Sharing Plan”), which is mandated by law. Compensation is earned under the French Profit Sharing Plan based on statutory computations with an additional discretionary component. Funds are maintained by the Company and become fully vested with the employees after five years, although earlier disbursement is optional if certain personal events occur or upon the termination of employment. Compensation expense of $0.4 million, $3 million, and $3 million was recognized related to the French Profit Sharing Plan for the fiscal years ended October 31, 2012, 2011 and 2010, respectively.

Note 14—Segment and Geographic Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the Company’s management in deciding how to allocate resources and in assessing performance. The Company operates in the outdoor market of the action sports industry in which the Company designs, markets and distributes apparel, footwear, accessories and related products. The Company currently operates in four segments: the Americas, EMEA, APAC and Corporate Operations. The Americas segment includes revenues primarily from the United States, Canada, Brazil and Mexico. The EMEA segment includes revenues primarily from continental Europe, the United Kingdom, and

South Africa. The APAC segment includes revenues primarily from Australia, Japan, New Zealand and Indonesia. Costs that support all segments, including trademark protection, trademark maintenance and licensing functions, are part of Corporate Operations. Corporate Operations also includes sourcing income and gross profit earned from the Company’s licensees. The Company’s largest customer accounted for approximately 3% of the Company’s net revenues for fiscal 2012, 2011 and 2010.

The Company sells a full range of its products within each geographical segment. The percentages of net revenues attributable to each of the Company’s major product categories are as follows:

	Percentage of Net Revenues
	2012	2011	2010
Apparel	63%	61%	64%
Footwear	24	23	21
Accessories and related products	13	16	15

	100%	100%	100%

Information related to the Company’s operating segments is as follows:

	Year Ended October 31,
In thousands	2012	2011	2010
Revenues, net:
Americas	$991,625	$914,406	$843,078
EMEA	710,852	761,100	728,952
APAC	307,141	272,479	260,578
Corporate operations	3,621	5,076	5,012

Consolidated	$2,013,239	$1,953,061	$1,837,620

Gross profit/(loss):
Americas	$429,868	$425,607	$390,249
EMEA	393,944	453,727	436,088
APAC	156,833	144,815	141,197
Corporate operations	(299)	(315)	(286)

Consolidated	$980,346	$1,023,834	$967,248

SG&A expense:
Americas	$362,322	$360,921	$324,683
EMEA	337,535	340,387	340,138
APAC	157,247	147,949	128,207
Corporate operations	59,040	46,692	39,038

Consolidated	$916,144	$895,949	$832,066

Asset impairments:
Americas	$5,267	$3,891	$8,686
EMEA	560	1,331	1,785
APAC	1,407	81,151	1,186
Corporate operations	—	—	—

Consolidated	$7,234	$86,373	$11,657

Operating income/(loss):
Americas	$62,279	$60,795	$56,880
EMEA	55,849	112,009	94,165
APAC	(1,821)	(84,285)	11,804
Corporate operations	(59,339)	(47,007)	(39,324)

Consolidated	$56,968	$41,512	$123,525

Identifiable assets:
Americas	$576,179	$577,643	$535,580
EMEA	718,537	750,378	704,306
APAC	224,149	231,879	298,503
Corporate operations	199,375	204,323	157,732

Consolidated	$1,718,240	$1,764,223	$1,696,121

Goodwill:
Americas	$75,974	$76,048	$75,051
EMEA	190,986	186,334	181,555
APAC	6,207	6,207	75,882

Consolidated	$273,167	$268,589	$332,488

France accounted for 30%, 29%, and 28% of EMEA net revenues to unaffiliated customers for the years ended October 31, 2012, 2011 and 2010, respectively, while Spain accounted for 16%, 18%, and 19%, respectively, and the United Kingdom accounted for 11%, 8%, and 8%, respectively. Identifiable assets in the United States totaled $547 million as of October 31, 2012.

Note 15—Derivative Financial Instruments

The Company is exposed to gains and losses resulting from fluctuations in foreign currency exchange rates relating to certain sales, royalty income, and product purchases of its international subsidiaries that are denominated in currencies other than their functional currencies. The Company is also exposed to foreign currency gains and losses resulting from domestic transactions that are not denominated in U.S. dollars. Furthermore, the Company is exposed to gains and losses resulting from the effect that fluctuations in foreign currency exchange rates have on the reported results in the Company’s consolidated financial statements due to the translation of the operating results and financial position of the Company’s international subsidiaries. As part of its overall strategy to manage the level of exposure to the risk of fluctuations in foreign currency exchange rates, the Company uses various foreign currency exchange contracts and intercompany loans.

The Company accounts for all of its cash flow hedges under ASC 815, “Derivatives and Hedging,” which requires companies to recognize all derivative instruments as either assets or liabilities at fair value in the consolidated balance sheet. In accordance with ASC 815, the Company designates forward contracts as cash flow hedges of forecasted purchases of commodities.

For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income (“OCI”) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings. As of October 31, 2012, the Company was hedging forecasted transactions expected to occur through October 2013. Assuming October 31, 2012 exchange rates remain constant, $6 million of gains, net of tax, related to hedges of these transactions are expected to be reclassified into earnings over the next twelve months.

For the years ended October 31, 2012, 2011, and 2010 the effective portions of gains and losses on derivative instruments in the consolidated statements of operations and the consolidated statements of comprehensive income/(loss) were as follows:

	Year Ended October 31,
In thousands	2012	2011	2010	Location
Gain/(loss) recognized in OCI on derivatives	$17,397	$(18,149)	$15,039	Other comprehensive (loss)/income
Gain/(loss) reclassified from accumulated OCI into income	$929	$(8,513)	$(5,712)	Cost of goods sold
Loss reclassified from accumulated OCI into income	$—	$(1,033)	$—	Interest expense
(Loss)/gain reclassified from accumulated OCI into income	$(1,031)	$137	$(894)	Foreign currency gain
Loss recognized in income on derivatives	$(271)	$—	$(816)	Foreign currency gain

On the date the Company enters into a derivative contract, management designates the derivative as a hedge of the identified exposure. Before entering into various hedge transactions, the Company formally documents all relationships between hedging instruments and hedged items, as well as the risk management objective and strategy. In this documentation, the Company identifies the asset, liability, firm commitment, or forecasted transaction that has been designated as a hedged item and indicates how the hedging instrument is expected to hedge the risks related to the hedged item. The Company formally measures effectiveness of its hedging relationships both at the hedge inception and on an ongoing basis in accordance with its risk management policy.

The Company would discontinue hedge accounting prospectively (i) if management determines that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item, (ii) when the derivative expires or is sold, terminated, or exercised, (iii) if it becomes probable that the forecasted transaction being hedged by the derivative will not occur, (iv) if a hedged firm commitment no longer meets the definition of a firm commitment, or (v) if management determines that designation of the derivative as a hedge instrument is no longer appropriate.

The Company enters into forward exchange and other derivative contracts with major banks and is exposed to exchange rate losses in the event of nonperformance by these banks. The Company anticipates, however, that these banks will be able to fully satisfy their obligations under the contracts. Accordingly, the Company does not require collateral or other security to support the contracts.

As of October 31, 2012, the Company had the following outstanding derivative contracts that were entered into to hedge forecasted purchases and future cash receipts:

In thousands	Commodity	Notional Amount	Maturity	Fair Value
United States dollar	Inventory	$262,798	Nov 2012 – Oct 2013	$7,906
British pounds	Accounts receivable	16,857	Nov 2012 – Oct 2013	(410)

		$279,655		$7,496

ASC 820, “Fair Value Measurements and Disclosures,” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. ASC 820 also establishes a fair value hierarchy which prioritizes the valuation inputs into three broad levels. Based on the underlying inputs, each fair value measurement in its entirety is reported in one of the three levels. These levels are:

•

Level 1—Valuation is based upon quoted prices for identical instruments traded in active markets. Level 1 assets and liabilities include debt and equity securities traded in an active exchange market, as well as U.S. Treasury securities.

•

Level 2—Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•

Level 3—Valuation is determined using model-based techniques with significant assumptions not observable in the market. These unobservable assumptions reflect the Company’s own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include the use of third party pricing services, option pricing models, discounted cash flow models and similar techniques.

The Company’s derivative assets and liabilities include foreign exchange derivatives that are measured at fair value using observable market inputs such as forward rates, interest rates, the Company’s credit risk and the Company’s counterparties’ credit risks. Based on these inputs, the Company’s derivative assets and liabilities are classified within Level 2 of the valuation hierarchy.

The following tables reflect the fair values of assets and liabilities measured and recognized at fair value on a recurring basis on the accompanying consolidated balance sheet:

	Fair Value Measurements Using			Assets (Liabilities) at Fair Value
In thousands	Level 1	Level 2	Level 3
	October 31, 2012:
Derivative assets:
Other receivables	$—	$11,356	$—	$11,356
Derivative liabilities:
Accrued liabilities	—	(3,860)	—	(3,860)

Total fair value	$—	$7,496	$—	$7,496

	October 31, 2011:
Derivative assets:
Other receivables	$—	$1,031	$—	$1,031
Other assets	—	1,610	—	1,610
Derivative liabilities:
Accrued liabilities	—	(12,297)	—	(12,297)
Other long-term liabilities	—	(688)	—	(688)

Total fair value	$—	$(10,344)	$—	$(10,344)

Note 16—Quarterly Financial Data (Unaudited)

A summary of quarterly financial data (unaudited) is as follows:

	Quarter Ended
In thousands, except per share amounts	January 31	April 30	July 31	October 31
Year ended October 31, 2012:
Revenues, net	$449,621	$492,213	$512,439	$558,966
Gross profit	227,950	242,149	253,488	256,759
Net (loss)/income attributable to Quiksilver, Inc.	(22,605)	(5,120)	12,610	4,359
Net (loss)/income per share attributable to Quiksilver, Inc., assuming dilution	(0.14)	(0.03)	0.07	0.02
Trade accounts receivable	321,785	370,974	398,522	433,743
Inventories	412,291	358,915	391,052	344,746
Year ended October 31, 2011:
Revenues, net	$426,450	$478,093	$503,317	$545,201
Gross profit	223,470	262,169	255,118	283,077
Net (loss)/income attributable to Quiksilver, Inc.	(16,268)	(83,325)	10,437	67,898
Net (loss)/income per share attributable to Quiksilver, Inc., assuming dilution	(0.10)	(0.51)	0.06	0.38
Trade accounts receivable	287,458	341,781	385,927	397,089
Inventories	309,561	289,538	364,833	347,757

Note 17—Restructuring Charges

In connection with its cost reduction efforts, the Company formulated the Fiscal 2011 Cost Reduction Plan (the “2011 Plan”). The 2011 Plan covers the global operations of the Company, but is primarily concentrated in the United States. During the fiscal year ended October 31, 2012, the Company recorded approximately $4 million of facility charges, primarily related to lease loss accruals and an additional $10 million in severance charges. The Company continues to evaluate its facilities, as well as its overall cost structure, and may incur future charges.

Activity and liability balances recorded as part of the 2011 Plan are as follows:

In thousands	Workforce	Facility & Other	Total
Balance November 1, 2010	$—	$—	$—
Charged to expense	1,389	6,649	8,038
Cash payments	(313)	(417)	(730)

Balance November 1, 2011	$1,076	$6,232	$7,308
Charged to expense	9,721	3,881	13,602
Cash payments	(5,462)	(3,257)	(8,719)

Balance, October 31, 2012	$5,335	$6,856	$12,191

In fiscal 2009, the Company formulated the Fiscal 2009 Cost Reduction Plan (the “2009 Plan”). The 2009 Plan covered the global operations of the Company, but was primarily concentrated in the United States. During the fiscal year ended October 31, 2011, the Company determined that it would utilize certain facilities in the United States that were previously vacated, and reversed approximately $2 million of previously recognized lease loss accruals. The Company completed the payout of the remaining liabilities accrued under the 2009 Plan and terminated the 2009 Plan as of October 31, 2011.

Activity and liability balances recorded as part of the 2009 Plan are as follows:

In thousands	Workforce	Facility & Other	Total
Balance November 1, 2009	$9,958	$3,951	$13,909
Charged to expense	8,339	1,676	10,015
Cash payments	(13,020)	(2,226)	(15,246)
Adjustments to accrual	(425)	—	(425)
Foreign currency translation	66	—	66

Balance, October 31, 2010	4,918	3,401	8,319
Charged to expense	816	232	1,048
Cash payments	(5,757)	(1,517)	(7,274)
Adjustments to accrual	—	(2,118)	(2,118)
Foreign currency translation	23	2	25

Balance, October 31, 2011	$—	$—	$—

Note 18—Condensed Consolidating Financial Information

In December 2005, the Company completed an exchange offer to exchange its Senior Notes for publicly registered notes with identical terms. Obligations under the Company’s Senior Notes are fully and unconditionally guaranteed by certain of its existing domestic subsidiaries.

The Company is required to present condensed consolidating financial information for Quiksilver, Inc. and its domestic subsidiaries within the notes to the consolidated financial statements in accordance with the criteria established for parent companies in the SEC’s Regulation S-X, Rule 3-10(f). The following condensed consolidating financial information presents the results of operations, financial position and cash flows of Quiksilver Inc., its 100% owned Guarantor subsidiaries, its non-Guarantor subsidiaries and the eliminations necessary to arrive at the information for the Company on a consolidated basis as of October 31, 2012 and 2011 and for each of fiscal 2012, 2011 and 2010. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions. Certain immaterial balances have been reclassified in the prior year financial statements to conform to the current year presentation. As a result of the adoption of ASU 2011-05, the Company has updated the following condensed consolidated statements of operations to include other comprehensive (loss)/income.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Year Ended October 31, 2012

In thousands	Quiksilver, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues, net	$469	$854,754	$1,262,757	$(104,741)	$2,013,239
Cost of goods sold	—	505,420	602,115	(74,642)	1,032,893

Gross profit	469	349,334	660,642	(30,099)	980,346
Selling, general and administrative expense	56,983	311,886	577,868	(30,593)	916,144
Asset impairments	—	5,162	2,072	—	7,234

Operating (loss)/income	(56,514)	32,286	80,702	494	56,968
Interest expense	28,987	5,351	26,485	—	60,823
Foreign currency gain	(173)	(35)	(1,461)	—	(1,669)
Equity in earnings	(74,572)	4,674	—	69,898	—

(Loss)/income before provision for income taxes	(10,756)	22,296	55,678	(69,404)	(2,186)
Provision for income taxes	—	1,144	6,413	—	7,557

Net (loss)/income	(10,756)	21,152	49,265	(69,404)	(9,743)
Less: net income attributable to non-controlling interest	—	—	(1,013)	—	(1,013)

Net (loss)/income attributable to Quiksilver, Inc.	(10,756)	21,152	48,252	(69,404)	(10,756)

Other Comprehensive Loss	(29,715)	—	(29,715)	29,715	(29,715)

Comprehensive (loss)/income attributable to Quiksilver, Inc.	$(40,471)	$21,152	$18,537	$(39,689)	$(40,471)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Year Ended October 31, 2011

In thousands	Quiksilver, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues, net	$464	$736,110	$1,270,320	$(53,833)	$1,953,061
Cost of goods sold	—	399,493	554,593	(24,859)	929,227

Gross profit	464	336,617	715,727	(28,974)	1,023,834
Selling, general and administrative expense	43,045	311,840	566,703	(25,639)	895,949
Asset impairments	—	3,399	82,974	—	86,373

Operating (loss)/income	(42,581)	21,378	66,050	(3,335)	41,512
Interest expense	28,871	3,785	41,152	—	73,808
Foreign currency loss/(gain)	30	(40)	(101)	—	(111)
Equity in earnings	(50,224)	(836)	—	51,060	—

(Loss)/income before provision/(benefit) for income taxes	(21,258)	18,469	24,999	(54,395)	(32,185)
Provision/(benefit) for income taxes	—	165	(14,480)	—	(14,315)

Net (loss)/income	(21,258)	18,304	39,479	(54,395)	(17,870)
Less: net income attributable to non-controlling interest	—	—	(3,388)	—	(3,388)
Net (loss)/income attributable to Quiksilver, Inc.	(21,258)	18,304	36,091	(54,395)	(21,258)
Other comprehensive income	2,445	—	2,445	(2,445)	2,445

Comprehensive (loss)/income attributable to Quiksilver, Inc.	$(18,813)	$18,304	$38,536	$(56,840)	$(18,813)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Year Ended October 31, 2010

In thousands	Quiksilver, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues, net	$376	$683,767	$1,195,536	$(42,059)	$1,837,620
Cost of goods sold	—	373,740	511,777	(15,145)	870,372

Gross profit	376	310,027	683,759	(26,914)	967,248
Selling, general and administrative expense	36,867	283,347	537,153	(25,301)	832,066
Asset impairments	—	7,585	4,072	—	11,657

Operating (loss)/income	(36,491)	19,095	142,534	(1,613)	123,525
Interest expense, net	28,721	55,070	30,318	—	114,109
Foreign currency gain	(285)	(124)	(5,508)	—	(5,917)
Equity in earnings and other (income)/expense	(50,399)	(1,482)	—	51,881	—

(Loss)/income before (benefit)/provision for income taxes	(14,528)	(34,369)	117,724	(53,494)	15,333
(Benefit)/provision for income taxes	(4,844)	522	27,755	—	23,433

(Loss)/income from continuing operations	(9,684)	(34,891)	89,969	(53,494)	(8,100)
Income from discontinued operations	—	1,485	345	—	1,830

Net (loss)/income	(9,684)	(33,406)	90,314	(53,494)	(6,270)
Less: net income attributable to non-controlling interest	—	—	(3,414)	—	(3,414)

Net (loss)/income attributable to Quiksilver, Inc.	(9,684)	(33,406)	86,900	(53,494)	(9,684)
Other comprehensive income	18,286	—	18,286	(18,286)	18,286

Comprehensive income/(loss) attributable to Quiksilver, Inc.	$8,602	$(33,406)	$105,186	$(71,780)	$8,602

CONDENSED CONSOLIDATING BALANCE SHEET

At October 31, 2012

In thousands	Quiksilver, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$324	$135	$41,364	$—	$41,823
Trade accounts receivable, net	—	181,945	251,798	—	433,743
Other receivables	20	6,158	26,640	—	32,818
Inventories	—	107,722	237,465	(441)	344,746
Deferred income taxes	—	5,209	21,159	—	26,368
Prepaid expenses and other current assets	2,277	9,548	14,546	—	26,371

Total current assets	2,621	310,717	592,972	(441)	905,869
Fixed assets, net	18,802	64,496	155,015	—	238,313
Intangible assets, net	3,228	47,746	88,475	—	139,449
Goodwill	—	112,216	160,951	—	273,167
Other assets	2,753	2,677	42,359	—	47,789
Deferred income taxes long-term	—	(23,550)	137,203	—	113,653
Investment in subsidiaries	1,087,924	5,028	—	(1,092,952)	—

Total assets	$1,115,328	$519,330	$1,176,975	$(1,093,393)	$1,718,240

LIABILITIES AND EQUITY
Current liabilities:
Lines of credit	$—	$—	$18,147	$—	$18,147
Accounts payable	6,995	95,355	101,222	—	203,572
Accrued liabilities	6,189	28,343	80,359	—	114,891
Current portion of long-term debt	—	8,594	10,053	—	18,647
Income taxes payable	—	(117)	1,476	—	1,359
Intercompany balances	118,834	(95,809)	(23,025)	—	—

Total current liabilities	132,018	36,366	188,232	—	356,616
Long-term debt, net of current portion	400,000	60,700	260,475	—	721,175
Other long-term liabilities	—	25,241	12,972	—	38,213

Total liabilities	532,018	122,307	461,679	—	1,116,004
Stockholders’/invested equity	583,310	397,023	696,370	(1,093,393)	583,310
Non-controlling interest	—	—	18,926	—	18,926

Total liabilities and equity	$1,115,328	$519,330	$1,176,975	$(1,093,393)	$1,718,240

CONDENSED CONSOLIDATING BALANCE SHEET

At October 31, 2011

In thousands	Quiksilver, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$17	$1,331	$108,405	$—	$109,753
Trade accounts receivable, net	—	150,782	246,307	—	397,089
Other receivables	122	5,918	17,150	—	23,190
Income taxes receivable	—	21,338	(17,073)	—	4,265
Inventories	—	115,456	234,266	(1,965)	347,757
Deferred income taxes	—	(1,182)	33,990	—	32,808
Prepaid expenses and other current assets	2,378	8,525	14,526	—	25,429

Total current assets	2,517	302,168	637,571	(1,965)	940,291
Fixed assets, net	17,602	64,943	155,562	—	238,107
Intangible assets, net	3,007	48,743	86,393	—	138,143
Goodwill	—	112,216	156,373	—	268,589
Other assets	4,457	3,936	47,421	—	55,814
Deferred income taxes long-term	—	(16,682)	139,961	—	123,279
Investment in subsidiaries	1,084,745	8,929	—	(1,093,674)	—

Total assets	$1,112,328	$524,253	$1,223,281	$(1,095,639)	$1,764,223

LIABILITIES AND EQUITY
Current liabilities:
Lines of credit	$—	$—	$18,335	$—	$18,335
Accounts payable	2,510	88,280	112,233	—	203,023
Accrued liabilities	6,673	30,088	96,183	—	132,944
Current portion of long-term debt	—	3,000	1,628	—	4,628
Intercompany balances	93,047	(34,611)	(58,436)	—	—

Total current liabilities	102,230	86,757	169,943	—	358,930
Long-term debt, net of current portion	400,000	36,542	288,181	—	724,723
Other long-term liabilities	—	41,219	16,729	—	57,948

Total liabilities	502,230	164,518	474,853	—	1,141,601
Stockholders’/invested equity	610,098	359,735	735,904	(1,095,639)	610,098
Non-controlling interest	—	—	12,524	—	12,524

Total liabilities and equity	$1,112,328	$524,253	$1,223,281	$(1,095,639)	$1,764,223

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended October 31, 2012

In thousands	Quiksilver, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss)/income	$(10,756)	$21,152	$49,265	$(69,404)	$(9,743)
Adjustments to reconcile net (loss)/income to net cash (used in)/provided by operating activities:
Depreciation and amortization	2,088	18,002	33,142	—	53,232
Stock-based compensation	22,552	—	—	—	22,552
Provision for doubtful accounts	—	(1,642)	6,236	—	4,594
Asset impairments	—	5,162	2,072	—	7,234
Equity in earnings	(74,572)	4,674	282	69,898	282
Non-cash interest expense	1,490	1,506	689	—	3,685
Deferred income taxes	—	474	(9,056)	—	(8,582)
Other adjustments to reconcile net (loss)/income	(443)	36	(6,092)	—	(6,499)
Changes in operating assets and liabilities:
Trade accounts receivable	—	(29,521)	(23,884)	—	(53,405)
Inventories	—	7,195	(11,679)	(494)	(4,978)
Other operating assets and liabilities	10,255	2,233	(34,399)	—	(21,911)

Net cash (used in)/provided by operating activities	(49,386)	29,271	6,576	—	(13,539)
Cash flows from investing activities:
Proceeds from the sale of properties and equipment	—	45	8,153	—	8,198
Capital expenditures	(4,388)	(22,580)	(39,113)	—	(66,081)
Business acquisitions, net of cash acquired	—	—	(9,117)	—	(9,117)

Net cash used in investing activities	(4,388)	(22,535)	(40,077)	—	(67,000)
Cash flows from financing activities:
Transactions with non-controlling interest owners	—	(11,000)	—	—	(11,000)
Borrowings on lines of credit	—	—	15,139	—	15,139
Payments on lines of credit	—	—	(12,641)	—	(12,641)
Borrowings on long-term debt	—	93,500	46,535	—	140,035
Payments on long-term debt	—	(70,800)	(42,041)	—	(112,841)
Stock option exercises and employee stock purchases	2,241	—	—	—	2,241
Intercompany	51,840	(19,632)	(32,208)	—	—

Net cash provided by/(used in) financing activities	54,081	(7,932)	(25,216)	—	20,933
Effect of exchange rate changes on cash	—	—	(8,324)	—	(8,324)

Net increase/(decrease) in cash and cash equivalents	307	(1,196)	(67,041)	—	(67,930)
Cash and cash equivalents, beginning of period	17	1,331	108,405	—	109,753

Cash and cash equivalents, end of period	$324	$135	$41,364	—	$41,823

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended October 31, 2011

In thousands	Quiksilver, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss)/income	$(21,258)	$18,304	$39,479	$(54,395)	$(17,870)
Adjustments to reconcile net (loss)/income to net cash (used in)/provided by operating activities:
Depreciation and amortization	1,735	20,445	33,079	—	55,259
Stock-based compensation	14,414	—	—	—	14,414
Provision for doubtful accounts	—	1,363	7,369	—	8,732
Asset impairments	—	3,399	82,974	—	86,373
Equity in earnings	(50,224)	(994)	(197)	51,060	(355)
Non-cash interest expense	1,387	1,808	15,917	—	19,112
Deferred income taxes	—	3,703	(31,951)	—	(28,248)
Other adjustments to reconcile net (loss)/income	72	481	(6,219)	—	(5,666)
Changes in operating assets and liabilities:
Trade accounts receivable	—	(22,106)	(11,879)	—	(33,985)
Inventories	—	(23,322)	(50,719)	3,335	(70,706)
Other operating assets and liabilities	1,090	(4,275)	30,274	—	27,089

Net cash (used in)/provided by operating activities	(52,784)	(1,194)	108,127	—	54,149
Cash flows from investing activities:
Proceeds from the sale of properties and equipment	—	15	12,531	—	12,546
Capital expenditures	(12,570)	(34,624)	(42,396)	—	(89,590)
Business acquisitions, net of cash acquired	—	(528)	(5,050)	—	(5,578)

Net cash used in investing activities	(12,570)	(35,137)	(34,915)	—	(82,622)
Cash flows from financing activities:
Borrowings on lines of credit	—	—	30,070	—	30,070
Payments on lines of credit	—	—	(35,303)	—	(35,303)
Borrowings on long-term debt	—	44,500	270,830	—	315,330
Payments on long-term debt	—	(25,524)	(259,152)	—	(284,676)
Payments of debt issuance costs	—	—	(6,391)	—	(6,391)
Stock option exercises and employee stock purchases	4,129	—	—	—	4,129
Intercompany	61,078	(20,486)	(40,592)	—	—

Net cash provided by/(used in) financing activities	65,207	(1,510)	(40,538)	—	23,159
Effect of exchange rate changes on cash	—	—	(5,526)	—	(5,526)

Net (decrease)/increase in cash and cash equivalents	(147)	(37,841)	27,148	—	(10,840)
Cash and cash equivalents, beginning of period	164	39,172	81,257	—	120,593

Cash and cash equivalents, end of period	$17	$1,331	$108,405	—	$109,753

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended October 31, 2010

In thousands	Quiksilver, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss)/income	$(9,684)	$(33,406)	$90,314	$(53,494)	$(6,270)
Adjustments to reconcile net (loss)/income to net cash (used in)/provided by operating activities:
Income from discontinued operations	—	(1,485)	(345)	—	(1,830)
Depreciation and amortization	1,519	21,494	30,848	—	53,861
Stock-based compensation	12,831	—	—	—	12,831
Provision for doubtful accounts	—	4,360	10,947	—	15,307
Equity in earnings	(50,399)	(1,482)	(524)	51,881	(524)
Asset impairments	—	8,403	3,254	—	11,657
Non-cash interest expense	1,292	42,740	12,663	—	56,695
Deferred taxes	—	(5,652)	13,681	—	8,029
Other adjustments to reconcile net (loss)/income	(195)	(1,455)	(1,892)	—	(3,542)
Changes in operating assets and liabilities:
Trade accounts receivable	—	15,735	24,111	—	39,846
Inventories	—	(5,075)	7,967	1,613	4,505
Other operating assets and liabilities	16,733	7,960	(15,561)	—	9,132

Cash (used in)/provided by operating activities of continuing operations	(27,903)	52,137	175,463	—	199,697
Cash provided by operating activities of discontinued operations	—	1,507	2,278	—	3,785

Net cash (used in)/provided by operating activities	(27,903)	53,644	177,741	—	203,482
Cash flows from investing activities:
Proceeds from the sale of properties and equipment	34	4,519	109	—	4,662
Capital expenditures	(4,194)	(10,730)	(32,873)	—	(47,797)
Changes in restricted cash	—	—	52,706	—	52,706

Net cash (used in)/provided by investing activities	(4,160)	(6,211)	19,942	—	9,571
Cash flows from financing activities:
Borrowings on lines of credit	—	—	16,581	—	16,581
Payments on lines of credit	—	—	(27,021)	—	(27,021)
Borrowings on long-term debt	—	42,735	16,618	—	59,353
Payments on long-term debt	—	(51,489)	(169,077)	—	(220,566)
Payments of debt and equity issuance costs	(7,750)	—	(1,823)	—	(9,573)
Proceeds from stock option exercises	3,639	—	—	—	3,639
Transactions with non-controlling interests owners	—	(1,542)	(3,632)	—	(5,174)
Intercompany	36,017	900	(36,917)	—	—

Net cash provided by/(used in) financing activities	31,906	(9,396)	(205,271)	—	(182,761)
Effect of exchange rate changes on cash	—	—	(9,215)	—	(9,215)

Net (decrease)/increase in cash and cash equivalents	(157)	38,037	(16,803)	—	21,077
Cash and cash equivalents, beginning of period	321	1,135	98,060	—	99,516

Cash and cash equivalents, end of period	$164	$39,172	$81,257	—	$120,593

Note 19—Condensed Consolidating Financial Information

Obligations under Quiksilver, Inc.’s and QS Wholesale, Inc.’s senior notes issued on July 16, 2013 (see Note 20—Subsequent Events) are fully and unconditionally guaranteed by certain of the Company’s existing 100% owned domestic subsidiaries. As a result of the subsequent registration of these notes, the Company is required to present condensed consolidating financial information for Quiksilver, Inc., QS Wholesale, Inc., and the Company’s subsidiaries within the notes to the consolidated financial statements in accordance with the criteria established for parent companies in the SEC’s Regulation S-X, Rule 3-10(f).

The following condensed consolidating financial information presents the results of operations, financial position and cash flows of Quiksilver, Inc., QS Wholesale, Inc., Quiksilver, Inc’s 100% owned guarantor subsidiaries, its non-guarantor subsidiaries and the eliminations necessary to arrive at the information for the Company on a consolidated basis as of October 31, 2012 and 2011 and for each of fiscal 2012, 2011 and 2010. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

In the accompanying October 31, 2012 and 2011 condensed consolidating balance sheets, the Company has made certain corrections, in the classification of amounts in the intercompany balances, investment in subsidiaries and stockholders’/invested equity accounts, from amounts previously reported. In the October 31, 2012 condensed consolidating balance sheet, these corrections resulted in an aggregate increase/(decrease) in total assets of $31.6 million, ($45.6 million), and ($32.5 million) in the QS Wholesale, Guarantor Subsidiaries and Non-Guarantor Subsidiaries columns, respectively, with a $46.5 million increase in the Eliminations column, along with offsetting amounts in total liabilities and equity. The correction within the QS Wholesale column included an increase in Intercompany balances (current assets) and Stockholders’/invested equity of $178.6 million and $31.6 million, respectively, with a corresponding decrease in Investment in subsidiaries of $147.1 million. The correction within the Guarantor Subsidiaries column included a decrease in Intercompany balances (current assets) and Stockholders’/invested equity of $45.6 million and $114.3 million, respectively, with a corresponding increase in Intercompany balances (current liability) of $68.7 million. The correction within Non-Guarantor Subsidiaries column included a decrease in Intercompany balances (current assets) and Stockholders’/invested equity of $32.5 million and $64.4 million, respectively, with a corresponding increase in Intercompany balances (current liability) of $31.9 million. In the October 31, 2011 condensed consolidating balance sheet, these corrections resulted in an aggregate increase/(decrease) in total assets of $19.6 million, ($67.1 million), and ($65.6 million) in the QS Wholesale, Guarantor Subsidiaries and Non-Guarantor Subsidiaries columns, respectively, with a $113.1 million increase in the Eliminations column, along with offsetting amounts in total liabilities and equity. The correction within the QS Wholesale column included an increase in Intercompany balances (current assets) and Stockholders’/invested equity of $166.7 million and $59.7 million, respectively, with a corresponding decrease in Intercompany balances (current liability) and Investment in subsidiaries of $40.1 million and $147.1 million, respectively. The correction within the Guarantor Subsidiaries column included a decrease in Intercompany balances (current assets) and Stockholders’/invested equity of $67.1 million and $139.7 million, respectively, with a corresponding increase in Intercompany balances (current liability) of $72.7 million. The correction within Non-Guarantor Subsidiaries column included a decrease in Intercompany balances (current assets) and Stockholders’/invested equity of $65.6 million and $67.1 million, respectively, with a corresponding increase in Intercompany balances (current liability) of $1.5 million. The effect of these corrections did not impact the Company’s previously reported consolidated financial results for either 2012 or 2011, and the Company believes that the corrections are immaterial to the consolidated financial statements.

Condensed Consolidating Statement of Operations

Year Ended October 31, 2012

In thousands	Quiksilver, Inc.	QS Wholesale, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues, net	$469	$453,532	$573,826	$1,262,757	$(277,345)	$2,013,239
Cost of goods sold	—	275,179	373,016	602,115	(217,417)	1,032,893

Gross profit	469	178,353	200,810	660,642	(59,928)	980,346
Selling, general and administrative expense	56,983	147,684	164,202	577,868	(30,593)	916,144
Asset impairments	—	11	5,151	2,072	—	7,234

Operating (loss)/income	(56,514)	30,658	31,457	80,702	(29,335)	56,968
Interest expense, net	28,987	5,352	(1)	26,485	—	60,823
Foreign currency (gain)/loss	(173)	(148)	113	(1,461)	—	(1,669)
Equity in earnings	(74,572)	4,674	—	—	69,898	—

(Loss)/income before provision for income taxes	(10,756)	20,780	31,345	55,678	(99,233)	(2,186)
Provision for income taxes	—	1,144	—	6,413	—	7,557

Net (loss)/income	(10,756)	19,636	31,345	49,265	(99,233)	(9,743)
Less: Net income attributable to non-controlling interest	—	—	—	(1,013)	—	(1,013)

Net (loss)/income attributable to Quiksilver, Inc	(10,756)	19,636	31,345	48,252	(99,233)	(10,756)
Other comprehensive loss	(29,715)	—	—	(29,715)	29,715	(29,715)

Comprehensive (loss)/income attributable to Quiksilver, Inc.	$(40,471)	$19,636	$31,345	$18,537	$(69,518)	$(40,471)

Condensed Consolidating Statement of Operations

Year Ended October 31, 2011

In thousands	Quiksilver, Inc.	QS Wholesale, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues, net	$464	$440,088	$479,559	$1,270,320	$(237,370)	$1,953,061
Cost of goods sold	—	268,361	291,972	554,593	(185,699)	929,227

Gross profit	464	171,727	187,587	715,727	(51,671)	1,023,834
Selling, general and administrative expense	43,045	139,530	172,310	566,703	(25,639)	895,949
Asset impairments	—	1,778	1,621	82,974	—	86,373

Operating (loss)/income	(42,581)	30,419	13,656	66,050	(26,032)	41,512
Interest expense, net	28,871	3,795	(10)	41,152	—	73,808
Foreign currency loss/(gain)	30	(229)	189	(101)	—	(111)
Equity in earnings	(50,224)	(836)	—	—	51,060	—

(Loss)/income before provision/(benefit) for income taxes	(21,258)	27,689	13,477	24,999	(77,092)	(32,185)
Provision/(benefit) for income taxes	—	165	—	(14,480)	—	(14,315)

Net (loss)/income	(21,258)	27,524	13,477	39,479	(77,092)	(17,870)
Less: Net income attributable to non-controlling interest	—	—	—	(3,388)	—	(3,388)

Net (loss)/income attributable to Quiksilver, Inc	(21,258)	27,524	13,477	36,091	(77,092)	(21,258)
Other comprehensive income	2,445	—	—	2,445	(2,445)	2,445

Comprehensive (loss)/income attributable to Quiksilver, Inc.	$(18,813)	$27,524	$13,477	$38,536	$(79,537)	$(18,813)

Condensed Consolidating Statement of Operations

Year Ended October 31, 2010

In thousands	Quiksilver, Inc.	QS Wholesale, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues, net	$376	$418,623	$421,759	$1,195,536	$(198,674)	$1,837,620
Cost of goods sold	—	261,491	240,660	511,777	(143,556)	870,372

Gross profit	376	157,132	181,099	683,759	(55,118)	967,248
Selling, general and administrative expense	36,867	133,730	149,617	537,153	(29,817)	832,066
Asset impairments	—	667	6,918	4,072	—	11,657

Operating (loss)/income	(36,491)	22,735	24,564	142,534	(29,817)	123,525
Interest expense, net	28,721	55,070	—	30,318	—	114,109
Foreign currency gain	(285)	(113)	(11)	(5,508)	—	(5,917)
Equity in earnings and other (income)/expense	(50,399)	(1,482)	—	—	51,881	—

(Loss)/income before (benefit)/provision for income taxes	(14,528)	(30,740)	24,575	117,724	(81,698)	15,333
(Benefit)/provision for income taxes	(4,844)	522	—	27,755	—	23,433

(Loss)/income from continuing operations	(9,684)	(31,262)	24,575	89,969	(81,698)	(8,100)
Income from discontinued operations	—	—	1,485	345	—	1,830

Net (loss)/income	(9,684)	(31,262)	26,060	90,314	(81,698)	(6,270)
Less: Net income attributable to non-controlling interest	—	—	—	(3,414)	—	(3,414)

Net (loss) income attributable to Quiksilver, Inc	(9,684)	(31,262)	26,060	86,900	(81,698)	(9,684)
Other comprehensive income	18,286	—	—	18,286	(18,286)	18,286

Comprehensive income/(loss) attributable to Quiksilver, Inc.	$8,602	$(31,262)	$26,060	$105,186	$(99,984)	$8,602

Condensed Consolidating Balance Sheet

October 31, 2012

In thousands	Quiksilver, Inc.	QS Wholesale, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$324	$1,966	$(1,831)	$41,364	$—	$41,823
Trade accounts receivable, net	—	80,522	101,423	251,798	—	433,743
Other receivables	20	2,767	3,391	26,640	—	32,818
Income taxes receivable	—	117	—	—	(117)	—
Inventories	—	32,156	97,522	237,465	(22,397)	344,746
Deferred income taxes	—	26,617	—	21,159	(21,408)	26,368
Prepaid expenses and other current assets	2,277	4,463	5,085	14,546	—	26,371
Intercompany balances		218,896	—	—	(218,896)	—

Total current assets	2,621	367,504	205,590	592,972	(262,818)	905,869
Fixed assets, net	18,802	39,175	25,321	155,015	—	238,313
Intangible assets, net	3,228	45,547	2,199	88,475	—	139,449
Goodwill	—	103,880	8,336	160,951	—	273,167
Other assets	2,753	2,083	594	42,359	—	47,789
Deferred income taxes long-term	20,387	—	—	138,502	(45,236)	113,653
Investment in subsidiaries	1,087,924	12,180	—	—	(1,100,104)	—

Total assets	$1,135,715	$570,369	$242,040	$1,178,274	$(1,408,158)	$1,718,240

LIABILITIES AND EQUITY
Current liabilities:
Lines of credit	—	$—	$—	$18,147	$—	$18,147
Accounts payable	6,995	39,542	55,813	101,222	—	203,572
Accrued liabilities	6,189	15,699	12,644	80,359	—	114,891
Current portion of long-term debt	—	8,594	—	10,053	—	18,647
Income taxes payable		—	—	1,476	(117)	1,359
Deferred income taxes	20,902	—	506	—	(21,408)	—
Intercompany balances	118,319	—	68,707	31,870	(218,896)	—

Total current liabilities	152,405	63,835	137,670	243,127	(240,421)	356,616
Long-term debt	400,000	60,700	—	260,475	—	721,175
Deferred income taxes long-term	—	42,951	2,285	—	(45,236)	—
Other long-term liabilities	—	5,413	9,048	23,752	—	38,213

Total liabilities	552,405	172,899	149,003	527,354	(285,657)	1,116,004
Stockholders’/invested equity:	583,310	397,470	93,037	631,994	(1,122,501)	583,310
Non-controlling interest	—	—	—	18,926	—	18,926

Total liabilities and equity	$1,135,715	$570,369	$242,040	$1,178,274	$(1,408,158)	$1,718,240

Condensed Consolidating Balance Sheet

October 31, 2011

In thousands	Quiksilver, Inc.	QS Wholesale, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$17	$4,972	$(3,641)	$108,405	$—	$109,753
Trade accounts receivable, net	—	72,533	78,249	246,307	—	397,089
Other receivables	122	3,024	2,894	17,150	—	23,190
Income taxes receivable	—	390	—	3,875	—	4,265
Inventories	—	57,862	74,754	234,266	(19,125)	347,757
Deferred income taxes	—	15,111	—	33,990	(16,293)	32,808
Prepaid expenses and other current assets	2,378	3,507	5,018	14,526	—	25,429
Intercompany balances	—	166,707	—	—	(166,707)	—

Total current assets	2,517	324,106	157,274	658,519	(202,125)	940,291
Fixed assets, net	17,602	36,493	28,450	155,562	—	238,107
Intangible assets, net	3,007	46,510	2,233	86,393	—	138,143
Goodwill	—	103,880	8,336	156,373	—	268,589
Other assets	4,457	3,377	559	47,421	—	55,814
Deferred income taxes long-term	11,531	—	1,577	141,554	(31,383)	123,279
Investment in subsidiaries	1,084,745	16,082	—	—	(1,100,827)	—

Total assets	$1,123,859	$530,448	$198,429	$1,245,822	$(1,334,335)	$1,764,223

LIABILITIES AND EQUITY
Current liabilities:
Lines of credit	—	—	—	18,335	—	18,335
Accounts payable	2,510	50,858	37,422	112,233	—	203,023
Accrued liabilities	6,673	12,666	17,422	96,183	—	132,944
Current portion of long-term debt	—	3,000	—	1,628	—	4,628
Income taxes payable	—	—	—	—	—	—
Deferred income taxes	11,998	—	4,295	—	(16,293)	—
Intercompany balances	92,580	—	72,661	1,466	(166,707)	—

Total current liabilities	113,761	66,524	131,800	229,845	(183,000)	358,930
Long-term debt	400,000	36,542	—	288,181	—	724,723
Deferred income taxes long-term	—	31,383	—	—	(31,383)	—
Other long-term liabilities	—	6,546	4,937	46,465	—	57,948

Total liabilities	513,761	140,995	136,737	564,491	(214,383)	1,141,601
Stockholders’/invested equity:	610,098	389,453	61,692	668,807	(1,119,952)	610,098
Non-controlling interest	—	—	—	12,524	—	12,524

Total liabilities and equity	$1,123,859	$530,448	$198,429	$1,245,822	$(1,334,335)	$1,764,223

Condensed Consolidating Statement of Cash Flows

Year Ended October 31, 2012

In thousands	Quiksilver, Inc.	QS Wholesale, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss)/income	$(10,756)	$19,636	$31,345	$49,265	$(99,233)	$(9,743)
Adjustments to reconcile net (loss)/income to net cash (used in)/provided by operating activities:
Depreciation and Amortization	2,088	11,314	6,688	33,142	—	53,232
Stock based compensation	22,552		—	—	—	22,552
Provision for doubtful accounts	—	(763)	(879)	6,236	—	4,594
Asset impairments	—	11	5,151	2,072	—	7,234
Equity in earnings	(74,572)	4,674		282	69,898	282
Non-cash interest expense	1,490	1,506	—	689	—	3,685
Deferred income taxes	—	62	412	(9,056)	—	(8,582)
Other adjustments to reconcile net (loss)/income	(443)	(94)	130	(6,092)	—	(6,499)
Changes in operating assets and liabilities:
Trade accounts receivable	—	(7,227)	(22,294)	(23,884)	—	(53,405)
Inventories	—	23,444	(46,078)	(11,679)	29,335	(4,978)
Other operating assets and liabilities	5,918	(9,589)	16,159	(34,399)	—	(21,911)

Net cash (used in)/provided by operating activities	(53,723)	42,974	(9,366)	6,576	—	(13,539)
Cash flows from investing activities:
Proceeds from the sale of properties and equipment	—	43	2	8,153	—	8,198
Capital expenditures	(4,388)	(13,744)	(8,836)	(39,113)	—	(66,081)
Business acquisitions, net of cash acquired	—	—	—	(9,117)	—	(9,117)

Net cash used in investing activities	(4,388)	(13,701)	(8,834)	(40,077)	—	(67,000)
Cash flows from financing activities:
Borrowings on lines of credit	—	—	—	15,139	—	15,139
Payments on lines of credit	—	—	—	(12,641)	—	(12,641)
Borrowings on long-term debt	—	93,500	—	46,535	—	140,035
Payments on long-term debt	—	(70,800)	—	(42,041)	—	(112,841)
Stock option exercises and employee stock purchases	2,241	—	—	—	—	2,241
Transactions with non-controlling interest owners	—	(11,000)	—	—	—	(11,000)
Intercompany	56,177	(43,979)	20,010	(32,208)	—	—

Net cash provided by/(used in) financing activities	58,418	(32,279)	20,010	(25,216)	—	20,933
Effect of exchange rate changes on cash	—	—	—	(8,324)	—	(8,324)

Net increase/(decrease) in cash and cash equivalents	307	(3,006)	1,810	(67,041)	—	(67,930)
Cash and cash equivalents, beginning of period	17	4,972	(3,641)	108,405	—	109,753

Cash and cash equivalents, end of period	$324	$1,966	$(1,831)	$41,364	$—	$41,823

Condensed Consolidating Statement of Cash Flows

Year Ended October 31, 2011

In thousands	Quiksilver, Inc.	QS Wholesale, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss)/income	$(21,258)	$27,524	$13,477	$39,479	$(77,092)	$(17,870)
Adjustments to reconcile net (loss)/income to net cash (used in)/provided by operating activities:
Depreciation and Amortization	1,735	13,191	7,254	33,079	—	55,259
Stock based compensation	14,414	—	—	—	—	14,414
Provision for doubtful accounts	—	225	1,138	7,369	—	8,732
Asset impairments	—	1,778	1,621	82,974	—	86,373
Equity in earnings	(50,224)	(994)	—	(197)	51,060	(355)
Non-cash interest expense	1,387	1,808	—	15,917	—	19,112
Deferred income taxes	—	93	3,610	(31,951)	—	(28,248)
Other adjustments to reconcile net (loss)/income	72	351	130	(6,219)	—	(5,666)
Changes in operating assets and liabilities:
Trade accounts receivable	—	(8,811)	(13,295)	(11,879)	—	(33,985)
Inventories	—	(49,448)	3,429	(50,719)	26,032	(70,706)
Other operating assets and liabilities	(17,134)	5,146	8,803	30,274	—	27,089

Net cash (used in)/provided by operating activities	(71,008)	(9,137)	26,167	108,127	—	54,149
Cash flows from investing activities:
Proceeds from the sale of properties and equipment	—	5	10	12,531	—	12,546
Capital expenditures	(12,570)	(21,726)	(12,898)	(42,396)	—	(89,590)
Business acquisitions, net of cash acquired	—	—	(528)	(5,050)	—	(5,578)

Net cash used in investing activities	(12,570)	(21,721)	(13,416)	(34,915)	—	(82,622)
Cash flows from financing activities:
Borrowings on lines of credit	—	—	—	30,070	—	30,070
Payments on lines of credit	—	—	—	(35,303)	—	(35,303)
Borrowings on long-term debt	—	44,500	—	270,830	—	315,330
Payments on long-term debt	—	(25,524)	—	(259,152)	—	(284,676)
Payments of debt issuance costs	—	—	—	(6,391)	—	(6,391)
Stock option exercises and employee stock purchases	4,129	—	—	—	—	4,129
Intercompany	79,302	(21,853)	(16,857)	(40,592)	—	—

Net cash provided by/(used in) financing activities	83,431	(2,877)	(16,857)	(40,538)	—	23,159
Effect of exchange rate changes on cash	—	—	—	(5,526)	—	(5,526)

Net (decrease)/increase in cash and cash equivalents	(147)	(33,735)	(4,106)	27,148	—	(10,840)
Cash and cash equivalents, beginning of period	164	38,707	465	81,257	—	120,593

Cash and cash equivalents, end of period	$17	$4,972	$(3,641)	$108,405	$—	$109,753

Condensed Consolidating Statement of Cash Flows

Year Ended October 31, 2010

In thousands	Quiksilver, Inc.	QS Wholesale, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss)/income	$(9,684)	$(31,262)	$26,060	$90,314	$(81,698)	$(6,270)
Adjustments to reconcile net (loss)/income to net cash (used in)/provided by operating activities:
Income from discontinued operations	—	—	(1,485)	(345)	—	(1,830)
Depreciation and Amortization	1,519	12,134	9,360	30,848	—	53,861
Stock based compensation	12,831	—	—	—	—	12,831
Provision for doubtful accounts	—	2,982	1,378	10,947	—	15,307
Equity in earnings	(50,399)	(1,482)	—	(524)	51,881	(524)
Asset impairments	—	667	6,918	4,072	—	11,657
Non-Cash interest expense	1,292	42,740	—	12,663	—	56,695
Deferred taxes	—	(2,203)	(3,449)	13,681	—	8,029
Other adjustments to reconcile net (loss)/income	(195)	(1,225)	(230)	(1,892)	—	(3,542)
Changes in operating assets and liabilities:
Trade accounts receivable	—	10,464	5,271	24,111	—	39,846
Inventories	—	(27,021)	(6,258)	7,967	29,817	4,505
Other operating assets and liabilities	8,350	7,975	8,368	(15,561)	—	9,132

Cash (used in)/provided by operating activities of continuing operations	(36,286)	13,769	45,933	176,281	—	199,697
Cash provided by operating activities of discontinued operations	—	—	1,507	2,278	—	3,785

Net cash (used in)/provided by operating activities	(36,286)	13,769	47,440	178,559	—	203,482
Cash flows from investing activities:
Proceeds from the sale of properties and equipment	34	4,500	19	109	—	4,662
Capital expenditures	(4,194)	(6,901)	(3,829)	(32,873)	—	(47,797)
Changes in restricted cash	—	—	—	52,706	—	52,706

Net cash (used in)/provided by investing activities	(4,160)	(2,401)	(3,810)	19,942	—	9,571
Cash flows from financing activities:
Borrowings on lines of credit	—	—	—	16,581	—	16,581
Payments on lines of credit	—	—	—	(27,021)	—	(27,021)
Borrowings on long-term debt	—	42,735	—	16,618	—	59,353
Payments on long-term debt	—	(51,489)	—	(169,077)	—	(220,566)
Payments of debt and equity issuance costs	(7,750)	—	—	(1,823)	—	(9,573)
Proceeds from stock option exercises	3,639	—	—	—	—	3,639
Transactions with non-controlling interest owners	—	(1,542)	—	(3,632)	—	(5,174)
Intercompany	44,400	36,553	(43,218)	(37,735)	—	—

Net cash provided by/(used in) financing activities	40,289	26,257	(43,218)	(206,089)	—	(182,761)
Effect of exchange rate changes on cash	—	—	—	(9,215)	—	(9,215)

Net (decrease)/increase in cash and cash equivalents	(157)	37,625	412	(16,803)	—	21,077
Cash and cash equivalents, beginning of period	321	1,082	53	98,060	—	99,516

Cash and cash equivalents, end of period	$164	$38,707	$465	$81,257	$—	$120,593

Note 20—Subsequent Events

On July 16, 2013, Quiksilver, Inc. and QS Wholesale, Inc. (the “Issuers”) issued (i) $280,000,000 aggregate principal amount of their 7.875% Senior Secured Notes due 2018 (the “Senior Secured Notes”) pursuant to the indenture (the “2018 Indenture”), dated as of July 16, 2013, by and among the Issuers, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee and as collateral agent, and (ii) $225,000,000 aggregate principal amount of their 10.000% Senior Notes due 2020 (the “Senior Notes”) pursuant to the indenture (the “2020 Indenture”), dated as of July 16, 2013, by and among the Issuers, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (together, the “Notes Offerings”).

Quiksilver, Inc. used the net proceeds from the Notes Offerings to redeem all of its outstanding 6.875% Senior Notes due April 15, 2015 (the “2015 Notes”) on August 15, 2013. On the closing date of the Notes Offerings, Quiksilver, Inc. deposited with the trustee of the 2015 Notes funds sufficient to redeem all of the 2015 Notes in order to discharge the indenture governing the 2015 Notes. Quiksilver, Inc. also used the net proceeds from the Notes Offerings to repay in full and terminate its Americas Term Loan and to pay down a portion of the outstanding amounts under its asset-based credit facility (the “ABL”).

The Senior Secured Notes are guaranteed on a senior secured basis and the Senior Notes are guaranteed on a senior unsecured basis by each of Quiksilver, Inc.’s U.S. subsidiaries (other than QS Wholesale, Inc.) that guarantees any of its debt or is an obligor under the ABL.

The Senior Secured Notes and the related guarantees are secured, subject to certain exceptions, by (1) a second-priority security interest in the current assets of the Issuers and the guarantors, together with all related general intangibles (excluding intellectual property rights) and other property related to such assets, including the proceeds thereof, which assets secure the ABL on a first-priority basis; and (2) a first-priority security interest in substantially all other property (including intellectual property rights) of the Issuers and the guarantors and a first-priority pledge of 100% of the equity interests of certain subsidiaries directly owned by the Issuers and the guarantors (but excluding equity interests of applicable foreign subsidiaries of the Issuers and the guarantors possessing more than 65% of the total combined voting power of all classes of equity interests of such applicable foreign subsidiaries entitled to vote) and the proceeds of the foregoing. The Senior Notes are not secured.

On or after February 1, 2016 and prior to the maturity date of August 1, 2018, the Issuers may redeem some or all of the Senior Secured Notes at any time at the redemption prices described in the 2018 Indenture, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. Before February 1, 2016, the Issuers may redeem some or all of the Senior Secured Notes at any time at a redemption price of 100% of the principal amount of the Senior Secured Notes redeemed, plus a “make-whole” premium described in the 2018 Indenture, and accrued and unpaid interest, if any, to, but excluding, the redemption date. Before February 1, 2016, the Issuers may redeem up to 35% of the aggregate principal amount of the Senior Secured Notes with the proceeds from certain equity offerings at the redemption price described in the 2018 Indenture, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

On or after August 1, 2016 and prior to the maturity date of August 1, 2020, the Issuers may redeem some or all of the Senior Notes at any time at the redemption prices described in the 2020 Indenture, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. Before August 1, 2016, the Issuers may redeem some or all of the Senior Notes at any time at a redemption price of 100% of the principal amount of the Senior Notes redeemed, plus a “make-whole” premium described in the 2020 Indenture, and accrued and unpaid interest, if any, to, but excluding, the redemption date. Before August 1, 2016, the Issuers may redeem up to 35% of the aggregate principal amount of the Senior Notes with the proceeds from certain equity offerings at the redemption price described in the 2020 Indenture, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Both the 2018 Indenture and the 2020 Indenture include covenants that limit Quiksilver, Inc.’s ability to, among other things: incur additional debt; pay dividends on its capital stock or repurchase its capital stock; make certain investments; enter into certain types of transactions with affiliates; cause its restricted subsidiaries to pay dividends or make other payments to Quiksilver, Inc.; use assets as security in other transactions; and sell certain assets or merge with or into other companies. If Quiksilver, Inc. experiences a change of control (as defined in the applicable indenture), Quiksilver, Inc. will be required to offer to purchase the Senior Secured Notes and the Senior Notes at a purchase price equal to 101% of their respective principal amount, plus accrued and unpaid interest.

QUIKSILVER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended July 31,
In thousands, except per share amounts	2013	2012
Revenues, net	$495,764	$512,439
Cost of goods sold	250,989	258,951

Gross profit	244,775	253,488
Selling, general and administrative expense	216,579	225,788
Asset impairments	2,152	141

Operating income	26,044	27,559
Interest expense	20,195	14,834
Foreign currency loss/(gain)	4,074	(2,242)

Income before (benefit)/provision for income taxes	1,775	14,967
(Benefit)/provision for income taxes	(49)	2,508

Net income	1,824	12,459
Net loss attributable to non-controlling interest	247	151

Net income attributable to Quiksilver, Inc.	$2,071	$12,610

Net income per share attributable to Quiksilver, Inc., basic	$0.01	$0.08

Net income per share attributable to Quiksilver, Inc., diluted	$0.01	$0.07

Weighted average common shares outstanding, basic	167,624	164,518

Weighted average common shares outstanding, diluted	190,568	173,899

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three Months Ended July 31,
In thousands	2013	2012
Net income	$1,824	$12,459
Other comprehensive loss:
Foreign currency translation adjustment	(522)	(34,141)
Net unrealized (loss)/gain on derivative instruments, net of tax of ($607) (2013) and $3,080 (2012)	(1,618)	6,021

Comprehensive loss	(316)	(15,661)
Comprehensive loss attributable to non-controlling interest	247	151

Comprehensive loss attributable to Quiksilver, Inc.	$(69)	$(15,510)

See notes to condensed consolidated financial statements.

QUIKSILVER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Nine Months Ended July 31,
In thousands, except per share amounts	2013	2012
Revenues, net	$1,385,530	$1,454,273
Cost of goods sold	709,912	730,686

Gross profit	675,618	723,587
Selling, general and administrative expense	660,042	680,213
Asset impairments	10,652	556

Operating income	4,924	42,818
Interest expense	50,991	45,464
Foreign currency loss/(gain)	4,629	(4,701)

(Loss)/Income before provision for income taxes	(50,696)	2,055
Provision for income taxes	10,322	14,913

Net loss	(61,018)	(12,858)
Net income attributable to non-controlling interest	(435)	(2,257)

Net loss attributable to Quiksilver, Inc.	$(61,453)	$(15,115)

Net loss per share attributable to Quiksilver, Inc.	$(0.37)	$(0.09)

Net loss per share attributable to Quiksilver, Inc., assuming dilution	$(0.37)	$(0.09)

Weighted average common shares outstanding, basic	166,735	163,930

Weighted average common shares outstanding, diluted	166,735	163,930

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	Nine Months Ended July 31,
In thousands	2013	2012
Net loss	$(61,018)	$(12,858)
Other comprehensive loss:
Foreign currency translation adjustment	(7,066)	(66,192)
Net unrealized (loss)/gain on derivative instruments, net of tax of $1,575 (2013) and $9,388 (2012)	(3,687)	17,041

Comprehensive loss	(71,771)	(62,009)
Comprehensive income attributable to non-controlling interest	(435)	(2,257)

Comprehensive loss attributable to Quiksilver, Inc.	$(72,206)	$(64,266)

See notes to condensed consolidated financial statements.

QUIKSILVER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

In thousands, except share amounts	July 31, 2013	October 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$62,383	$41,823
Restricted cash	409,167	—
Trade accounts receivable, less allowances of $59,593 (2013) and $59,132 (2012)	418,189	433,743
Other receivables	24,980	32,818
Income taxes receivable	2,779	—
Inventories	399,162	344,746
Deferred income taxes	28,086	26,368
Prepaid expenses and other current assets	35,819	26,371

Total current assets	1,380,565	905,869
Fixed assets, less accumulated depreciation and amortization of $257,838 (2013) and $233,441 (2012)	227,997	238,313
Intangible assets, net	138,384	139,449
Goodwill	272,417	273,167
Other assets	54,561	47,789
Deferred income taxes	118,603	113,653

Total assets	$2,192,527	$1,718,240

LIABILITIES AND EQUITY
Current liabilities:
Lines of credit	$—	$18,147
Accounts payable	238,311	203,572
Accrued liabilities	107,001	114,891
Current portion of long-term debt	43,153	18,647
Debt to be redeemed	409,167
Income taxes payable	—	1,359

Total current liabilities	797,632	356,616

Long-term debt, net of current portion	807,094	721,175
Other long-term liabilities	34,976	38,213

Total liabilities	1,639,702	1,116,004

Equity:
Preferred stock, $.01 par value, authorized shares—5,000,000; issued and outstanding shares—none	—	—
Common stock, $.01 par value, authorized shares—285,000,000; issued shares—171,247,866 (2013) and 169,066,161 (2012)	1,712	1,691
Additional paid-in capital	567,601	545,306
Treasury stock, 2,885,200 shares	(6,778)	(6,778)
Accumulated deficit	(104,774)	(43,321)
Accumulated other comprehensive income	75,659	86,412

Total Quiksilver, Inc. stockholders’ equity	533,420	583,310
Non-controlling interest	19,405	18,926

Total equity	552,825	602,236

Total liabilities and equity	$2,192,527	$1,718,240

See notes to condensed consolidated financial statements.

QUIKSILVER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended July 31,
In thousands	2013	2012
Cash flows from operating activities:
Net loss	$(61,018)	$(12,858)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	38,018	39,437
Stock-based compensation	16,195	17,272
Provision for doubtful accounts	4,511	1,601
Loss on disposal of fixed assets	23	178
Foreign currency loss/(gain)	621	(2,472)
Asset impairments	10,652	556
Non-cash interest expense	5,877	2,814
Equity in earnings	247	(19)
Deferred income taxes	(281)	9,349
Changes in operating assets and liabilities, net of the effects from business acquisitions:
Trade accounts receivable	9,444	(25,705)
Other receivables	365	11,043
Inventories	(62,540)	(55,684)
Prepaid expenses and other current assets	(13,554)	(11,068)
Other assets	2,323	885
Accounts payable	37,011	33,845
Accrued liabilities and other long-term liabilities	4,354	(17,099)
Income taxes receivable/payable	(4,765)	(8,956)

Net cash used in operating activities	(12,517)	(16,881)
Cash flows from investing activities:
Changes in restricted cash	(409,167)	—
Capital expenditures	(39,366)	(47,177)
Business acquisitions, net of cash acquired	—	(9,117)

Net cash used in investing activities	(448,533)	(56,294)
Cash flows from financing activities:
Borrowings on lines of credit	6,157	11,377
Payments on lines of credit	(22,561)	(12,326)
Borrowings on long-term debt	646,876	127,034
Payments on long-term debt	(142,121)	(57,513)
Payments of debt issuance costs	(13,087)	—
Stock option exercises and employee stock purchases	6,165	1,335
Transactions with non-controlling interest owners	—	(11,000)

Net cash provided by financing activities	481,429	58,907
Effect of exchange rate changes on cash	181	(13,582)

Net increase/(decrease) in cash and cash equivalents	20,560	(27,850)
Cash and cash equivalents, beginning of period	41,823	109,753

Cash and cash equivalents, end of period	$62,383	$81,903

Supplementary cash flow information:
Cash paid during the period for:
Interest	$42,035	$38,836

Income taxes	$11,126	$13,100

Non-cash investing activities:
Capital expenditures accrued at period end	$6,181	$3,291

See notes to condensed consolidated financial statements.

QUIKSILVER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statement presentation.

Quiksilver, Inc. and its subsidiaries (the “Company”) has included all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results of operations for both the third quarter (three months) and nine months ended July 31, 2013 and 2012. References to any particular fiscal year refer to the year ended October 31 of that year (for example, “fiscal 2013” refers to the year ending October 31, 2013). The condensed consolidated financial statements and notes thereto should be read in conjunction with the audited financial statements and notes for the fiscal year ended October 31, 2012 included in the Company’s most recent Annual Report on Form 10-K. Interim results are not necessarily indicative of results for the full year.

2. New Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” ASU 2013-02 requires presentation, either on the face of the financial statements or in the notes, of amounts reclassified out of accumulated other comprehensive income by component and by net income line item. This new guidance is effective on a prospective basis for the Company on November 1, 2013. As this guidance only impacts the presentation and disclosure of amounts reclassified out of accumulated other comprehensive income, the adoption will not have an impact on the Company’s consolidated financial position or results of operations.

In September 2011, the FASB issued ASU 2011-08, “Testing Goodwill for Impairment.” ASU 2011-08 allows entities testing goodwill for impairment the option of performing a qualitative assessment to determine the likelihood of goodwill impairment and whether it is necessary to perform the two-step impairment test currently required. The updated guidance became effective for the Company on November 1, 2012. The adoption of this standard did not have a material impact on the Company’s consolidated financial position or results of operations.

In June 2011, the FASB issued ASU 2011-05, “Presentation of Comprehensive Income.” ASU 2011-05 requires the components of net income and other comprehensive income to be either presented in one continuous statement, referred to as the statement of comprehensive income, or in two separate, but consecutive statements. In December 2011, the FASB issued ASU 2011-12, which indefinitely defers the requirement to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented, while the FASB further deliberated this aspect of the proposal. While the new guidance changes the presentation of comprehensive income, there are no changes to the components that are recognized in net income or other comprehensive income under current accounting guidance. Both issuances on the presentation of comprehensive income became effective for the Company on November 1, 2012. As this guidance only amends the presentation of the components of comprehensive income, the adoption did not have an impact on the Company’s consolidated financial position or results of operations.

3. Segment Information

Operating segments are defined as components of an enterprise which separate financial information is available that is evaluated regularly by the Company’s chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates in the outdoor market of the action sports industry in which the Company designs, markets and distributes apparel, footwear, accessories and related products. The Company currently operates in four segments: the Americas, EMEA, and APAC, each of which sells a full range of the Company’s products, as well as Corporate Operations. The Americas segment, consisting of North, South and Central America, includes revenues primarily from the United States, Canada, Brazil and Mexico. The EMEA segment, consisting of Europe, the Middle East and Africa, includes revenues primarily from continental Europe, the United Kingdom, Russia, and South Africa. The APAC segment, consisting of Australia, New Zealand, and Asia, includes revenues primarily from Australia, Japan, New Zealand and Indonesia. Royalties earned from various licensees in other international territories are categorized in Corporate Operations, along with revenues from sourcing services to Company’s licensees.

Information related to the Company’s operating segments is as follows:

	Three Months Ended July 31,
In thousands	2013	2012
Revenues, net:
Americas	$267,997	$286,136
EMEA	163,796	154,076
APAC	63,356	71,623
Corporate operations	615	604

	$495,764	$512,439

Gross profit:
Americas	$114,327	$126,101
EMEA	97,161	88,136
APAC	32,432	39,258
Corporate operations	855	(7)

	$244,775	$253,488

SG&A expense:
Americas	$78,752	$92,781
EMEA	88,845	80,862
APAC	33,881	37,747
Corporate operations	15,101	14,398

	$216,579	$225,788

Asset impairments:
Americas	$1,086	$141
EMEA	1,066	—
APAC	—	—
Corporate operations	—	—

	$2,152	$141

Operating income/(loss):
Americas	$34,489	$33,179
EMEA	7,250	7,274
APAC	(1,449)	1,511
Corporate operations	(14,246)	(14,405)

	$26,044	$27,559

	Nine Months Ended July 31,
In thousands	2013	2012
Revenues, net:
Americas	$682,984	$712,519
EMEA	500,160	518,504
APAC	200,132	220,242
Corporate operations	2,254	3,008

	$1,385,530	$1,454,273

Gross profit:
Americas	$287,882	$311,738
EMEA	284,011	298,905
APAC	103,343	113,361
Corporate operations	382	(417)

	$675,618	$723,587

SG&A expense:
Americas	$251,825	$270,669
EMEA	253,055	250,160
APAC	108,843	114,988
Corporate operations	46,319	44,396

	$660,042	$680,213

Asset impairments:
Americas	$8,029	$556
EMEA	2,623	—
APAC	—	—
Corporate operations	—	—

	$10,652	$556

Operating income (loss):
Americas	$28,028	$40,513
EMEA	28,333	48,745
APAC	(5,500)	(1,627)
Corporate operations	(45,937)	(44,813)

	$4,924	$42,818

	July 31, 2013	October 31, 2012
Identifiable assets:
Americas	$573,680	$576,179
EMEA	783,567	718,537
APAC	207,273	224,149
Corporate operations	628,007	199,375

	$2,192,527	$1,718,240

4. Earnings per Share and Stock-Based Compensation

The Company reports basic and diluted earnings per share (“EPS”). Basic EPS is based on the weighted average number of shares outstanding during the period, while diluted EPS additionally includes the dilutive effect of the Company’s outstanding stock options, warrants and shares of restricted stock computed using the treasury stock method.

The table below sets forth the reconciliation of the denominator of each net income/(loss) per share calculation:

	Three Months Ended July 31,		Nine Months Ended July 31,
In thousands	2013	2012	2013	2012
Shares used in computing basic net income/(loss) per share	167,624	164,518	166,735	163,930
Dilutive effect of stock options and restricted stock(1)	4,200	1,918	—	—
Dilutive effect of stock warrants(1)	18,744	7,463	—	—

Shares used in computing diluted net income/(loss) per share	190,568	173,899	166,735	163,930

(1)

For the three months ended July 31, 2013 and 2012, additional stock options outstanding of 5,763,000 and 11,958,000, respectively, and additional warrant shares outstanding of 6,910,000 and 18,191,000, respectively, were excluded from the calculation of diluted EPS, as their effect would have been anti-dilutive based on the application of the treasury stock method. For the nine months ended July 31, 2013 and 2012, the shares used in computing diluted net loss per share do not include 4,016,000 and 3,345,000, respectively, of dilutive stock options and shares of restricted stock, nor 17,596,000 and 11,826,000, respectively, of dilutive warrant shares as the effect is anti-dilutive given the Company’s loss. For the nine months ended July 31, 2013 and 2012, additional stock options outstanding of 6,286,000 and 10,995,000, respectively, and additional warrant shares outstanding of 8,058,000 and 13,828,000, respectively, were excluded from the calculation of diluted EPS, as their effect would have been anti-dilutive based on the application of the treasury stock method.

The Company accounts for stock-based compensation under the fair value recognition provisions of ASC 718 “Stock Compensation.” Stock-based compensation expense is included as selling, general and administrative expense for the period.

The Company has granted performance based restricted stock units and options to certain key employees and executives. The vesting of the restricted stock units is contingent upon a required service period as well as the Company’s achievement of a specified common stock price threshold. The vesting of the options is contingent upon a required service period as well as a combination of the Company’s achievement of specified annual performance targets and specified common stock price thresholds. The Company believes that the granting of these awards serves to further align the interests of its employees and executives with those of its stockholders. Based on the vesting contingencies in the awards, the Company uses a Monte-Carlo simulation in order to determine the grant date fair values of the awards. For the nine months ended July 31, 2013 and 2012, the assumptions used in the Monte-Carlo simulations for the restricted stock units granted included a risk-free interest rate of 0.4% to 0.8% (2013) and 0.7% (2012), volatility of 59% to 89% (2013) and 91% (2012), and zero dividend yield. The weighted average fair value of the restricted stock units granted for the nine months ended July 31, 2013 and 2012 was $4.19 and $2.27, respectively. There were no performance based options granted during the nine months ended July 31, 2013 or 2012.

Activity related to performance based options and performance based restricted stock units for the nine months ended July 31, 2013 is as follows:

	Performance Based Options	Performance Based Restricted Stock Units
Non-vested, October 31, 2012	856,000	7,929,375
Granted	—	6,250,000
Vested	—	—
Canceled	(168,000)	(2,141,093)

Non-vested, July 31, 2013	688,000	12,038,282

As of July 31, 2013, the Company had approximately $1 million and $13 million of unrecognized compensation expense, net of estimated forfeitures, related to the performance based options and the performance based restricted stock units, respectively. This unrecognized compensation expense is expected to be recognized over a weighted average period of approximately 2.3 years and 0.8 years, respectively.

For non-performance based options, the Company uses the Black-Scholes option-pricing model to value compensation expense. Expected forfeitures are estimated at the date of grant based on historical rates and reduce the compensation expense recognized. The expected term of options granted is derived from historical data on employee exercises. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. Expected volatility is based on the historical volatility of the Company’s stock. For the nine months ended July 31, 2013 and 2012, options were valued assuming a risk-free interest rate of 1.6% and 1.1%, respectively, volatility of 78.1% and 76.5%, respectively, zero dividend yield, and an expected life of 7.1 years. The weighted average fair value of options granted was $4.77 and $2.58 for the nine months ended July 31, 2013 and 2012, respectively. The Company records stock-based compensation expense using the graded vested method over the vesting period, which is generally three years. As of July 31, 2013, the Company had approximately $2.7 million of unrecognized compensation expense, for non-performance based options, expected to be recognized over a weighted average period of approximately 1.9 years.

Changes in shares under option, excluding performance based options, for the nine months ended July 31, 2013 are as follows:

Dollar amounts in thousands, except per share amounts	Shares	Weighted Average Price	Weighted Average Life	Aggregate Intrinsic Value
Outstanding, October 31, 2012	12,325,499	$4.49
Granted	625,000	6.65
Exercised	(1,654,476)	3.02		$4,621
Canceled	(1,517,672)	7.09

Outstanding, July 31, 2013	9,778,351	$4.47	5.4	$22,346

Options exercisable, July 31, 2013	7,034,274	$4.49	4.9	$16,984

Of the 2.7 million non-vested shares under option as of July 31, 2013, approximately 2.6 million are expected to vest over their respective lives. These shares have a weighted average exercise price of approximately $4.43, a weighted average life of approximately 6.9 years and an aggregate intrinsic value of approximately $5.4 million.

Changes in non-vested shares under option, excluding performance based options, for the nine months ended July 31, 2013 are as follows:

	Shares	Weighted- Average Grant Date Fair Value
Non-vested, October 31, 2012	4,422,172	$1.92
Granted	625,000	4.77
Vested	(2,069,593)	2.24
Canceled	(233,502)	1.95

Non-vested, July 31, 2013	2,744,077	$2.42

The Company also grants restricted stock and restricted stock units under its 2013 Performance Incentive Plan, which was approved by the Company’s stockholders in March 2013. Prior to March 2013, the Company issued restricted stock and restricted stock units under the Company’s 2000 Stock Incentive Plan. Stock issued under both plans generally vests in three years. In March 2010, the Company’s stockholders approved a grant of three million shares of restricted stock to a Company sponsored athlete, Kelly Slater. In accordance with the terms of the related restricted stock agreement, the final 600,000 shares vested in April 2013.

Changes in restricted stock for the nine months ended July 31, 2013 are as follows:

Shares
Outstanding, October 31, 2012	801,667
Granted	105,000
Vested	(685,000)
Forfeited	(26,667)

Outstanding, July 31, 2013	195,000

Compensation expense for restricted stock is determined using the intrinsic value method and forfeitures are estimated at the date of grant based on historical rates and reduce the compensation expense recognized. The Company monitors the probability of meeting the restricted stock performance criteria, if any, and adjusts the amortization period as appropriate. As of July 31, 2013, there had been no acceleration of amortization periods and the Company had approximately $0.5 million of unrecognized compensation expense expected to be recognized over a weighted average period of approximately 1.6 years.

5. Inventories

Inventories consist of the following as of the dates indicated:

In thousands	July 31, 2013	October 31, 2012
Raw materials	$6,871	$6,736
Work in-process	545	1,969
Finished goods	391,746	336,041

	$399,162	$344,746

6. Intangible Assets and Goodwill

A summary of intangible assets is as follows as of the dates indicated:

	July 31, 2013			October 31, 2012
In thousands	Gross Amount	Amortization	Net Book Value	Gross Amount	Amortization	Net Book Value
Non-amortizable trademarks	$124,068	$—	$124,068	$124,053	$—	$124,053
Amortizable trademarks	24,046	(12,020)	12,026	23,543	(10,866)	12,677
Amortizable licenses	12,228	(12,228)	—	13,919	(13,803)	116
Other amortizable intangibles	8,133	(5,843)	2,290	8,083	(5,480)	2,603

	$168,475	$(30,091)	$138,384	$169,598	$(30,149)	$139,449

Certain trademarks will continue to be amortized by the Company using estimated useful lives of 10 to 25 years with no residual values. Intangible amortization expense for each of the nine months ended July 31, 2013 and 2012 was approximately $2 million. Annual amortization expense is estimated to be approximately $2 million through fiscal 2018. Licenses have been fully amortized.

Goodwill related to the Company’s operating segments is as follows as of the dates indicated:

In thousands	July 31, 2013	October 31, 2012
EMEA	$191,123	$190,986
Americas	75,087	75,974
APAC	6,207	6,207

	$272,417	$273,167

Goodwill decreased approximately $0.8 million during the nine months ended July 31, 2013 primarily due to changes in foreign currency exchange rates.

7. Income Taxes

Each reporting period, the Company evaluates the realizability of all of its deferred tax assets in each tax jurisdiction. As of July 31, 2013, the Company continued to maintain a full valuation allowance against its net deferred tax assets in the United States as well as certain jurisdictions in its APAC and Corporate Operations segments. As a result of the valuation allowances recorded, no tax benefits have been recognized for losses incurred in those tax jurisdictions.

On July 31, 2013, the Company’s liability for uncertain tax positions was approximately $11 million resulting from unrecognized tax benefits, excluding interest and penalties.

If the Company’s positions are favorably sustained by the relevant taxing authority, approximately $10 million, excluding interest and penalties, of uncertain tax position liabilities would favorably impact the Company’s effective tax rate in future periods.

During the next twelve months, it is reasonably possible that the Company’s liability for uncertain tax positions may change by a significant amount as a result of the resolution or payment of uncertain tax positions related to intercompany transactions between foreign affiliates and certain foreign withholding tax exposures. Conclusion of these matters could result in settlement for different amounts than the Company has accrued as uncertain tax benefits. If a position that the Company concluded was more likely than not is subsequently reversed, the Company would need to accrue and ultimately pay an additional amount. Conversely, the Company could settle positions with the tax authorities for amounts lower than have been accrued or extinguish a position through payment. The Company believes the outcomes which are reasonably possible within the next twelve months range from a reduction of the liability for unrecognized tax benefits of $8 million to an increase in the liability of $2 million, excluding penalties and interest, for its existing tax positions.

8. Restructuring Charges

In connection with the globalization of its organizational structure and core processes, as well as its overall cost reduction efforts, the Company formulated the Fiscal 2013 Profit Improvement Plan (the “2013 Plan”). The 2013 Plan covers the global operations of the Company, and as the Company continues to evaluate its structure, processes and costs, additional charges may be incurred in the future under the 2013 Plan that are not yet determined. The 2013 Plan is, in effect, a continuation and acceleration of the Company’s Fiscal 2011 Cost Reduction Plan (the “2011 Plan”). The Company will no longer incur any new charges under the 2011 Plan, but will continue to make cash payments on amounts previously accrued under the 2011 Plan. All amounts charged to expense under the 2013 Plan and 2011 Plan were recorded in selling, general and administrative expense in the Company’s condensed consolidated statements of operations.

Activity and liability balances recorded as part of the 2013 Plan and 2011 Plan were as follows:

In thousands	Workforce	Facility & Other	Total
Balance, November 1, 2010	$—	$—	$—
Charged to expense	1,389	6,649	8,038
Cash payments	(313)	(417)	(730)

Balance, October 31, 2011	$1,076	$6,232	$7,308

Charged to expense	9,721	3,881	13,602
Cash payments	(5,462)	(3,257)	(8,719)

Balance, October 31, 2012	$5,335	$6,856	$12,191

Charged to expense	15,801	1,630	17,431
Cash payments	(10,101)	(4,157)	(14,258)
Adjustments to accrual	—	(553)	(553)

Balance, July 31, 2013	$11,035	$3,776	$14,811

Of the amounts charged to expense during the nine months ended July 31, 2013, approximately $7.6 million, $6.3 million, $0.8 million and $2.7 million were related to the Americas segment, EMEA segment, APAC segment and Corporate Operations segment, respectively.

In addition to the restructuring charges noted above, the Company also recorded approximately $3 million of additional inventory reserves within cost of goods sold and approximately $2 million of additional expenses within selling, general and administrative expense (“SG&A”) during the nine months ended July 31, 2013 related to certain non-core brands and peripheral product categories that have been discontinued, which are not reflected in the table above.

Additionally, the Company recorded severance charges of approximately $3 million within SG&A during the first quarter of fiscal 2013 which were unrelated to the 2013 Plan or the 2011 Plan.

9. Debt

A summary of borrowings under lines of credit and long-term debt as of the dates indicated is as follows:

In thousands	July 31, 2013	October 31, 2012
Debt to be redeemed/U.S. senior notes 2015	$409,167	$400,000
U.S. senior secured notes 2018	278,576	—
U.S. senior notes 2020	222,200	—
European senior notes	265,252	258,732
ABL credit facility	39,559	—
EMEA credit facilities	35,591	7,742
Americas credit facility	—	46,700
Americas term loan	—	15,500
APAC credit facility	—	18,147
Capital lease obligations and other borrowings	9,069	11,148

	$1,259,414	$757,969

As of July 31, 2013, the Company’s credit facilities allowed for total cash borrowings and letters of credit of $351 million. The total maximum borrowings and actual availability fluctuate with the amount of assets comprising the borrowing base under certain of the credit facilities. At July 31, 2013, the Company had a total of $75 million of direct borrowings and $66 million in letters of credit outstanding. As of July 31, 2013, the effective availability for borrowings remaining under the Company’s credit facilities was $152 million, $108 million of which could also be used for letters of credit in the United States and APAC. In addition to the $152 million of effective availability for borrowings, the Company also had $57 million in additional capacity for letters of credit in EMEA as of July 31, 3013. Many of the Company’s debt agreements contain customary default provisions and restrictive covenants. The Company is currently in compliance with such covenants.

U.S. Senior Notes Refinancing

On July 16, 2013, Quiksilver, Inc. and its wholly-owned subsidiary, QS Wholesale, Inc. (collectively, the “Issuers”) issued (i) $280 million aggregate principal amount of their 7.875% Senior Secured Notes due 2018 (the “2018 Notes”), and (ii) $225 million aggregate principal amount of their 10.000% Senior Notes due 2020 (the “2020 Notes” and, together with the 2018 Notes, the “Notes”). The Notes are general senior obligations of the Issuers and are fully and unconditionally guaranteed on a senior basis by certain of the Company’s current and future U.S. subsidiaries.

The Issuers received net proceeds from the offering of the Notes of approximately $493 million after deducting initial purchaser discounts, but before offering expenses. The Company used a portion of the net proceeds to irrevocably deposit with the trustee for its senior notes due in 2015 (“2015 Notes”) an amount sufficient to redeem all of the 2015 Notes, including accrued interest ($409 million). Such amount is reflected in the Company’s July 31, 2013 balance sheet as “Debt to be Redeemed” and “Restricted Cash.” The redemption of the 2015 Notes was completed on August 15, 2013. The Company also used portions of the net proceeds to repay in full and terminate its Americas term loan, to pay down a portion of the then outstanding amounts under the amended and restated asset-based revolving credit facility (the “ABL Credit Facility”) and to pay related fees and expenses. Overall, the Company has approximately $9 million in unamortized debt issuance costs related to the Notes included in prepaid expenses and other assets as of July 31, 2013.

The 2018 Notes will mature on August 1, 2018 and bear interest at the rate of 7.875% per annum. The offering price of the 2018 Notes was 99.483% of the principal amount. The 2018 Notes and the related guarantees are secured by (1) a second-priority security interest in the current assets of the Issuers and the subsidiary guarantors party thereto (the “Guarantors”), together with all related general intangibles (excluding intellectual property rights) and other property related to such assets, including the proceeds thereof, which assets secure the Company’s ABL Credit Facility on a first-priority basis; and (2) a first-priority security interest in substantially all other property (including intellectual property rights) of the Issuers and the Guarantors and a first-priority pledge of 100% of the equity interests of certain subsidiaries directly owned by the Issuers and the Guarantors (but excluding equity interests of applicable foreign subsidiaries of the Issuers and the Guarantors possessing more than 65% of the total combined voting power of all classes of equity interests of such applicable foreign subsidiaries entitled to vote) and the proceeds of the foregoing.

The 2020 Notes will mature on August 1, 2020 and bear interest at the rate of 10.000% per annum. The offering price of the 2020 Notes was 98.757% of the principal amount. The 2020 Notes are not secured.

The Company may redeem some or all of the Notes at fixed redemption prices as set forth in the indenture related to such Notes.

The Notes indentures include covenants that limit the Company’s ability to, among other things: incur additional debt; issue certain preferred shares; pay dividends on its capital stock or repurchase capital stock; make certain investments; enter into certain types of transactions with affiliates; cause its restricted subsidiaries to pay dividends or make other payments to the Company; use assets as security in other transactions; and sell certain assets or merge with or into other companies. As of July 31, 2013, the Company was in compliance with these covenants.

ABL Credit Facility

On May 24, 2013, Quiksilver, Inc., as a guarantor, QS Wholesale, Inc., as lead borrower, and certain other U.S., Canadian, Australian and Japanese subsidiaries of Quiksilver, Inc., as borrowers (collectively, the “Borrower”) and/or as guarantors, entered into the ABL Credit Facility with Bank of America, N.A. and a syndicate of lenders, which amended and restated the existing asset-based credit facility for Quiksilver, Inc.’s Americas operations. On July 16, 2013, the Company entered into an amendment to the ABL Credit Facility to provide for certain mechanical changes required in connection with the issuance of the Notes.

Under the ABL Credit Facility, borrowings are limited to the lesser of (i) $230 million in aggregate, with sublimits for specific subsidiaries (with an option to expand the aggregate commitments by up to an additional $125 million on certain conditions) and (ii) a borrowing base calculated upon designated percentages of eligible accounts receivable, eligible inventory and, in the case of U.S. and Canadian borrowers, certain eligible credit card receivables. The ABL Credit Facility includes a $145 million total sublimit for letters of credit, with smaller sublimits applicable to specific subsidiaries. The interest rate on borrowings under the ABL Credit Facility is determined, at the Borrower’s option, as either: (i) an adjusted London Inter-Bank Offer (“LIBO”) rate plus a spread of 1.75% to 2.25%; or (ii) a Base Rate (as defined for each of the U.S., Canadian, Australian and Japanese borrowers) plus a spread of 0.75% to 1.75%. The ABL Credit Facility has a term of five years. The ABL Credit Facility Facility is guaranteed by Quiksilver, Inc. and certain domestic, Canadian, Australian and Japanese subsidiaries, except that the Canadian, Australian and Japanese subsidiaries do not guarantee the obligations of the Company’s domestic loan parties. The obligations under the ABL Credit Facility are, subject to certain exceptions, generally secured by (i) a first priority security interest in the domestic, Canadian, Australian and Japanese borrowers’ inventory and accounts receivable, (ii) a security interest in substantially all of the Company’s other domestic, Canadian, Australian and Japanese borrowers’ personal property (which security interest is a second priority security interest in the case of the domestic loan parties) and (iii) a pledge of the shares of certain of our subsidiaries, except that the assets of our Canadian, Australian and Japanese subsidiaries do not secure the obligations of the domestic loan parties.

The ABL Credit Facility contains customary default provisions and provides that, upon the occurrence of an event of default relating to the bankruptcy or insolvency of the Borrower or other subsidiaries, the unpaid balance of the principal and accrued interest under the ABL Credit Facility and all other obligations of the Borrower under the loan documents will become immediately due and payable without any action under the ABL Credit Facility. Upon the occurrence of any other event of default (which would include a default under other material indebtedness), the Agent may, by written notice, declare the unpaid balance of the principal and accrued interest under the ABL Credit Facility and all other obligations under the loan documents immediately due and payable without any further action.

The ABL Credit Facility also includes certain representations and warranties and restrictive covenants usual for facilities and transactions of this type. The ABL Credit Facility does not have a financial maintenance covenant, other than a minimum fixed charge coverage ratio of 1.0 to 1.0 that would only apply if aggregate excess availability under the ABL Credit Facility is less than the greater of (a) $15 million and (b) 10% of the lesser of the borrowing base and the aggregate ABL Credit Facility commitments at such time; provided that, for such purposes Australian excess availability and Japanese excess availability shall not account for more than 40% of aggregate excess availability. The Borrower paid customary agency, arrangement and upfront fees in connection with the ABL Credit Facility.

The estimated fair value of the Company’s borrowings under lines of credit and long-term debt as of July 31, 2013 was $1.27 billion, compared to carrying value of $1.26 billion. The fair value of the Company’s long-term debt is calculated based on the issuance price of the Company’s newly issued 2018 Notes and 2020 Notes and the trading price of the Company’s European senior notes, both of which are Level 1 inputs, as well as the carrying values of the Company’s other debt obligations.

The carrying value of the Company’s trade accounts receivable and accounts payable approximates fair value due to their short-term nature. The fair value of the fixed assets is determined using a discounted cash flow model which requires Level 3 inputs.

10. Derivative Financial Instruments

The Company is exposed to gains and losses resulting from fluctuations in foreign currency exchange rates relating to certain sales, royalty income and product purchases of its international subsidiaries that are denominated in currencies other than their functional currencies. The Company is also exposed to foreign currency gains and losses resulting from domestic transactions that are not denominated in U.S. dollars. Furthermore, the Company is exposed to gains and losses resulting from the effect that fluctuations in foreign currency exchange rates have on the reported results in the Company’s consolidated financial statements due to the translation of the operating results and financial position of the Company’s international subsidiaries. As part of its overall strategy to manage the level of exposure to the risk of fluctuations in foreign currency exchange rates, the Company uses various foreign currency exchange contracts and intercompany loans.

The Company accounts for all of its cash flow hedges under ASC 815, “Derivatives and Hedging,” which requires companies to recognize all derivative instruments as either assets or liabilities at fair value in the consolidated balance sheet. In accordance with ASC 815, the Company designates forward contracts as cash flow hedges of forecasted purchases of commodities.

For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income (“OCI”) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings. As of July 31, 2013, the Company had hedged forecasted transactions expected to occur through October 2014. Assuming July 31, 2013 exchange rates remain constant, $2 million of gains, net of tax, related to hedges of these transactions are expected to be reclassified into earnings over the next fifteen months.

For the nine months ended July 31, 2013 and 2012, the effective portions of gains and losses on derivative instruments in the condensed consolidated statements of operations and the condensed consolidated statements of comprehensive income/(loss) were as follows:

	Nine Months Ended July 31,
In thousands	2013	2012	Location
	Amount
Gain recognized in OCI on derivatives	$3,517	$23,613	Other comprehensive income
Gain/(loss) reclassified from accumulated OCI into income	$7,355	$(1,377)	Cost of goods sold
Gain/(loss) reclassified from accumulated OCI into income	$98	$(480)	Foreign currency gain
Loss recognized in income on derivatives	$—	$(271)	Foreign currency gain

On the date the Company enters into a derivative contract, management designates the derivative as a hedge of the identified exposure. Before entering into various hedge transactions, the Company formally documents all relationships between hedging instruments and hedged items, as well as the risk-management objective and strategy. In this documentation, the Company identifies the asset, liability, firm commitment, or forecasted transaction that has been designated as a hedged item and indicates how the hedging instrument is expected to hedge the risks related to the hedged item. The Company formally measures effectiveness of its hedging relationships both at the hedge inception and on an ongoing basis in accordance with its risk management policy. The Company would discontinue hedge accounting prospectively (i) if management determines that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item, (ii) when the derivative expires or is sold, terminated, or exercised, (iii) if it becomes probable that the forecasted transaction being hedged by the derivative will not occur, (iv) because a hedged firm commitment no longer meets the definition of a firm commitment, or (v) if management determines that designation of the derivative as a hedge instrument is no longer appropriate.

The Company enters into forward exchange and other derivative contracts with major banks and is exposed to exchange rate losses in the event of nonperformance by these banks. The Company anticipates, however, that these banks will be able to fully satisfy their obligations under the contracts. Accordingly, the Company does not require collateral or other security to support the contracts.

As of July 31, 2013, the Company had the following outstanding derivative contracts that were entered into to hedge forecasted purchases and future cash receipts:

In thousands	Commodity	Notional Amount	Maturity	Fair Value

United States dollars	Inventory	$100,549	Aug 2013 - Oct 2014	$3,181
British pounds	Accounts receivable	4,132	Aug 2013 - Oct 2013	243

		$104,681		$3,424

ASC 820, “Fair Value Measurements and Disclosures,” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. ASC 820 also establishes a fair value hierarchy which prioritizes the valuation inputs into three broad levels. Based on the underlying inputs, each fair value measurement in its entirety is reported in one of the three levels. These levels are:

•

Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets. Level 1 assets and liabilities include debt and equity securities traded in an active exchange market, as well as U.S. Treasury securities.

•

Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•

Level 3 – Valuation is determined using model-based techniques with significant assumptions not observable in the market. These unobservable assumptions reflect the Company’s own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include the use of third party pricing services, option pricing models, discounted cash flow models and similar techniques.

The Company’s derivative assets and liabilities include foreign exchange derivatives that are measured at fair value using observable market inputs such as forward rates, interest rates, the Company’s credit risk and the Company’s counterparties’ credit risks. Based on these inputs, the Company’s derivative assets and liabilities are classified within Level 2 of the valuation hierarchy.

The following tables reflect the fair values of assets and liabilities measured and recognized at fair value on a recurring basis on the accompanying condensed consolidated balance sheets:

	Fair Value Measurements Using
In thousands	Level 1	Level 2	Level 3	Fair Value
July 31, 2013
Derivative assets:
Other receivables	$—	$3,471	$—	$3,471
Other assets	—	293	—	293
Derivative liabilities:
Accrued liabilities	—	(340)	—	(340)
Other long-term liabilities	—	—	—	—

Total fair value	$—	$3,424	$—	$3,424

October 31, 2012
Derivative assets:
Other receivables	$—	$11,356	$—	$11,356
Derivative liabilities:
Accrued liabilities	—	(3,860)	—	(3,860)

Total fair value	$—	$7,496	$—	$7,496

11. Stockholders’ Equity and Non-controlling Interest

The following tables summarize the changes in equity attributable to Quiksilver, Inc. and the non-controlling interests of its consolidated subsidiaries:

In thousands For the nine months ended July 31, 2013:	Attributable to Quiksilver, Inc.	Non- controlling Interest	Total Stockholders’ Equity
Balance, October 31, 2012	$583,310	$18,926	$602,236
Stock compensation expense	16,195	—	16,195
Exercise of stock options	4,990	—	4,990
Employee stock purchase plan	1,175	—	1,175
Transactions with non-controlling interest holders	(44)	44	—
Net loss and other comprehensive (loss)/income	(72,206)	435	(71,771)

Balance, July 31, 2013	$533,420	$19,405	$552,825

For the nine months ended July 31, 2012:	Attributable to Quiksilver, Inc.	Non- controlling Interest	Total Stockholders’ Equity
Balance, October 31, 2011	$610,098	$12,524	$622,622
Stock compensation expense	17,272	—	17,272
Exercise of stock options	224	—	224
Employee stock purchase plan	1,111	—	1,111
Business acquisitions	(11,110)	(5,034)	(16,144)
Net loss and other comprehensive (loss)/income	(64,266)	2,257	(62,009)

Balance, July 31, 2012	$553,329	$9,747	$563,076

12. Litigation, Indemnities and Guarantees

As part of its global operations, the Company may be involved in legal claims involving trademarks, intellectual property, licensing, employment matters, compliance, contracts and other matters incidental to its business. The Company believes the resolution of any such matter currently threatened or pending will not have a material effect on its financial condition, results of operations or liquidity.

During its normal course of business, the Company has made certain indemnities, commitments and guarantees under which it may be required to make payments in relation to certain transactions. These include (i) intellectual property indemnities to the Company’s customers and licensees in connection with the use, sale and/or license of the Company’s products, (ii) indemnities to various lessors in connection with facility leases for certain claims arising from such facilities or leases, (iii) indemnities to vendors and service providers pertaining to claims based on the negligence or willful misconduct of the Company, and (iv) indemnities involving the accuracy of representations and warranties in certain contracts. The duration of these indemnities, commitments and guarantees varies and, in certain cases, may be indefinite. The majority of these indemnities, commitments and guarantees do not provide for any limitation of the maximum potential for future payments the Company could be obligated to make. The Company has not recorded any liability for these indemnities, commitments and guarantees in the accompanying consolidated balance sheets.

13. Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income include changes in fair value of derivative instruments qualifying as cash flow hedges and foreign currency translation adjustments. The components of accumulated other comprehensive income, net of tax, are as follows:

In thousands	July 31, 2013	October 31, 2012
Foreign currency translation adjustment	$73,590	$80,656
Gain on cash flow hedges	2,069	5,756

	$75,659	$86,412

14. Condensed Consolidating Financial Information – 2020 Notes

In July 2013, the Company issued $225 million aggregate principal amount of its 2020 Notes. The Company has filed a registration statement on From S-4 with the Securities and Exchange Commission for the purposes of commencing an exchange offer to exchange the 2020 Notes for publicly registered notes with identical terms. Obligations under the Company’s 2020 Notes are fully and unconditionally guaranteed by certain of its domestic subsidiaries. The Company is required to present condensed consolidating financial information for Quiksilver, Inc. and its domestic subsidiaries within the notes to the condensed consolidated financial statements in accordance with the criteria established for parent companies in the SEC’s Regulation S-X, Rule 3-10(f). The following condensed consolidating financial information presents the results of operations, financial position and cash flows of Quiksilver, Inc., QS Wholesale, Inc., the guarantor subsidiaries, the non-guarantor subsidiaries and the eliminations necessary to arrive at the information for the Company on a consolidated basis as of July 31, 2013 and October 31, 2012 and for the three and nine month periods ended July 31, 2013 and 2012. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions. The Company has applied the estimated consolidated annual effective income tax rate to both the guarantor and non-guarantor subsidiaries, adjusting for any discrete items, for interim reporting purposes. In the Company’s consolidated financial statements for the fiscal year ending October 31, 2013, management will apply the actual income tax rates to both the guarantor and non-guarantor subsidiaries. These interim tax rates may differ from the actual annual effective income tax rates for both the guarantor and non-guarantor subsidiaries.

In the accompanying October 31, 2012 condensed consolidating balance sheet, the Company has made certain corrections, in the classification of amounts in the intercompany balances, investment in subsidiaries and stockholders’/invested equity accounts, from amounts previously reported. These corrections resulted in an aggregate increase (decrease) in total assets of $31.6 million, ($45.6 million), and ($32.5 million) in the QS Wholesale, Guarantor Subsidiaries and Non-Guarantor Subsidiaries columns, respectively, with a $46.5 million increase in the Eliminations column, along with offsetting amounts in total liabilities and equity. The correction within the QS Wholesale column included an increase in Intercompany balances (current assets) and Stockholders’/invested equity of $178.6 million and $31.6 million, respectively, with a corresponding decrease in Investment in subsidiaries of $147.1 million. The correction within the Guarantor Subsidiaries column included a decrease in Intercompany balances (current assets) and Stockholders’/invested equity of $45.6 million and $114.3 million, respectively, with a corresponding increase in Intercompany balances (current liability) of $68.7 million. The correction within Non-Guarantor Subsidiaries column included a decrease in Intercompany balances (current assets) and Stockholders’/invested equity of $32.5 million and $64.4 million, respectively, with a corresponding increase in Intercompany balances (current liability) of $31.9 million. The effect of these corrections did not impact the Company’s previously reported consolidated financial results.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Third Quarter Ended July 31, 2013

In thousands	Quiksilver, Inc.	QS Wholesale, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues, net	$116	$123,731	$164,367	$287,539	$(79,989)	$495,764
Cost of goods sold	—	73,392	107,406	129,953	(59,762)	250,989

Gross profit	116	50,339	56,961	157,586	(20,227)	244,775
Selling, general and administrative expense	11,426	30,817	35,573	146,211	(7,448)	216,579
Asset impairments	—	—	925	1,227	—	2,152

Operating (loss)/income	(11,310)	19,522	20,463	10,148	(12,779)	26,044
Interest expense, net	12,251	1,420	(28)	6,552	—	20,195
Foreign currency (gain)/loss	(91)	(63)	(56)	4,284	—	4,074
Equity in earnings	(25,541)	(331)	—	—	25,872	—

Income/(loss) before provision/(benefit) for income taxes	2,071	18,496	20,547	(688)	(38,651)	1,775
Provision/(benefit) for income taxes	—	(206)	—	157	—	(49)

Net income/(loss)	2,071	18,702	20,547	(845)	(38,651)	1,824
Net loss attributable to non-controlling interest	—	—	—	247	—	247

Net income/(loss) attributable to Quiksilver, Inc.	2,071	18,702	20,547	(598)	(38,651)	2,071
Other comprehensive loss	(2,140)	—	—	(2,140)	2,140	(2,140)

Comprehensive (loss)/income attributable to Quiksilver, Inc.	$(69)	$18,702	$20,547	$(2,738)	$(36,511)	$(69)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Third Quarter Ended July 31, 2012

In thousands	Quiksilver, Inc.	QS Wholesale, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues, net	$117	$111,519	$180,380	$285,858	$(65,435)	$512,439
Cost of goods sold	—	66,365	118,882	130,167	(56,463)	258,951

Gross profit	117	45,154	61,498	155,691	(8,972)	253,488
Selling, general and administrative expense	13,533	38,731	42,775	137,695	(6,946)	225,788
Asset impairments	—	—	141	—	—	141

Operating (loss)/income	(13,416)	6,423	18,582	17,996	(2,026)	27,559
Interest expense, net	7,253	1,247	(2)	6,336	—	14,834
Foreign currency (gain)/loss	(185)	(8)	30	(2,079)	—	(2,242)
Equity in earnings	(33,094)	457	—	—	32,637	—

Income before provision for income taxes	12,610	4,727	18,554	13,739	(34,663)	14,967
Provision for income taxes	—	513	—	1,995	—	2,508

Net income	12,610	4,214	18,554	11,744	(34,663)	12,459
Net loss attributable to non-controlling interest	—	—	—	151	—	151

Net income attributable to Quiksilver, Inc.	12,610	4,214	18,554	11,895	(34,663)	12,610
Other comprehensive loss	(28,120)	—	—	(28,120)	28,120	(28,120)

Comprehensive (loss)/income attributable to Quiksilver, Inc.	$(15,510)	$4,214	$18,554	$(16,225)	$(6,543)	$(15,510)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Nine Months Ended July 31, 2013

In thousands	Quiksilver, Inc.	QS Wholesale, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues, net	$348	$317,643	$387,084	$874,994	$(194,539)	$1,385,530
Cost of goods sold	—	191,351	267,351	407,709	(156,499)	709,912

Gross profit	348	126,292	119,733	467,285	(38,040)	675,618
Selling, general and administrative expense	39,154	102,946	110,631	429,647	(22,336)	660,042
Asset impairments	—	1,646	5,602	3,404	—	10,652

Operating (loss)/income	(38,806)	21,700	3,500	34,234	(15,704)	4,924
Interest expense, net	26,789	4,329	(83)	19,956	—	50,991
Foreign currency loss	35	23	221	4,350	—	4,629
Equity in earnings	(4,599)	(1,018)	—	—	5,617	—

(Loss)/income before provision/(benefit) for income taxes	(61,031)	18,366	3,362	9,928	(21,321)	(50,696)
Provision/(benefit) for income taxes	422	(161)	—	10,061	—	10,322

Net (loss)/income	(61,453)	18,527	3,362	(133)	(21,321)	(61,018)
Net income attributable to non-controlling interest	—	—	—	(435)	—	(435)

Net (loss)/income attributable to Quiksilver, Inc	(61,453)	18,527	3,362	(568)	(21,321)	(61,453)
Other comprehensive loss	(10,753)	—	—	(10,753)	10,753	(10,753)

Comprehensive (loss)/income attributable to Quiksilver, Inc.	$(72,206)	$18,527	$3,362	$(11,321)	$(10,568)	$(72,206)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Nine Months Ended July 31, 2012

In thousands	Quiksilver, Inc.	QS Wholesale, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues, net	$353	$344,468	$406,531	$919,474	$(216,553)	$1,454,273
Cost of goods sold	—	212,651	269,473	422,012	(173,450)	730,686

Gross profit	353	131,817	137,058	497,462	(43,103)	723,587
Selling, general and administrative expense	43,318	112,420	121,517	425,162	(22,204)	680,213
Asset impairments	—	—	556	—	—	556

Operating (loss)/income	(42,965)	19,397	14,985	72,300	(20,899)	42,818
Interest expense, net	21,732	3,932	(2)	19,802	—	45,464
Foreign currency (gain)/loss	(298)	(132)	163	(4,434)	—	(4,701)
Equity in earnings	(49,284)	2,190	—	—	47,094	—

(Loss)/income before provision for income taxes	(15,115)	13,407	14,824	56,932	(67,993)	2,055
Provision for income taxes	—	945	—	13,968	—	14,913

Net (loss)/income	(15,115)	12,462	14,824	42,964	(67,993)	(12,858)
Less: Net income attributable to non-controlling interest	—	—	—	(2,257)	—	(2,257)

Net (loss)/income attributable to Quiksilver, Inc	(15,115)	12,462	14,824	40,707	(67,993)	(15,115)
Other comprehensive loss	(49,151)	—	—	(49,151)	49,151	(49,151)

Comprehensive (loss)/income attributable to Quiksilver, Inc.	$(64,266)	$12,462	$14,824	$(8,444)	$(18,842)	$(64,266)

CONDENSED CONSOLIDATING BALANCE SHEET

July 31, 2013

In thousands	Quiksilver, Inc.	QS Wholesale, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$1	$2,041	$(1,761)	$62,102	$—	$62,383
Restricted cash	409,167	—	—	—	—	409,167
Trade accounts receivable, net	—	84,780	82,734	250,675	—	418,189
Other receivables	19	2,252	3,345	19,364	—	24,980
Income taxes receivable	422	255	—	2,102	—	2,779
Inventories	—	39,453	104,942	277,868	(23,101)	399,162
Deferred income taxes	—	26,617	—	22,877	(21,408)	28,086
Prepaid expenses and other current assets	2,961	3,822	4,672	24,364	—	35,819
Intercompany balances	—	174,387	—	—	(174,387)	—

Total current assets	412,570	333,607	193,932	659,352	(218,896)	1,380,565
Fixed assets, net	20,261	33,315	23,344	151,077	—	227,997
Intangible assets, net	3,816	44,829	2,094	87,645	—	138,384
Goodwill	—	103,880	7,675	160,862	—	272,417
Other assets	8,373	5,873	1,086	39,229	—	54,561
Deferred income taxes long-term	20,387		—	143,452	(45,236)	118,603
Investment in subsidiaries	1,092,524	12,815	—	—	(1,105,339)	—

Total assets	$1,557,931	$534,319	$228,131	$1,241,617	$(1,369,471)	$2,192,527

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,374	$42,374	$51,524	$141,039	$—	$238,311
Accrued liabilities	6,320	12,947	9,753	77,981	—	107,001
Current portion of long-term debt	—	6,094	—	37,059	—	43,153
Debt to be redeemed	409,167	—	—	—	—	409,167
Deferred income taxes	20,902	—	506	—	(21,408)	—
Intercompany balances	83,972	—	58,481	31,934	(174,387)	—

Total current liabilities	523,735	61,415	120,264	288,013	(195,795)	797,632
Long-term debt	500,776	9,000	—	297,318	—	807,094
Deferred income taxes long-term	—	42,951	2,285	—	(45,236)	—
Other long-term liabilities	—	4,954	9,183	20,839	—	34,976

Total liabilities	1,024,511	118,320	131,732	606,170	(241,031)	1,639,702
Stockholders’/invested equity:	533,420	415,999	96,399	616,042	(1,128,440)	533,420
Non-controlling interest	—	—	—	19,405	—	19,405

Total liabilities and equity	$1,557,931	$534,319	$228,131	$1,241,617	$(1,369,471)	$2,192,527

CONDENSED CONSOLIDATING BALANCE SHEET

October 31, 2012

In thousands	Quiksilver, Inc.	QS Wholesale, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$324	$1,966	$(1,831)	$41,364	$—	$41,823
Trade accounts receivable, net	—	80,522	101,423	251,798	—	433,743
Other receivables	20	2,767	3,391	26,640	—	32,818
Income taxes receivable	—	117	—	—	(117)	—
Inventories	—	32,156	97,522	237,465	(22,397)	344,746
Deferred income taxes	—	26,617	—	21,159	(21,408)	26,368
Prepaid expenses and other current assets	2,277	4,463	5,085	14,546	—	26,371
Intercompany balances	—	218,896	—	—	(218,896)	—

Total current assets	2,621	367,504	205,590	592,972	(262,818)	905,869
Fixed assets, net	18,802	39,175	25,321	155,015	—	238,313
Intangible assets, net	3,228	45,547	2,199	88,475	—	139,449
Goodwill	—	103,880	8,336	160,951	—	273,167
Other assets	2,753	2,083	594	42,359	—	47,789
Deferred income taxes long-term	20,387	—	—	138,502	(45,236)	113,653
Investment in subsidiaries	1,087,924	12,180	—	—	(1,100,104)	—

Total assets	$1,135,715	$570,369	$242,040	$1,178,274	$(1,408,158)	$1,718,240

LIABILITIES AND EQUITY
Current liabilities:
Lines of credit	$—	$—	$—	$18,147	$—	$18,147
Accounts payable	6,995	39,542	55,813	101,222	—	203,572
Accrued liabilities	6,189	15,699	12,644	80,359	—	114,891
Current portion of long-term debt	—	8,594	—	10,053	—	18,647
Income taxes payable	—	—	—	1,476	(117)	1,359
Deferred income taxes	20,902	—	506	—	(21,408)	—
Intercompany balances	118,319	—	68,707	31,870	(218,896)	—

Total current liabilities	152,405	63,835	137,670	243,127	(240,421)	356,616
Long-term debt	400,000	60,700	—	260,475	—	721,175
Deferred income taxes long-term	—	42,951	2,285	—	(45,236)	—
Other long-term liabilities	—	5,413	9,048	23,752	—	38,213

Total liabilities	552,405	172,899	149,003	527,354	(285,657)	1,116,004
Stockholders’/invested equity:	583,310	397,470	93,037	631,994	(1,122,501)	583,310
Non-controlling interest	—	—	—	18,926	—	18,926

Total liabilities and equity	$1,135,715	$570,369	$242,040	$1,178,274	$(1,408,158)	$1,718,240

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Nine Months Ended July 31, 2013

In thousands	Quiksilver, Inc.	QS Wholesale, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss)/income	$(61,453)	$18,527	$3,362	$(133)	$(21,321)	$(61,018)
Adjustments to reconcile net (loss)/income to net cash (used in)/provided by operating activities:
Depreciation and Amortization	1,651	8,710	4,454	23,203	—	38,018
Stock based compensation	16,195	—	—	—	—	16,195
Provision for doubtful accounts	—	(257)	(1,287)	6,055	—	4,511
Asset impairments	—	1,646	5,602	3,404	—	10,652
Equity in earnings	(4,599)	(1,018)	—	247	5,617	247
Non-cash interest expense	4,223	1,081	—	573	—	5,877
Deferred income taxes	—		—	(281)	—	(281)
Other adjustments to reconcile net (loss)/income	35	—	(124)	733	—	644
Changes in operating assets and liabilities:
Trade accounts receivable	—	(4,000)	19,975	(6,531)	—	9,444
Inventories	—	(7,297)	(5,544)	(65,403)	15,704	(62,540)
Other operating assets and liabilities	6,867	341	(7,391)	25,917	—	25,734

Net cash (used in)/provided by operating activities	(37,081)	17,733	19,047	(12,216)	—	(12,517)
Cash flows from investing activities:
Changes in restricted cash	(409,167)	—	—	—	—	(409,167)
Capital expenditures	(5,327)	(3,908)	(7,251)	(22,880)	—	(39,366)

Net cash used in investing activities	(414,494)	(3,908)	(7,251)	(22,880)	—	(448,533)
Cash flows from financing activities:
Borrowings on lines of credit	—	—	—	6,157	—	6,157
Payments on lines of credit	—	—	—	(22,561)	—	(22,561)
Borrowings on long-term debt	500,776	59,829	—	86,271	—	646,876
Payments on long-term debt	—	(114,029)	—	(28,092)	—	(142,121)
Payments of debt issuance costs	(8,775)	(4,312)	—	—	—	(13,087)
Stock option exercises and employee stock purchases	6,165	—	—	—	—	6,165
Intercompany	(46,914)	44,762	(11,726)	13,878	—	—

Net cash provided by/(used in) financing activities	451,252	(13,750)	(11,726)	55,653	—	481,429
Effect of exchange rate changes on cash	—	—	—	181	—	181

Net (decrease)/increase in cash and cash equivalents	(323)	75	70	20,738	—	20,560
Cash and cash equivalents, beginning of period	324	1,966	(1,831)	41,364	—	41,823

Cash and cash equivalents, end of period	$1	$2,041	$(1,761)	$62,102	$—	$62,383

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Nine Months Ended July 31, 2012

In thousands	Quiksilver, Inc.	QS Wholesale, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss)/income	$(15,115)	$12,462	$14,824	$42,964	$(67,993)	$(12,858)
Adjustments to reconcile net (loss)/income to net cash (used in)/provided by operating activities:
Depreciation and Amortization	1,598	8,420	4,918	24,501	—	39,437
Stock based compensation	17,272	—	—	—	—	17,272
Provision for doubtful accounts	—	(1,127)	(1,403)	4,131	—	1,601
Asset impairments	—	—	556	—	—	556
Equity in earnings	(49,284)	2,190	—	(19)	47,094	(19)
Non-cash interest expense	1,111	1,190	—	513	—	2,814
Deferred income taxes	—		—	9,349	—	9,349
Other adjustments to reconcile net (loss)/income	(322)	—	36	(2,008)	—	(2,294)
Changes in operating assets and liabilities:
Trade accounts receivable	—	(5,442)	(14,215)	(6,048)	—	(25,705)
Inventories	—	47,239	(50,334)	(73,488)	20,899	(55,684)
Other operating assets and liabilities	4,623	(14,661)	15,077	3,611	—	8,650

Net cash (used in)/provided by operating activities	(40,117)	50,271	(30,541)	3,506	—	(16,881)
Cash flows from investing activities:
Capital expenditures	(2,861)	(11,548)	(7,188)	(25,580)	—	(47,177)
Business acquisitions, net of cash acquired	—	—	—	(9,117)	—	(9,117)

Net cash used in investing activities	(2,861)	(11,548)	(7,188)	(34,697)	—	(56,294)
Cash flows from financing activities:
Borrowings on lines of credit	—	—	—	11,377	—	11,377
Payments on lines of credit	—	—	—	(12,326)	—	(12,326)
Borrowings on long-term debt	—	80,500	—	46,534	—	127,034
Payments on long-term debt	—	(43,856)	—	(13,657)	—	(57,513)
Stock option exercises and employee stock purchases	1,335	—	—	—	—	1,335
Transactions with non-controlling interest owners	—	(11,000)	—	—	—	(11,000)
Intercompany	41,641	(64,598)	39,050	(16,093)	—	—

Net cash provided by/(used in) financing activities	42,976	(38,954)	39,050	15,835	—	58,907
Effect of exchange rate changes on cash	—	—	—	(13,582)	—	(13,582)

Net (decrease)/increase in cash and cash equivalents	(2)	(231)	1,321	(28,938)	—	(27,850)
Cash and cash equivalents, beginning of period	17	4,972	(3,641)	108,405	—	109,753

Cash and cash equivalents, end of period	$15	$4,741	$(2,320)	$79,467	$—	$81,903

15. Condensed Consolidating Financial Information — 2015 Notes

As of July 31, 2013, the Company had $400 million of its publicly registered 2015 Notes. Obligations under the Company’s 2015 Notes are fully and unconditionally guaranteed by certain of its existing domestic subsidiaries.

The Company is required to present condensed consolidating financial information for Quiksilver, Inc. and its domestic subsidiaries within the notes to the condensed consolidated financial statements in accordance with the criteria established for parent companies in the SEC’s Regulation S-X, Rule 3-10(f). The following condensed consolidating financial information presents the results of operations, financial position and cash flows of Quiksilver, Inc., its 100% owned guarantor subsidiaries, its non-guarantor subsidiaries and the eliminations necessary to arrive at the information for the Company on a consolidated basis as of July 31, 2013 and October 31, 2012 and for the three and nine month periods ended July 31, 2013 and 2012. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions. The Company has applied the estimated consolidated annual effective income tax rate to both the guarantor and non-guarantor subsidiaries, adjusting for any discrete items, for interim reporting purposes. In the Company’s consolidated financial statements for the fiscal year ending October 31, 2013, management will apply the actual income tax rates to both the guarantor and non-guarantor subsidiaries. These interim tax rates may differ from the actual annual effective income tax rates for both the guarantor and non-guarantor subsidiaries.

On July 16, 2013, the Company irrevocably deposited with the trustee for the 2015 Notes an amount sufficient to redeem all of the 2015 Notes, including accrued interest ($409 million). The redemption of the 2015 Notes was completed on August 15, 2013, and therefore, the 2015 Notes are no longer outstanding.

Condensed Consolidating Statement of Operations

Third Quarter Ended July 31, 2013

In thousands	Quiksilver, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues, net	$116	$235,831	$287,539	$(27,722)	$495,764
Cost of goods sold	—	140,902	129,953	(19,866)	250,989

Gross profit	116	94,929	157,586	(7,856)	244,775
Selling, general and administrative expense	11,426	66,390	146,211	(7,448)	216,579
Asset impairments	—	925	1,227	—	2,152

Operating (loss)/income	(11,310)	27,614	10,148	(408)	26,044
Interest expense, net	12,251	1,392	6,552	—	20,195
Foreign currency (gain)/loss	(91)	(119)	4,284	—	4,074
Equity in earnings	(25,964)	(330)	—	26,294	—

Income/(loss) before provision/(benefit) for income taxes	2,493	26,671	(688)	(26,702)	1,775
Provision/(benefit) for income taxes	422	(628)	157	—	(49)

Net income/(loss)	2,071	27,299	(845)	(26,702)	1,824
Net loss attributable to non-controlling interest	—	—	247	—	247

Net income/(loss) attributable to Quiksilver, Inc.	2,071	27,299	(598)	(26,702)	2,071
Other comprehensive loss	(2,140)	—	(2,140)	2,140	(2,140)

Comprehensive (loss)/income attributable to Quiksilver, Inc.	$(69)	$27,299	$(2,738)	$(24,562)	$(69)

Condensed Consolidating Statement of Operations

Third Quarter Ended July 31, 2012

In thousands	Quiksilver, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues, net	$117	$258,595	$285,858	$(32,131)	$512,439
Cost of goods sold	—	152,405	130,167	(23,621)	258,951

Gross profit	117	106,190	155,691	(8,510)	253,488
Selling, general and administrative expense	13,533	81,506	137,695	(6,946)	225,788
Asset impairments	—	141	—	—	141

Operating (loss)/income	(13,416)	24,543	17,996	(1,564)	27,559
Interest expense, net	7,253	1,245	6,336	—	14,834
Foreign currency (gain)/loss	(185)	22	(2,079)	—	(2,242)
Equity in earnings	(33,094)	457	—	32,637	—

Income before provision for income taxes	12,610	22,819	13,739	(34,201)	14,967
Provision for income taxes	—	513	1,995	—	2,508

Net income	12,610	22,306	11,744	(34,201)	12,459
Net loss attributable to non-controlling interest	—	—	151	—	151

Net income attributable to Quiksilver, Inc.	12,610	22,306	11,895	(34,201)	12,610
Other comprehensive loss	(28,120)	—	(28,120)	28,120	(28,120)

Comprehensive (loss)/income attributable to Quiksilver, Inc.	$(15,510)	$22,306	$(16,225)	$(6,081)	$(15,510)

Condensed Consolidating Statement of Operations

Nine Months Ended July 31, 2013

In thousands	Quiksilver, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues, net	$348	$591,842	$874,994	$(81,654)	$1,385,530
Cost of goods sold	—	362,122	407,709	(59,919)	709,912

Gross profit	348	229,720	467,285	(21,735)	675,618
Selling, general and administrative expense	39,154	213,577	429,647	(22,336)	660,042
Asset impairments	—	7,248	3,404	—	10,652

Operating (loss)/income	(38,806)	8,895	34,234	601	4,924
Interest expense, net	26,789	4,246	19,956	—	50,991
Foreign currency loss	35	244	4,350	—	4,629
Equity in earnings	(4,599)	(1,018)	—	5,617	—

(Loss)/income before provision/(benefit) for income taxes	(61,031)	5,423	9,928	(5,016)	(50,696)
Provision/(benefit) for income taxes	422	(161)	10,061	—	10,322

Net (loss)/income	(61,453)	5,584	(133)	(5,016)	(61,018)
Net income attributable to non-controlling interest	—	—	(435)	—	(435)

Net (loss)/income attributable to Quiksilver, Inc	(61,453)	5,584	(568)	(5,016)	(61,453)
Other comprehensive loss	(10,753)	—	(10,753)	10,753	(10,753)

Comprehensive (loss)/income attributable to Quiksilver, Inc.	$(72,206)	$5,584	$(11,321)	$5,737	$(72,206)

Condensed Consolidating Statement of Operations

Nine Months Ended July 31, 2012

In thousands	Quiksilver, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues, net	$353	$615,658	$919,474	$(81,212)	$1,454,273
Cost of goods sold	—	366,655	422,012	(57,981)	730,686

Gross profit	353	249,003	497,462	(23,231)	723,587
Selling, general and administrative expense	43,318	233,937	425,162	(22,204)	680,213
Asset impairments	—	556	—	—	556

Operating (loss)/income	(42,965)	14,510	72,300	(1,027)	42,818
Interest expense, net	21,732	3,930	19,802		45,464
Foreign currency (gain)/loss	(298)	31	(4,434)		(4,701)
Equity in earnings	(49,284)	2,190	—	47,094	—

(Loss)/income before provision for income taxes	(15,115)	8,359	56,932	(48,121)	2,055
Provision for income taxes	—	945	13,968	—	14,913

Net (loss)/income	(15,115)	7,414	42,964	(48,121)	(12,858)
Less: Net income attributable to non-controlling interest	—	—	(2,257)	—	(2,257)

Net (loss)/income attributable to Quiksilver, Inc	(15,115)	7,414	40,707	(48,121)	(15,115)
Other comprehensive loss	(49,151)	—	(49,151)	49,151	(49,151)

Comprehensive (loss)/income attributable to Quiksilver, Inc.	$(64,266)	$7,414	$(8,444)	$1,030	$(64,266)

Condensed Consolidating Balance Sheet

July 31, 2013

In thousands	Quiksilver, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$1	$280	$62,102	$—	$62,383
Restricted cash	409,167	—	—	—	409,167
Trade accounts receivable, net	—	167,514	250,675	—	418,189
Other receivables	19	5,597	19,364	—	24,980
Income taxes receivable	422	255	2,102	—	2,779
Inventories	—	120,697	277,868	597	399,162
Deferred income taxes	—	26,111	22,877	(20,902)	28,086
Prepaid expenses and other current assets	2,961	8,494	24,364	—	35,819
Intercompany balances	—	115,906	—	(115,906)	—

Total current assets	412,570	444,854	659,352	(136,211)	1,380,565
Fixed assets, net	20,261	56,659	151,077	—	227,997
Intangible assets, net	3,816	46,923	87,645	—	138,384
Goodwill	—	111,555	160,862	—	272,417
Other assets	8,373	6,959	39,229	—	54,561
Deferred income taxes long-term	20,387	—	143,452	(45,236)	118,603
Investment in subsidiaries	1,092,524	6,863	—	(1,099,387)	—

Total assets	$1,557,931	$673,813	$1,241,617	$(1,280,834)	$2,192,527

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,374	$93,898	$141,039	$—	$238,311
Accrued liabilities	6,320	22,700	77,981	—	107,001
Current portion of long-term debt	—	6,094	37,059	—	43,153
Debt to be redeemed	409,167	—	—	—	409,167
Deferred income taxes	20,902	—	—	(20,902)	—
Intercompany balances	83,972	—	31,934	(115,906)	—

Total current liabilities	523,735	122,692	288,013	(136,808)	797,632
Long-term debt	500,776	9,000	297,318	—	807,094
Deferred income taxes long-term	—	45,236		(45,236)	—
Other long-term liabilities	—	14,137	20,839	—	34,976

Total liabilities	1,024,511	191,065	606,170	(182,044)	1,639,702
Stockholders’/invested equity:	533,420	482,748	616,042	(1,098,790)	533,420
Non-controlling interest	—	—	19,405	—	19,405

Total liabilities and equity	$1,557,931	$673,813	$1,241,617	$(1,280,834)	$2,192,527

Condensed Consolidating Balance Sheet

October 31, 2012

In thousands	Quiksilver, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$324	$135	$41,364	$—	$41,823
Trade accounts receivable, net	—	181,945	251,798	—	433,743
Other receivables	20	6,158	26,640	—	32,818
Income taxes receivable	—	117	—	(117)	—
Inventories	—	107,722	237,465	(441)	344,746
Deferred income taxes	—	5,209	21,159	—	26,368
Prepaid expenses and other current assets	2,277	9,548	14,546	—	26,371
Intercompany balances	—	95,809	23,025	(118,834)	—

Total current assets	2,621	406,643	615,997	(119,392)	905,869
Fixed assets, net	18,802	64,496	155,015	—	238,313
Intangible assets, net	3,228	47,746	88,475	—	139,449
Goodwill	—	112,216	160,951	—	273,167
Other assets	2,753	2,677	42,359	—	47,789
Deferred income taxes long-term	—	—	137,203	(23,550)	113,653
Investment in subsidiaries	1,087,924	5,028	—	(1,092,952)	—

Total assets	$1,115,328	$638,806	$1,200,000	$(1,235,894)	$1,718,240

LIABILITIES AND EQUITY
Current liabilities:
Lines of credit	—	—	18,147	—	18,147
Accounts payable	6,995	95,355	101,222	—	203,572
Accrued liabilities	6,189	28,343	80,359	—	114,891
Current portion of long-term debt	—	8,594	10,053	—	18,647
Income taxes payable	—	—	1,476	(117)	1,359
Intercompany balances	118,834	—	—	(118,834)	—

Total current liabilities	132,018	132,292	211,257	(118,951)	356,616
Long-term debt	400,000	60,700	260,475	—	721,175
Deferred income taxes long-term	—	23,550	—	(23,550)	—
Other long-term liabilities	—	25,241	12,972	—	38,213

Total liabilities	532,018	241,783	484,704	(142,501)	1,116,004
Stockholders’/invested equity:	583,310	397,023	696,370	(1,093,393)	583,310
Non-controlling interest	—	—	18,926	—	18,926

Total liabilities and equity	$1,115,328	$638,806	$1,200,000	$(1,235,894)	$1,718,240

Condensed Consolidating Statement of Cash Flows

Nine Months Ended July 31, 2013

In thousands	Quiksilver, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss)/income	$(61,453)	$5,584	$(133)	$(5,016)	$(61,018)
Adjustments to reconcile net (loss)/income to net cash (used in)/provided by operating activities:
Depreciation and Amortization	1,651	13,164	23,203	—	38,018
Stock based compensation	16,195	—	—	—	16,195
Provision for doubtful accounts	—	(1,544)	6,055	—	4,511
Asset impairments	—	7,248	3,404	—	10,652
Equity in earnings	(4,599)	(1,018)	247	5,617	247
Non-cash interest expense	4,223	1,081	573	—	5,877
Deferred income taxes	—	—	(281)	—	(281)
Other adjustments to reconcile net (loss)/income	35	(124)	733	—	644
Changes in operating assets and liabilities:
Trade accounts receivable	—	15,975	(6,531)	—	9,444
Inventories	—	(12,841)	(49,098)	(601)	(62,540)
Other operating assets and liabilities	6,867	(7,050)	25,917	—	25,734

Net cash (used in)/provided by operating activities	(37,081)	20,475	4,089	—	(12,517)
Cash flows from investing activities:
Changes in restricted cash	(409,167)	—	—	—	(409,167)
Capital expenditures	(5,327)	(11,159)	(22,880)	—	(39,366)

Net cash used in investing activities	(414,494)	(11,159)	(22,880)	—	(448,533)
Cash flows from financing activities:
Borrowings on lines of credit	—	—	6,157	—	6,157
Payments on lines of credit	—	—	(22,561)	—	(22,561)
Borrowings on long-term debt	500,776	59,829	86,271	—	646,876
Payments on long-term debt	—	(114,029)	(28,092)	—	(142,121)
Payments of debt issuance costs	(8,775)	(4,312)	—	—	(13,087)
Stock option exercises and employee stock purchases	6,165	—	—	—	6,165
Intercompany	(46,914)	49,341	(2,427)	—	—

Net cash provided by/(used in) financing activities	451,252	(9,171)	39,348	—	481,429
Effect of exchange rate changes on cash	—	—	181	—	181

Net (decrease)/increase in cash and cash equivalents	(323)	145	20,738	—	20,560
Cash and cash equivalents, beginning of period	324	135	41,364	—	41,823

Cash and cash equivalents, end of period	$1	$280	$62,102	$—	$62,383

Condensed Consolidating Statement of Cash Flows

Nine Months Ended July 31, 2012

In thousands	Quiksilver, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss)/income	$(15,115)	$7,414	$42,964	$(48,121)	$(12,858)
Adjustments to reconcile net (loss)/income to net cash (used in)/provided by operating activities:
Depreciation and Amortization	1,598	13,338	24,501	—	39,437
Stock based compensation	17,272	—	—	—	17,272
Provision for doubtful accounts	—	(2,530)	4,131	—	1,601
Asset impairments	—	556	—	—	556
Equity in earnings	(49,284)	2,190	(19)	47,094	(19)
Non-cash interest expense	1,111	1,190	513	—	2,814
Deferred income taxes	—	—	9,349	—	9,349
Other adjustments to reconcile net (loss)/income	(322)	36	(2,008)	—	(2,294)
Changes in operating assets and liabilities:
Trade accounts receivable	—	(19,657)	(6,048)	—	(25,705)
Inventories	—	(3,095)	(53,616)	1,027	(55,684)
Other operating assets and liabilities	4,623	416	3,611	—	8,650

Net cash (used in)/provided by operating activities	(40,117)	(142)	23,378	—	(16,881)
Cash flows from investing activities:
Capital expenditures	(2,861)	(18,736)	(25,580)	—	(47,177)
Business acquisitions, net of cash acquired	—	—	(9,117)	—	(9,117)

Net cash used in investing activities	(2,861)	(18,736)	(34,697)	—	(56,294)
Cash flows from financing activities:
Borrowings on lines of credit	—	—	11,377	—	11,377
Payments on lines of credit	—	—	(12,326)	—	(12,326)
Borrowings on long-term debt	—	80,500	46,534	—	127,034
Payments on long-term debt	—	(43,856)	(13,657)	—	(57,513)
Stock option exercises and employee stock purchases	1,335	—	—	—	1,335
Transactions with non-controlling interest owners	—	(11,000)	—	—	(11,000)
Intercompany	41,641	(5,676)	(35,965)	—	—

Net cash provided by/(used in) financing activities	42,976	19,968	(4,037)	—	58,907
Effect of exchange rate changes on cash	—	—	(13,582)	—	(13,582)

Net (decrease)/increase in cash and cash equivalents	(2)	1,090	(28,938)	—	(27,850)
Cash and cash equivalents, beginning of period	17	1,331	108,405	—	109,753

Cash and cash equivalents, end of period	$15	$2,421	$79,467	$—	$81,903

Quiksilver, Inc.

QS Wholesale, Inc.

Offer to Exchange

$225,000,000 aggregate principal amount of 10.000% Senior Notes due 2020

(CUSIPs 74840D AC4 and U7487D AB1)

for

$225,000,000 aggregate principal amount of 10.000% Senior Notes due 2020

(CUSIP 74840D AB6)

that have been registered under the Securities Act of 1933, as amended

PROSPECTUS

OCTOBER 9, 2013

Each broker-dealer that receives new notes in exchange for old notes that were acquired for its own account as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities (other than old notes acquired directly from the Issuers). The Issuers have agreed that, for a period of up to the earlier of (i) 180 days after the date on which the registration statement of which this prospectus forms a part is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver this prospectus in connection with market-making or other trading activities, the Issuers will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.” In addition, until January 7, 2014, all dealers that effect transactions in the new notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.